As filed with the Securities and Exchange Commission on December 28, 2007

Registration No. 333-147235

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

AMENDMENT NO. 2 TO
FORM F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cosan Limited
(Exact Name of Registrant as specified in its charter)

N/A
 (Translation of Registrant’s name into English)

Bermuda	2860	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Av. Juscelino Kubitschek, 1726 – 6th floor
São Paulo, SP 04543-000, Brazil
(55)(11) 3897-9797
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System 111 Eighth Avenue New York, NY 10011 (800) 223-7564
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Diane G. Kerr Manuel Garciadiaz Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000
Approximate date of commencement of proposed offer to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)(4)
Class A common shares, par value $0.01 and class B Series 2 common shares, par value $0.01	92,554,316	$15.4817	$1,432,893,653.67	$43,989.84

(1)
92,554,316 is the maximum number of Cosan Limited shares expected to be issued to security holders of Cosan pursuant to the exchange offer.  Class B series 2 common shares are convertible into class A common shares pursuant to their terms.

(2)
Proposed maximum aggregate offering price (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act) was calculated in accordance with the exchange ratio of one class A common share or one class B series 2 common share to be received for every one Cosan common share in the exchange offer and based on the market value of Cosan common shares, calculated pursuant to Rule 457(c) by taking the average of the high and low prices of Cosan common shares as reported on the São Paulo Stock Exchange on October 31, 2007, converted into U.S. dollars based on an exchange rate of R$1.7440 to US$1.00, the exchange rate reported by the Central Bank of Brazil on October 31, 2007.

(3)	Computed in accordance with Rule 457(f) of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0000307.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This  prospectus is not an offer to sell these securities and it is not soliciting an offer to buy  these securities in any  state or jurisdiction where the offer  or  sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)
Issued December 28, 2007

COSAN LIMITED
Offer to Exchange
Common Shares
of
Cosan S.A. Indústria e Comércio

THIS EXCHANGE OFFER CAN BE ACCEPTED AND TENDERED SHARES MAY BE WITHDRAWN IN THE CASE OF HOLDERS TENDERING DIRECTLY IN BRAZIL, UNTIL      P.M. NEW YORK TIME ON     , 2008, AND IN THE CASE OF HOLDERS TENDERING THROUGH     , THE TENDER AGENT, UNTIL     P.M. NEW YORK TIME ON     , 2008, UNLESS THE EXCHANGE OFFER IS EXTENDED OR EARLIER TERMINATED.

Upon the terms and subject to the conditions set forth in this prospectus, Cosan Limited, a limited liability company formed under the laws of Bermuda (the “Company”, “we” or “us”) hereby offers to exchange one share of its class A common shares for each outstanding share of Cosan common shares (“Cosan shares”) that is not owned by us or one of our affiliates or, at the option of the holder, but solely in the case of a person who was a holder of record of Cosan shares as of the close of our business on July 26, 2007, as reflected in the books and records of either Banco Itaú S.A. (“Banco Itaú”), the depositary for the Cosan shares or Companhia Brasileira de Liquidação e Custódia (“CBLC”) (each, a “July Cosan Shareholder”), one share of our class B series 2 common shares. We are also offering to exchange for our class A common shares or, under the circumstances described below, our class B series 2 shares, the shares of any entity that is not a resident of Brazil, has no assets other than Cosan shares, has not engaged in any business other than the holding of the Cosan shares, has no liabilities, contingent or otherwise, and that holds its Cosan shares as an investment under Brazilian law No. 4,131/62 (each, a “Holding Entity”). Upon the terms and subject to the conditions set forth in this prospectus, we hereby offer to exchange for all of the shares of any Holding Entity (1) the number of our class A common shares that the Holding Entity would have received in the exchange offer if it had elected to exchange all of its Cosan shares for our class A common shares or (2) at the option of the tendering shareholder, but solely in the case of a person tendering shares of a Holding Entity that is a July Cosan Shareholder, the number of our class B series 2 common shares that the Holding Entity would have received in the exchange offer if it had elected to tender all of its Cosan shares in exchange for our class B series 2 shares. In this prospectus, we refer to the Cosan shares and the shares of Holding Entities as “Qualifying Shares”.

Our class A common shares are listed on the New York Stock Exchange, or “NYSE”, under the symbol “CZZ”. Brazilian Depositary Receipts representing our class A common shares are listed on the São Paulo Stock Exchange (Bolsa de Valores de São Paulo), or “BOVESPA”, under the symbol “CZLTII”. There are no outstanding shares of our class B series 2 common shares. The Cosan shares are listed on the BOVESPA, under the symbol “CSAN3”.

Holders of Cosan shares who are resident in Brazil or elsewhere outside the United States (other than holders of shares of a Holding Entity), who may only participate in the exchange offer in Brazil, using the separate offering materials being published in Brazil for such persons, have the option of receiving Brazilian Depositary Receipts representing our class A common shares at the same exchange ratio described above, in lieu of receiving our class A common shares directly.

The exchange offer is not conditioned on any minimum number of shares being tendered. The exchange offer is, however, subject to other conditions and may be subject to proration. See “The Exchange Offer – Number of Shares Exchanged; Proration.”

Questions or requests for assistance may be directed to the information agents set forth on the back cover of this prospectus. Additional copies of this prospectus may also be obtained from the information agent.

You must make your own decision as to whether to exchange your Qualifying Shares and, if so, how many to exchange and, if applicable, whether you wish to receive class A common shares or class B series 2 common shares in exchange for your Qualifying Shares. None of us, our board of directors or any of our affiliates or executive officers makes any recommendation as to whether you should exchange your shares. For a discussion of risk factors which you should consider in evaluating this exchange offer, see “Risk Factors” beginning on page 15. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This prospectus is intended solely for, and may be used solely by, holders of Cosan shares resident in the United States and holders of Holding Entity shares. Separate offering materials for all other holders of Cosan shares who want to tender their Cosan shares in the exchange offer are being published concurrently in Brazil.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated      , 2008 and is expected to be first made available to holders of Cosan shares on or about that date.

We have filed with the SEC a registration statement on Form F-4 (Registration No. 333-147235) with respect to the securities we are offering pursuant to the exchange offer. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules thereto, is on file at the office of the SEC and may be inspected without charge. Our SEC filings are also available to the public at the SEC website at www.sec.gov.

You may also obtain this information without charge by writing or telephoning us, care of Cosan Limited, at the following address and phone number: Av. Juscelino Kubitschek, 1726, 6th Floor, São Paulo, SP 04543-000, Brazil, +55 11 3897 9797. To obtain timely delivery, you must request this information no later than      , 2008.

We have not taken any action to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who have come into possession of this prospectus must inform themselves about and observe restrictions relating to the exchange of Qualifying Shares and the distribution of this prospectus outside of the United States.

Pursuant to a Notice to the Public dated June 1, 2005, issued by the Bermuda Monetary Authority, the Bermuda Monetary Authority granted general permission for the issue and subsequent transfer of any shares of a Bermuda

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company to and between non-residents of Bermuda where any shares of the company are listed and remain so listed on an appointed stock exchange, which includes the NYSE. In granting such consent the Bermuda Monetary Authority does not accept any responsibility for the financial soundness of any proposals or the correctness of any of the statements made or opinions expressed in this prospectus.

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SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand this exchange offer and the other transactions that comprise the corporate restructuring more fully, you should read this entire prospectus carefully, including the registration statement of which this prospectus is a part and the documents attached to this prospectus. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing in this prospectus, including Cosan Limited’s consolidated financial statements and the accompanying notes.

Throughout this prospectus, references to “we”, “us”, “our”, “the company” or “the Company” are to Cosan Limited and its consolidated subsidiaries as a combined entity, except where it is made clear that such terms only mean the parent company; references to “Cosan” are to Cosan S.A. Indústria e Comércio and its consolidated subsidiaries as a combined entity, except where it is made clear that such terms only mean the parent company. References to “real”, “reais” or “R$” are to the legal currency of Brazil, and references to “U S. dollars” or “US$” are to the legal currency of the United States.

Overview of the Company

We are a leading global ethanol and sugar company in terms of production with low-cost, large-scale and integrated operations in Brazil. Our production is based on sugarcane, a competitive and viable feedstock for ethanol, sugar and energy because of its low production cost and high energy efficiency ratio relative to other ethanol sources, such as corn and sugarbeet. We believe that we are:

•
Sugarcane: the largest grower and processor of sugarcane in the world, having crushed 36.2 million tons in fiscal year 2007 and 27.9 million tons of sugarcane in fiscal year 2006 (planted on approximately 572,000 hectares, of which approximately 50% is leased by us, 40% is supplier owned and 10% is company owned);

•
Ethanol: the largest ethanol producer in Brazil and the second largest in the world, having produced 326.7 million gallons (1.2 billion liters) in fiscal year 2007 and 241.7 million gallons (915.0 million liters) in fiscal year 2006, and the largest exporter of ethanol in the world, having exported 72.6 million gallons (274.7 million liters) in fiscal year 2007 and 61.0 million gallons (230.9 million liters) in fiscal year 2006; and

•
Sugar: the largest sugar producer in Brazil and one of the three largest sugar producers in the world, having produced 3.2 million tons in fiscal year 2007 and 2.3 million tons of sugar in fiscal year 2006, and the largest exporter of sugar in the world, having exported 2.8 million tons in fiscal year 2007 and 2.1 million tons in fiscal year 2006.

We operate 17 mills, two refineries, two port facilities and numerous warehouses. All of these facilities are located in the Center-South region of Brazil, which is one of the world’s most productive sugarcane regions primarily because of its favorable soil, topography and climate, nearby research and development organizations and infrastructure facilities.

We were recently incorporated as a Bermuda company to better position ourselves to take advantage of favorable industry trends in ethanol and sugar markets in Brazil and globally. We are constantly pursuing opportunities to capitalize on the growing demand for ethanol and sugar in the world. We are focused on increasing our production capacity through expansion of existing facilities, development of greenfield projects and, as opportunities present themselves, acquisitions. We are also continuing to invest in cogeneration of electricity, which allows us to be energy self-sufficient and also represents a potential additional source of future cash flow.

Our management team has experience in running large-scale facilities, as well as a track record of acquiring, improving and integrating companies and extracting operational synergies. We significantly expanded our businesses through acquisitions and organic growth, increasing our crushing capacity to 40.0 million tons currently from 13.2 million tons since Cosan’s inception in February 2000. From fiscal year 2006 to fiscal year 2007, our net sales increased 53.1% to US$1,679.1 million.

The mailing address and telephone number of the principal executive offices of the company and Cosan are:

Av. Juscelino Kubitschek, 1726 - 6th Floor
São Paulo, SP 04543-000, Brazil
Telephone: (55)(11) 3897 - 9797

Overview of the Exchange Offer

As part of a corporate restructuring, we are offering to exchange common shares of Cosan and the shares of any entity that is not a resident of Brazil, has no assets other than Cosan shares, has not engaged in any business other than the holding of Cosan shares, has no liabilities, contingent or otherwise, and that holds its Cosan shares as an investment under Brazilian law No. 4,131/62 (“Law 4,131”) (a “Holding Entity”), for our class A common shares or, solely in the case of persons or Holding Entities that were shareholders of record of Cosan as of the close of our business on July 26, 2007, as reflected in the books and records of either Banco Itaú S.A. (“Banco Itaú”), the depositary of our common shares, or Companhia Brasileira de Liquidação e Custódia (“CBLC”) (each a “July Cosan Shareholder”), our class B series 2 common shares. In accordance with applicable Brazilian regulations, the Cosan shares to be exchanged in the exchange offer will be tendered and exchanged through an auction (the “Auction”) on the Bolsa de Valores de São Paulo – BOVESPA (the “São Paulo Stock Exchange” or “BOVESPA”) that is currently scheduled to occur at  p.m., New York time (  p.m. São Paulo time) on  , 2008 (the “Auction Date”).

Summary of Terms of the Exchange Offer

The Exchange Offer
We hereby offer to exchange one share of our class A common shares for each outstanding Cosan common share that is not owned by us or one of our affiliates or, at the option of the holder, but solely in the case of a holder who is a July Cosan Shareholder, one share of our class B series 2 common shares. We also hereby offer to exchange all of the shares of any Holding Entity for the number of shares of our class A common shares that the Holding Entity would have received in the exchange offer if the Holding Entity had exchanged all of its  Cosan shares for our class A common shares or, at the option of the tendering shareholder, but only in the case of a person tendering shares of a Holding Entity that is a July Cosan Shareholder, the number of shares of our class B series 2 common shares that the Holding Entity would have received in the exchange offer if it had elected to tender all of its Cosan shares in exchange for class B series 2 common shares.

Holders of Cosan shares who are resident in Brazil or elsewhere outside the United States (other than holders of shares of a Holding Entity), who may only participate in the exchange offer in Brazil, using the separate offering materials being published in Brazil for such persons, have the option of receiving Brazilian Depositary Receipts representing our class A common shares at the same exchange ratio described above, in lieu of receiving our class A common shares directly.

Conditions
The exchange offer is not conditioned upon the tender of any minimum number of Qualifying Shares or upon receipt of any financing. However, our obligation to exchange our shares for Qualifying Shares in the exchange offer is subject to the other conditions. See “The Exchange Offer – Conditions to Completion of the Exchange Offer”.

Proration	Depending on the number of Qualifying Shares tendered in the exchange offer, Qualifying Shares properly tendered and not properly withdrawn prior to the expiration date may be subject to proration.

Expiration Date
Subject to the exceptions and conditions described in this prospectus, the exchange offer will expire at  p.m. New York time (  p.m. São Paulo time) on  , 2008 (such date as it may be extended by us, the “expiration date”), unless the exchange offer is extended or earlier terminated. However, Holding Entity shares may only be tendered through the tender agent and if you wish to tender Holding Entity shares or if you wish to tender Cosan shares through the tender agent, you must deliver all required documentation to the tender agent by  p.m. on  , 2008 (such date as it may be extended by us, the “tender agent deadline”), unless the exchange offer is extended or earlier terminated. In accordance with applicable Brazilian regulations, the Cosan shares to be exchanged in the exchange offer will be tendered and exchanged though the Auction currently scheduled to occur on the Auction Date and the Holding Entity shares to be exchanged will be tendered and exchanged on the Auction Date in the manner described in this prospectus.

Procedures for Tendering
If you hold Cosan shares, you may participate in the exchange offer either by tendering your Cosan shares through  , who we have appointed to act as the tender agent for the offer or by tendering your Cosan shares directly in the exchange offer in Brazil. If you hold Holding Entity shares you must tender your shares through the tender agent. You should follow the instructions for your particular circumstances set forth under “The Exchange Offer – Procedures for Tendering”.

Withdrawal
You may withdraw your tender of shares at any time prior to  , 2008, the expiration date of the exchange offer. If you tender your Qualifying Shares through the tender agent, you must withdraw your shares through the tender agent and you must do so by the tender agent deadline. If you tender shares directly in the exchange offer, you may also withdraw your tender of shares after the expiration date but prior to  a.m. New York time (  p.m. São Paulo time) on the

Auction Date. See “The Exchange Offer – Withdrawal Rights”.

Questions and Answers About the Exchange Offer

What is the purpose of the exchange offer?
The exchange offer is the third stage in a broader reorganization of Cosan and its controlling and controlled companies, designed to position us to take advantage of favorable global industry trends and opportunities in the ethanol and sugar markets through a global platform. See “The Exchange Offer – Background to the Exchange Offer”.

What shares are being sought in the exchange offer?	We are offering to exchange common shares of our subsidiary Cosan held by shareholders other than ourselves and our affiliates, as well as the shares of any Holding Entity.

Can I tender my shares in Brazil?
You may tender your Cosan shares either directly in Brazil by following the procedures described under “The Exchange Offer –Procedures For Tendering –Tendering Directly in Brazil” or by delivering your Cosan shares to the tender agent and requesting that the tender agent tender you shares in the exchange offer. You must tender your Holding Entity shares through the tender agent. If you wish to tender your Qualifying Shares through the tender agent, you should follow the procedures described under “The Exchange Offer – Procedures for Tendering – Tendering Through the Tender Agent”.

What will I receive in the exchange offer?
For every one Cosan common share you tender in the offer, you are entitled to receive either one share of our class A common shares or, if you are a July Cosan Shareholder, you may elect to instead receive one share of our class B series 2 common shares for every common share of Cosan tendered. Before electing to receive class B series 2 common shares, you should carefully consider the risk factors discussed under “Risk Factors – Risks Related to the Corporate Restructuring and the Exchange Offer – There will be no market for our class B series 2 common shares and you may be unable to sell the Class A common shares into which our class B series shares may convert”.

Persons who elect to tender the shares of a Holding Entity will receive the same number of our class A common shares or class B series 2 common shares in accordance with the exchange ratios described above that the Holding Entity would have received if it had tendered its Cosan shares directly in the exchange offer.

Why is the right to receive class B series 2 common shares limited to shareholders of record as of July 26, 2007?	July 26, 2007 was the day before we announced that we were going to offer the opportunity for holders of Cosan shares to elect to receive our class B series 2 common shares in the exchange offer.

What is the difference between the class A common shares and the class B series 2 common shares?
The primary differences between our class A common shares and our class B series 2 common shares are:

•  Holders of our class A common shares have one vote per share, while holders of our class B series 2 common shares have ten votes per share. Holders of our class B series 1 common shares also have ten votes per share.

•  Our class A common shares are listed on the NYSE. Brazilian Depositary Receipts representing our class A common shares are listed on the BOVESPA. The class B series 2 common shares will not be listed on the NYSE, the BOVESPA or any other securities exchange.

•  Our class A common shares are not convertible and are freely transferable, subject to applicable law.

•  Each of our class B series 2 common shares is convertible at any time at the option of the holder into one class A common share and automatically converts into one class A common share (1) upon any transfer of the class B series 2 common share, (2) if our class B series 1 common shares represent less than 45% of the voting power of the issued and outstanding share capital in our company, or (3) if all of our class B series 1 common shares convert into class A common shares.

See “Description of Share Capital” and “Risk Factors – Risks Related to the Corporate Restructuring and the Exchange Offer – There will be no market for our class B series 2 common shares and you may be unable to sell the class A common shares into which our class B series 2 common shares may convert”.

If I tender my Cosan shares in the exchange offer, how will my rights as a shareholder change?
As a holder of Cosan shares your rights as a shareholder are governed by Brazilian law. Since we are a Bermuda company, if you tender your shares in the exchange offer, then your rights as a shareholder will be governed by Bermuda law. There are numerous differences between the rights of a shareholder in our company, as a Bermuda company, and the rights of a shareholder in Cosan, as a Brazilian company. See “Comparison of Shareholders’ Rights”. Additionally, your rights will vary depending on which class of our shares you elect to receive in exchange for your Qualifying Shares. Currently, our controlling shareholder holds indirectly all of our issued class B common shares, and thus holds 90.1% of the aggregate voting power in our company and 48.7% of our issued and outstanding share capital and has the power to elect all of our directors and determine the outcome of substantially all matters submitted to our shareholders for a vote or other approval. Our controlling shareholder will continue to have this power after the exchange offer. If you exchange Qualifying Shares in the exchange offer, you will become a minority shareholder in a company controlled by our controlling shareholder.

If I decide not to tender, how will consummation of the exchange offer affect my Cosan shares?
The exchange of Cosan shares in the exchange offer may reduce substantially the number of shares publicly traded in Brazil, may reduce the number of holders of Cosan shares and may result in Cosan’s common shares being delisted from the Novo Mercado segment of the BOVESPA. These reductions in would likely adversely affect the liquidity, marketability and market value of the Cosan shares. If, upon completion of the exchange offer, the free float shares of Cosan represent less than 10% of its total share capital, we will delist the Cosan shares from the Novo Mercado segment of the BOVESPA.

Has the board of directors of Cosan made any recommendation to its shareholders in connection with the exchange offer?
The board of directors of Cosan, a majority of the members of which are representatives of the Company, has not made any recommendation to shareholders in connection with the exchange offer. Under U.S. law, within ten business days after the commencement of the exchange offer, Cosan is required to file with the SEC and distribute to its shareholders a statement indicating whether it recommends in favor of the exchange offer, recommends against the exchange offer or takes no position in connection with the exchange offer. Cosan is a Brazilian company and Brazilian law governs the duties and obligations of Cosan’s board of directors and does not impose any fiduciary or other duty on the Cosan board, or on Cosan, to approve a disapprove the exchange offer or to make any recommendation in connection with the exchange offer. Accordingly, we do not expect the Cosan board to take a position on the exchange offer and we expect that the statement that Cosan files with the SEC and distributes to its shareholders will reflect this fact.

How many shares will you exchange?
We will exchange any and all Qualifying Shares that are properly and timely tendered and not properly withdrawn, upon the terms and subject to the conditions of the exchange offer. However, depending on the number of shares tendered in the exchange offer, shares properly and timely tendered and not properly withdrawn may be subject to proration as described below and in “The Exchange Offer –Number of Shares Exchanged; Proration”.

Is there a minimum number of shares that must be tendered for you to exchange any shares?	No. The exchange offer is not conditioned on any minimum number of shares being tendered.

Will tendered shares be subject to proration?
In accordance with the rules of the CVM, if more than one-third but less than two-thirds of the common shares held by existing minority shareholders of Cosan are tendered in the exchange offer, we will only exchange common shares representing one-third of the Cosan shares held by existing minority shareholders, on a pro rata basis. However, if more than two-thirds of the common shares held by existing minority shareholders of Cosan are tendered in the exchange offer, we will accept for exchange all Cosan shares tendered. If less than one-third of the common shares held by existing minority shareholders of Cosan are tendered in the exchange offer, we will accept for exchange all Cosan shares tendered. For purposes of determining the number of Cosan shares tendered pursuant to the exchange offer and for purposes of determining proration, we will treat the tender of the shares of a Holding Entity as a tender by that Holding Entity of the total number of Cosan shares held by the Holding Entity.

Do I have appraisal rights with respect to the exchange offer?
There are no appraisal or similar rights available in connection with the exchange offer. However, if upon completion of the exchange offer more than two-thirds of the common shares held by existing minority shareholders of Cosan are tendered, we will be required by the rules of the CVM, for an additional three-month period, to provide non-tendering Cosan minority shareholders another opportunity to tender their common shares at the exchange ratios established for the exchange offer, as discussed above and in “The Exchange Offer –Shareholder Put Right”. You should note that tenders of Holding Entity shares will not be accepted during the additional three-month period.

Will Cosan be delisted in Brazil following the completion of the exchange offer?
If more than two-thirds of the common shares held by existing minority shareholders of Cosan are tendered in the exchange offer and, as a result, the free float shares of Cosan represent less than 10% of its share capital, we will delist Cosan’s common shares from the Novo Mercado segment of the BOVESPA. In order to delist from the Novo Mercado, Cosan will have to comply with specific requirements of the Novo Mercado rules. After delisting from the Novo Mercado, Cosan’s common shares would continue to be bound by the CVM rules.

Do you require any approvals from your shareholders, any governmental authorities, Cosan or any third parties in order to acquire Cosan shares to effect the exchange offer?
We do not need any approval from our shareholders in order to complete the exchange offer. The exchange offer is subject to the condition that all of the approvals necessary in order for us to acquire Cosan shares pursuant to the exchange offer have been obtained and remain effective. The request for approval of the exchange offer from the CVM was filed on October 10, 2007. We also need certain other Brazilian governmental approvals, including approvals from the Central Bank of Brazil with respect to foreign exchange transactions. We are not aware that any approvals, other than the Brazilian approvals, the effectiveness of the registration statement of which this prospectus forms a part, and the approval of the listing on the NYSE of the class A common shares to be issued in connection with the exchange offer, are required.

What will be the accounting treatment for the exchange offer?
In connection with the exchange offer, we will conduct a capital increase, corresponding to the number of new Cosan Limited shares that will be required to be issued in order to exchange all of the Qualifying Shares for our common shares. The exchange will be accounted for using the purchase method in accordance with SFAS 141 “Business Combinations” and there will be no gain or loss recorded upon the retirement of the Cosan shares received. Goodwill will be recognized based on the excess of Cosan Limited’s acquisition cost over the fair value of net assets acquired and liabilities assumed. Goodwill is subject to annual impairment tests.

What will my tax consequences be if I participate in the exchange offer?
U.S. Tax Considerations. The exchange offer is the third step in a series of steps in our corporate restructuring which should be treated as an exchange of shares pursuant to a plan that qualifies as a tax-free incorporation under Section 351 of the Code. Accordingly, if you are a “U.S. Holder” (as defined below under “Taxation – Material U.S. Federal Income Tax Considerations”) who exchanges Qualifying Shares for our new common shares pursuant to the exchange offer, you should not recognize gain or loss. If the exchange offer were not treated as an exchange of shares pursuant to an overall plan governed by Section 351, however, the exchange of Qualifying Shares for our new common shares would be taxable to you if you are a U.S. Holder. For a discussion of certain other U.S. tax matters that may be relevant to U.S. Holders, see “Taxation – Material U.S. Federal Income Tax Considerations”.

Brazilian Tax Considerations. There is no settled jurisprudence with respect to the tax treatment of the exchange offer and no agreement as to the final tax treatment has been entered into with the Brazilian tax authorities. However, it is possible to argue that the exchange offer does not result in taxable gain, as there is no amount realized by the holders. We note that this view of the exchange offer may not prevail and, for this reason, we recommend that shareholders consult their own tax advisors on all aspects of the exchange offer. For more details on the tax consequences of the exchange offer, see “Taxation – Brazilian Tax Consequences”.

Bermuda Tax Considerations. At the present time there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders (other than shareholders ordinarily resident in Bermuda) in respect of our shares. See “Taxation – Bermuda Tax Consequences”.

You are urged to consult your own tax advisor with respect to your personal tax consequences of the exchange offer, which may vary for investors in different tax situations.

How do I tender my Cosan shares directly in the exchange offer?
If you wish to tender your Cosan shares directly in the exchange offer, you must, no later then the expiration date (i) contact and register with  , the Brazilian broker that we have appointed for purposes of the offer (the “Brazilian Broker”) or with any other broker authorized to conduct trades on the São Paulo Stock Exchange, (ii) present certain required documentation, including an exchange offer qualification form, (iii) pay certain fees charged by the São Paulo Stock Exchange and CBLC and (iv) ask the broker to tender your Cosan shares in the Auction on your behalf. To tender your Cosan shares, your broker must, no later then  a.m. New York time, on the Auction Date, present a sale order on your behalf through the São Paulo Stock Exchange electronic trading system. If you have invested in Cosan shares under Resolution No. 2,689/00 of the National Monetary Council of Brazil (“Resolution 2,689”), your shares are registered at CBLC and you should ask your Brazilian representative for purposes of Resolution 2,689 to contact your broker on your behalf. If your Cosan shares are held through Banco Itaú, Cosan’s custodian and transfer agent, your shares are not registered at CBLC and you should ask your broker to request the transfer of your Cosan shares to the custody of CBLC in order to enable your broker to tender your Cosan shares in the Auction. It is your responsibility to contact and register with the Brazilian Broker or another Brazilian broker sufficiently in advance of the expiration date to ensure that Banco Itaú can transfer your Cosan shares to the custody of CBLC before the expiration date.

Any holder that does not know whether it holds Cosan shares through CBLC or Banco Itaú should ask its custodian, representative, broker or other nominee.

A beneficial owner of Cosan shares registered in the name of a broker,

dealer, commercial bank or other nominee must contact that entity if that beneficial owner decides to participate in the exchange offer.

See “The Exchange Offer – Procedures for Tendering – Tendering Directly in Brazil.”

How do I tender my Qualifying Shares through the tender agent?
If your Cosan shares are not already in the custody of CBLC, prior to the tender agent deadline, you must cause your Cosan shares to be transferred to the custody of CBLC as indicated above and you must deliver any Holding Entity shares that you are tendering to the tender agent. Also prior to the tender agent deadline, you must:

1.   complete and sign a U.S. form of acceptance appointing the tender agent as your agent for purposes of participating in the exchange offer and have your signature guaranteed or notarized in accordance with the instructions in the form;

2.   send to the tender agent by mail at the address shown on the back cover of this prospectus or, preferably, by hand delivery during normal business hours to the same address, the U.S. form of acceptance and all other documents that the U.S. form of acceptance requires you to deliver to the tender agent; and

3.   pay certain fees charged by the São Paulo Stock Exchange and CBLC.

The exchange offer qualification form and the U.S. form of acceptance will be furnished to you and are also available from  (the “Intermediary Institution”), from the information agent and from Cosan at www.cosan.com.br.

See “The Exchange Offer – Procedures for Tendering – Tendering Through the Tender Agent.”

Can I change my mind and decide not to participate in the exchange offer after I tender my shares?
Yes. If you tender your Cosan shares directly in the exchange offer, you may withdraw your tender of Cosan shares at any time before  , 2008, the expiration date of the exchange offer. If you elect to tender your Cosan shares through the tender agent, you may withdraw your tender of Cosan shares at any time before the tender agent deadline. You may withdraw your tender of Holding Entity shares at any time prior to the tender agent deadline. If the exchange offer is extended, you may also withdraw your tendered shares during the extension period.

You also may withdraw your tender of Cosan shares after the expiration date but prior to the Auction, but for such a withdrawal to be effective you must have instructed the Brazilian broker to with draw your tender and you must have provided any documentation that the Brazilian broker may require prior to  a.m. New York time (  p.m. São Paulo time) on the Auction Date. If you wish to be able to withdraw your tender of Cosan shares after the expiration date, you must tender your shares directly in the exchange offer and not through the tender agent.

When will I know whether you will continue to exchange Cosan shares during the three-month period following the expiration date?
We will announce whether or not we will continue to exchange Cosan shares during the three-month period following the expiration date at the same time that we announce the results of the exchange offer.

How do I tender my shares during the additional three-month period?
We will announce the procedures applicable to tenders of shares during the additional three-month period at the same time that we announce whether or not this additional three-month period will be offered.

Will the terms of the exchange offer be the same during the additional three- month period as during the offer period?	Yes, except that there will be no right of withdrawal during this three-month period.

Are there any conditions to the obligation of the company to complete the exchange offer?
Yes. The exchange offer is subject to a number of conditions, including:

•  the absence of any legal restraints on the exchange offer;

•  the absence of material adverse changes relating to the business of Cosan, or in certain stock prices, or stock market indices;

•  the absence of any suspension in trading on certain stock exchanges; and

•  the prior receipt of required governmental approvals, including obtaining all of the approvals necessary in order for us to acquire Cosan shares pursuant to the exchange offer, receipt of foreign exchange transaction approvals from the Central Bank and the approval for listing by the NYSE of our class A common shares to be issued in connection with the exchange offer, and such approvals remaining effective.

See “The Exchange Offer – Conditions to Completion of the Exchange Offer”.

Can the exchange offer be extended and under what circumstances?
Yes. Subject to the applicable rules and regulations of the CVM, BOVESPA and the SEC, we may extend the exchange offer at any time and for any reason, including if, at the time the exchange offer is scheduled to expire (including at the end of an earlier extension), any of the exchange offer conditions is not satisfied (or waived by us) or if we are required to extend the exchange offer by the rules of the CVM, BOVESPA or the SEC. During any extension of the exchange offer, all shares previously tendered and not withdrawn will remain subject to the terms of the exchange offer, including the right of a tendering holder to withdraw its shares from the exchange offer. An extension of the exchange offer will require the approval of the CVM and under Brazilian law, the period between the publication of the exchange offer and the Auction Date may not exceed 45 days.

How will you notify me if you extend the exchange offer?
If we decide to extend the period of time during which the exchange offer is open and thereby delay acceptance for exchange of tendered shares, we will make a public announcement no later than 9:00 a.m., New York time, on the next day after the previously scheduled expiration date.

When will I know the outcome of the exchange offer?	We will issue a press release announcing the results of the exchange offer promptly after the expiration date.

When will I receive my new shares?
Assuming the exchange offer is completed, we will deliver the class A common shares and class B series 2 common shares, as applicable, to be issued in exchange for properly tendered Qualifying Shares within four business days after the Auction Date.

Will I have to pay brokerage commissions?
Each holder that tenders Cosan shares directly in the exchange offer must pay a combined fee to the São Paulo Stock Exchange and CBLC in an amount equal to 0.035% of the value of the class A common shares and class B series 2 common shares received by it. For purposes of calculating this fee each class A common share and each class B series 2 common share will be valued at  . In addition, the broker that tenders shares on behalf of a Cosan shareholder may charge a fee or commission for doing so.

Each holder that tenders Qualifying Shares through the tender agent will be charged the combined fee of 0.035% of the value of the class A common shares or class B series 2 common shares received by it that is payable to the São Paulo Stock Exchange and the CBLC as described above. You also will be responsible for any fees or commissions charged by your broker or nominee.
Each tendering shareholder should consult its broker or nominee to determine what fees or commissions may apply.

We will pay the fees of the tender agent and all fees and expenses associated with the issuance of our class A common shares and our class B series 2 common shares.

Whom may I contact if I have questions about the exchange offer?
You may contact the information agent, the tender agent or our Brazilian broker for information regarding the exchange offer at the addresses and phone numbers listed below:

The U.S. information agent for the exchange offer is:

Our Brazilian broker for the exchange offer is:

The tender agent for the exchange offer is:

Summary Comparative Per Share Data

In the following tables we present historical per share data of Cosan and historical and equivalent pro forma per share data of the Company. The share amounts include the shares issued in connection with the contribution of 51.0% of Cosan, and the shares issued in connection with the global initial public offering of our shares on August 16, 2007. The equivalent pro forma financial information adjusts the net income and shareholders’ equity for the impact of the exchange offer. The minority interest of Cosan is eliminated as the shares have been retired, and the shares of the Company to be issued in the exchange offer, assuming 100% participation, are added to the outstanding share total.

The unaudited comparative per share data does not purport to be, and you should not rely on it as, indicative of (1) the results of operations or financial position which would have been achieved if the exchange offer had been completed at the beginning of the period or as of the date indicated, or (2) the results of operations or financial position which may be achieved in the future.

It is important that when you read this information, you read along with it the separate consolidated financial statements and accompanying notes of the Company, included in this prospectus.

Historical per Share Data for Cosan

	At and for Six Months Ended October 31, (Unaudited)		At and for Fiscal Year Ended April 30,
Cosan – Historical	2007	2006	2007	2006	2005
	(US$ thousands, except for share data)
Net income (loss)	16,035	190,880	346,471	(72,292)	22,700

Weighted number of shares outstanding:
Basic	188,886,360	187,753,653	188,254,660	156,037,234	105,312,115
Diluted	191,752,152	190,455,129	191,059,957	158,404,884	—

	(US$/share)
Income (losses) per share:
Basic	0.08	1.02	1.84	(0.47)	0.22
Diluted	0.08	1.00	1.81	(0.46)	—

Shareholders’ equity per share	5.85	4.06	4.92	3.07	1.59

Dividends declared per share	—	—	0.20	—	0.00

Historical per Share Data for Cosan Limited

	At and for Six Months Ended October 31, (Unaudited)	At and for Fiscal Year Ended April 30,
Cosan Limited – Historical	2007	2007
	(US$ thousands, except for share data)
Net income	18,948	176,700

Weighted number of shares outstanding	140,752,618	96,745,329

Income per share	0.13	1.83

Shareholders’ equity per share	8.14	—

Equivalent pro forma shareholders’ equity per share(1)	8.92	—

Dividends declared per share	—	—

Shareholders’ equity	1,692,243	—
Cosan minority interest acquired(2)	990,100	—
Equivalent pro forma shareholders’ equity	2,682,343	—
Equivalent pro forma shares outstanding	300,564,360	—

(1)	Assumes that all shareholders of Cosan participate in the exchange offer.

(2)	Calculated using the share price of $10.70, which is equivalent to a simple average of the daily prices of Cosan Limited class A common shares on NYSE from December 17, 2007 to December 20, 2007.

Comparative Per Share Market Data

Our class A common shares are listed on the NYSE under the symbol “CZZ”. Brazilian Depositary Receipts (“BDRs”) representing our class A common shares are listed on the BOVESPA under the symbol “CZLTII”. Our class A common shares began trading on the NYSE and our BDRs began trading on the BOVESPA on August 17, 2007. Cosan’s common shares are listed on the Novo Mercado segment of the BOVESPA under the symbol “CSAN3”.

In the following table we present the closing sales prices per share of:

•	our class A common shares as reported on the NYSE;

•	Cosan’s common shares as reported on the BOVESPA; and

•
Cosan’s common shares as reported on the BOVESPA, on an equivalent per share basis, calculated by multiplying the closing price of our class A common shares on such date by the exchange ratio for the exchange offer;

on June 22, 2007, the last full trading day before the public announcement of the exchange offer, and on December 26, 2007, the most recent practicable date prior to the printing of this prospectus.

	Company Class A Common Shares	Cosan Common Shares	Exchange Rate	Cosan Common Shares	Equivalent Per Share Value of Cosan Common Shares exchanged for Company Class A Common Shares
	NYSE (US$/share)	BOVESPA (R$/share)	(R$/US$)	(US$/share)	(US$/share)
June 22, 2007	—	35.61	1.9334	18.42	—
December 26, 2007	11.59	21.00	1.7795	11.80	11.59

We urge you to obtain current market quotations prior to making any decision with respect to the exchange offer.

Following conclusion of the exchange offer, our class A common shares will continue to be traded on the NYSE and in the form of Brazilian Depositary Receipts on the BOVESPA. It is possible that the Cosan shares could be delisted from the Novo Mercado segment of the BOVESPA; see “The Exchange Offer – Number of Shares Exchanged; Proration”.

RISK FACTORS

You should carefully consider the risks described below and the other information included in this prospectus before you decide to exchange your Qualifying Shares for our shares. The risks described below are those known to us and that we currently believe may materially affect us. Additional risks not presently known to us or that we currently consider immaterial may also impair our business.

Risks Related to the Corporate Restructuring and the Exchange Offer

Our current controlling shareholders may have actual or potential conflicts of interest with respect to the exchange offer

Our current controlling shareholders may have actual and potential conflicts of interest with you because they currently have the power to elect a majority of the members of the Board of Directors of Cosan and a majority of the directors of Cosan are persons nominated by/affiliated with our controlling shareholder. Also, any exchange of Qualifying Shares pursuant to the exchange offer will increase the degree of control that our controlling shareholder has with respect to Cosan.

Neither we nor the board of directors of Cosan have obtained a fairness opinion with respect to the exchange offer. Therefore, neither we nor the board of directors of Cosan or any third party can give any assurance as to the fairness of the exchange ratios. However, in accordance with Brazilian law, an appraisal report of our company and Cosan was obtained. See “Appraisal Report”.

Brazilian law does not require us to consult or negotiate with the board of directors of Cosan, nor does it require the board of directors of Cosan or Cosan to take a position or advise shareholders on the exchange offer or to obtain a fairness opinion with respect to the exchange offer. Accordingly, we:

•	have not discussed the exchange offer or negotiated the terms of the exchange offer with the directors of Cosan or with any other person acting on their behalf; and

•	do not expect the board of directors of Cosan to request a fairness opinion.

Under U.S. law, Cosan is required, no later than 10 business days from the commencement of the exchange offer, to file with the SEC and to distribute to its shareholders a statement indicating whether Cosan recommends in favor of the exchange offer, recommends against the exchange offer or takes no position in connection with the exchange offer. In each case the board is required to explain the reasons for its position. We do not expect Cosan to take a position or make any recommendation to shareholders in connection with the exchange offer because, among other reasons, no such recommendation is required or customary under Brazilian law. “The Exchange Offer - Position of Cosan.”

You are being offered a fixed number of shares which involve the risk of market fluctuations.

You are being offered a fixed number of our shares in the exchange offer, rather than a number of shares with a fixed market value. Consequently, the market values of our shares and of the Cosan shares at the time of completion of the exchange offer may fluctuate significantly from the date of this prospectus.

There will be no market for our class B series 2 common shares and you may be unable to sell the class A common shares into which our class B series shares may convert.

We do not intend to list our class B series 2 common shares on the NYSE, BOVESPA or on any other securities exchange. Moreover, these shares will convert automatically into class A common shares if you transfer them. Consequently, if you elect to receive and receive class B series 2 common shares in the exchange offer, you will not be able to transfer those shares to anyone else without the shares first being converted into class A common shares. Accordingly, no other person will be able to acquire from you the higher voting rights (10 votes per share as compared to one vote per share in the case of class A common shares) inherent in your class B series 2 common shares to any person. The offering of our class A common shares upon conversion, if any, of our class B series 2 common shares has not been registered under the Securities Act of 1933 (the “Securities Act”) or under the laws or regulations of any other securities regulatory authority of any state of the United States of America and any class A common shares issued to you upon conversion of the class B series 2 common shares received by you in the exchange offer may not be offered, distributed or sold by you except in compliance with such laws or regulations.

We are a Bermuda company, and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are a Bermuda exempted company, so that the rights of holders of our shares will be governed by Bermuda law and our bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. All of our directors and some of the experts referred to in this prospectus are not citizens or residents of the United States, and all of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. federal or state securities laws. We have been advised by our Bermuda counsel, Appleby, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions. The United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on U.S. federal or state securities laws, may not necessarily be enforceable in Bermuda.

Bermuda law differs from the laws in effect in the United States and Brazil and may afford less protection to shareholders.

Our shareholders may have more difficulty protecting their interests than shareholders of a corporation incorporated in the United States or Brazil. As a Bermuda company, we are governed by the Companies Act 1981. The Companies Act 1981 differs in material respects from laws generally applicable to U.S. or Brazilian corporations and their shareholders, including the provisions relating to interested directors, amalgamations, takeovers, shareholder lawsuits and indemnification of directors.

Under Bermuda law, directors and officers of a company generally owe fiduciary duties to the company and not to individual shareholders. Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts may, however, in certain circumstances permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for example, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it. The Companies Act 1981 imposes a duty on directors and officers to act honestly and in good faith with a view to the best interests of the company and to exercise the care and skill that a reasonably prudent person would exercise in comparable circumstances. Directors of a Bermuda company have a duty to avoid conflicts of interest. However, if a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, the bye-laws provide that such director is entitled to be counted for quorum purposes, but may not vote in respect of any such contract or arrangement in which he or she is interested. In addition, the rights of our shareholders and the fiduciary responsibilities of our directors under the Companies Act 1981 are not as clearly established as under statutes or judicial precedent in jurisdictions in the United States, particularly in the State of Delaware.

Provisions in our bye-laws may discourage takeovers, which could affect the return on the investment of our shareholders.

Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions provide, among other things, for:

•	a classified board of directors with staggered three-year terms;

•	restrictions on the time period in which directors may be nominated;

•
the affirmative vote of a majority of our directors in office and a majority of all votes attaching to all shares then in issue or, if not approved by a majority of the directors in office, at least 66- 2/3% of all votes attaching to all shares then in issue for amalgamation and other business combination transactions; and

•	the tag-along rights described under “Description of Share Capital – Tag-along Rights”.

These bye-laws provisions could deter a third party from seeking to acquire us, even if the third party’s offer may be considered beneficial by many shareholders.

As a holding company, we may face limitations on our ability to receive distributions from our subsidiaries.

We conduct all of our operations through subsidiaries and are dependent upon dividends or other intercompany transfers of funds from our subsidiaries to meet our obligations. For example, Brazilian law permits the Brazilian government to impose temporary restrictions on conversions of Brazilian currency into foreign currencies and on remittances to foreign investors of proceeds from their investments in Brazil, whenever there is a serious imbalance in Brazil’s balance of payments or there are reasons to expect a pending serious imbalance. The Brazilian government last imposed remittance restrictions for approximately six months in 1989 and early 1990. The Brazilian government may take similar measures in the future. Any imposition of restrictions on conversions and remittances could hinder or prevent us from converting into U.S. dollars or other foreign currencies and remitting abroad dividends, distributions or the proceeds from any sale in Brazil of common shares of our Brazilian subsidiaries. We currently conduct all of our operations through our Brazilian subsidiaries. As a result, any imposition of exchange controls restrictions could reduce the market prices of the class A common shares.

A significant minority interest in Cosan may exist after the exchange offer and this interest may adversely affect our business and the value of our class A common shares.

We anticipate that fewer than all existing holders of Cosan’s common shares will tender their securities in the exchange offer. It is possible that a significant minority interest in Cosan whose interests may diverge from those of our shareholders will continue to exist, which could adversely affect the trading market for our class A common shares. If more than two-thirds of the common shares held by existing minority shareholders of Cosan are tendered in the exchange offer and, as a result, the free float shares of Cosan represent less than 10% of its share capital, we will delist Cosan’s common shares from the Novo Mercado segment of the BOVESPA. In order to delist from the Novo Mercado, Cosan will have to comply with specific requirements of the Novo Mercado rules. After delisting from the Novo Mercado, Cosan’s common shares would continue to be traded on the BOVESPA, and Cosan will continue to be bound by the CVM rules.

All of our directors and executive officers may have conflicts of interest because of their continuing positions with Cosan.

All of our directors and executive officers will continue to serve in the same positions for Cosan, our principal operating subsidiary, which will likely have minority shareholders following the exchange offer. These dual responsibilities could create, or appear to create, potential conflicts of interest when our directors and executive officers are faced with decisions that could have different business, financial or legal implications for Cosan and us. In addition, our directors and executive officers have fiduciary duties to us and Cosan that may also create potential conflicts of interest.

Our bye-laws restrict shareholders from bringing legal action against our directors and officers and also provide our directors and officers with indemnification from their actions and omissions, although such indemnification for liabilities under the Securities Act is unenforceable in the United States.

Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in our bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we understand that, in the opinion of the staff of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable in the United States.

The sale, or issuance, of a significant number of our common shares may adversely affect the market value of our class A common shares.

The sale of a significant number of our common shares, or the perception that such a sale could occur, may adversely affect the market price of our class A common shares. We have an authorized share capital of 1,000,000,000 class A common shares and 188,886,360 class B common shares, of which 111,678,000 class A common shares are issued and outstanding and 96,332,044 class B series 1 common shares are issued and outstanding. In accordance with lock-up agreements, we, Cosan, our controlling shareholder, the directors and executive officers of our company and Cosan have agreed, subject to limited exceptions, not to offer, sell, transfer, or dispose in any other way, directly or indirectly, for 180 days after August 16, 2007, any class A common shares or class B common shares issued by us or any option to buy such class A common shares or class B common shares or any securities that may be converted into such class A common shares or class B common shares or that represent any right to receive such shares. After the end of the lock-up period, such previously restricted class A common shares or class B common shares may be traded freely.

Our bye-laws establish that our board of directors is authorized to issue any of our authorized, but unissued share capital. Our shareholders at a shareholders general meeting may authorize the increase of our authorized share capital. As a result, we will be able to issue a substantial number of new shares after the lock-up period, which, if we decided to do so, could dilute the participation of our shareholders in our share capital.

Actual dividends paid on our shares may not be consistent with the dividend policy adopted by our board of directors.

Our board of directors will adopt a dividend policy that provides, subject to Bermuda law, for the payment of dividends to shareholders equal to approximately 25% of our annual consolidated net income (as calculated in accordance with U.S. GAAP). Our board of directors may, in its discretion and for any reason, amend or repeal this dividend policy. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to our common shares, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, distribution of dividends made by our subsidiaries, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant.

Cosan has a dividend policy that is similar to that of our company, although the net income is calculated in accordance with Brazilian GAAP (subject to certain adjustments mandated by Brazilian corporate law). Because Brazilian GAAP differs in significant respects from U.S. GAAP, Cosan’s dividends to us may be lower than the corresponding amounts under our dividend policy, which is based upon net income under U.S. GAAP. Accordingly, we may not be able to pay the dividends anticipated under our dividend policy in the event that Cosan’s net income under Brazilian GAAP is substantially lower than our net income under U.S. GAAP.

To the extent we pay dividends to our shareholders, we will have less capital available to meet our future liquidity needs.

Our business strategy contemplates substantial growth over the next several years, and we expect that such growth will require considerable liquidity. To the extent that we pay dividends in accordance with our dividend policy, the amounts distributed to our shareholders will not be available to us to fund future growth and meet our other liquidity needs.

We may require additional funds in the future, which may not be available or which may result in dilution of the interests of shareholders in our company.

We may need to issue debt or equity securities in order to obtain additional public or private financing. The securities that we issue may have rights, preferences and privileges senior to those of our shares. If we decide to raise additional capital through an offering of common shares, the participation of our shareholders in our share capital may be diluted. Moreover, additional funding that may be required in the future may not be available under favorable terms.

The price of our class A common shares is subject to volatility.

The market price of our class A common shares could be subject to significant fluctuations due to various factors, including actual or anticipated fluctuations in our financial performance, losses of key personnel, economic downturns, political events in Brazil or other jurisdictions in which we operate, developments affecting the ethanol and sugar industries, changes in financial estimates by securities analysts, the introduction of new products or technologies by us or our competitors, or our failure to meet expectations of analysts or investors.

We have not yet completed our evaluation of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.

We will be required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act by the end of our 2009 fiscal year. We have not yet completed our evaluation as to whether our current internal control over financial reporting is compliant with Section 404. We may not be compliant and may not be able to meet the Section 404 requirements in a timely manner. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and re-evaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. We also may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we fail, for any reason, to implement these changes effectively or efficiently, such failure could harm our operations, financial reporting or financial results and could result in our conclusion that our internal control over financial reporting is not effective.

The exchange offer could be viewed by Brazilian tax authorities as a taxable event.

Although we understand that the exchange offer is not subject to tax, there is no settled jurisprudence on the matter, and no agreement as to the tax treatment of the exchange offer has been entered into with the Brazilian tax authorities. We may take the position that the exchange offer is not subject to tax in Brazil provided that, for Brazilian tax purposes, a shareholder maintains the cost of acquisition of Cosan shares. However, if Brazilian tax authorities reached a view of the exchange offer that differs from ours, a shareholder would be subject to tax, interest, and fines on the exchange. For more details on the tax consequences of the exchange offer, see “Taxation” below.

Shareholders should consult their own tax advisors for advice relating to their particular situations.

Risks Related to Our Business and Industries

We operate in industries in which the demand and the market price for our products are cyclical and are affected by general economic conditions in Brazil and the world.

The ethanol and sugar industries, both globally and in Brazil, have historically been cyclical and sensitive to domestic and international changes in supply and demand.

Ethanol is marketed as a fuel additive to reduce vehicle emissions from gasoline, as an enhancer to improve the octane rating of gasoline with which it is blended or as a substitute fuel for gasoline. As a result, ethanol prices are influenced by the supply and demand for gasoline, and our business and financial performance may be materially adversely affected if gasoline demand or price decreases. Despite the greater supply of ethanol at the beginning of the 2006/2007 harvest season, ethanol prices in fiscal year 2007 remained at historically high levels in Brazil, due primarily to increased sales of flex fuel cars in the country. The increase in the production and sale of flex fuel cars has resulted, in part, from lower taxation, since 2002, of such vehicles compared to gasoline-only cars. This favorable tax treatment may be eliminated and the production of flex fuel cars may decrease, which could adversely affect demand for ethanol.

Historically, the international sugar market has experienced periods of limited supply—causing sugar prices and industry profit margins to increase—followed by an expansion in the industry that results in oversupply—causing declines in sugar prices and industry profit margins. In addition, fluctuations in prices for ethanol or sugar may occur, for various other reasons, including factors beyond our control, such as:

•	fluctuations in gasoline prices;

•	variances in the production capacities of our competitors; and

•	the availability of substitute goods for the ethanol and sugar products we produce.

The prices we are able to obtain for sugar depends, in large part, on prevailing market prices. These market conditions, both in Brazil and internationally, are beyond our control. The wholesale price of sugar has a significant impact on our profits. Like other agricultural commodities, sugar is subject to price fluctuations resulting from weather, natural disasters, harvest levels, agricultural investments, government policies and programs for the agricultural sector, domestic and foreign trade policies, shifts in supply and demand, increasing purchasing power, global production of similar or competing products, and other factors beyond our control. In addition, a significant portion of the total worldwide sugar production is traded on exchanges and thus is subject to speculation, which could affect the price of sugar and our results of operations. The price of sugar, in particular, is also affected by producers’ compliance with sugar export requirements and the resulting effects on domestic supply. As a consequence, sugar prices have been subject to higher historical volatility when compared to many other commodities. Competition from alternative sweeteners, including saccharine and high fructose corn syrup, known as “HFCS”, changes in Brazilian or international agricultural or trade policies or developments relating to international trade, including those under the World Trade Organization, or “WTO”, are factors that can directly or indirectly result in lower domestic or global sugar prices. Any prolonged or significant decrease in sugar prices could have a material adverse effect on our business and financial performance.

If we are unable to maintain sales at generally prevailing market prices for ethanol and sugar in Brazil, or if we are unable to export sufficient quantities of ethanol and sugar to assure an appropriate domestic market balance, our ethanol and sugar business may be adversely affected.

Sugar prices began to decline in the second half of fiscal year 2007 and recently fell to a two-year low, mainly due to record volumes in 2006/2007 harvests on a worldwide basis. We expect that sugar prices will continue to decline in fiscal year 2008 as a whole, also due to record harvests, and will negatively affect our net sales and overall financial performance for the fiscal year. Based solely on preliminary data that are subject to change, we currently anticipate a net loss for fiscal year 2008 as a whole. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Outlook for Fiscal Year 2008”.

Ethanol prices are directly correlated to the price of sugar and are becoming closely correlated to the price of oil, so that a decline in the price of sugar will adversely affect both our ethanol and sugar businesses and a decline in the price of oil may adversely affect our ethanol business.

The price of ethanol generally is closely associated with the price of sugar and is increasingly becoming correlated to the price of oil. A vast majority of ethanol in Brazil is produced at sugarcane mills that produce both ethanol and sugar. Because sugarcane millers are able to alter their product mix in response to the relative prices of ethanol and sugar, this results in the prices of both products is directly correlated, and the correlation between ethanol and sugar may increase over time. In addition, sugar prices in Brazil are determined by prices in the world market, so that there is a strong correlation between Brazilian ethanol prices and world sugar prices.

Because flex fuel vehicles allow consumers to choose between gasoline and ethanol at the pump rather than at the showroom, ethanol prices are now becoming increasingly correlated to gasoline prices and, consequently, oil prices. We believe that the correlation among the three products will increase over time. Accordingly, a decline in sugar prices will have an adverse effect on the financial performance of our ethanol and sugar businesses, and a decline in oil prices may have an adverse effect on that of our ethanol business.

We may not successfully acquire or develop additional production capacity through greenfield projects or expansion of existing facilities.

We continually explore opportunities to increase our production capacity, including through greenfield projects and expansion of existing facilities. We expect to invest approximately US$650 million in an ethanol greenfield project, consisting of three mills in the State of Goiás, which is in the Center-South region of Brazil. We expect that this greenfield project will start producing ethanol in fiscal year 2009 and reach full production in fiscal year 2012, with an expected total production of approximately 240 million gallons (900 million liters) per year. We also intend to invest approximately US$500 million to expand our existing facilities, add up to an aggregate of 10.6 million tons of crushing capacity from fiscal year 2009 to fiscal year 2012. If we are unable to develop successfully these greenfield projects, or expand existing facilities, we may not develop additional production capacity.

We expect to explore other greenfield projects in the future. Except for the ethanol greenfield project in the State of Goiás, we do not have environmental or other permits, designs or engineering, procurement and construction contracts with respect to any potential projects. As a result, we may not complete these greenfield projects on a timely basis or at all, and may not realize the related benefits we anticipate. In addition, we may be unable to obtain the required financing for these projects on satisfactory terms, or at all. For example, we may not be able to obtain all of the land for which we have obtained options in the State of Goiás or we may not have the appropriate personnel, equipment and know-how to implement projects. In particular, we have no significant prior experience in planning, developing and managing large-scale greenfield projects.

The integration of greenfield projects or expansion of our existing facilities may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Planned or future greenfield projects or expansion of existing facilities may not enhance our financial performance.

We may not successfully implement our plans to sell energy from our cogeneration projects, and the Brazilian government’s regulation of the energy sector may affect our business and financial performance.

Our current total installed energy cogeneration capacity is approximately 150 MW, a substantial majority of which is used to generate energy for our own industrial operations. We won bids in two government “new energy“ auctions, held in December 2005 and October 2006, to sell 455,520 MWh/year to the Brazilian electricity grid at current average prices of US$72.0 per megawatt-hour starting in 2009 under contracts with 15-year terms. We are investing approximately US$180 million in cogeneration systems for three mills to provide the energy to be sold under these contracts. We plan to expand our investment by approximately US$325 million in order to generate an additional approximately 680,000 MWh/year to be made available for sale in five mills. We have no significant prior experience in planning, developing and managing large-scale energy cogeneration projects. We may need to invest significant amounts to overcome any operating difficulties. In addition, the Brazilian government regulates the energy sector extensively. We may not be able to satisfy all the requirements necessary to acquire new contracts or to otherwise comply with Brazilian energy regulation. Changes to the current energy regulation or federal authorization programs, and the creation for more stringent criteria for qualification in future public energy auctions, may adversely affect the implementation of this element of our business strategy.

We may engage in hedging transactions, which involve risks that can harm our financial performance.

We are exposed to market risks arising from the conduct of our business activities—in particular, market risks arising from changes in commodity prices, exchange rates or interest rates. In an attempt to minimize the effects of volatility of sugar prices and exchange rates on our cash flows and results of operations, we engage in hedging transactions involving commodities and exchange rate futures, options, forwards and swaps. We also engage in interest rate-related hedging transactions from time to time. Hedging transactions expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or there is a change in the expected differential between the underlying price in the hedging agreement and the actual price of commodities or exchange rate. In fiscal year 2006, we experienced losses of US$209.4 million from sugar price and exchange rate hedging transactions. We may occur significant hedging-related losses in the future. We hedge against market price fluctuations by fixing the prices of approximately 25% to 50% of our sugar export volumes. Since we record derivatives at fair value, to the extent that the market prices of our products exceed the fixed price under our hedging policy, our results will be lower than they would have been if we had not engaged in such transactions as a result of the related non-cash derivative expenses. As a result, our financial performance would be adversely affected during periods in which commodities prices increase. Alternatively, we may choose not to engage in hedging transactions in the future, which could adversely affect our financial performance during periods in which commodities prices decrease.

We face significant competition, which may adversely affect our market share and profitability.

The ethanol and sugar industries are highly competitive. Internationally, we compete with global ethanol and sugar producers such as Aventine Renewable Energy, Inc., Archer-Daniels-Midland Company, Cargill, Inc. and A.E. Staley Manufacturing Company (a subsidiary of Tate & Lyle, PLC). Some of our competitors are divisions of larger enterprises and have greater financial resources than our company. In Brazil, we compete with numerous small to medium-size producers. Despite increased consolidation, the Brazilian ethanol and sugar industries remain highly fragmented. Our major competitors in Brazil are Grupo Louis Dreyfus (the second largest ethanol and sugar producer in Brazil), Grupo Carlos Lyra, Grupo Vale do Rosário, Grupo São Martinho, Grupo Tercio Wanderley, Grupo Guarani, Grupo Zillo Lorenzetti, Grupo Oscar Figueiredo, Grupo Santa Terezinha, Grupo Santa Elisa, Grupo Da Pedra and Grupo Nova América. Grupo Zillo Lorenzetti, Grupo São Martinho, Grupo Irmãos Biagi and other ethanol and sugar producers in Brazil market their ethanol and sugar products through the Cooperative of Sugarcane, Sugar and Alcohol Producers of the State of São Paulo (Cooperativa de Produtores de Cana-de-açúcar, Açúcar e Álcool do Estado de São Paulo), or “Copersucar”. During the 2006/2007 harvest, Copersucar had 27 members that produce ethanol and sugar in the states of São Paulo, Minas Gerais and Paraná. We are not a member of Copersucar.

We face strong competition from international producers – in particular, in highly regulated and protected markets, such as the United States and the European Union. Historically, imports of sugar have not provided substantial competition for us in Brazil due to, among other factors, the production and logistical cost-competitiveness of sugar produced in Brazil. If the Brazilian government creates incentives for sugar imports, we could face increased competition in the Brazilian market by foreign producers. Many factors influence our competitive position, including the availability, quality and cost of fertilizer, energy, water, chemical products and labor. Some of our international competitors have greater financial and marketing resources, larger customer bases and broader product ranges than we do. If we are unable to remain competitive with these producers in the future, our market share may be adversely affected.

We may face significant challenges in implementing our expansion strategy in other regions of Brazil and international markets.

Our growth strategy includes the expansion of our activities in other regions of Brazil and international markets, through organic growth and acquisitions. Our expansion to regions of Brazil in which we do not now operate may involve potential challenges, such as inadequate transportation systems and different state and local laws, regulations and policies. For example, we may not be able to secure an adequate supply of surgarcane either from suppliers or through our own cultivation in sufficient proximity to our mills to be economically viable in terms of transportation costs.

We are currently looking at opportunities worldwide, but have not yet identified any particular investment locations outside of Brazil. Our international expansion, to countries in which we do not now operate includes additional challenges, such as the following:

•	changes in economic, political or regulatory conditions;

•	difficulties in managing geographically diverse operations;

•	changes in business regulation, including policies governing ethanol technological standards;

•	effects of foreign currency movements;

•	difficulties in enforcing contracts; and

•	cultural and language barriers.

If we fail to address one or more of these challenges, our business and financial performance may be materially adversely affected.

Our export sales are subject to a broad range of risks associated with international operations.

Our net sales from exports in fiscal year 2007 totaled US$1,014.8 million, representing 60.4% of our total net sales. In fiscal year 2007, we had export net sales of sugar of US$873.0 million, representing 52.0% of our total net sales, and we had export net sales of ethanol of US$138.3 million, representing 8.2% of our total net sales. We expect to expand our ethanol exports in the future. Expansion of ethanol exports depends on factors beyond our control, including liberalization of existing trade barriers and the establishment of distribution systems for hydrous ethanol in countries outside of Brazil. Our future financial performance will depend, to a significant extent, on economic, political and social conditions in our main export markets.

In the first half of the 2008 fiscal year, our net sales from exports were US$373.5 million, representing 59.3% of our total net sales. During this same period, our net sales from sugar exports were US$322.2 million, representing 51.2% of our total net sales, and our net sales from exports of ethanol were US$39.4 million, representing 6.3% of our total net sales.

Most ethanol and/or sugar producing countries, including the United States and member countries of the European Union, protect local producers from foreign competition by establishing government policies and regulations that affect ethanol and sugar production, including quotas, import and export restrictions, subsidies, tariffs and duties. As a result of these policies, domestic ethanol and sugar prices vary greatly in individual countries. We have limited or no access to these large markets as a result of trade barriers. If these protectionist policies continue, we may not be able to expand our export activities at the rate we currently expect, or at all, which could adversely affect our business and financial performance. Also, if new trade barriers are established in our key export markets, we may face difficulties in reallocating our products to other markets on favorable terms, and our business and financial performance may be adversely affected.

The expansion of our business through acquisitions and strategic alliances creates risks that may reduce the benefits we anticipate from these transactions.

We have grown substantially through acquisitions. We plan to continue to acquire, from time to time, other ethanol or sugar producers or facilities in Brazil or elsewhere that complement or expand our existing operations. We also may enter into strategic alliances to increase our competitiveness. However, our management is unable to predict whether or when any prospective acquisitions or strategic alliances will occur, or the likelihood of any particular transaction being completed on favorable terms and conditions. Our ability to continue to expand our business through acquisitions or alliances depends on many factors, including our ability to identify acquisitions or access capital markets on acceptable terms. Even if we are able to identify acquisition targets and obtain the necessary financing to make these acquisitions, we could financially overextend ourselves, especially if an acquisition is followed by a period of lower than projected ethanol and sugar prices.

Acquisitions, especially involving sizeable enterprises, may present financial, managerial and operational challenges, including diversion of management attention from existing business and difficulties in integrating operations and personnel. Any failure by us to integrate new businesses or manage any new alliances successfully could adversely affect our business and financial performance. Some of our major competitors may be pursuing growth through acquisitions and alliances, which may reduce the likelihood that we will be successful in completing acquisitions and alliances. In addition, any major acquisition we consider may be subject to antitrust and other regulatory approvals. We may not be successful in obtaining required approvals on a timely basis or at all.

Acquisitions also pose the risk that we may be exposed to successor liability relating to prior actions involving an acquired company, or contingent liabilities incurred before the acquisition. Due diligence conducted in connection with an acquisition, and any contractual guarantees or indemnities that we receive from sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. A material liability associated with an acquisition, such as labor- or environmental-related liabilities, could adversely affect our reputation and financial performance and reduce the benefits of the acquisition.

A reduction in market demand for ethanol or a change in governmental policies that ethanol be added to gasoline may materially adversely affect our business.

Governmental authorities of several countries, including Brazil and certain states of the United States, currently require the use of ethanol as an additive to gasoline. Since 1997, the Brazilian Sugar and Alcohol Interministerial Council (Conselho Interministerial do Açúcar e Álcool) has set the percentage of anhydrous ethanol that must be used as an additive to gasoline (currently, at 25% by volume). Approximately one-half of all fuel ethanol in Brazil is used to fuel automobiles that run on a blend of anhydrous ethanol and gasoline; the remainder is used in either flex fuel vehicles or vehicles powered by hydrous ethanol alone. Five districts in China require the addition of 10% ethanol to gasoline. Japan requires the addition of 3% of ethanol to gasoline, increasing such requirement to 10% in 2010 and nine states and four union territories in India require the addition of 5% of ethanol to gasoline. Other countries have similar governmental policies requiring various blends of anhydrous ethanol and gasoline. In addition, flex fuel vehicles in Brazil are currently taxed at lower levels than gasoline-only vehicles, which has contributed to the increase in the production and sale of flex fuel vehicles. Any reduction in the percentage of ethanol required to be added to gasoline or increase in the levels at which flex fuel vehicles are taxed in Brazil, as well as growth in the demand for natural gas and other fuels as an alternative to ethanol, lower gasoline prices or an increase in gasoline consumption (versus ethanol), may cause demand for ethanol to decline.

Government policies and regulations affecting the agricultural sector and related industries could adversely affect our operations and profitability.

Agricultural production and trade flows are significantly affected by Brazilian federal, state and local, as well as foreign, government policies and regulations. Governmental policies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on agricultural commodities and commodity products, may influence industry profitability, the planting of certain crops versus others, the uses of agricultural resources, the location and size of crop production, the trading levels for unprocessed versus processed commodities, and the volume and types of imports and exports.

Future government policies in Brazil and elsewhere may adversely affect the supply, and demand for, and prices of, our products or restrict our ability to do business in our existing and target markets, which could adversely affect our financial performance. Sugar prices, like the prices of many other staple goods in Brazil, were historically subject to controls imposed by the Brazilian government. Sugar prices in Brazil have not been subject to price controls since 1997. However, additional measures may be imposed in the future. In addition, our operations are currently concentrated in the State of São Paulo. Any changes affecting governmental policies and regulations regarding ethanol, sugar or sugarcane in the State of São Paulo may adversely affect our company.

We may not be successful in reducing operating costs and increasing operating efficiencies.

As part of our strategy, we continue to seek to reduce operating costs and increase operating efficiencies to improve our future financial performance. For example, we intend to invest approximately US$100 million to purchase mechanical harvesters to achieve mechanization of approximately 80% of our sugarcane by fiscal year 2012. In addition, we intend to use approximately US$50 million of the net proceeds of the global offering to increase crop yields and enhance efficiency, as well as reduce production costs. We may not be able to achieve the cost savings that we expect to realize from these or other initiatives. Any failure to realize anticipated cost savings may adversely affect our competitiveness and financial performance.

We incur substantial costs to comply with environmental regulations and may be exposed to liabilities in the event we fail to comply with these regulations or as a result of our handling of hazardous materials.

We are subject to various Brazilian federal, state and local environmental protection and health and safety laws and regulations governing, among other matters:

•	the generation, storage, handling, use and transportation of hazardous materials;

•	the emission and discharge of hazardous materials into the ground, air or water; and

•	the health and safety of our employees.

We are also required to obtain permits from governmental authorities for certain aspects of our operations. These laws, regulations and permits often require us to purchase and install expensive pollution control equipment or to make operational changes to limit actual or potential impacts on the environment and/or health of our employees. Currently, we do not anticipate any material claims or liabilities resulting from a failure to comply with these laws and regulations. However, any violations of these laws and regulations or permit conditions can result in substantial fines, criminal sanctions, revocations of operating permits and/or shutdowns of our facilities.

Due to the possibility of changes to environmental regulations and other unanticipated developments, the amount and timing of future environmental expenditures may vary substantially from those currently anticipated. Under Brazilian environmental laws, we could be held strictly liable for all of the costs relating to any contamination at our or our predecessors’ current and former facilities and at third-party waste disposal sites used by us or any of our predecessors. We could also be held responsible for any and all consequences arising out of human exposure to hazardous substances, such as pesticides and herbicides, or other environmental damage.

We are party to a number of administrative and judicial proceedings for alleged failures to comply with environmental laws which may result in fines, shutdowns, or other adverse effects on our operations. We have not recorded any provisions or reserves for these proceedings as we do not currently believe that they will result in liabilities material to our business or financial performance. See “Business – Legal Proceedings – Environmental Proceedings”. Our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances could adversely affect our business or financial performance.

Government laws and regulations governing the burning of sugarcane could have a material adverse impact on our business or financial performance.

Approximately 70% of our sugarcane is currently harvested by burning the crop, which removes leaves and destroys insects and other pests. The State of São Paulo and some local governments have established laws and regulations that limit our ability to burn sugarcane or that reduce and/or entirely prohibit the burning of sugarcane. We currently incur significant costs to comply with these laws and regulations, and there is a likelihood that increasingly stringent regulations relating to the burning of sugarcane will be imposed by the State of São Paulo and other governmental agencies in the near future. As a result, the costs to comply with existing or new laws or regulations are likely to increase, and, as a result, our ability to operate our own plants and harvest our sugarcane crops may be adversely affected.

Any failure to comply with these laws and regulations may subject us to legal and administrative actions. These actions can result in civil or criminal penalties, including a requirement to pay penalties or fines, which may range from R$50.00 to R$50 million (US$24.60 to US$24.6 million) and be doubled or tripled in case of recidivism, an obligation to make capital and other expenditures or an obligation to materially change or cease some operations.

Adverse weather conditions may reduce the volume and sucrose content of sugarcane that we can cultivate and purchase in a given harvest, and we are affected by seasonality of the sugarcane growing cycle.

Our sugar production depends on the volume and sucrose content of the sugarcane that we cultivate or that is supplied to us by growers located in the vicinity of our mills. Crop yields and sucrose content depend primarily on weather conditions such as rainfall and temperature, which vary. Weather conditions have historically caused volatility in the ethanol and sugar industries and, consequently, in our results of operations by causing crop failures or reduced harvests. Flood, drought or frost can adversely affect the supply and pricing of the agricultural commodities that we sell and use in our business. Future weather patterns may reduce the amount of sugar or sugarcane that we can recover in a given harvest or its sucrose content. In addition, our business is subject to seasonal trends based on the sugarcane growing cycle in the Center-South region of Brazil. The annual sugarcane harvesting period in the Center-South region of Brazil begins in April/May and ends in November/December. This creates fluctuations in our inventory, usually peaking in November to cover sales between crop harvests (i.e., December through April), and a degree of seasonality in our gross profit, with ethanol and sugar sales significantly lower in the last quarter of the fiscal year. Seasonality and any reduction in the volumes of sugar recovered could have a material adverse effect on our business and financial performance.

We may be adversely affected by a shortage of sugarcane or by high sugarcane costs.

Sugarcane is our principal raw material used for the production of ethanol and sugar. In fiscal year 2007, sugarcane purchased from suppliers accounted for 30% of our consolidated costs of goods sold and operating expenses. We purchase 40% of the sugarcane that we use in our production of ethanol and sugar directly from thousands of third-party sugarcane growers. Historically, approximately 80% of the sugarcane purchased by us has been under medium- and long-term contracts with sugarcane growers, 5% on a spot basis and the remaining 15% from sugarcane growers with whom we have long-term relationships but no contractual arrangements. We generally enter into medium- and long-term supply contracts for periods varying from three and one-half to seven years. As of October 31, 2007, we also leased approximately 341,922 hectares under approximately 1,867 land lease contracts with an average term of five years. Any shortage in sugarcane supply or increase in sugarcane prices in the near future, including as a result of the termination of supply contracts or lease agreements representing a material reduction in the sugarcane available to us for processing or increase in sugarcane prices may adversely affect our business and financial performance.

Fire and other disasters could affect our agricultural and manufacturing properties, which would adversely affect our production volumes and, consequently, financial performance.

Our operations will be subject to risks affecting our agricultural properties and facilities, including fire potentially destroying some or our entire yield and facilities. In addition, our operations are subject to hazards associated with the manufacture of inflammable products and transportation of feed stocks and inflammable products. Our insurance coverage may not be sufficient to provide full protection against these types of casualties. Our Da Barra mill was responsible for approximately 25% of our total sugar production in the 2006/2007 harvest. Any material damage to our Da Barra mill would adversely affect our production volumes and, consequently, our financial performance.

Disease and pestilence may strike our crops which may result in destruction of a significant portion of our harvest.

Crop disease and pestilence can occur from time to time and have a devastating effect on our crops, potentially rendering useless or unusable all or a substantial portion of affected harvests. Even when only a portion of the crop is damaged, our business and financial performance could be adversely affected because we may have incurred a substantial portion of the production cost for the related harvest. The cost of treatment of crop disease tends to be high. Any serious incidents of crop disease or pestilence, and related costs, may adversely affect our production levels and, as a result, our net sales and overall financial performance.

Disruption of transportation and logistics services or insufficient investment in public infrastructure could adversely affect our operating results.

One of the principal disadvantages of Brazilian agriculture sector is that key growing regions lie far from major ports. As a result, efficient access to transportation infrastructure and ports is critical to the growth of Brazilian agriculture as a whole and of our operations in particular. As part of our business strategy, we intend to invest in areas where existing transportation infrastructure is under developed. Improvements in transportation infrastructure are likely to be required to make more agricultural production accessible to export terminals at competitive prices. A substantial portion of Brazilian agricultural production is currently transported by truck, a means of transportation significantly more expensive than the rail transportation available to U.S. and other international producers. Our dependence on truck transport may affect our position as low-cost producer, so that our ability to compete in world markets may be impaired.

Even though road and rail improvement projects have been considered for some areas of Brazil, and in some cases implemented, substantial investments are required for road and rail improvement projects, which may not be completed on a timely basis – if at all. Any delay or failure in developing infrastructure systems could hurt the demand for our products, impede our delivery of products or impose additional costs on us. We currently outsource the transportation and logistics services necessary to operate our business. Any disruption in these services could result in supply problems at our processing plants and impair our ability to deliver processed products to our customers in a timely manner. In addition, a natural disaster or other catastrophic event could result in disruption in regional transportation infrastructure systems affecting our third-party transportation providers.

We depend on third parties to provide our customers and us with facilities and services that are integral to our business.

We have entered into agreements with third-party contractors to provide facilities and services required for our operations, such as the transportation and storage of ethanol and sugar. The loss or expiration of our agreements with third-party contractors or our inability to renew these agreements or to negotiate new agreements with other providers at comparable rates could harm our business and financial performance. Our reliance on third parties to provide essential services on our behalf also gives us less control over the costs, efficiency, timeliness and quality of those services. Contractors’ negligence could compromise the safety of the transportation of ethanol from our production facilities to our export facilities. We expect to be dependent on such agreements for the foreseeable future, and if we enter any new market, we will need to have similar agreements in place.

Technological advances could affect demand for our products or require substantial capital expenditures for us to remain competitive.

The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. We cannot predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with such new technologies. Advances in the development of alternatives to ethanol also could significantly reduce demand or eliminate the need for ethanol as a fuel oxygenate. Any advances in technology which require significant capital expenditures to remain competitive or which otherwise reduce demand for ethanol will have a material adverse effect on our business and financial performance.

Alternative sweeteners have negatively affected demand for our sugar products in Brazil and other countries.

We believe that the use of alternative sweeteners, especially artificial alternative sweeteners such as aspartame, saccharine and HFCS, has adversely affected the growth of the overall demand for sugar in Brazil and the rest of the world. Soft drink bottlers in many countries have switched from sugar to, or increased consumption of, alternative sweeteners. In addition, the use of alternative sweeteners by sugar consumers, including soft drink bottlers, may also reduce the demand for sugar in Brazil. A substantial decrease in sugar consumption, or the increased use of alternative or artificial sweeteners, would decrease demand for our sugar products and could result in lower growth in our net sales and overall financial performance.

Our sugar and ethanol products are sold to a small number of customers which may be able to exercise significant bargaining power concerning pricing and other sale terms.

A substantial portion of our sugar and ethanol production is sold to a small number of customers that acquire large portions of our production and thus may be able to exercise significant bargaining power concerning pricing and other sale terms. In fiscal year 2007, five of our customers accounted for 61.8% of our net sales of sugar. In the same fiscal year, five of our customers accounted for 50.0% of our net sales of ethanol. In addition, intensive competition in the ethanol and sugar industries further increases the bargaining power of our customers.

Our subsidiary’s port concession is subject to termination by the granting authority.

We own and operate a sugar-loading terminal at the Port of Santos in the State of São Paulo through our subsidiary Cosan Operadora Portuária S.A., or “Cosan Portuária”. The close proximity of our mills to the port enables us to benefit from lower transportation costs. Pursuant to the port concession agreement with the State of São Paulo’s Port Authority, Cosan Portuária’s concession to operate this terminal will expire on 2016, and it may be renewed for an additional 20 years if Cosan Portuária meets its obligations under the port concession agreement. However, the port concession may be unilaterally terminated by the granting authority prior to that time upon:

•	expropriation of the port concession in the public interest;

•
default by Cosan Portuária in the performance of its obligations under the port concession agreement, including the payment of concession fees or failure to comply with other legal and regulatory obligations;

•	Cosan Portuária’s failure to comply with determinations by the granting authority; or

•	bankruptcy or dissolution of Cosan Portuária.

Termination of the port concession agreement may adversely impact our transportation costs and the turn-around time for the export of our products as well as our revenues from service agreements related to our port facilities.

We may be adversely affected by unfavorable outcomes in pending legal proceedings.

We are involved in a significant number of tax, civil and labor proceedings, which we estimate involve claims against us aggregating US$1,516.2 million, and as to which, at October 31, 2007, we recorded a provision totaling US$433.7 million, net of judicial deposits in an aggregate amount of US$26.1 million. We cannot predict whether we will prevail in these or other proceedings, or whether we will have to pay significant amounts, including penalties and interest, as payment for our liabilities, which would materially and adversely impact our business and financial performance.

We are highly dependent on our chief executive officer and other members of our management to develop and implement our strategy and to oversee our operations.

We are dependent upon Mr. Rubens Ometto Silveira Mello, our chairman and chief executive officer, other members of senior management and certain members of our board of directors, especially with respect to business planning, strategy and operations. If any of these key members of our management leaves our company, our business and financial performance may be negatively affected. Our business is particularly dependent on Mr. Rubens Ometto Silveira Mello, who is also our controlling shareholder. We currently do not carry any key man insurance.

We are indirectly controlled by a single individual who has the power to control us and all of our subsidiaries.

Immediately after the exchange offer, Mr. Rubens Ometto Silveira Mello, our controlling shareholder, chairman and chief executive officer, will continue to have the power to indirectly control us, including the power to:

•	elect a majority of our directors and appoint our executive officers, set our management policies and exercise overall control over our company and subsidiaries;

•	agree to sell or otherwise transfer his controlling stake in our company; and

•
determine the outcome of substantially all actions requiring shareholder approval, including transactions with related parties, corporate reorganizations, acquisitions and dispositions of assets, and dividends.

Our class B common shares have ten votes per share and our class A common shares have one vote per share. Currently our controlling shareholder and his affiliates together own all of our class B series 1 common shares, representing 90.08% of the voting power of our issued and outstanding share capital. In addition, because of our share capital structure, our controlling shareholder will continue to be able to control substantially all matters submitted to our shareholders for a vote or approval even if the controlling shareholder comes to own less than 50% of the issued and outstanding share capital in the company. If you participate in the exchange offer, you will become a minority shareholder in a company where you have limited or no ability to influence corporate matters. The concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our shareholders do not view as beneficial. As a result, the market price of our class A common shares could be adversely affected.

We may face conflicts of interest in transactions with related parties.

We engage in business and financial transactions with our controlling shareholder and other shareholders that may create conflicts of interest between our company and these shareholders. For example, we enter into land leasing agreements with our affiliates, including Amaralina Agrícola Ltda, or “Amaralina”, Santa Bárbara Agrícola S.A., or “Santa Bárbara” and São Francisco S.A., or “São Francisco”. The accounts payable balances result mainly from the lease of agriculture land, which are at prices and on terms equivalent to the average terms and prices of transactions that we enter into with third parties. Commercial and financial transactions between our affiliates and us, even on if entered into on an arm’s length basis, create the potential for, or could result in, conflicts of interests.

Risks Related To Brazil

Brazilian economic, political and other conditions, and Brazilian government policies or actions in response to these conditions, may negatively affect our business and financial performance and the market price of our class A common shares.

The Brazilian economy has been characterized by frequent and occasionally extensive intervention by the Brazilian government and unstable economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. For example, the government’s actions to control inflation have at times involved setting wage and price controls, blocking access to bank accounts, imposing exchange controls and limiting imports into Brazil. We have no control over, and cannot predict, what policies or actions the Brazilian government may take in the future.

Our business, financial performance and prospects, as well as the market prices of our class A common shares, may be adversely affected by, among others, the following factors:

•	exchange rate movements;

•	exchange control policies;

•	expansion or contraction of the Brazilian economy, as measured by rates of growth in gross domestic product, or “GDP”;

•	inflation;

•	tax policies;

•	other economic, political, diplomatic and social developments in or affecting Brazil;

•	interest rates;

•	liquidity of domestic capital and lending markets; and

•	social and political instability.

These factors, as well as uncertainty over whether the Brazilian government may implement changes in policy or regulations relating to these factors, may adversely affect us and our business and financial performance and the market price of our class A common shares.

Cosan generally invoices its sales in Brazilian reais, but a substantial portion of Cosan’s net sales are from export sales that are billed in U.S. dollars. At the same time, the majority of Cosan’s costs are denominated in reais. As a result, our operating margins are negatively affected when there is an appreciation of the real to the U.S. dollar.  Additionally, we have indebtedness with fixed and floating rates, and we are thus exposed to the risk of fluctuations in interest rates. If there is an increase in interest rates, our financial results may be affected.

Inflation and government measures to curb inflation, may adversely affect the Brazilian economy, the Brazilian securities market, our business and operations and the market prices of our class A common shares.

At times in the past, Brazil has experienced high rates of inflation. According to the General Market Price Index (Índice Geral de Preços – Mercado), or “IGP-M”, a general price inflation index, the inflation rates in Brazil were 25.3% in 2002, 8.7% in 2003, 12.4% in 2004, 1.2% in 2005, 3.8% in 2006 and 1.4% in the first half of 2007. In addition, according to the National Extended Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), or “IPCA”, published by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or “IBGE”, the Brazilian price inflation rates were 12.5% in 2002, 9.3% in 2003, 7.6% in 2004, 5.7% in 2005, 3.1% in 2006 and 1.8% in the first half of 2007. The Brazilian government’s measures to control inflation have often included maintaining a tight monetary policy with high interest rates, thereby restricting availability of credit and reducing economic growth. Inflation, actions to combat inflation and public speculation about possible additional actions have also contributed materially to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets.

Brazil may experience high levels of inflation in future periods. Periods of higher inflation may slow the rate of growth of the Brazilian economy, which could lead to reduced demand for our products in Brazil and decreased net sales. Inflation is also likely to increase some of our costs and expenses, which we may not be able to pass on to our customers and, as a result, may reduce our profit margins and net income. In addition, high inflation generally leads to higher domestic interest rates, and, as a result, the costs of servicing any floating-rate real-denominated debt may increase, resulting in lower net income. Inflation and its effect on domestic interest rates can, in addition, lead to reduced liquidity in the domestic capital and lending markets, which could affect our ability to refinance our indebtedness in those markets. Any decline in our net sales or net income and any deterioration in our financial performance would also likely lead to a decline in the market price of our class A common shares.

Our reporting currency is the U.S. dollar but a substantial portion of our sales is in Brazilian real, so that exchange rate movements may increase our financial expenses and negatively affect our profitability.

Cosan generally invoices its sales in Brazilian real, but reports results in U.S. dollars. The results of Cosan and our other Brazilian subsidiaries are translated from reais into U.S. dollars upon consolidation. When the U.S. dollar strengthens against other currencies, our net sales and net income may decrease.

Significant volatility in the value of the real in relation to the U.S. dollar could harm our ability to meet our U.S. dollar-denominated liabilities.

The Brazilian currency has historically suffered frequent devaluations. In the past, the Brazilian government has implemented various economic plans and exchange rate policies, including sudden devaluations and periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. There have been significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies. In fiscal year 2004, the real devalued slightly by 1.9%, ending at R$2.945 on April 30, 2004. In fiscal year 2005, the real ended at R$2.531 per US$1.00, which represented a 14.0% appreciation. In fiscal year 2006, the real appreciated by 17.5%, ending at R$2.089 per US$1.00. In fiscal year 2007, the real appreciated by 2.6%, ending at R$2.034 per US$1.00.  Finally, during the first half of the 2008 fiscal year, the real appreciated by 14.3%, closing at R$1.744 per US$1.00.

Because Cosan generally invoices its sales in Brazilian real, devaluation of the real against foreign currencies may generate losses in our foreign currency-denominated liabilities as well as an increase in our funding costs with a negative impact on our ability to finance our operations through access to the international capital markets and on the market value of the class A common shares. A strengthening of the real in relation to the U.S. dollar generally has the opposite effect. Further devaluations of the Brazilian currency may occur and impact our business in the future. These foreign exchange and monetary gains or losses can be substantial, which can significantly impact our earnings from one period to the next. In addition, depreciation of the real relative to the U.S. dollar could (1) result in additional inflationary pressures in Brazil by generally increasing the price of imported products and services and requiring recessionary government policies to curb demand and (2) weaken investor confidence in Brazil and reduce the market price of the class A common shares. On the other hand, further appreciation of the real against the U.S.

dollar may lead to a deterioration of the country’s current account and the balance of payments and may dampen export-driven growth.

Because a substantial portion of Cosan’s indebtedness and some of its operational expenses are, and will continue to be, denominated in or indexed to the U.S. dollar, our foreign currency exposure related to Cosan’s indebtedness and other liabilities on October 31, 2007 was US$1,017.2 million. We manage a portion of our exchange rate risk through foreign currency derivative instruments, but our foreign currency debt obligations are not completely hedged. In addition, a devaluation of the real would effectively increase the interest expense in respect of our U.S. dollar-denominated debt.

Changes in tax laws may increase our tax burden and, as a result, adversely affect our profitability.

The Brazilian government regularly implements changes to tax regimes that may increase the tax burden on Cosan and its customers. These changes include modifications in the rate of assessments and, on occasion, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. In April 2003, the Brazilian government presented a tax reform proposal, which was mainly designed to simplify tax assessments, to avoid internal disputes within and between the Brazilian states and municipalities, and to redistribute tax revenues. The tax reform proposal provided for changes in the rules governing the federal Social Integration Program (Programa de Integração Social), or “PIS”, the federal Contribution for Social Security Financing (Contribuição para Financiamento da Seguridade Social), or “COFINS”, the federal Tax on Bank Account Transactions (Contribuição Provisória sobre Movimentação ou Transmissão de Valores e de Créditos e Direitos de Natureza Financeira), or “CPMF”, the state Tax on the Circulation of Merchandise and Services (Imposto Sobre a Circulação de Mercadorias e Serviços), or “ICMS”, and some other taxes. The effects of these proposed tax reform measures and any other changes that result from enactment of additional tax reforms have not been, and cannot be, quantified. However, some of these measures, if enacted, may result in increases in our overall tax burden, which could negatively affect our overall financial performance.

FORWARD-LOOKING STATEMENTS

This prospectus contains estimates and forward-looking statements, principally in “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”. Some of the matters discussed concerning our business and financial performance include estimates and forward-looking statements.

Our estimates and forward-looking statements are mainly based on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Our estimates and forward-looking statements may be influenced by the following factors, among others:

•	general economic, political, demographic and business conditions in Brazil and in the world and the cyclicality affecting our selling prices;

•	our ability to implement our expansion strategy in other regions of Brazil and international markets through organic growth and acquisitions;

•	competitive developments in the ethanol and sugar industries;

•	our ability to implement our capital expenditure plan, including our ability to arrange financing when required and on reasonable terms;

•	our ability to compete and conduct our businesses in the future;

•	changes in customer demand;

•	changes in our businesses;

•	technological advances in the ethanol sector and advances in the development of alternatives to ethanol;

•	government interventions and trade barriers, resulting in changes in the economy, taxes, rates or regulatory environment;

•	inflation, depreciation and devaluation of the real;

•	other factors that may affect our financial condition, liquidity and results of our operations; and

•	other risk factors discussed under “Risk Factors”.

The words “believe”, “may”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Statements

We maintain our books and records in U.S. dollars and prepare our consolidated financial statements in accordance with U.S. GAAP.

We have included in this prospectus our audited consolidated financial statements for each of the three fiscal years in the period ended April 30, 2007 and our unaudited condensed consolidated financial statements at and for the six-months ended October 31, 2007 and 2006, which have been prepared in accordance with U.S. GAAP. The balance sheet data at April 30, 2005 has been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP. Unless otherwise indicated, all financial information of our company included in this prospectus has been prepared in accordance with U.S. GAAP.

We have also included in this prospectus selected financial data for Cosan at and for the years ended April 30, 2007, 2006, 2005, 2004 and 2003, prepared in accordance with generally accepted accounting principles adopted in Brazil, or “Brazilian GAAP”, which differs in significant respect from U.S. GAAP. This financial data under Brazilian GAAP has been derived from Cosan’s audited consolidated financial statements not included in this prospectus.

Cosan acquired Açucareira Corona S.A., or “Corona”, Mundial Açúcar e Álcool S.A. and Usina Açucareira Bom Retiro S.A. and also increased its ownership in FBA – Franco Brasileira S.A. Açúcar e Álcool from 47.5% to 99.9% in fiscal year 2006. We also made other smaller acquisitions in fiscal year 2005 and fiscal year 2007. As a result, these acquisitions may affect the comparability of the financial information for the periods presented in this prospectus. See “Business – Acquisitions, Partnerships and Restructuring”.

Fiscal Year

Our and Cosan’s fiscal year ends on April 30, which is the standard fiscal year end for ethanol and sugar companies in the Center-South region of Brazil. References in this prospectus to a particular fiscal year, such as “fiscal year 2007”, relate to the fiscal year ended on April 30 of that calendar year. However, for purposes of calculating income and social contribution taxes in accordance with Brazilian tax laws, the applicable year ends on December 31.

Market Data

We obtained market and competitive position data, including market forecasts, used throughout this prospectus from market research, publicly available information and industry publications, as well as internal surveys. We include data from reports prepared by LMC International Ltd., or “LMC”, the Central Bank of Brazil (Banco Central do Brasil), or the “Central Bank”, Sugarcane Agroindustry Association of the State of São Paulo (União da Agroindústria Canavieira de São Paulo), or “UNICA”, Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or “IBGE”, the National Traffic Agency (Departamento Nacional de Trânsito), or “DENATRAN”, the Brazilian Association of Vehicle Manufactures (Associação Nacional dos Fabricantes de Veículos Automotores), or “ANFAVEA”, Datagro Publicações Ltda., or “Datagro”, F.O. Licht, Czarnikow, Apoio e Vendas Procana Comunicações Ltda., the São Paulo Commodities and Futures Exchange (Bolsa de Mercadorias e Futuros), or “BM&F”, the International Sugar Organization, the Brazilian National Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social), or “BNDES”, the New York Board of Trade, or “NYBOT”, the NYSE and the London Stock Exchange. We believe that all market data in this prospectus is reliable, accurate and complete.

Terms Used in this Prospectus

In this prospectus, we present information in gallons and liters. One gallon is equal to approximately 3.78 liters. In addition, we also present information in tons. In this prospectus, references to “ton” refer to the metric ton, which is equal to 1,000 kilograms.

All references in this prospectus to “TSR” are to total sugar recovered, which represents the total amount of sugar content in the sugarcane.

All references in this prospectus to “U.S. dollars”, “dollars” or “US$” are to U.S. dollars. All references to the “real”, “reais” or “R$” are to the Brazilian real, the official currency of Brazil.

Rounding

We have rounding adjustments to reach some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

MARKET INFORMATION

Prior to August 16, 2007, no public market existed for our class A common shares. Our class A common shares are listed on the NYSE and trade under the symbol “CZZ”. The BDRs representing our class A common shares are listed on the BOVESPA and trade under the symbol “CZLT11”.

The following information concerning the trading history of our class A common shares and BDRs representing our class A common shares is presented solely for informational purposes. This information should not be viewed as indicative of future sales prices for either our class A common shares on the NYSE or BDRs representing our class A common shares on the BOVESPA. Actual future sales prices for our class A common shares and the BDRs are likely to be significantly different from their trading history.

The following table sets forth the high and low closing sales prices for our class A common shares on the NYSE and the BDRs representing our class A common shares on the BOVESPA for the periods indicated.

	NYSE (USD per common share)
	High		Low
Fiscal Year(1)
2008 (through December 26, 2007)	US$	13.28	US$	10.00
Fiscal Quarter
First Fiscal Quarter 2008		—		—
Second Fiscal Quarter 2008		13.28		10.05
Third Fiscal Quarter 2008 (through December 26, 2007)		12.61		10.00
Month
August 2007		11.30		10.50
September 2007		12.93		10.05
October 2007		13.28		12.00
November 2007		12.61		10.00
December 2007 (through December 26, 2007)		11.59		10.35

Source: Factset.
(1)  Our fiscal year ends on April 30.

	BOVESPA (reais per BDR)
	High		Low
Fiscal Year
2008 (through December 26, 2007)	R$	24.12	R$	18.20
Fiscal Quarter
First Fiscal Quarter 2008		—		—
Second Fiscal Quarter 2008		24.12		19.90
Third Fiscal Quarter 2008 (through December 26, 2007)		22.00		18.20
Month
August 2007		22.29		20.65
September 2007		23.70		19.90
October 2007		24.12		21.52
November 2007		22.00		18.20
December 2007 (through December 26, 2007)		20.25		18.60

Source: Economatica.

The following table sets forth the average daily trading volumes for our class A common shares on the NYSE and the BDRs representing our class A common shares on the BOVESPA for the periods indicated.

NYSE Average Daily Trading Volume
Fiscal Quarter	(in millions of US$)
First Fiscal Quarter 2008	—
Second Fiscal Quarter 2008	11.87
Third Fiscal Quarter 2008 (through December 26, 2007)	5.77

Source: Factset.

BOVESPA Average Daily Trading Volume
Fiscal Quarter	(in millions of R$)
First Fiscal Quarter 2008	—
Second Fiscal Quarter 2008	3.92
Third Fiscal Quarter 2008 (through December 26, 2007)	1.23

Source: Economatica.

On December 26, 2007, the last reported closing sale price of our class A common shares on the New York Exchange and the BDRs representing our class A common shares on the BOVESPA were US$11.59 and R$20.25 (US$11.38) per class A common share and BDR representing our class A common shares, respectively.

Trading History of Cosan’s Common Shares

Prior to the global offering and the formation of our company, Cosan’s common shares have been listed on the Novo Mercado segment of the BOVESPA under the symbol “CSAN3”. Following conclusion of the corporate reorganization, it is possible that the common shares will be delisted from the Novo Mercado, but unless substantially all shareholders of Cosan accept our exchange offer, we do not expect to seek delisting from trading on the Novo Mercado. See “The Exchange Offer – Number of Shares Exchanged; Proration”.

The following information concerning the trading history of Cosan’s common shares is presented solely for informational purposes. This information should not be viewed as indicative of future sales prices for either our class A common shares on the NYSE or BDRs representing our class A common shares on the BOVESPA. Actual future sales prices for our class A common shares and the BDRs are likely to be significantly different from the trading history of Cosan’s common shares.

The market information in the following tables has been restated to reflect the three-for-one share split of Cosan’s common shares on August 31, 2006.

The following table sets forth the high and low closing sales prices for Cosan’s common shares on the BOVESPA for the periods indicated.

	BOVESPA (reais per common share)
	High		Low
Fiscal Year
2007	R$	59.42	R$	27.46
2008 (through December 26, 2007)		41.78		18.87
Fiscal Quarter
First Fiscal Quarter 2007		59.42		38.35

	BOVESPA (reais per common share)
	High		Low
Second Fiscal Quarter 2007		48.09		27.46
Third Fiscal Quarter 2007		46.57		35.26
Fourth Fiscal Quarter 2007		43.46		35.93
First Fiscal Quarter 2008		41.78		30.32
Second Fiscal Quarter 2008		33.09		21.21
Third Fiscal Quarter 2008 (through December 26, 2007)		26.66		18.87
Month
April 2007	R$	43.46	R$	36.54
May 2007		41.78		37.51
June 2007		39.17		30.63
July 2007		35.06		30.32
August 2007		33.09		21.80
September 2007		25.60		21.21
October 2007		28.40		25.21
November 2007		26.66		18.87
December 2007 (through December 26, 2007)		21.50		20.50

Source: Economatica.

The following table sets forth the average daily trading volumes for Cosan’s common shares on the BOVESPA for the periods indicated.

Average Daily Trading Volume
Fiscal Quarter	(in millions of R$)
First Fiscal Quarter 2007	33.69
Second Fiscal Quarter 2007	31.05
Third Fiscal Quarter 2007	36.97
Fourth Fiscal Quarter 2007	37.07
First Fiscal Quarter 2008	48.49
Second Fiscal Quarter 2008	32.84
Third Fiscal Quarter 2008 (through December 26, 2007)	23.90

 Source: São Paulo Stock Exchange.

On December 26, 2007, the last reported closing sale price of Cosan’s common shares on the BOVESPA was R$21.00 (US$11.80) per share.

Trading on the BOVESPA

The BDRs are traded only in the secondary market of the BOVESPA, and private trading is not permitted. The CVM and the BOVESPA have discretionary authority to suspend trading in shares of a particular issuer under certain circumstances. Trading in securities listed on the BOVESPA may be effected off the exchanges in the over-the-counter market in certain limited circumstances. The shares of all companies listed on the BOVESPA, including the Novo Mercado and Level 1 and Level 2 companies, are traded together. Settlement of transactions occurs three business days after the trade date. Delivery of and payment for shares are made through the facilities of separate clearing houses for each exchange, which maintain accounts for member brokerage firms. The seller is ordinarily required to deliver the shares to the clearing house on the second business day following the trade date. The clearing house for the BOVESPA is the Companhia Brasileira de Liquidação e Custódia, or “CBLC”. In order to reduce volatility, the BOVESPA has adopted a circuit breaker system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever specified indices of the BOVESPA fall below the limits of 10% and 15%, respectively, in relation to the index levels for the previous trading session.

Although the Brazilian equity market is the largest in Latin America in terms of capitalization, it is smaller and less liquid than the major U.S. and European securities markets. The BOVESPA is significantly less liquid than the NYSE, or other major exchanges in the world. As of December 31, 2006, the aggregate market capitalization of the 394 companies listed on the BOVESPA was equivalent to approximately R$ 1,545 billion (US$722.6 billion) and the 10 largest companies listed on the BOVESPA represented 51.3% of the total market capitalization of all listed companies. In contrast, at December 31, 2006, the aggregate market capitalization of the 2,764 companies listed on the NYSE was approximately US$25.0 trillion and the 10 largest companies listed on the NYSE represented approximately 10.2% of the total market capitalization of all listed companies. Although any of the outstanding shares of a listed company may trade on the BOVESPA, in most cases fewer than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, by government entities or by one principal shareholder. The relative volatility and illiquidity of the Brazilian securities markets may negatively impact the market price of the BDRs representing our class A common shares.

Trading on the BOVESPA by a holder not deemed to be domiciled in Brazil for Brazilian tax and regulatory purposes, or by a non-Brazilian holder, is subject to certain limitations under Brazilian foreign investment regulation. With limited exceptions, non-Brazilian holders that invest in Brazil under the terms of Conselho Monetário Nacional (National Monetary Council), or “CMN” Resolution No. 2,689 of January 26, 2000, as amended, or Resolution 2,689, may trade on Brazilian stock exchanges or Brazilian organized and authorized over-the-counter markets, and must restrict their securities trading to transactions on such markets. With limited exceptions, non-Brazilian holders may not transfer the ownership of investments made under Resolution 2,689 to other non-Brazilian holders through a private transaction. Resolution 2,689 requires that securities held by non-Brazilian holders be maintained in the custody of, or in deposit accounts with, financial institutions and be registered with a clearing house. Such financial institutions and clearing houses must be duly authorized to act as such by the Central Bank and the CVM. See “Regulation of Brazilian Securities Markets”.

Regulation of Brazilian Securities Markets

The Brazilian securities markets are principally governed by Law No. 6,385, of December 7, 1976, and by Law No. 6,404 of December 15, 1976, or “Brazilian corporate law”, each as amended and supplemented, and by regulations issued by the CVM, which has authority over stock exchanges and the securities markets generally; the CMN; and the Central Bank of Brazil, or “Central Bank”, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions. These laws and regulations, among others, provide for licensing and oversight of brokerage firms, governance of the Brazilian stock exchanges, disclosure requirements applicable to issuers of traded securities, restrictions on price manipulation and protection of minority shareholders. They also provide for restrictions on insider trading. However, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or securities markets in some other jurisdictions.

Any trades or transfers of the BDRs representing our class A common shares by our officers and directors, our controlling shareholders or any of the officers and directors of our controlling shareholders must comply with the regulations issued by the CVM. Under Brazilian corporate law, a Brazilian corporation is either publicly held (companhia aberta), as Cosan is, or closely held (companhia fechada). All publicly held companies are registered with the CVM and are subject to reporting requirements. Additionally, non-Brazilian companies sponsors of BDR programs are also registered with the CVM and, to the extent permitted by the respective applicable laws and regulations, are also subject to reporting requirements.

A company registered with the CVM may trade its securities either in stock exchanges or in the Brazilian over-the-counter market. The common shares issued by Cosan are listed on the Novo Mercado segment of the BOVESPA. We have applied to list the BDRs representing our class A common shares on the BOVESPA. The trading of securities of a listed company on the BOVESPA may be suspended at the request of such company in anticipation of a material announcement. Trading may also be suspended on the initiative of the BOVESPA or the CVM, based on or due to, among other reasons, a belief that a company has provided inadequate information regarding a material event or has provided inadequate responses to inquiries by the CVM or the BOVESPA.

The Brazilian over-the-counter market consists of direct trades between individuals in which a financial institution registered with the CVM serves as intermediary. No special application, other than registration with the

CVM, is necessary for securities of a publicly held company to be traded in this market. The CVM requires that it be given notice of all trades carried out in the Brazilian over-the-counter market by the respective intermediaries.

Investment in BDRs by Non-Residents of Brazil

Investors residing outside Brazil, including institutional investors, are authorized to purchase equity instruments, including BDRs, on a Brazilian stock exchange, provided that they comply with the registration requirements set forth in Resolution 2,689 and CVM Instruction No. 325. With certain limited exceptions, Resolution 2,689 investors are permitted to carry out any type of transaction in the Brazilian financial and capital markets involving a security traded on a stock, futures or organized and authorized over-the-counter market. Investments and remittances outside Brazil of gains, dividends, profits or other payments under our BDRs are made through the exchange markets and are subject to restrictions under foreign investment regulations which generally require, among other things, registration with the Central Bank and the CVM. In order to subscribe BDRs through the foreign exchange market, under the Resolution 2,689, an investor residing outside Brazil must:

•	appoint at least one representative in Brazil with powers to take actions relating to the investment;

•	appoint an authorized custodian in Brazil for the investments, which must be a financial institution duly authorized by the Central Bank and the CVM; and

•	through its representative, register itself as a foreign investor with the CVM and register the investment with the Central Bank.

Securities and other financial assets held by foreign investors pursuant to Resolution 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading by foreign investors are generally restricted to transactions on the Brazilian stock exchanges and organized over-the-counter markets involving securities listed for trading in such markets.

Additionally, an investor operating under the provisions of Resolution 2,689 must be registered with the Brazilian Taxpayers’ Registry, managed by the Brazilian Federal Revenue Office (Receita Federal do Brasil), pursuant to its Instruction No. 568. For information on certain possible Brazilian tax effects on the sale of our BDRs, see “Risk Factors”.

EXCHANGE RATES

Until March 4, 2005, there were two legal foreign exchange markets in Brazil, the commercial rate exchange market, or “Commercial Market”, and the floating rate exchange market, or “Floating Market”. The Commercial Market was reserved primarily for foreign trade transactions and transactions that generally required prior approval from Brazilian monetary authorities, such as registered investments by foreign persons and related remittances of funds abroad (including the payment of principal and interest on loans, notes, bonds and other debt instruments denominated in foreign currencies and registered with the Central Bank). The Floating Market rate generally applied to specific transactions for which Central Bank approval was not required. Both the Commercial Market rate and the Floating Market rate were reported by the Central Bank on a daily basis.

On March 4, 2005, the Central Bank issued Resolution No. 3,265, providing for several changes in Brazilian foreign exchange regulation, including: (1) the unification of the foreign exchange markets into a single exchange market; (2) the easing of several rules for acquisition of foreign currency by Brazilian residents; and (3) the extension of the term for converting foreign currency derived from Brazilian exports. It is expected that the Central Bank will issue further regulations in relation to foreign exchange transactions, as well as on payments and transfers of Brazilian currency between Brazilian residents and non-residents (such transfers being commonly known as the “international transfers of reais”), including those made through the so-called non-resident accounts (also known as CC5 accounts). The Central Bank has allowed the real to float freely since January 15, 1999. Since the beginning of 2001, the Brazilian exchange market has been increasingly volatile, and, until early 2003, the value of the real declined relative to the U.S. dollar, primarily due to financial and political instability in Brazil and Argentina. According to the Central Bank, in 2004, 2005 and 2006, however, the real appreciated in relation to the U.S. dollar by 8.8%, 13.4% and 9.5%, respectively. Although the Central Bank has intervened occasionally to control unstable movements in the foreign exchange rates, the exchange market may continue to be volatile as a result of this instability or other factors, and, therefore, the real may substantially decline or appreciate in value in relation to the U.S. dollar in the future.

The following tables set forth the exchange rate, expressed in reais per U.S. dollar (R$/US$) for the periods indicated, as reported by the Central Bank.

	Period-end		Average for Period		Low		High
			(reais per U.S. dollar)
Fiscal Year Ended:
April 30, 2002	R$	2.3625	R$	2.4522	R$	2.1957	R$	2.8007
April 30, 2003		2.8898		3.2648		2.3770		3.9552
April 30, 2004		2.9447		2.9108		2.8022		3.0740
April 30, 2005		2.5313		2.8450		2.5195		3.2051
April 30, 2006		2.0892		2.2841		2.0892		2.5146
April 30, 2007		2.0339		2.1468		2.0231		2.3711
Month Ended:
January 2007		2.1247		2.1385		2.1247		2.1556
February 2007		2.1182		2.0963		2.0776		2.1182
March 2007		2.0504		2.0887		2.0504		2.1388
April 2007		2.0339		2.0320		2.023 1		2.0478
May 2007		1.9289		1.9816		1.9289		2.0309
June 2007		1.9262		1.9319		1.9047		1.9638
July 2007		1.8776		1.8828		1.8448		1.9176
August 2007		1.9620		1.9660		1.8729		2.1124
September 2007		1.8389		1.8996		1.8389		1.9640
October 2007		1.7440		1.8010		1.7440		1.8284
November 2007		1.7837		1.7699		1.7325		1.8501
December 2007 (through December 26, 2007)		1.7795		1.7888		1.7616		1.8233

Source: Central Bank.

Exchange rate fluctuation will affect the U.S. dollar equivalent of the market price of our BDRs on the BOVESPA, as well as the U.S. dollar value of any distributions we receive from our subsidiary Cosan, which will be made in reais. See “Risk Factors – Risks Related to Brazil”.

THE EXCHANGE OFFER

Background to the Exchange Offer

The exchange offer is the third stage in a broader reorganization of Cosan and its controlling and controlled companies, designed to position us to take advantage of favorable global industry trends and opportunities in the ethanol and sugar markets through a global platform. We were incorporated in Bermuda on April 30, 2007 in preparation for the reorganization, which is comprised of certain corporate reorganization transactions and our recent global offering.

We believe that our company’s global platform will enable us to expand Cosan’s activities beyond Brazil and to become a global renewable energy company. We intend to participate in rising ethanol markets, such as the United States and the European Union. In addition, we believe that our cost of capital will be reduced and we will be able to reach a larger and diversified shareholder base. Investments in Brazil will continue to be made exclusively through Cosan, and those abroad will be made by the Company. See “Description of Share Capital – Non-Competition Provision Applicable to Brazil”.

The global offering was launched on July 30, 2007, priced on August 16, 2007 and settled on August 21, 2007.

Our issued and outstanding share capital currently is comprised of class B series 1 common shares and class A common shares. No class B series 2 common shares are currently issued and outstanding. Each class B share entitles the holder to ten votes, while each class A common share entitles the holder to one vote. See “Description of Share Capital”. Each class B common share is convertible at any time at the option of the holder into one class A common share. Subject to certain limitations applicable only to the class B series 1 common shares, each class B common share will convert automatically into a class A common share upon any transfer thereof. All of the class B series 2 common shares will convert automatically into class A common shares if (1) our class B common shares represent less than 45% of our outstanding voting power or (2) all of our class B series 1 common shares convert into class A common shares.

Prior to the completion of the global offer:

•
Aguassanta Participações S.A., or “Aguassanta” and Usina Costa Pinto S.A. Açúar e Álcool, or “Costa Pinto”, controlling shareholders of Cosan and both indirectly controlled by our chairman and chief executive officer, Mr. Rubens Ometto Silveira Mello, contributed their common shares of Cosan to us in exchange for 96,332,044 of our class B series 1 common shares. The common shares contributed to us by Aguassanta and Costa Pinto consist of 96,332,044 common shares of Cosan, representing 51.0% of Cosan’s outstanding common shares. The remaining outstanding common shares in Cosan continue to be held by the public; and

•
Aguassanta then contributed our class B series 1 common shares to Queluz Holdings Limited, its newly created British Virgin Islands subsidiary, which is also indirectly controlled by our chairman and chief executive officer, Mr. Rubens Ometto Silveira Mello, in a manner that resulted in Queluz Holdings Limited and Costa Pinto being our direct shareholders. We currently own 96,332,044 common shares of Cosan, representing 51.0% of Cosan’s outstanding common shares.

Queluz Holdings Limited is a newly created holding company in the British Virgin Islands which has not been engaged in any operational activities and was created solely for purposes of the corporate reorganization. The above described steps of the corporate reorganization were completed prior to the completion of the global offering and did not result in a change of control of the company or Cosan. Mr. Rubens Ometto Silveira Mello continues to be our and Cosan’s indirect controlling shareholder.

Now that the global offering has been completed, the final step in the corporate reorganization is the exchange offer.

The following charts set forth (1) our current capital structure and (2) our capital structure after completion of the exchange offer assuming that all minority holders of Cosan shares exchange their shares for our shares in the exchange offer.

___________
(1)
Shares held through Queluz Holdings Limited, a British Virgin Islands company, and Usina Costa Pinto S.A. Açúcar e Álcool, a Brazilian corporation, both indirectly controlled by our controlling shareholder.

(2)
Assuming that all of Cosan’s shareholders exchange common shares issued by Cosan for our class A common shares. If all of the Cosan shareholders were to exchange their shares for our class B series 2 common shares, instead of our class A common shares, 51.6% of the voting power of our share capital would be held by the public, with the remaining 48.4% held by Mr. Rubens Ometto Silveira Mello. Based on the facts and circumstances, this would not represent a change of control under U.S. GAAP.

We cannot assure you that all minority shareholders in Cosan will tender their Cosan shares in the exchange offer. See “Risk Factors – Risks Related to the Corporate Restructuring and the Exchange Offer – A significant minority interest in Cosan may exist after the exchange offer and this interest may adversely affect our business and the value of our class A common shares”.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus, we hereby offer to exchange for each share of common stock of Cosan that is properly and timely tendered and not properly withdrawn:

•	one share of our class A common shares; or

•
at the option of the tendering holder, but only if the tendering holder was a holder of record of the tendered Cosan shares as of the close of our business on July 26, 2007, as reflected in the books and records of Banco Itaú, the depositary for the Cosan shares, or CBLC (a “July Cosan Shareholder”), one share of our class B series 2 common shares.

We are also offering to exchange for our class A common shares or, under the circumstances described below, our class B series 2 common shares, the shares of any entity that is not a resident of Brazil, has no assets other than Cosan shares, has not engaged in any business other than the holding of the Cosan shares and has no liabilities, contingent or otherwise and that holds its Cosan shares as an investment under Brazilian law No. 4,131 (each, a “Holding Entity”). On the terms and subject to the conditions set forth in this prospectus, we also hereby offer to exchange for all of the shares of any Holding Entity, if such shares are properly and timely tendered and not properly withdrawn:

•	the number of our class A common shares that the Holding Entity would have received in the exchange offer if it had elected to exchange all of its Cosan shares for our class A common shares; or

•
at the option of the tendering holder, but only if the tendering holder is tendering shares of a Holding Entity that is a July Cosan Shareholder, the number of our class B series 2 common shares that the Holding Entity would have received in the exchange offer if it had elected to exchange all of its Cosan shares for our class B series 2 common shares.

The exchange ratios were determined by our officers and the officers of Cosan, based on discussions with their advisors, as well as the information contained in the appraisal report prepared in respect of the company and Cosan. See “Appraisal Report” and “Annex A – Appraisal Report”. In order to validly tender Qualifying Shares in the exchange offer you will be required to pay certain broker and other fees or commissions. See “Brokerage Costs and Fees.”

The Auction

In accordance with applicable Brazilian regulations, the Cosan shares to be exchanged in the exchange offer will be tendered and exchanged through an auction (the “Auction”) on the São Paulo stock exchange (Bolsa de Valores de São Paulo) or “BOVESPA”, that is currently scheduled to occur at  p.m. New York time (  p.m. São Paulo time) on  , 2008 (the “Auction Date”). On the Auction Date, brokers acting on behalf of holders that wish to participate in the tender offer will present a sell order for the applicable Cosan shares in the auction as described in “Acceptance and Delivery of Shares”.

The shares of any Holding Entity tendered in the exchange offer will not be exchanged through the Auction. Instead, title to such Holding Entity shares will pass to us separately at the time we are deemed to have accepted such shares for exchange. See “Acceptance and Delivery of shares”.

Number of Shares Exchanged; Proration

Only Qualifying Shares that are validly tendered in the exchange offer, in accordance with the procedures set forth below, and not withdrawn prior to the expiration date, will entitle you to receive shares of ours.

Pursuant to CVM requirements, if between one-third and two-thirds of the common shares held by existing minority shareholders of Cosan are tendered in the exchange offer, we will only be able to exchange common shares representing one-third of the Cosan shares held by existing minority shareholders on a pro rata basis. If more than two-thirds of the common shares held by existing minority shareholders of Cosan are tendered in the exchange offer, we will be able to accept for exchange all shares tendered. In that case, however, CVM rules will require us, for an additional three-month period, to provide existing non-tendering Cosan shareholders with another opportunity to tender their Cosan shares at the exchange ratios established for the exchange offer.

The exchange offer process may result in Cosan’s common shares being delisted from the Novo Mercado segment of the BOVESPA, although such shares could continue to trade on that exchange. See “Risk Factors – Risks Related to the Corporate Restructuring and the Exchange Offer – A significant minority interest in Cosan may exist after the exchange offer and this interest may adversely affect our business and the value of our class A common shares”.

Based on the acceptance level of Cosan’s shareholders in the exchange offer, we intend, subject to receipt of regulatory approvals (including from the CVM and the BOVESPA), to take the following actions:

•
if fewer than one-third of the common shares held by existing minority shareholders of Cosan are validly tendered in the exchange offer, we will accept for exchange all Qualifying Shares tendered. The minimum free float level required by the Novo Mercado listing rules will be maintained, and Cosan will remain listed on the Novo Mercado segment of the BOVESPA;

•
if more than one-third and fewer than two-thirds of the common shares held by existing minority shareholders of Cosan are validly tendered in the exchange offer, we will only be able to exchange Qualifying Shares representing one-third of the Cosan shares held by existing minority shareholders on a pro rata basis. The minimum free float level required by the Novo Mercado listing rules will be maintained, and Cosan will remain listed on the Novo Mercado segment of the BOVESPA; and

•
if more than two-thirds of the common shares held by existing minority shareholders of Cosan are validly tendered in the exchange offer, we will be able to accept for exchange all Qualifying Shares tendered. In that case, however, we will, for an additional three-month period, agree to exchange Cosan shares (but not Holding Entity Shares) for class A common shares of Cosan Limited or, solely for tendering holders who are July Cosan Shareholders, class B series 2 common shares. If following completion of the exchange offer, the free float shares of Cosan represent less than 10% of its share capital, we will delist Cosan’s common shares from the Novo Mercado segment of the BOVESPA. In order to delist from the Novo Mercado, Cosan will have to comply with specific requirements of the Novo Mercado rules. After delisting from the Novo Mercado, Cosan’s common shares would continue to be bound by the CVM rules.

For purposes of applying the CVM rules relating the number of Cosan shares that we may exchange in the offer, if applicable, we will treat a valid tender by any shareholder of Holding Entity shares as a valid tender by the Holding Entity of the total number of Cosan shares owned by that Holding Entity on the Auction Date. During any additional three-month period of exchange following completion of the exchange offer, we will accept in exchange for our class A common shares or our class B series 2 common shares, as applicable, only Cosan shares and not shares of any Holding Entity.

If the proration of tendered shares is necessary, BOVESPA will determine the proration immediately following the Auction, treating any tender of Holding Entity shares as a tender of the total number of Cosan shares owned by that Holding Entity on the Auction Date. Proration will be based on the ratio that the total number of Cosan shares that we are allowed to purchase under the CVM rules bears to the total number of Cosan shares properly and timely tendered and not properly withdrawn.

Expiration Date

Subject to the terms of the exchange offer, we will accept all Qualifying Shares that are validly tendered on or prior to the expiration date, currently     p.m., New York time (     p.m., São Paulo time) on                    , 2008. If we decide to extend the period for the exchange offer, then the expiration date with respect to the offer means the latest time and date on which the exchange offer expires, as extended by us. If we extend the period for the exchange offer then we will extend the date of the Auction to be the next Brazilian business day after the new expiration date of the exchange offer and the Auction Date means the latest date on which the Auction occurs, as extended by us.

To allow time to determine the number of Qualifying Shares validly tendered through it and not withdrawn and to communicate to the Brazilian Broker prior to the expiration date the number of Cosan shares with respect to which the Brazilian broker must enter a sale order in the Auction on the Auction Date, the tender agent has established a deadline earlier than the expiration date by which holders tendering Qualifying Shares through the tender agent must comply with all of the terms and conditions of this exchange offer. If you wish to tender Cosan shares through the tender agent or if your are tendering Holding Entity shares you must deliver all required documentation and comply with all other terms and conditions of the exchange offer by    p.m. on                   , 2008 (the “tender agent deadline”) unless we extend the expiration date of the exchange offer. If we extend the expiration date of the exchange offer, the tender agent will extend the tender agent deadline to the time and date that is  hours preceding the new expiration date.

Extension of Tender Period; Termination; Amendment

To the extent permitted by applicable Brazilian and U.S. Securities laws and regulations, the CVM, the SEC and BOVESPA, we reserve the right to extend at any time and from time to time the period of time during which the exchange offer is open or to amend the exchange offer in any respect, regardless of whether any of the conditions to the exchange offer has been satisfied.

If we decide to extend the exchange offer, we will give oral or written notice of the extension to the tender agent and the Brazilian broker and publicly announce the extension. If we decide to amend the exchange offer in any respect, we will make a public announcement of the amendment. We cannot assure you that we will exercise our right to extend or amend the exchange offer.

We will extend the exchange offer if we amend either of the exchange ratios, unless at least 10 business days remain between the date of publication of the amendment and the then-scheduled expiration date of the exchange offer. If we extend the exchange offer under these circumstances, the extension will be 10 business days from the date we publish the amendment to the applicable exchange ratio. We will also extend the exchange offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the exchange offer, if we:

•	make a material change in the terms of the exchange offer, other than a change in either of the exchange ratios;

•	make a material change in the information concerning the exchange offer; or

•	waive a material condition of the exchange offer.

The SEC has stated in a published release that, in its view, an offer must remain open for a minimum period of time after a material change in the terms of the offer. The release states that an offer should remain open for at least five business days from the date the material change is first published, sent or given to securityholders. It also states that if material changes are made with regard to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. For purposes of this exchange offer, the term “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

We reserve the right, subject to applicable law and regulations, in our sole discretion, to terminate the exchange offer at any time before the expiration date and not accept for exchange or exchange any Qualifying Shares if:

•	we have not accepted for exchange Qualifying Shares; and

•	any of the conditions listed under “Conditions to Completion of the Exchange Offer” has not been satisfied.

The tender agent and the Brazilian Broker may retain on our behalf, without prejudice to our rights under the exchange offer, all Cosan shares tendered and not withdrawn, if we:

•	extend the period of time during which the exchange offer is open; or

•	are unable to accept for exchange or to exchange Qualifying Shares under the exchange offer for any reason.

Applicable law requires that if we delay accepting for exchange or exchanging Qualifying Shares, we have to exchange or return the shares deposited by or on behalf of securityholders promptly after the termination or withdrawal of the exchange offer.

We will inform you of any extension, termination or amendment of the exchange offer as promptly as practicable by a public announcement. We have no obligation to publish, advertise or otherwise communicate this public announcement, other than by making a timely release to the Dow Jones News Service, subject to applicable law. If we extend the exchange offer, we will publicly announce the extension no later than 9:00 a.m., New York time, on the next business day after the scheduled expiration date.

Conditions to Completion of the Exchange Offer

Notwithstanding any other provisions of the exchange offer and in addition to any rights we may have to terminate or modify the terms of the exchange offer, but subject to CVM consent, the rules under the Exchange Act and applicable Brazilian laws and regulations, we will not be required to accept for exchange any Qualifying Shares, if, at any time on or after the date of this prospectus and on or before     p.m. New York Time (     p.m. São Paulo time), on the expiration date, any of the following events beyond the control of the Company or Cosan shall have occurred:

(1)
a change in the business, conditions, income, operations or share ownership of the company, Cosan or any of their respective direct or indirect subsidiaries that is materially adverse to the company, Cosan or any of their respective direct or indirect consolidated subsidiaries, if such change shall result from any of the following unforeseeable events:

•	the issuance, by any federal, state or local Brazilian or U.S. governmental authority of the Executive, Legislative or Judiciary branches, of any decree, order, judgment or act that:

•
questions, restricts or limits our ability to carry out the exchange offer for the common shares of Cosan, to hold common shares of Cosan, to acquire additional common shares of Cosan, or to exercise the rights inherent therein or to receive distributions in respect thereof;

•
orders the termination or amendment of the terms and conditions of any license, authorization or concession granted for the conduct of the business of Cosan or any of its direct or indirect subsidiaries;

•	orders the expropriation, confiscation or limitation on the free disposal of the assets of Cosan or any of its direct or indirect subsidiaries; or

•	suspends, restricts or limits transactions in the foreign exchange market or the flow of funds into or out of Brazil;

•	the occurrence of war or grave civil or political unrest, in Brazil, or in any other country which impacts the Company or Cosan; or

•
the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event) or any other external factor that causes significant damage to the assets of Cosan or any of its direct or indirect subsidiaries in a manner that affects the ordinary course of its business;

(2)	a suspension or material limitation in trading of securities in general on the NYSE or on the BOVESPA for more than 24 hours;

(3)
at the closing of any trading session, a decrease of the BOVESPA index (“IBOVESPA”) expressed in U.S. dollars (converted at the average exchange rate for purchase and sale furnished by the Central Bank, Transaction PTAX800, Option 5, published by the Brazilian Central Bank Information System (“SISBACEN”) at 6:00 p.m. on such date) by at least 20% in relation to the index of June 25, 2007, the date of the statement of material fact announcing the exchange offer, which value was 27,886.4 points in dollars;

(4)
at the closing of the foreign exchange market on any date, a decrease (converted at the average exchange rate for purchase and sale furnished by the Central Bank, Transaction PTAX800, Option 5, published by the SISBACEN at 6:00 p.m. on such date) in the value of reais in relation to the U.S. dollar by at least 20% compared to the exchange rate of June 25, 2007, the date of the statement of material fact announcing the exchange offer, which value was 1.9379;

(5)
the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets or to exchange offers or other transactions similar to the exchange offer, or an increase or change in tax rates or applicable taxes, that adversely affects or impedes the consummation of the exchange offer by us; or

(6)
any governmental approvals or authorizations required to be obtained before completion of the exchange offer have not been obtained or, if obtained, do not remain in full force and effect including, but not limited to:

•	registration of the exchange offer with the CVM;

•	all approvals necessary in order for us to acquire Qualifying Shares pursuant to the exchange offer, including from the Central Bank concerning foreign exchange transactions;

•	declaration by the SEC of the effectiveness of the registration statement of which this prospectus is a part; and

•	the approval for listing by the NYSE of our class A common shares to be issued in connection with the exchange offer.

The exchange offer is not subject to any conditions other than those specified above. The foregoing conditions are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition and may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion. Notwithstanding the previous sentence, unless the exchange offer is terminated, all conditions to the exchange offer will be either satisfied or waived by us prior to the expiration date. If any of the conditions above is triggered, we will publish a statement of material fact in Brazil clarifying whether we will continue the exchange offer (if we waive the condition) or whether the exchange offer will be cancelled, subject to CVM’s consent. An English translation of the statement of material fact will be filed with the SEC.

Accounting Treatment

In connection with the exchange offer, we will conduct a capital increase, corresponding to the number of new Cosan Limited shares that will be required to be issued in order to exchange all of the Qualifying Shares for our common shares. The exchange will be accounted for using the purchase method in accordance with SFAS 141 “Business Combinations” and there will be no gain or loss recorded upon the retirement of the Cosan shares received. Goodwill will be recognized based on the excess of Cosan Limited’s acquisition cost over the fair value of net assets acquired and liabilities assumed. Goodwill is subject to annual impairment tests.

Procedures for Tendering

You may tender Cosan shares in the exchange offer by tendering them directly in the exchange offer in the manner described below. For your convenience, however, we have appointed                       to act as a tender agent in connection with the exchange offer. If you prefer, you may tender Cosan shares in the exchange offer through the tender agent by complying with the procedures outlined under “Tendering Through the Tender Agent” below. You must tender shares of any Holding Entity through the tender agent.

Tendering Directly in Brazil

A holder of Cosan shares must, no later than     p.m. New York time, (     p.m. São Paulo time) on               , 2008, the expiration date, either personally or by means of a duly appointed proxy, contact and register with the Brazilian Broker or any other broker authorized to conduct trades on the São Paulo Stock Exchange, present a duly completed and signed exchange offer qualification form together with any other documentation required by the Brazilian Broker or its broker, and ask the broker to tender its Cosan shares in the Auction on its behalf. To tender a holder’s shares the broker must, no later than     a.m. New York time on the Auction Date, present a sell order on behalf of the holder through the São Paulo Stock Exchange’s Megabolsa electronic trading system using the code established for the Auction. A holder must also pay the fees described under “Brokerage Costs and Fees” and the fees and commissions, if any, charged by the Brazilian Broker or its broker. The Brazilian Broker has agreed with the Company to charge tendering holders a fee of            .

Cosan shares generally are held either through CBLC or through Banco Itaú, the depositary for the Cosan shares. CBLC is the custodian for shares that are traded on the São Paulo Stock Exchange and settlement of the exchange offer will occur through the facilities of CBLC. Consequently, the shares of all tendering Cosan shareholders must be in the custody of CBLC prior to the expiration date.

Holders who have invested in Cosan shares under Resolution 2,689 hold their Cosan shares through CBLC. These shareholders should ask their Brazilian representative for purposes of Resolution 2,689 to contact their broker to arrange for their shares to be transferred, prior to the expiration date, to the account established by CBLC for purposes of the exchange offer (the “CBLC offer account”).

Any holder who hold its Cosan shares through Banco Itaú should ask the broker it contacts for purposes of the exchange offer to request the transfer of its Cosan shares to the custody of CBLC for deposit in the CBLC offer account before the expiration date. Before accepting an order to transfer shares to a broker, Banco Itaú generally will check the personal information for that holder in its records against the personal information the holder has provided to the broker through the exchange offer documentation to be sure that they are the same. If they are any inconsistencies between the records Banco Itaú will not transfer the Cosan shares. It is the responsibility of any Cosan shareholder through Banco Itaú to ensure that the information it provides to the broker it selects is consistent with Banco Itaú’s records. It is also the Cosan shareholder’s responsibility to contact and register with a broker sufficiently in advance of the expiration date to ensure that Banco Itaú can transfer such shareholder’s Cosan shares to the custody of CBLC before the expiration date.

Any holder that does not know whether it holds its preferred shares through CBLC or Banco Itaú should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in preferred shares in Brazil other than through Resolution 2,689 should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the exchange offer. Such a holder may need to change the form of its investment under applicable Brazilian laws and regulations to participate in the exchange offer, and may not be able to make that change in time to participate in the exchange offer.

Cosan shares transferred to CBLC and tendered in the exchange offer may be traded up until the beginning of the Auction on the Auction Date. However, if a purchaser of those Cosan shares wishes to participate in the exchange offer, the purchaser will need to allow sufficient time for its broker to tender on its behalf no later than the expiration date, in the manner described in this prospectus.

The exchange offer qualification form includes:

•
irrevocable instructions to have your Cosan shares withdrawn from your account with Banco Itaú or CBLC and transferred to the CBLC offer account and frozen, on the Auction Date upon commencement of the Auction for trading up to the date of settlement. In completing the qualification form, you will be considered:

•	to have provided irrevocable instructions to (the “Intermediary Institution”) and CBLC to transfer the Cosan shares into the exchange offer on the settlement date; and

•
to have allowed us, Cosan, Banco Itaú or CBLC to inform the Intermediary Institution, which will in turn inform the Central Bank and any other institution involved in the exchange offer or the settlement of the exchange offer, the number of Cosan shares exchanged by you in the exchange offer and any other relevant information about you;

•
a statement from you indicating the number of Cosan shares to be tendered in the exchange offer and, if applicable, your election as to whether you wish to receive our class A common shares or class B series 2 common shares in exchange for your tendered Cosan shares;

•
if you hold your Cosan shares under Resolution 2,689, a power of attorney granting powers to the Brazilian Broker or your broker to sign all documents and take any actions required to engage in any foreign exchange transactions on your account, which may be required in connection with the settlement of the exchange of your Cosan shares in the exchange offer;

•
if you elect to receive our class A common shares in the exchange offer, an account number maintained directly or indirectly by you with a member of the NYSE to which such class A common shares may be delivered upon issuance thereof, as well as the contact information of such institution (the names of at least two authorized representatives and their telephone and fax numbers and e-mail addresses) and a statement by such institution confirming that it is eligible to receive such class A common shares; and

•
if you elect to receive our class B series 2 common shares in the exchange offer, (1) authorization for the registrar of our class B series 2 common shares to register your ownership of such shares in book entry form and that such entry be evidence of the settlement of the exchange offer and (2) proof that you are a July Cosan Shareholder.

In order to participate in the exchange offer, a shareholder also must pay the fees specified under “Brokerage Costs and Fees” and must present the following documents (the “identification documents”) and any additional information or documents that may be requested by CBLC, Banco Itaú, the Brazilian Broker or its broker:

•	A shareholder that is a natural person must present certified copies of his or her:

•	identity card or passport;

•	taxpayer registration card (CPF); and

•	a document proving his or her residence.

•	A shareholder that is a legal entity must present certified copies of:

•	its certificate of incorporation and bylaws, or other organizational documents;

•	its taxpayer registration card (CPNJ);

•	a corporate document granting powers of representation to the officer or other person acting on its behalf; and

•	the identity card or passport, taxpayer registration card (CPF) and document proving residence of the person acting on its behalf.

A representative of an estate, minor or incapacitated person or a proxy must also present:

•	originals or certified copies of the personal documents mentioned above for the representative itself;

•	in the case of a representative of an estate, minor or incapacitated person, originals or certified copies of the judicial authorizations that grant it powers of representation; and

•	in the case of a representative of an estate, minor or incapacitated person or a proxy, originals or certified copies of the documents that grant it powers of representation.

The Brazilian broker must provide the Intermediary Institution with certified copies of the above documents no later than     a.m. New York time, (     p.m. São Paulo time) on the day immediately following the expiration date.

The exchange offer qualification form will be furnished to you and also will be available to you and all Brazilian brokers from the Intermediary Institution, from the information agent and from Cosan at www.cosan.com.br.

Tendering Through the Tender Agent

As an alternative to tendering Qualifying Shares directly in the exchange offer, you may tender your Qualifying Shares through the tender agent. If you wish to tender Qualifying Shares through the tender agent, prior to     p.m. New York time, (     p.m. São Paulo time) on the expiration date you must:

(1)
if you are tendering Cosan shares, request that your Cosan shares be withdrawn from your account at Banco Itaú or CBLC, as applicable, and be transferred to the exchange offer account, and frozen, on the third business day after the Auction Date for trading up to the date of settlement and cause such withdrawal and transfer to be completed;

(2)
if you are tendering the shares of a Holding Entity, deliver to the tender agent certificates representing such shares duly endorsed for transfer according to the instructions set forth in the U.S. form of acceptance;

(3)
complete and sign a U.S. form of acceptance appointing the tender agent as your agent for purposes of participating in the exchange offer and have your signature guaranteed or notarized in accordance with the instructions in the form;

(4)
send to the tender agent by mail at the address shown on the back cover of this prospectus or, preferably, by hand delivery during normal business hours to the same address, the U.S. form of acceptance and all other documents that the U.S. form of acceptance requires you to deliver to the tender agent including, without limitation, the identification documents listed under “Tendering Procedures –Tendering Directly in Brazil”; and

(5)	pay the fees described under “Brokerage Costs and Fees”.

The U.S. form of acceptance will be furnished to you and will also be available from the tender agent and the information agent.

Only holders of Cosan shares who are U.S. persons and holders of Holding Entity shares should use this prospectus. All other holders of Cosan shares who want to tender their Cosan shares in the exchange offer should contact the Brazilian Broker, consult the offering materials published in Brazil or see our internet webpage for further information. The method of delivery of the exchange offer qualification form, the U.S. form of acceptance and all other required documents is at the option and risk of the tendering shareholder and the delivery will be deemed made only when actually received by the Brazilian Broker or other broker selected by the tendering shareholder, Intermediary Institution or tender agent, as applicable. In all cases, sufficient time should be allowed to ensure a timely delivery. If a certificate of registration issued by the Central Bank of Brazil is sent by mail with return receipt requested, proper insurance is recommended. If the holder is tendering directly in the exchange offer, the exchange offer qualification form and all other required documents must be delivered to the Brazilian Broker or any other qualified broker selected by the holder during normal business hours no later than     p.m. New York time (     p.m. São Paulo time) on     , 2008, unless the exchange offer is extended or terminated.  If the holder is tendering Qualifying Shares through the tender agent, the U.S. form of acceptance and all other required documentation must be delivered to the tender agent during normal business hours no later than     p.m. New York time (     p.m. São Paulo time) on     , 2008, unless the exchange offer is extended or terminated.  You may experience delays in withdrawing your shares from your custodian account and transferring them to the exchange offer account. These delays may affect your ability to participate in the exchange offer.

The Qualifying Shares tendered by you, together with the relevant certificate of registration issued by the Central Bank of Brazil, if applicable, will be held by the Brazilian Broker, tender agent or Intermediary Institution until the expiration date of the exchange offer or until you exercise your withdrawal rights in accordance with the terms of the exchange offer or until the exchange offer is terminated without any exchange. Your new shares will only be delivered to you if you are identified in the exchange offer qualification form or U.S. form of acceptance as the transferor of the tendered shares or the transferor’s assignee. The transferor or his or her assignees will be treated by us, the Brazilian Broker, the tender agent and the Intermediary Institution as the exclusive beneficial owner of the tendered Qualifying Shares.

U.S. Form of Acceptance

If you or someone acting on your behalf executes a U.S. form of acceptance, you are representing and warranting to us and agreeing with us that:

•
if you are tendering Cosan shares, you accept the exchange offer in respect of the number of Cosan shares stated in the U.S. form of acceptance on the terms and subject to the conditions set forth in this prospectus and the U.S. form of acceptance and you will execute all other documents and take all other actions required to enable us to receive all rights to, and benefits of, these shares on these terms and conditions;

•
if you are tendering the shares of a Holding Entity, you accept the exchange offer in respect of all issued and outstanding shares of such Holding Entity on the terms and subject to the conditions set forth in this prospectus and the U.S. form of acceptance and you will execute all other documents and take all other actions required to enable us to receive all rights to, and benefits of, these shares on these terms and conditions;

•	subject only to your right to withdraw your shares, your acceptance is irrevocable;

•
you are exchanging your Qualifying Shares free and clear of all liens, equities, charges and encumbrances and together with all rights that they now have or may acquire in the future, including all voting and dividend rights;

•
unless you withdraw your shares in accordance with the terms of the exchange offer, you are irrevocably appointing any of the tender agent, the Brazilian Broker, the Intermediary Institution, us and our directors and agents as your attorney-in-fact to:

•	execute and deliver, on your behalf, all forms of transfer and/or other documents, including documents of title, and

•
take all other actions as your attorney-in-fact considers necessary or expedient to vest in us or our nominees title to the Qualifying Shares that you tender or otherwise in connection with your acceptance of the exchange offer;

•
you or your agent holds title to the Qualifying Shares being tendered, or if you are tendering Qualifying Shares on behalf of another person, the other person holds title to the Qualifying Shares that you are tendering;

•	if you are tendering Cosan shares, your Cosan shares being tendered are or will be prior to the tender agent deadline, in the custody of CBLC and in the CBLC offer account;

•
neither you nor any of your agents nor any person on whose behalf you are tendering Qualifying Shares has granted to any person any right to acquire any of the Qualifying Shares that you are tendering or any other right with respect to these Qualifying Shares;

•	unless you withdraw your shares in accordance with the terms of the exchange offer, you are irrevocably authorizing and requesting:

•
the tender agent, the Brazilian Broker and the Intermediary Institution to procure the registration of the transfer of your shares pursuant to the exchange offer and the delivery of these shares to us or as we may direct;

•	the Brazilian Broker and/or the Intermediary Institution to close any necessary foreign exchange contracts related to the exchange offer;

•
the Brazilian Broker and/or the Intermediary Institution to represent you before the Central Bank of Brazil to request amendments to the certificate of registration issued by the Central Bank of Brazil evidencing the foreign investment in Cosan; and

•	us or our agents to record and act upon any instructions with respect to notices and payments relating to your shares which have been recorded in the books and records of Cosan; and

•	you are a U.S. resident or you are tendering the shares in a Holding Entity;

•
you have full power and authority to tender, exchange, sell, assign and transfer the Qualifying Shares tendered hereby, and any and all other Qualifying Shares or other securities issued or issuable in respect thereof respect;

•
when the Qualifying Shares are exchanged by us, we will acquire good and unencumbered title to the tendered shares, free and clear of all liens, restrictions, charges and encumbrances, together with all rights now or hereafter attaching to them, including voting rights and rights to all dividends, other distributions and payments hereafter declared, made or paid, and the same will not be subject to any adverse claim;

•
unless you deliver a certificate of registration issued by the Central Bank of Brazil evidencing a direct foreign investment in Cosan to the U.S. receiving agent, you are not required by applicable law to hold such a certificate to tender your shares in the exchange offer;

•
you will ratify each and every act which may be done or performed by us or any of our directors or agents or Cosan or any of their directors or agents as permitted under the terms of the exchange offer; and

•	if you are tendering the shares of a Holding Entity:

•
the total number of issued and outstanding shares of the Holding Entity is as set forth in your U.S. form of acceptance and the Holding Entity shares you are tendering represent 100% of the issued and outstanding share capital of the Holding Entity;

•	the Holding Entity owns the number of Cosan shares set forth in your U.S. form of acceptance;

•
the Holding Entity is a corporation or similar entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority required to own its Cosan shares and the ownership by the Holding Entity does not violate any applicable law, regulation, rule, order, judgment, decree, injunction or any other requirement of any executive, judicial, legislative or administrative body or agency;

•
there are no outstanding (i) securities of the Holding Entity convertible into or exchangeable for shares of capital stock or voting securities of such Holding Entity or (ii) options or other rights to acquire from the Holding Entity, or other obligation of the Holding Entity to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (the items in (i) and (ii) being referred to collectively as the “Holding Entity Securities”). There are no outstanding obligations of the Holding Entity to repurchase, redeem or otherwise acquire any outstanding Holding Entity Securities;

•	the Holding Entity was formed solely for the purpose of holding Cosan shares and has engaged in no other business activities; and

•
except for the Cosan shares it holds, the Holding Entity has no assets or liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, determined, determinable or otherwise).

Partial Tenders

If you wish to tender fewer than all of the Cosan shares that you hold in your account with Banco Itaú or CBLC, you should indicate this in the exchange offer qualification form or U.S. form of acceptance by filling in the number of Cosan shares which are to be tendered. If you do not specify otherwise in the exchange offer qualification form or U.S. form of acceptance, we will assume that you intend to tender all of the shares that you hold in your account with Banco Itaú or CBLC. A person tendering the shares of a Holding Entity may not tender fewer than all of the issued and outstanding shares of such Holding Entity.

Acceptance of Offer and Representations by Holder

Our acceptance for exchange of Qualifying Shares tendered by you pursuant to the exchange offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the exchange offer.

Matters Concerning Validity, Eligibility and Acceptance

All questions as to the form of documents and the validity, eligibility, including time of receipt, and acceptance for exchange of any tender of Qualifying Shares will be determined by us, in our sole discretion. Our determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of Qualifying Shares determined by us not to comply fully with the terms and conditions stipulated herein or the acceptance for exchange or of exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Qualifying Shares. None of us, Cosan, the tender agent, the Brazilian Broker, the Intermediary Institution, the information agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Provisions Concerning Acceptances

The exchange offer will be valid even if one or more persons holding Qualifying Shares fail to receive a copy of this prospectus, the U.S. form of acceptance or other documentation, as long as we distribute this prospectus, the U.S. form of acceptance and other documentation to the Cosan common shareholders as required by the SEC’s rules. We will not send you an acknowledgment that we have received any U.S. form of acceptance, certificate of the Central Bank of Brazil evidencing a direct foreign investment or other document you have delivered to us or our agents. It is your responsibility that all communications or notices you deliver or send to us and our agents are received by us and our agents.

Appointment as Proxy

By executing the U.S. form of acceptance, you agree that, effective from and after the date your Qualifying Shares are accepted:

•
we will be entitled to direct the exercise of any votes attaching to the Qualifying Shares in respect of which the exchange offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to the Qualifying Shares, including any right to call a meeting of shareholders; and

•	the execution of the U.S. form of acceptance and its delivery to the tender agent will constitute:

•	an authorization from you to send any notice, circular, document or other communications which may be required to be sent to you to us at our registered office;

•
an authorization to us to sign any consent to execute a form of proxy for the Qualifying Shares in respect of which the exchange offer has been accepted or is deemed to have been accepted appointing any person nominated by us to attend general meetings of shareholders of Cosan and to exercise the votes attaching to those shares on your behalf;

•
an irrevocable authorization and appointment of the Brazilian Broker, tender agent and the Intermediary Institution as your true and lawful agents and attorneys-in-fact for these Qualifying Shares, and any such other securities or rights, with full power of substitution, such power of attorney being deemed to be an irrevocable power coupled with an interest, to:

•
deliver these shares, and any such other securities or rights issued or issuable in respect of these shares, or transfer the ownership of these shares, and any such other securities or rights issued or issuable in respect of these shares on the account books maintained by Cosan, together, in any such case, with all accompanying evidences of transfer and authenticity, to us; and

•
receive all benefits and otherwise exercise all rights of beneficial ownership of these shares, and any such other securities or rights issued or issuable in respect of these shares, all in accordance with the terms of the exchange offer; and

•	your agreement not to exercise any of these rights without our consent and your irrevocable undertaking not to appoint a proxy for or to attend general meetings of shareholders.

If you withdraw your Qualifying Shares in accordance with the terms of the exchange offer, the appointment by proxy above will terminate from the time of withdrawal.

If you are in any doubt about the procedure for tendering Qualifying Shares, please telephone the information agent, Brazilian Broker or the tender agent at their respective telephone numbers set forth on the back cover of this prospectus.

Immediately after the tender agent deadline, the tender agent will determine the number of Cosan shares validly tendered in accordance with the terms and conditions of the exchange offer and not withdrawn before the tender agent deadline in accordance with the terms and conditions of the exchange offer. The tender agent then will contact the Brazilian Broker prior to the expiration date and instruct the Brazilian Broker to tender that number of Cosan shares in the Auction on the Auction Date.

Withdrawal Rights

If you tender directly in the offer, you may withdraw your tender of Qualifying Shares during the exchange offer at any time prior to     p.m. New York time (     p.m. São Paulo time) on the expiration date. However, if you tender through the tender agent you may only withdraw you tender of Qualifying Shares during the exchange offer at any time prior to the tender agent deadline. If you tender shares directly in the exchange offer you may also withdraw your tender of shares after the expiration date but prior to     a.m. New York time (     p.m. São Paulo time) on the Auction Date. For a withdrawal to be effective, you must send a signed written or facsimile transmission notice of withdrawal which must be received by the tender agent or the Brazilian Broker or the other broker through which you tendered your shares, as applicable, at the address set forth on the back cover of this prospectus or at the address provided by your other broker and the Brazilian Broker or your other broker must withdraw the order to tender your shares before the beginning of the Auction or the Auction Date. Any notice of withdrawal must specify the:

•	name of the persons who tendered the Qualifying Shares to be withdrawn;

•	number of Qualifying Shares to be withdrawn; and

•	name of the registered holder of the Qualifying Shares, if different from that of the person who tendered the Qualifying Shares.

You must have the signature on the notice of withdrawal guaranteed by an eligible institution.

Any withdrawn Cosan shares will be unblocked by CBLC in the CBLC offer account and transferred back to the account with either CBLC or Banco Itáu, where they were originally held. If you wish to transfer these shares to a different account, you should instruct your bank, broker, dealer or other intermediary to arrange for the transfer. Certificates representing any withdrawn Holding Entity shares will be returned to the person who executed the U.S. form of acceptance.

You may not rescind a notice of withdrawal. We will deem withdrawn Qualifying Shares to be not validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn Qualifying Shares at any time prior to the expiration date of the exchange offer or the tender agent deadline, as applicable, by following the procedures for tendering.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination shall be final and binding. None of us, Cosan, the Brazilian broker, the tender agent, the Intermediary Institution, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

If by the settlement date (1) you fail to timely provide all the documents or take such other actions required to be taken in connection with the exchange offer, (2) it is not possible to complete any applicable foreign exchange transactions with respect to your tendered Qualifying Shares or (3) for any reason outside our control, the Central Bank does not accredit us as a foreign investor in Brazil in connection with our acquisition of any tendered

Qualifying Shares in the exchange offer, you will not be able to participate in the exchange offer and will not receive any of our class A common shares or class B series 2 common shares in the exchange offer. Any Qualifying Shares of yours transferred to the exchange offer account will be returned to you without any form of compensation.

Acceptance and Delivery of Shares

Cosan shares tendered in the exchange offer will be purchased and exchanged through an auction on the São Paulo Stock Exchange, subject to proration under certain circumstances described in this prospectus. The auction is currently scheduled to occur at     p.m. New York time (      São Paulo time) on                , 2008. The Holding Entity shares tendered in the exchange offer will be purchased and exchanged in a separate transaction taking place outside of the São Paulo Stock Exchange.

Sell orders from the Brazilian broker and other participating brokers tendering Cosan shares on behalf of Cosan shareholders participating in the exchange offer must be submitted no later than     p.m. New York time (      São Paulo time) on                  , 2008, on the Auction Date through the São Paulo Stock Exchange’s Megabolsa electronic trading system using the code “ ”. All Cosan shares acquired by us in the exchange offer will be acquired through buy orders at the exchange ratio set forth in this prospectus presented by the Intermediary Institution. The Intermediary Institution guarantees the settlement of the exchange offer, except with respect to a competing offer from a third party, as described below. We will be deemed to have accepted for exchange Cosan shares validly tendered and not withdrawn, either directly in the exchange offer or through the tender agent, upon completion of the Auction on the Auction Date, subject to proration.

We will be deemed to have accepted for exchange all validly tendered and not withdrawn Holding Entity shares upon completion of the Auction on the Auction Date, subject to the proration provisions described in this prospectus.

Subject to applicable rules of the SEC, CVM and BOVESPA, we reserve the right to delay acceptance for exchange, or delay exchange of Qualifying Shares in order to comply in whole or in part with applicable law.

Title to the Qualifying shares validly tendered and not withdrawn will transfer to us at the time we are deemed to have accepted the Qualifying Shares for exchange.

Promptly after completion of the Auction on the Auction Date, BOVESPA will determine, if applicable, the proration in the exchange offer. As soon as practicable after BOVESPA determines proration, if applicable, we will announce the final results of the exchange offer. If the exchange offer is not subject to proration, we will announce the final results of the Auction on the business day after the Auction Date. While there is no certainty, we expect that BOVESPA will be able to determine any applicable proration in the exchange offer within one business day after the Auction Date.

Assuming that all of the conditions to the exchange offer have been satisfied, BOVESPA rules require us to settle the exchange offer for the Cosan shares on the third business day following the Auction Date. Subject to satisfaction of these conditions, we will instruct                   , the depositary and custodian for our class A common shares and our class B series 2 common shares (the “Class A Depositary”) to issue the number of class A common shares and class B series 2 common shares issuable in exchange for the Cosan shares accepted for exchange in the exchange offer and not eliminated from the exchange offer as a result of proration (the “Acquired Cosan Shares”) and, subject to our receipt of confirmation of the transfer of the Acquired Cosan Shares by CBLC to our account on such third business day, we will instruct the Class A Depositary to deliver to each holder of Acquired Cosan Shares the number of class A shares or, if applicable, class B series 2 common shares for which such holder’s Cosan shares have been exchanged in accordance with the terms of the exchange offer. The Class A Depositary will deliver our class A shares or, if applicable, our class B shares series 2 to holders of Acquired Cosan Shares by crediting such shares to the account of such holders specified for such purpose in their respective exchange offer qualification forms or U.S. forms of acceptance. Assuming that the conditions of the exchange offer have been satisfied and subject to our receipt of such confirmation, the Class A Depositary will deliver our shares in settlement of the exchange offer no later than the fourth business day following the Auction Date. During this four-day period, you will not have title to your Cosan shares validly tendered.

Assuming that all of the conditions to the exchange offer have been satisfied, we will instruct the Class A Depositary to issue the number of class A common shares and class B series 2 common shares issuable in exchange for the Holding Entity shares accepted for exchange in the exchange offer and not eliminated from the exchange offer as a result of proration (the “Acquired Holding Entity Shares”) and instruct the Class A Depositary to deliver to the holders of Acquired Holding Entity Shares the number of class A shares or, if applicable, class B series 2 common shares for which such holder’s Holding Entity shares have been exchanged in accordance with the terms of the exchange offer. The Class A Depositary will deliver our class A shares or, if applicable, our class B series 2 shares to holders of Acquired Holding Entity Shares by crediting within four business days after the Auction Date such shares to the account of such holders specified for such purpose in their respective U.S. forms of acceptance. During the four-day period between the Auction Date and receipt of our shares, you will not have title to the Holding Entity shares validly tendered.

Return of Tendered Qualifying Shares

If your Cosan shares are not accepted for any reason for exchange pursuant to the terms and conditions of the exchange offer, we will cause your Cosan shares tendered to be unblocked in the exchange offer account with CBLC and transferred back to the account with either CBLC or Banco Itáu, where they were originally held. If you wish to transfer these shares to a different account, you should instruct your bank, broker, dealer or other intermediary to arrange for the transfer.

If your Holding Entity shares are not accepted for any reason for exchange pursuant to the terms and conditions of the exchange offer, we will cause your Holding Entity shares to be transferred back to you in the form in which we received them and by delivery to the person or account specified in your U.S. form of acceptance.

Shareholder Put Right

As discussed above under “Number of Shares Exchanged; Proration”, if more than two-thirds of the common shares held by existing minority shareholders of Cosan are tendered in the exchange offer, under Brazilian law we will be required, for an additional three-month period, to provide non-tendering Cosan existing minority shareholders another opportunity to tender their Cosan shares at the exchange ratios established for the exchange offer for class A common shares or, solely for Cosan’s existing shareholders of record as of July 26, 2007, our class B series 2 common shares. Holders tendering Holding Entity shares will not have a right to tender during any such additional three-month period.

We will announce the procedures applicable to tenders of shares during the additional three-month period at the same time that we announce whether or not this additional three-month period will be offered.

Brokerage Costs and Fees

Each holder that tenders Cosan shares directly in the exchange offer must pay a combined fee to the São Paulo Stock Exchange and CBLC in an amount equal to 0.035% of the value of the class A common shares and/or class B series 2 common shares received by that holder in the exchange offer. For purposes of computing this fee, each class A common share and each class B series 2 common share will be valued at               . This fee must be paid in Brazilian reais and must be paid to the Brazilian Broker or other broker that you select to tender your Cosan shares in the Auction in order for the tender of your Cosan shares to be valid and comply with the terms and conditions of the exchange offer. Consequently, you will be required to pay this fee based on the total number of Cosan shares that you tender and assuming that all of your shares will be exchanged for our shares in the exchange offer. If any of your Cosan shares are not accepted for exchange for any reason or are eliminated from the exchange offer as a result of proration, the Brazilian Broker or other broker that you select to tender your Cosan shares in the Auction will refund any overpayment of this fee.

Each holder that tenders Cosan shares through the tender agent also will be required to pay the combined fee referred to above, calculated as set forth above. Holders tendering through the tender agent will be required to pay this fee to the tender agent. After completion of the Auction and determination of the final results thereof, the tender agent will refund to each holder tendering through the tender agent any overpayment of this fee. Holders tendering Holding Entity shares will not be required to pay this fee.

In addition, the broker that tenders your Cosan shares in the auction may charge a fee or commission for doing so. The Brazilian Broker has agreed with us to charge               . We will pay the fees and expenses of the tender agent.

Each shareholder must also pay any taxes or other governmental charges payable in connection with its participation in the exchange offer. Each shareholder should consult its broker or nominee to determine what additional fees or commissions may apply.

Additional Obligations

In accordance with the requirements of Brazilian law, we agree to pay to holders of Qualifying Shares tendered in the exchange offer the amount, if any, by which: (1) the price assigned to the Cosan shares exchanged in the exchange offer, indexed for inflation at the Brazilian Reference Rate (TR) (assuming a 365-day year) pro rata temporis starting on the Auction Date and ending on the effective date of payment of the amount due (indexed for inflation based on the changes in the number of shares resulting from splits, reverse splits, and conversions), is less than (2) the price per Cosan common share that would be payable in the event of the occurrence, within one year of the Auction Date, of (a) a fact that requires or may require the performance of a mandatory tender offer for the acquisition of Cosan shares or (b) a corporate event that would allow the right to withdraw to be exercised by the holders of Cosan shares taking part in the exchange offer, were they still shareholders of Cosan as of the date of such corporate event and disagreed with the resolution to approve the implementation of any corporate event allowing for the exercise of such right.

Upon completion of the exchange offer and upon confirmation of a percentage of free float shares of Cosan outstanding of or lower than 10%, we will perform a new voluntary public offering to acquire such outstanding shares with a view to delisting Cosan from the Novo Mercado (the “Delisting Offer”).

By participating in the exchange offer, you acknowledge that (1) you are aware that new public offerings for the acquisition of shares can be performed by the company, pursuant to articles 10, §1, and 14 of CVM Instruction No. 361 and (2) you understand and agree that you will not be entitled to payment of any excess price or payment conditions or possibility to intervene or any other different conditions than those established for the exchange offer and those that may be set forth for the Delisting Offer.

APPRAISAL REPORT

Introduction

The management of Cosan and the company retained Deloitte Touche Tohmatsu Consultores Ltda. (“Deloitte Consultores”) to prepare an appraisal report valuing each of Cosan and the company, as required by CVM Instruction No. 361/02, which sets out the applicable procedures under Brazilian regulations for public offers for the purchase of shares in an exchange offer. Deloitte Consultores was selected based on the depth of Deloitte Consultores’ knowledge and experience in providing economic-financial appraisal services in general, particularly those involving publicly traded companies. Deloitte Consultores professionals have experience in various industrial sectors, both nationally and internationally.

You should consider the following when reading the discussion of the valuation analyses contained in the appraisal report (the “Valuations”) below:

•
The company urges you to read carefully the entire appraisal report, which is contained in Annex A of this prospectus and is incorporated by reference in this summary and which you can obtain as described in “Where You Can Find More Information”. The description of Deloitte Consultores’ Valuations set forth below is qualified in its entirety by reference to the full text of the appraisal report.

•
Pursuant to the requirements of CVM Instruction No. 361/02, the Valuations evaluate each of Cosan and the company within a range of minimum and maximum values, the difference between which values may not exceed 10%.

•
The appraisal report is intended solely for the use of the management of Cosan and the company and the shareholders of Cosan in order for them to evaluate the exchange offer. The Valuations do not constitute Deloitte Consultores’ recommendation or opinion to the shareholders of Cosan with respect to whether the exchange offer is advisable for any shareholder or the fairness of the exchange offer from a financial point of view, and should not be used as such. Furthermore, the Valuations do not express any judgment in relation to the distribution of economic value among the company’s different classes of shares. All shareholders should conduct their own analysis of the exchange offer and should rely on their own financial, tax and legal advisors and not the Valuations in evaluating the exchange offer.

Among other sources, Deloitte Consultores used the following information or documents as a basis for rendering its valuation analysis:

•	the business plan of Cosan for harvest years 2007/2008 through 2016/2017, prepared by Cosan’s management;

•	historical operating and financial information of Cosan;

•	the amounts of net indebtedness of Cosan as of October 31, 2007 and its equity stakes in other companies;

•	public information regarding the industry in which Cosan operates; and

•	information related to the book value, number of shares and financial applications provided by the company’s management.

Deloitte Consultores also held discussions with members of the management of Cosan in relation to past performance and expectations for future business.

The appraisal report is dated December 19, 2007 and was prepared based on information made available to Deloitte Consultores as of the date of its preparation. In particular, the appraisal report was prepared using historical financial information for the period ending and as of October 31, 2007 and financial analysis and forecasts prepared by management prior to the date of such report. The appraisal report therefore has not been updated to consider the results of operations or financial condition of the company or of Cosan as of any later date.

In preparing the Valuations, Deloitte Consultores has assumed and relied, with the consent of Cosan and the company and without independent verification, on the accuracy, content, truthfulness, consistency, completeness, sufficiency and integrity of the financial, accounting, legal, tax and other information provided to or discussed with Deloitte Consultores by the management of Cosan and the company. Deloitte Consultores’ work did not constitute an audit or any other kind of assurance in accordance with generally accepted auditing standards. Accordingly, Deloitte Consultores cannot and does not express any opinion on the financial statements of Cosan or the company. Deloitte Consultores understands that the estimates and projections that were supplied by management, or that were discussed with Deloitte Consultores, especially those whose occurrence depends on uncertain future events, reflect the best assessment of management with respect to the evolution of Cosan and its markets. Deloitte Consultores verified the operating assumptions used to prepare Cosan’s business plan for reasonableness and assumed that such information reflects the best estimates and projections presently available with respect to Cosan’s future financial performance. Deloitte Consultores is not responsible for, and does not provide any guarantees with respect to, attainment of the projections contained in the appraisal report, since such projections are based on the prospects and strategic plans of Cosan’s management, which Deloitte Consultores believes will continue to conduct its business affairs in the future.

The following are summaries of the material analyses conducted by Deloitte Consultores in preparation of the appraisal report prepared and delivered as of December 19, 2007, and do not purport to be complete descriptions of the analysis performed by Deloitte Consultores. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

Appraisal methodology summary

In accordance with CVM Instruction No. 361/02, which sets out the procedures to be applied for public offers for the purchase of shares, the appraisal report indicates the appraisal criteria and comparison elements adopted, as well as the following items:

•
the weighted average quotation price of Cosan’s shares traded on the BOVESPA (1) in the twelve months immediately prior to the announcement of the exchange offer (June 25, 2007), (2) between the date of the announcement of the exchange offer and the date of the appraisal report and (3) between the announcement of the capital increase of the company’s shares (November 19, 2007) and the date of the appraisal report;

•
the weighted average quotation price of the company’s class A common shares traded on the NYSE (1) from the initial public offering of the company’s shares through the date of the appraisal report and (2) from the announcement of the capital increase of the company’s shares (November 19, 2007) through the date of the appraisal report;

•	book value per share for the Cosan and company shares; and

•	economic value per share for the Cosan shares, calculated on a discounted cash flow basis or on a multiple basis.

To calculate economic value per share, in the case of Cosan Deloitte Consultores selected the discounted cash flow method, as in its view this method best captured specific aspects of Cosan and its future cash generation capacity. In the case of the company, since it does not have operations per se that would permit the generation of operating cash flows, Deloitte Consultores selected the assets approach, with the investment in Cosan being estimated on a discounted cash flow basis.

Valuation of Cosan

Market Performance

In accordance with CVM Instruction No. 361/02, Deloitte Consultores considered the trading performance of Cosan’s shares on the BOVESPA during several periods of time. The average price of Cosan’s shares in the twelve months immediately prior to the announcement of the exchange offer (June 25, 2007) was R$39.49; between the date of the announcement of the exchange offer and the date of the appraisal report, the average price was R$26.28; and between the announcement of the capital increase of the company’s shares (November 19, 2007) and the date of the appraisal report, the average price was R$20.66. Further information on the market performance of Cosan’s shares during these periods is set forth in the appraisal report.

Book Value Per Share

In accordance with CVM Instruction No. 361/02, Deloitte Consultores considered the book value per share of Cosan’s shares, based on the quarterly financial information as of October 31, 2007. Deloitte Consultores calculated the book value per share to be R$12.48, by dividing shareholders’ equity of R$3,402,228,000, as of October 31, 2007 by a total of 272,509,307 shares outstanding, net of the shares issued on November 19, 2007 pursuant to the exercise of stock options by eligible employees and shares authorized to be issued on December 5, 2007 pursuant to a capital increase. Further information on the book value per share of Cosan’s shares is set forth in the appraisal report.

Economic Value Analysis

The principal general assumptions of Deloitte Consultores’ discounted cash flow analysis were as follows:

•	Discounted cash flow method with projections of operating results (debt-free model), adjusted by the non-operating assets and liabilities in nominal reais.

•	The base date for the appraisal was October 31, 2007.

•
The projections were based on Cosan’s business plan for the period from the harvest years 2007/2008 through 2016/2017. The macroeconomic assumptions and prices for VHP sugar quoted on the international market were based on market projections and Deloitte Consultores’ analyses.

•
Perpetual growth figures were calculated based on the Gordon Growth Model. The projected cash flow harvest year 2016/2017 was adjusted for income tax and social contribution resulting from an expectation for the reduction in depreciation, considering a perpetual estimated growth rate of 4.0%, equivalent to the projected long-term inflation.

•	The discount rate used was 12.14% in nominal reais.

Based on this methodology, and in accordance with the provisions of CVM Instruction No. 361/02, the economic value of Cosan as of October 31, 2007 ranged from R$24.60 to R$27.19 per share. The following chart shows the comparative per share values according to the methodologies used by Deloitte Consultores:

Notes:

(1)
Economic value per share, after giving effect to shares issued on November 19, 2007 pursuant to the exercise of stock options by eligible employees and authorized to be issued on December 5, 2007 pursuant to a capital increase, based on the discounted cash flow method, with a minimum and maximum value range of 10%, pursuant to CVM Instruction No. 361/02.

(2)	Market value per share based on the weighted average price for shares of:

(i)	R$39.49 per share in the 12 months prior to the announcement of the exchange offer (June 25, 2007).

(ii)	R$26.28 per share from the announcement of the exchange offer (June 25, 2007) through the date of the appraisal report (December 19, 2007).

(iii)	R$20.66 per share from the announcement of the capital increase of the company’s shares on November 19, 2007 through the date of the appraisal report (December 19, 2007).

(3)
Book value per share as of October 31, 2007, after giving effect to shares issued on November 19, 2007 pursuant to the exercise of stock options by eligible employees and authorized to be issued on December 5, 2007 pusuant to a capital increase, resulting in 272,509,307 shares.

Further information on the economic value analysis of Cosan is set forth in the appraisal report.

Valuation of Cosan Limited

Market Performance

In accordance with CVM Instruction No. 361/02, Deloitte Consultores considered the trading performance of the company’s shares on the NYSE from the initial public offering of the company’s shares (August 16, 2007) through the date of the appraisal report and from the announcement of the capital increase of the company’s shares on November 19, 2007 through the date of the appraisal report. During these periods the average price of the company’s shares was R$21.68 and R$19.12, respectively. Further information on the market performance of the company’s shares during this period is set forth in the appraisal report.

Book Value Per Share

In accordance with CVM Instruction No. 361/02, Deloitte Consultores considered the book value per share of the company’s shares, based on information provided by company management. Deloitte Consultores calculated the book value per share to be R$12.64, by dividing a book value, on October 31, 2007, of R$2,629,630,000 by a total of 208,010,044 shares outstanding. Further information on the book value per share of the company’s shares is set forth in the appraisal report.

Economic Value Analysis

Deloitte Consultores considered that the discounted cash flow methodology would be inapplicable in the case of the company, since it does not have operations per se that would permit the generation of operating cash flows. Instead, Deloitte Consultores concluded that the assets approach, with the company’s investment in Cosan. estimated on a discounted cash flow basis, would be the most appropriate method to estimate the economic value of the company’s shares. In calculating economic value, the present value of financial investments on October 31, 2007 was added as an additional investment of the company in Cosan. In addition, for comparative purposes, Deloitte Consultores calculated the economic value per share of the company using the assets approach with the company’s investment in Cosan being estimated using the average quotation price for each of the three period referred to in the valuation of Cosan, discussed above under “Valuation of Cosan – Market Performance”.

Based on this methodology, the economic value of the company as of October 31, 2007 ranged from R$22.24 to R$24.58 per share. The following chart shows the comparative per share values according to the methodologies used by Deloitte Consultores:

Notes:

(1)
Economic value per share based on the assets approach, with the investment in Cosan estimated on a discounted cash flow basis, with a minimum and maximum value range of 10%, pursuant to CVM Instruction No. 361/02.

(2)	Assets approach with the investment in Cosan being estimated based on the weighted average price for shares in Cosan of:

(i)	R$35.11 per share, for the average value of R$39.49 per share in Cosan in the 12 months prior to the announcement of the exchange offer (June 25, 2007).

(ii)	R$23.74 per share, for the average value of R$26.28 per share in Cosan from the announcement of the exchange offer (June 25, 2007) through the date of the appraisal report (December 19, 2007).

(iii)
R$18.91 per share, for the average value of R$20.66 per share in Cosan from the announcement of the capital increase of the company’s shares on November 19, 2007 through the date of the appraisal report (December 19, 2007).

(3)
Market value per share, listed on the NYSE, based on the weighted average price for shares (i) from the date of the initial public offering of the company’s shares (August 16, 2007) through the date of the appraisal report and; (ii) from announement of the capital increase of the company on November 19, 2007 through the date of the appraisal report (December 19, 2007).

(4)	Shareholders’ equity per class A common share, based on 208,010,044 shares as of October 31, 2007.

Further information on the economic value analysis of the company is set forth in the appraisal report.

General

The preparation process of economic and financial analyses such as those conducted in the preparation of the Valuations is a complex process which involves subjective judgment and is not susceptible to a partial analysis or a summary description. In arriving at its conclusions, Deloitte Consultores did not attribute any subjective value to any particular factor considered by it; rather, Deloitte Consultores made qualitative judgments of the importance and relevance of all the factors considered therein. Accordingly, Deloitte Consultores believes that the Valuations should be considered as a whole and that the analysis of selected portions and other factors considered therein can result in an incomplete and incorrect understanding of the conclusions of the Valuations. The results presented in the Valuations refer solely to the exchange offer and do not extend to any other present or future matters or transactions regarding the Cosan companies, the economic group to which they belong to or the sector in which they operate.

Deloitte Touche Tohmatsu is a world-wide organization of independent member firms oriented to excellence in the performance of professional services by means of a global strategy executed locally in almost 140 countries. With access to intellectual capital of around 150 thousand professionals, Deloitte Touche Tohmatsu offers services in the following areas: auditing, tax consulting, business risk management consulting, corporate finance, business consulting, outsourcing, human capital consulting and actuarial consulting, and services more than 80% of the world’s largest organizations, as well as a large number of Brazilian companies, major local clients, public institutions and highly successful and fast-growing corporations.

For the intents and purposes of CVM Instruction No. 361/02, Deloitte Consultores hereby declares that:

•	its professionals involved in preparing the appraisal report do not own any shares in either the company or Cosan, nor do they conduct discretionary management services with respect to such shares;

•	there is no conflict of interest that could decrease the independence required in order for it to perform its functions as an independent appraisal firm;

•	the cost to prepare the appraisal report was R$350,000, net of taxes;

•
besides the amount received mentioned above, in the past twelve months it has received R$1,179,016.49 relating to (1) advisory services in negotiating Cosan’s payroll, (2) preparation of an economic-financial appraisal report, as well as evaluation of its property and organization of fixed assets and (3) tax planning; and

•	notwithstanding the relationship described above, it does not have any other commercial and credit information of any kind with respect to Cosan and the company that might impact the appraisal report.

In addition, Deloitte Consultores notes that:

•	it and its affiliates may also provide consulting services to each of the Cosan companies and their affiliates in the future. In connection with these services, compensation may be received; and

•
in its opinion, notwithstanding any statement made herein, neither the controlling shareholders nor the management of the company or Cosan directed, limited, complicated or practiced any act that have or could have compromised the access, utilization or understanding of information, assets, documents or work methodologies relevant for the quality of the Valuations.

SELECTED FINANCIAL AND OTHER DATA

The following table presents selected historical financial and operating data for the Company. You should read the following information in conjunction with our audited consolidated financial statements and related notes, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

U.S. GAAP

The financial data at and for the years ended April 30, 2007, 2006 and 2005 has been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP included in this prospectus. The financial data at and for the six months ended October 31, 2007 and 2006 has been derived from our unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP, also included in this prospectus. Such unaudited financial statements include the adjustments we consider necessary for a fair presentation of the financial position and the results of operations for these periods. The results for the six months ended October 31, 2007 are not necessarily indicative of the results to be expected in fiscal year 2008. The balance sheet data at April 30, 2005 has been derived from our consolidated financial statements prepared in accordance with U.S. GAAP.

	For Six Months Ended October 31, (Unaudited)				For Fiscal Year Ended April 30,
	2007		2006		2007		2006		2005
	(in millions of US$)
Statement of Operations Data:
Net sales	US$	629.3	US$	887.8	US$	1,679.1	US$	1,096.6	US$	644.4
Sugar		385.7		574.6		1,031.7		660.5		415.8
Ethanol		177.4		282.2		551.5		378.4		178.4
Other products and services		66.1		31.0		95.8		57.8		50.1
Cost of goods sold		(583.7)		(593.8)		(1,191.3)		(796.3)		(456.6)
Gross profit		45.6		294.0		487.8		300.3		187.8
Selling expenses		(82.1)		(63.2)		(133.8)		(97.8)		(57.8)
General and administrative expenses		(54.5)		(46.0)		(121.1)		(72.0)		(40.0)
Operating income (loss)		(91.0)		184.8		232.9		130.5		90.0
Other income (expenses):
Financial income		307.7		295.4		555.6		186.5		76.8
Financial expenses		(178.4)		(206.1)		(266.2)		(413.1)		(115.9)
Other income (expenses)		(0.4)		18.4		16.3		(5.5)		(16.4)
Income (loss) before income taxes, equity in income of affiliates and minority interest		37.9		292.5		538.5		(101.6)		34.5
Income taxes (expense)/benefit		(9.8)		(100.0)		(188.8)		29.7		(14.9)
Income (loss) before equity in income of affiliates and minority interest		28.0		192.4		349.7		(71.8)		19.6
Equity in income (loss) of affiliates		(2.0)		0.2		(0.0)		1.6		3.4
Minority interest in (net income) loss of subsidiaries		(7.1)		(95.3)		(173.0)		33.1		(11.5)
Net income (loss)	US$	18.9	US$	97.4	US$	176.7	US$	(37.1)	US$	11.6
Balance Sheet Data:
Cash and cash equivalents	US$	77.0	US$	26.5	US$	316.5	US$	29.2	US$	13.2
Marketable securities		1,131.6		161.3		281.9		368.8		2.0
Inventories		677.0		569.9		247.5		187.2		122.2
Property, plant, and equipment, net		1,405.1		952.4		1,194.1		1,008.1		401.8
Goodwill		562.7		476.4		491.9		497.9		166.6
Total assets		4,684.8		2,620.0		3,253.4		2,691.8		960.2
Current liabilities		422.0		395.0		274.2		397.1		207.8
Estimated liability for legal proceedings and labor claims		459.8		348.3		379.2		462.2		101.7
Long-term debt		1,226.2		931.7		1,342.5		941.7		314.7
Minority interest in consolidated subsidiaries		550.0		6.6		463.6		287.6		93.7
Total shareholders equity	US$	1,692.2	US$	761.7	US$	473.6	US$	294.3	US$	97.1
Other Financial and Operating Data:
Depreciation and amortization	US$	159.0	US$	83.1	US$	187.4	US$	98.6	US$	41.7
Net debt(1)		(40.5)		711.4		697.9		517.4		287.0

	For Six Months Ended October 31, (Unaudited)				For Fiscal Year Ended April 30,
	2007		2006		2007		2006		2005
	(in millions of US$)
Working capital(2)		1,790.8		692.4		865.3		563.2		84.7
Cash flow provided by (used in):
Operating activities		(197.8)		(148.5)		284.0		86.0		7.6
Investing activities		(959.0)		207.0		(251.6)		(825.5)		(62.7)
Financing activities	US$	858.0	US$	(70.3)	US$	222.8	US$	725.9	US$	33.6
Crushed sugarcane (in million tons)		32.4		32.5		36.2		27.9		24.3
Own sugarcane (in million tons)		17.4		18.4		21.6		17.2		15.0
Growers sugarcane (in million tons)		15.0		14.1		14.5		10.7		9.3
Sugar production (in thousand tons)		2,687.1		2,901.0		3,182.3		2,328.4		2,121.5
Ethanol production (in million liters)		1,170.6		1,086.8		1,236.6		915.0		741.3
__________
(1)
Net debt consists of current and non-current long-term debt, net of cash and cash equivalents, marketable securities and CTNs (Brazilian Treasury bills) recorded in the financial statements as other non-current assets. Net debt is not a U.S. GAAP measurement.

(2)	Working capital consists of current assets less current liabilities.

Brazilian GAAP

The following table presents consolidated financial data for Cosan S.A. at and for the years ended April 30, 2007, 2006, 2005, 2004 and 2003, prepared in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. The financial data have been derived from Cosan’s audited consolidated financial statements not included in this prospectus.

The historical financial information presented below is Cosan’s consolidated financial information prepared in Brazilian reais in accordance with Brazilian GAAP.

	For Fiscal Year Ended April 30,
	2007		2007(4)		2006(4)		2005(4)		2004(4)		2003(4)
	(in millions of US$)(1)		(in millions of R$)
Statement of Operations Data:
Net operating revenue	US$	1,772.4	R$	3,605.1	R$	2,477.9	R$	1,900.4	R$	1,586.1	R$	1,409.6
Cost of goods sold and services rendered		(1,219.9)		(2,481.1)		(1,721.3)		(1,338.5)		(1,078.9)		(873.3)
Gross profit		552.6		1,123.9		756.6		561.8		507.1		536.3
Operating (expenses) income:
Selling expenses		(138.7)		(282.0)		(217.1)		(171.7)		(144.3)		(113.7)
General and administrative expenses(2)		(121.0)		(246.2)		(150.0)		(121.9)		(111.7)		(100.0)
Financial expenses, net		77.7		158.0		(245.2)		(102.0)		(132.1)		(170.9)
Earnings on equity investments		(0.0)		(0.1)		0.6		—		7.9		16.8
Goodwill amortization		(110.0)		(223.7)		(142.8)		(93.2)		(140.6)		(30.0)
Other operating income (expenses), net		17.4		35.3		(11.8)		(39.7)		2.3		(24.4)
Expenses from placement of shares		—		—		(52.8)		—		—		—
Operating income (loss)		277.9		565.3		(62.5)		33.3		(11.4)		114.1
Non-operating result		1.0		2.0		(1.0)		2.7		52.6		(23.5)
Income (loss) before income and social contribution taxes		278.9		567.3		(63.5)		36.0		41.2		90.6
Income and social contribution taxes		(100.2)		(203.9)		5.8		(22.2)		(7.8)		(80.9)
Income (loss) before minority interest		178.7		363.4		(57.7)		13.8		33.4		9.7
Minority shareholders interest		(3.0)		(6.2)		(6.9)		3.3		(1.0)		15.8
Net income (loss)	US$	175.7	R$	357.3	R$	(64.6)	R$	17.1	R$	32.3	R$	25.5

	At April 30,
	2007		2007(4)		2006(4)		2005(4)		2004(4)		2003(4)
	(in millions of US$)(1)		(in millions of R$)
Balance Sheet Data:
Cash and cash equivalents	US$	316.5	R$	643.8	R$	61.0	R$	35.2	R$	68.0	R$	52.3
Marketable securities		281.9		573.3		770.5		3.9		30.9		13.8
Inventories		247.5		503.4		390.8		339.8		287.0		251.2
Property, plant and equipment, net		989.8		2,013.1		1,656.4		1,481.6		1,321.6		954.9
Goodwill		557.1		1,133.2		1,353.0		357.6		354.0		396.4
Total assets		3,079.5		6,263.4		5,604.8		2,684.8		2,473.3		2,131.1
Current liabilities		290.9		591.7		670.0		494.1		973.1		846.5
Provision for contingencies		357.9		728.0		907.4		245.9		168.2		127.0
Long-term debt(3)		1,389.2		2,825.5		2,070.5		846.5		385.2		419.1
Minority interest		9.9		20.2		14.0		3.5		33.3		(8.2)
Shareholders equity	US$	804.9	R$	1,631.0	R$	1,355.4	R$	762.9	R$	601.0	R$	375.1
__________
(1)	Translated for convenience only using the selling rate as reported by the Central Bank at April 30, 2007 for reais into U.S. dollars of R$2.0339 to US$1.00.

(2)	Includes amounts disclosed in the Brazilian GAAP consolidated financial statements as management fees.

(3)	Includes amounts disclosed in the Brazilian GAAP consolidated financial statements as loans and financings, promissory notes and debentures payable.

(4)
Any comparisons among fiscal years 2003, 2004, 2005, 2006 and 2007 are necessarily affected by acquisitions and other transactions in these years. See “Business – Acquisitions, Partnerships and Restructurings”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a leading global ethanol and sugar company in terms of production with low-cost, large-scale and integrated operations in Brazil. Our production is based on sugarcane, a competitive and viable feedstock for ethanol, sugar and energy because of its low production cost and high energy efficiency ratio relative to other ethanol sources, such as corn and sugarbeet. We believe that we are:

•
Sugarcane: the largest grower and processor of sugarcane in the world, having crushed 36.2 million tons in fiscal year 2007 and 27.9 million tons in fiscal year 2006 (planted on approximately 572,000 hectares, of which approximately 50% is leased by us, 40% is supplier owned and 10% is company owned);

•
Ethanol: the largest ethanol producer in Brazil and the second largest in the world, having produced 326.7 million gallons (1.2 billion liters) in fiscal year 2007 and 241.7 million gallons (915.0 million liters) in fiscal year 2006, and the largest exporter of ethanol in the world, having exported 72.6 million gallons (274.7 million liters) in fiscal year 2007 and 61.0 million gallons (230.9 million liters) in fiscal year 2006; and

•
Sugar: the largest sugar producer in Brazil and one of the three largest sugar producers in the world, having produced 3.2 million tons in fiscal year 2007 and 2.3 million tons of sugar in fiscal year 2006, and the largest exporter of sugar in the world, having exported 2.8 million tons in fiscal year 2007 and 2.1 million tons in fiscal year 2006.

We operate 17 mills, two refineries, two port facilities and numerous warehouses. All of these facilities are located in the Center-South region of Brazil, which is one of the world’s most productive sugarcane regions primarily because of its favorable soil, topography and climate, nearby research and development organizations and infrastructure facilities.

In fiscal year 2007, we sold 349.3 million gallons (1,322.1 million liters) of ethanol and 3,240.5 thousand tons of sugar. In the same fiscal year, we had net sales of US$1,679.1 million comprising 61.4% of sugar, 32.8% of ethanol and 5.7% of other products and services. Exports represented 60.4% of our net sales in the period. In the six-month period ended October 31, 2007, we sold 142.1 million gallons (537.7 million liters) of ethanol and 1,647.8 thousand tons of sugar. In the same period, we had net sales of US$629.3 million comprising 61.3% of sugar, 28.2% of ethanol and 10.5% of other products and services. Exports represented 59.3% of our net sales in the period.

Consolidated Financial Statements

The discussion in this section is based on our audited consolidated financial statements at April 30, 2007 and 2006 and for each of the three fiscal years in the period ended April 30, 2007, and based on our unaudited condensed consolidated financial statements at and for the six months ended October 31, 2007 and 2006. We use U.S. GAAP for financial reporting purposes. See “Presentation of Financial and Other Information” for information concerning the preparation and presentation of our financial statements and other financial data.

Our consolidated financial statements include the financial statements of the Company and its controlled subsidiaries (i.e., companies as to which the Company holds an ownership interest greater than 50%). Investments in entities in which the Company does not control but has significant influence over managing the business, are accounted for using the equity method. All significant intercompany accounts and transactions are eliminated upon consolidation.

Segment Presentation

We operate in three segments: sugar; ethanol; and other products and services. The sugar segment mainly operates and produces a broad variety of sugar products, including raw, organic, crystal and refined sugars, which are sold to a wide range of customers in Brazil and abroad. The ethanol segment substantially produces and sells hydrous, anhydrous and industrial ethanol, which are sold primarily to the Brazilian market. The other products and services segment consists primarily of port services that we provide to third parties, consumer products under the “Da Barra” brand, electricity sales and diesel fuel sales to our agricultural services providers. Because we use the same assets to produce products for both our Brazilian and export markets, we do not identify assets by market. See Note 19 to our audited consolidated financial statements and Note 11 to our unaudited condensed consolidated financial statements.

Factors Affecting Our Results of Operations

Our results of operations have been influenced and will continue to be influenced by the following key factors:

Acquisitions, Partnerships and Corporate Restructurings

Since May 2004, we have expanded our annual sugarcane crushing capacity by 61.3% from approximately 24.8 million tons to approximately 40.0 million tons primarily through acquisitions, partnerships and corporate restructurings. As a result of these acquisitions, partnerships and corporate restructurings, our net sales, gross profit and operating income have increased significantly. However, we have not realized all of the expected cost savings from these transactions, as they have also increased our sugarcane planting-related general and administrative expenses and capital expenditures in order to improve the condition of certain sugarcane fields that we acquired under these transactions.

Our principal acquisitions, partnerships and corporate restructurings since May 2004 consist of the following:

•
In December 2004, Cosan acquired, through FBA—Franco Brasileira S.A. Açúcar e Álcool, or “FBA”, controlling interests in the Destivale Group (which consists of Destilaria Vale do Tietê, or “Destivale”, Destiagro Destivale Agropecuária Ltda., or “Destiagro”, Agrícola Destivale Ltda., or “Agrícola Destivale”, and Auto Posto Destivale Ltda., or “Auto Posto Destivale”) for an aggregate purchase price of US$36.7 million. The Destivale Group has 1.0 million tons of sugarcane crushing capacity. In March 2006, Destivale and Destiagro were merged into Açucareira Corona S.A., or “Corona”.

•
In May 2005, Cosan acquired from Tereos do Brasil Participações Ltda. and Sucden Investimentos S.A., for US$100.9 million the remaining 52.5% of the outstanding shares of FBA, generating goodwill in the amount of US$32.9 million.

•	In July 2005, Cosan transferred all of its ownership interest in Amaralina to Cosan’s shareholders, valued at US$118.6 million.

•
In December 2005, Cosan indirectly acquired 100% of the common shares of Mundial Açúcar e Álcool S.A., or “Mundial”, and of Alcomira S.A. The purchase price was US$29.2 million in cash plus the assumption of certain existing liabilities of Mundial in an amount of US$23.0 million. Cosan recorded US$52.2 million in goodwill related to this acquisition. At the time of the acquisition, Mundial was located in Mirandópolis, São Paulo, and had an annual sugarcane crushing capacity of approximately 1.3 million tons of sugarcane.

•
In February 2006, Cosan purchased all of the equity capital of Corona from Aguassanta Comercial Exportadora e Importadora S.A., or “Aguassanta Comercial” (a company indirectly controlled by our chairman and chief executive officer), S.A. Fluxo Comércio e Assessoria Internacional, or “Fluxo” and certain individuals, for US$180.6 million (generating goodwill in an aggregate amount of US$196.4 million, due to liabilities assumed in an aggregate amount of US$15.9 million). Corona owns approximately 14,500 hectares of land located in the Ribeirão Preto region in the State of São Paulo and two mills (Bonfim and Tamoio) with a total annual sugarcane crushing capacity of approximately 6.0 million tons.

•	In March 2006, Cosan merged Usina da Barra S.A.—Açúcar e Álcool, and FBA, among other subsidiaries, into Corona and changed Corona’s name to Usina da Barra S.A.—Açúcar e Álcool, or “Usina da Barra”.

•
In April 2006, Cosan acquired controlling interests in Usina Açucareira Bom Retiro S.A., or “Bom Retiro” for an aggregate purchase price of US$51.1 million (generating goodwill in an aggregate amount of US$16.4 million). At the time of the acquisition, Bom Retiro owned one mill (Bom Retiro) with an annual sugarcane crushing capacity of 1.2 million tons.

•	In October 2006, Mundial and Bom Retiro, among other subsidiaries, merged into Cosan.

•
In April 2007, Cosan, together with São Martinho S.A. and Santa Cruz S.A. Açúcar e Álcool acquired Usina Santa Luiza and Agropecuária Aquidaban Ltda. for an aggregate purchase price of US$112.0 million, of which US$39.4 million was paid by Cosan. The acquisition was carried out through Etanol Participações S.A., a holding company formed by Usina São Martinho S.A. (a wholly-owned subsidiary of São Martinho S.A.), Cosan and Santa Cruz S.A. Açúcar e Álcool, with respective interests of 41.67%, 33.33% and 25.00%, and which will be managed on a joint basis, with representatives of each shareholder on the board of directors and the executive board. Usina Santa Luiza is located in the City of Motuca, in the State of São Paulo.

•	In August 2007:

•
Aguassanta Participações S.A., or “Aguassanta” and Usina Costa Pinto S.A. Açúcar e Álcool, or “Costa Pinto”, controlling shareholders of Cosan and both indirectly controlled by our chairman and chief executive officer, Mr. Rubens Ometto Silveira Mello, contributed their common shares of Cosan to us in exchange for 96,332,044 of our class B series 1 common shares. The common shares contributed to us by Aguassanta and Costa Pinto consist of 96,332,044 common shares of Cosan, representing 51.0% of Cosan’s outstanding common shares; and

•
Aguassanta then contributed our class B series 1 common shares to Queluz Holdings Limited, its newly created British Virgin Islands subsidiary, which is also indirectly controlled by our chairman and chief executive officer, Mr. Rubens Ometto Silveira Mello, in a manner that resulted in Queluz Holdings Limited and Costa Pinto being our direct shareholders. As a result we currently own 96,332,044 common shares of Cosan, representing 51.0% of Cosan’s outstanding common shares.

•	On August 22, 2007, Cosan Limited completed its initial public offering and listed its class A common shares on the NYSE. Cosan Limited received US$1.1 billion in aggregate proceeds.

Our results of operations for fiscal years 2007, 2006 and 2005, in particular, are not fully comparable, as:

•	Cosan acquired Açucareira Corona S.A., Mundial Açúcar e Álcool S.A, Alcomira S.A. and Usina Açucareira Bom Retiro S.A. during fiscal year 2006; and

•	Cosan increased its ownership in FBA—Franco Brasileira S.A. Açúcar e Álcool from 47.5% to 99.9% in fiscal year 2006.

Sugar

The profitability of our sugar business is principally affected by fluctuations in the international price of raw sugar and in the real/dollar exchange rate. International raw sugar prices are determined based on the New York Board of Trade Futures Contract No. 11, or “NY11”. Refined sugar trades at a premium to raw sugar, known as the “white premium”, and its price is determined based on the London International Financial Futures and Options Exchange Contract No. 5, or “LIFFE No. 5”. Prices are affected by the perceived and actual supply and demand for sugar and its substitute products. The supply of sugar is affected by weather conditions, governmental trade policies and regulations and the amount of sugarcane and sugar beet planted by farmers, including substitution by farmers of other agricultural commodities for sugarcane or sugar beet. Demand is affected by growth in worldwide consumption of sugar and the prices of substitute sugar products. See “Industry – World Sugar Industry”. From time to time, imbalances may occur between overall sugarcane and sugar beet processing capacity, sugarcane and sugar beet supply and the demand for sugar products. Prices of sugar products are also affected by these imbalances, which, in turn, impact our decisions regarding whether and when to purchase, store or process sugarcane, to produce sugar or whether to produce more ethanol.

The table below sets forth the prices for raw sugar NY11 for the periods indicated:

	Sugar NY11 (US$/lb)
	Fiscal Year Ended April 30,				For Six Months Ended October 31,
	2007	2006	2005	2004	2007	2006
Initial quote	0.1713	0.0861	0.0658	0.0720	0.0924	0.1713
Closing quote	0.0924	0.1713	0.0861	0.0658	0.0998	0.1155
Daily average quote	0.1247	0.1269	0.0827	0.0633	0.0950	0.1402
Monthly average quote	0.1249	0.1275	0.0824	0.0638	0.0957	0.1388
High quote	0.1791	0.1930	0.0932	0.0735	0.1033	0.1791
Low quote	0.0924	0.0823	0.0629	0.0536	0.0845	0.0975
_________
Source: NYBOT.

The table below sets forth the prices for refined sugar LIFFE for the periods indicated:

	Sugar LIFE (US$/ton)
	Fiscal Year Ended April 30,				For Six Months Ended October 31,
	2007	2006	2005	2004	2007	2006
Initial quote	470.00	247.80	228.30	213.10	308.00	470.00
Closing quote	308.00	470.00	247.80	228.30	283.60	400.00
Daily average quote	386.26	336.65	244.30	197.63	299.45	426.46
Monthly average quote	383.52	341.05	245.98	200.21	302.89	423.40
High quote	489.00	479.20	275.50	232.20	341.90	489.00
Low quote	300.40	238.50	211.70	173.50	259.50	362.00
_________
Source: LIFFE.

World raw sugar prices increased from US$0.0658 per pound at the end of fiscal year 2004 to US$0.0861 per pound at the end of fiscal year 2005, principally due to: (1) a reduction in world sugar inventories to meet demand for sugar caused, in part by lower sugar production due to adverse weather conditions in China, India, Thailand and Cuba; (2) a liberalization of trade barriers in the European market; (3) increased participation of investment funds in commodities trading, particularly in sugar; and (4) the devaluation of the U.S. dollar vis-à-vis a majority of other currencies. Domestic Brazilian raw sugar prices rose similarly, increasing from US$8.26 per 50 kilogram bag at the end of fiscal year 2004 to US$10.81 per 50 kilogram bag at the end of April 2005. Due to the 14.0% devaluation of the U.S. dollar against the real during this period, the domestic price of raw sugar in Brazil in U.S. dollar terms increased by approximately 30.9% (compared to 12.5% in reais).

World raw sugar prices increased from US$0.0861 per pound at the end of fiscal year 2005 to US$0.1713 per pound at the end of fiscal year 2006 (peaking at US$0.1930 during February 2006), principally due to: (1) demand for sugar that exceeded supply in part due to lower sugar production caused by adverse climactic conditions and a resulting reduction in world sugar inventories to meet demand; (2) high oil prices, as a result of the positive correlation with sugar prices; and (3) the devaluation of the U.S. dollar vis-à-vis a majority of other currencies. Domestic Brazilian crystal sugar prices rose similarly, increasing from US$10.81 per 50 kilogram bag at the end of April 2005 to US$23.76 per 50 kilogram bag at the end of April 2006. Due to the 21.2% appreciation of the real against the U.S. dollar during this period (or 17.5% devaluation of the U.S. dollar against the real), the domestic Brazilian price of raw sugar in U.S. dollar terms increased by approximately 119.8% (compared to 81.5% in reais).

World raw sugar prices decreased from US$0.1713 per pound at the end of fiscal year 2006 to US$0.0924 per pound at the end of fiscal year 2007, principally due to: (1) higher U.S. interest rates and uncertainty as to future changes in interest rates, as well as projected lower rates of worldwide economic growth, which caused investors to reduce substantially their emerging market securities and commodities positions; (2) preliminary harvest estimates of a sugar supply surplus in excess of 3 million tons (compared to sugar supply deficits during the previous three harvests), resulting in part from the recovery of sugarcane production in India to pre-2003 levels (when it had a harvest failure); (3) the granting of a 1.4 million ton allowance for subsidized sugar exports from the European Community, which led to higher exports from producers in the European Community in the period prior to the effectiveness of such restrictions in May 2006; and (4) increased domestic sugar production in Russia, China and Ukraine, which historically have been among the largest importers of sugar in the world. Domestic crystal sugar prices in Brazil also decreased, from US$23.76 per 50 kilogram bag at the end of April 2006 to US$15.81 per 50 kilogram bag at the end of April 2007. Due to the 2.7% appreciation of the real against the U.S. dollar during this period, the domestic price of crystal sugar in Brazil in U.S. dollar terms decreased by approximately 33.5% (compared to 32.5% in reais).

World raw sugar prices increased from US$0.0924 per pound at the end of fiscal year 2007 to US$0.0998 per pound at the end of the six-month period ended October 31, 2007, principally due to: (1) a rebound in the depressed sugar prices at the beginning of the period, that were below production costs in the vast majority of the production regions of the world; (2) an increase in ethanol demand in the Brazilian market, encouraging producers to maximize ethanol production over sugar production; (3) high oil prices, encouraging other countries to import more ethanol; and (4) a perception of the lower capacity of India to export significant amounts of sugar, mainly under such a depressed scenario for sugar prices. Domestic crystal sugar prices had opposed variation, decreasing from US$15.81 per 50 kilogram bag at the end of April 2007 to US$13.45 per 50 kilogram bag at the end of October 2007, principally due to the oversupply in the Brazilian market during the quarter.

Ethanol

Our ethanol operations are affected by domestic Brazilian and international prices of ethanol, competition, governmental policies and regulations and market demand for ethanol as an alternative or additive to gasoline. The price for ethanol we sell in Brazil is set in accordance with market prices, using indices published by the Agriculture School of the University of São Paulo (Escola Superior de Agricultura Luiz de Queiroz—ESALQ) and the São Paulo Futures and Commodities Exchange (Bolsa de Mercadorias e Futuros—BMF) as a reference. Prices for ethanol we export are set based on international market prices, including the New York Board of Trade’s recently-launched ethanol futures contract. Prices for the industrial alcohol and bottled alcohol products we sell are also set based on market prices and have been historically higher than market prices for ethanol. See “Our Industry – World Ethanol Industry”.

The table below sets forth the prices for hydrous ethanol in the Brazilian market for the periods indicated:

	Hydrous Ethanol Esalq (US$/thousand liters)
	Fiscal Year Ended April 30,				For Six Months Ended October 31,
	2007	2006	2005	2004	2007	2006
Initial quote	433.59	270.26	136.72	281.69	451.53	433.59
Closing quote	451.53	433.59	270.26	136.72	330.13	354.55
Daily average quote	386.90	377.92	248.46	183.46	316.49	378.14
Monthly average quote	394.59	369.98	243.80	183.71	330.78	384.04
High quote	475.19	579.86	304.48	282.14	428.15	415.83
Low quote	337.12	231.83	134.21	106.64	283.10	337.12
__________
Source: ESALQ.

The table below sets forth the prices for anhydrous ethanol in the Brazilian market for the periods indicated:

	Anhydrous Ethanol Esalq (US$/thousand liters)
	Fiscal Year Ended April 30,				For Six Months Ended October 31,
	2007	2006	2005	2004	2007	2006
Initial quote	498.36	308.54	154.62	329.04	528.96	498.36
Closing quote	528.96	498.36	308.54	154.62	376.59	405.26

	Anhydrous Ethanol Esalq (US$/thousand liters)
	Fiscal Year Ended April 30,				For Six Months Ended October 31,
	2007	2006	2005	2004	2007	2006
Daily average quote	432.22	413.33	287.26	212.53	369.23	435.72
Monthly average quote	443.02	406.45	281.23	212.18	384.35	442.96
High quote	537.59	569.90	356.03	337.06	524.69	478.06
Low quote	370.03	265.57	154.98	125.78	325.32	391.63
___________
Source: ESALQ.

Despite the increased supply of ethanol at the beginning of the 2006/2007 harvest, Brazilian ethanol prices in fiscal year 2007 remained at historically high levels due primarily to the growing demand for flex fuel cars and high oil prices. Consequently, the Brazilian market price of ethanol reached US$2.0023 per gallon (US$528.96 per thousand liters) of anhydrous ethanol and US$1.7092 per gallon (US$451.53 per thousand liters) of hydrous ethanol at April 30, 2007, higher than April 30, 2006 prices of US$1.8865 per gallon (US$498.36 per thousand liters) of anhydrous ethanol and US$1.6413 per gallon (US$433.59 per thousand liters) of hydrous ethanol. This increase, however, was offset by the result of the downward trend in the price of sugar combined with the high levels of ethanol production in the Center-South region of Brazil, which, in turn, pressured ethanol prices down during the six-month period ended October 31, 2007. As a consequence, the Brazilian market price of ethanol decreased from US$2.0023 per gallon (US$528.96 per thousand liters) of anhydrous ethanol at the end of April, 2007 to US$1.4255 per gallon (US$376.59 per thousand liters) of anhydrous ethanol at the end of October 2007, and from US$1.7092 per gallon (US$451.53 per thousand liters) of hydrous ethanol at April 30, 2007 to US$1.2497 per gallon (US$330.13 per thousand liters) of hydrous ethanol at October 31, 2007.

Currency Fluctuations

In fiscal year 2007, 39.6% of our net sales were invoiced in reais and 60.4% of our net sales were invoiced in U.S. dollars or linked to dollar prices. In the six-month period ended October 31, 2007, 40.7% of our net sales were invoiced in reais and 59.3% of our net sales were invoiced in U.S. dollars or linked to dollar prices. A devaluation of the real affects our consolidated financial statements by:

•	reducing our real-denominated net sales as a result of the translation of those results into U.S. dollars for consolidation purposes;

•
reducing our real-denominated costs of goods sold, selling, general and administrative expenses, as well as other real-denominated operating costs as a result of the translation of those amounts for consolidation purposes into U.S. dollars;

•
generating foreign exchange transaction gains on U.S. dollar-denominated monetary assets and foreign exchange liabilities on U.S. dollar-denominated liabilities of our Brazilian subsidiaries, which are reflected in our consolidated statement of operations;

•	generating financial losses based on changes in market value of our financial derivatives; and

•	indirectly affecting the international market price of sugar.

Similarly, an appreciation of the real in relation to the U.S. dollar would have opposite effects.

Seasonality

Our business is subject to seasonal trends based on the sugarcane growing cycle in the Center-South region of Brazil. The annual sugarcane harvesting period in the Center-South region of Brazil begins in May and ends in November. This creates fluctuations in our inventory, usually peaking in December to cover sales between crop harvest (i.e., January through April), and a degree of seasonality in our gross profit, with ethanol and sugar sales significantly lower in the last quarter of our fiscal year. Our overall sugarcane supply can be impacted by adverse weather conditions such as flood or drought. In addition, ethanol and sugar sales are systematically lower in the last quarter of each fiscal year.

Inflation

Inflation rates in Brazil were 12.1% in 2004, 1.2% in 2005, 3.8% in 2006 and 1.4% in the first half of 2007, as measured by the General Price Index—Internal Availability. Inflation affects our financial performance by increasing certain of our operating expenses denominated in reais (and not linked to the U.S. dollar). These operating expenses include labor costs, leases, selling and general administrative expenses. However, inflation did not have a material impact on our business for the periods presented.

Cost Structure

Our cost structure may be divided into costs that are linked to the prices of our products and costs that are not linked to the prices of our products. Two of our principal cost components, raw materials and land leases, are linked to the prices of our products. Accordingly, we adjust the prices of our products to follow fluctuations in the cost of our raw materials and leased lands, substantially minimizing the impact of this cost volatility on our results of operations. In addition, another relevant portion of our costs is represented by agricultural and industrial inputs, some of which are imported and which are also subject to price fluctuations primarily as a result of exchange rate variations. As the majority of our net sales are derived from exports, a substantial portion of fluctuations in the costs of these inputs is offset by similar fluctuations in our Brazilian and international prices, substantially minimizing the impact of this cost volatility on our results of operations.

Other Factors

Other factors that will impact the results of our ethanol and sugar operations include:

•	hedging transactions (as discussed under “Hedging Transactions and Exposures”);

•	trade barriers in U.S., European and other markets that currently limit access to their domestic sugar industry through quotas, subsidies and restrictions on imports;

•	the evolving use of ethanol as an alternative to oil derivatives and as a cleaner-burning fuel, derived from renewable sources;

•	movements in oil price levels;

•	the growth rate of the global economy and its resulting corresponding growth in worldwide sugar consumption;

•	the growth rate of Brazil’s gross domestic product, which impacts the demand for our products and, consequently, our sales volume in Brazil; and

•	the tax policies adopted by the Brazilian federal government and the governments of the Brazilian states in which we operate, and our resulting tax obligations.

Critical Accounting Policies

The presentation of our financial condition and results of operation based on U.S. GAAP requires us to make certain judgments and estimates regarding the effects of matters that are inherently uncertain and that impact the carrying value of our assets and liabilities. Actual results could differ from those estimates. In order to provide an understanding about how we form our judgments and estimates about certain future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different variables and conditions, we have summarized the critical accounting policies set forth below under U.S. GAAP.

Revenue Recognition and Provision for Doubtful Accounts. We recognize net sales for our product sales when risk and title to the product are transferred to our customer. Transfer occurs at the time when the product is delivered to our customers or their freight carriers. We record a provision for doubtful accounts in selling expenses in an amount that we consider sufficient to cover any probable losses on realization of our accounts receivable. In order to determine the overall adequacy of the allowance for doubtful accounts, we constantly evaluate the amount and characteristics of our accounts receivable. We record a provision in light of past collection experience, as well as when significant payment delays occur, and we believe that we may not receive payment in full. We do not record a provision when the accounts receivable are guaranteed by a creditworthy entity or where there are other reasonable grounds to believe that they will be paid. A substantial portion of our production is sold to a small number of customers that acquire large portions of our production and most of them are well known multinational dealers in our industry. Historically, we have faced no write-offs in relation to our accounts receivable. Given the assumptions involved, such as the financial situation of our debtors, commercial and economic trends, allowances for doubtful accounts are subject to uncertainty and may be revised upward or downward depending on the actual performance of an account receivable.

Approximately 50% of the increase in the allowance for doubtful accounts from April 30, 2005 to April 30, 2006 relates to the consolidation of companies acquired during fiscal year 2006. The balance of the increase resulted from discounts to large retail chains which were recorded as allowance for doubtful accounts for fiscal year 2006, but accounted on a cash basis directly and deducted from account receivables for fiscal year 2005. These payments represented 0.1% of the our net sales in fiscal year 2006. We do not expect any material increase in the allowance for doubtful accounts for future periods.

Inventory Valuation. Inventories are comprised of finished products, harvest costs and materials for consumption. Inventories are recorded at average acquisition or production cost, not exceeding market value. The plantation period costs correspond to the expenses incurred in connection with the maintenance of our sugarcane plantations, which are charged to the production costs of the succeeding harvest. Inventories of materials for consumption are classified as current assets based on our estimates of when they will be consumed. In determining inventory market values, substantial consideration is given to expected product selling prices. We consider various factors, including estimated quantities of slow-moving and obsolete inventory by reviewing on-hand quantities. We then estimate expected selling prices based on our historical recovery rates for sale of slow-moving and obsolete inventory and other factors, such as market conditions. The ethanol and sugar industries are highly competitive which may affect profitability and therefore we continuously review whether the inventory costs exceeds their market value. In recent years we have not experienced losses related to the excess of costs over market and we have also not experienced slow moving inventories related to ethanol and sugar. Estimates may differ from actual results due to the quantity, quality and mix of products in inventory, consumer preferences and economic conditions.

Valuation of Goodwill. We evaluate the impairment of goodwill of our sugar and ethanol operating segments annually (or on an interim basis if certain indicators are present) by comparing the fair value of the operating segments to their carrying values, which we estimate using a discounted cash flow method. In applying this methodology, we rely on a number of factors, including actual operating results, future business plans, economic projections and market data. Future adverse changes in market conditions or poor operating results of the operating segments and increase in competition could result in an inability to recover the carrying value of the investments, thereby requiring impairment charges in the future.

Valuation of Long-lived Assets and Identified Intangible Assets with Defined Useful Lives. We evaluate long-lived assets and identifiable intangible assets with defined useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the estimated undiscounted cash flows change in the future, we may be required to reduce the carrying amount of an asset. In order to estimate future cash flows, management makes various assumptions and estimates. These assumptions and estimates can be influenced by different external and internal factors, such as economic and industry trends, interest rates, foreign exchange rates and changes in the business strategies and in the type of products offered to the market. No events or changes in circumstances have indicated that the carrying amount of an asset may not be recoverable and accordingly, no impairment was required.

Derivative and Foreign Exchange Management Activities. We recognize all derivatives as assets and liabilities at their fair values. The fair values are determined using widely accepted valuation models that incorporate quoted market prices and dealer quotes and reflect assumptions about currency fluctuations based on current market conditions. The aggregate fair values of derivative instruments used to manage currency exposures are sensitive to changes in market conditions and to changes in the timing and amounts of forecasted exposures. Based on our currency hedged position as of October 31, 2007, we believe that a hypothetical 100 basis points increase in interest rates would reduce our asset carrying value by US$4.1 million as a result of a reduction in our financial income. The aggregate fair values of derivative instruments used to manage commodity exposures are sensitive to changes in market prices of the commodities. Based on our commodity hedged position as of October 31, 2007, we believe that a hypothetical US$10 per ton increase in sugar prices would reduce our asset carrying value by US$6.3 million as a result of a reduction in our financial income.

Income Taxes and Deferred Tax Assets. We are also required to estimate income tax provisions and amounts ultimately payable or recoverable. Such estimates involve significant interpretations of regulations and are inherently very complex. Resolution of income tax treatments may not be known for many years after completion of any fiscal year. We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, as well as on the tax loss carryforward, using prevailing tax rates. We regularly review any deferred tax assets for recoverability and reduce their carrying value, as required, based on projected future taxable income and the expected timing of any reversals of existing temporary differences. If one of our subsidiaries operates at a loss or is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, we evaluate the need to partially or completely reduce the carrying value of our deferred tax assets. Significant management judgment is required in determining any valuation allowance. The principal uncertainty relates to the likelihood of future taxable income from the subsidiary that generated the deferred tax asset. A change in our projections of profitability could result in the need to record a valuation allowance against deferred tax assets, resulting in a negative impact of future results. Based on the weight of available evidence, we have not recorded valuation allowances in recent years and also, we are currently in a net deferred income tax liability position which mitigates the risk of the need for a valuation allowance to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Stock-Based Compensation. We account for our stock-based awards to our employees and officers using the fair value method as required by SFAS No. 123(R), share-based payment. SFAS No. 123(R) requires that the compensation cost related to share-based payment transactions, measured based on the fair value of the equity or liability instruments issued, be recognized in the financial statements. Determining the fair value of options using the Binomial model, or other currently accepted option valuation models, requires highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated fair value on the grant date. If actual results are not consistent with the Company’s assumptions and judgments used in estimating the key assumptions, the Company may be required to record additional compensation or income tax expense, which could have a material impact on financial position and results of operations. Due to Cosan’s limited history as a publicly traded company in Brazil, we used the volatility based on similar public companies. We believe that a hypothetical 5% increase or decrease in future stock-price volatility would increase or decrease our compensation expense by US$280,000 and US$180,000, respectively.

Provisions for Contingencies. We create a provision for contingency whenever there is a legal obligation as a result of a past event, and it is probable that an economic resource is required to reach a settlement as to this obligation. Provisions are registered based on the best estimates of the risks involved and analyzed on a case-by-case basis. Management continuously evaluates the estimates and assumptions used to establish the provision for contingencies based on relevant facts and circumstances that may have a material effect on the result of operations and shareholders equity. Even though management believes that the provisions for contingencies are presently adequate, the establishment of provisions for judicial proceedings involves estimates that can result in the final amount being different than the provisions as a result of uncertainties that are inherent to the establishment of the provision. Additionally, the Brazilian authorities normally take a long time to reach a final decision on each case and we are unable to estimate the length that the contingencies will ultimately be resolved. In case the amount of provisions for contingencies is lower than the amount actually due, an increase in provisions would be necessary.

Hedging Transactions and Exposures

In accordance with a policy established by our risk management committee, we hedge part of the future price of our production through sugar and exchange rate derivative transactions, using future contracts, options and swaps.

We recently formed a risk management committee that is responsible for advising the board on risk management, by establishing exposure limits and hedging ratios so as to achieve better operational and financial controls.

Our risk committee determines our hedging policy. Our current policy seeks to reduce the effects of fluctuations of sugar prices and foreign exchange rates in our results of operations in order to assure the servicing of our debt and the execution of our investment plan as well as to maintain satisfactory profitability levels. In our hedging transactions, we use derivative financial instruments, including future contracts, swaps and options in over-the-counter markets as well as future stock exchanges or in transactions with creditworthy institutions approved by our hedging committee. We favor off-balance sheet hedging transactions. However, we may, eventually, due to market conditions and based on our internal risk assessments, use options premiums.

Our hedging policy allows us to settle our derivative instruments in cash through financial transactions or by actual physical delivery of the hedged asset (i.e., ethanol, sugar or U.S. dollars). Under our hedging policy, we may enter into hedging contracts with maximum notional amounts equivalent to up to 50% of our expected net operating revenues (as set forth in our annual budget and business plan). Generally, our risk committee meets twice per month. In addition, the committee is required to meet and reassess our hedging policy whenever the balance between the market value and the purchase value of our derivative instruments becomes negative and higher than 10% of our current net worth.

At January 31, 2006, we had 1,480.8 thousand tons of sugar hedged compared to 794.5 thousand tons of sugar at October 31, 2005. This increase in the hedged volume of sugar caused our average hedged price to be at US$0.1225 per pound. However, the future price of sugar increased significantly during the same period to US$0.1802 per pound at January 31, 2006, which represented a 47.1% increase from October 31, 2005. At April 30, 2006, we had 1,440.4 thousand tons of sugar hedged at the substantially higher price of US$0.1444 per pound. However, the future price of sugar continued to be higher at US$0.1713 per pound. Since we do not qualify for hedge accounting, the mismatch between the average price of our derivatives instruments and the average market price of sugar required us to incur significant non-cash losses resulting from fair value estimated of these instruments and recorded as financial expenses. At April 30, 2006, we recorded the negative estimated fair value of our derivatives portfolio as US$93.9 million in derivatives financial instruments—liabilities (partially guaranteed by US$63.0 million in the form of restricted cash). See Note 5 to our audited consolidated financial statements included in this prospectus. These losses, together with expenses incurred for settled contracts resulted in US$209.4 million in derivatives-related net losses in fiscal year 2006.

Our derivatives-related losses, recorded as financial expenses, were largely offset by our actual sale of sugar at high market prices primarily during the first six months ended October 31, 2006. As a result, the net price of sugar sold (actual sales at market prices less derivatives financial expenses, net) was equal to the prices we hedged. Conversely, due to a decrease in sugar prices in the future markets in fiscal year 2007, at April 30, 2007 we had 1,317.3 thousand tons of sugar hedged at the average price of US$0.1161 per pound while the NY11 price was US$0.0924 per pound. Therefore, the market price of our derivatives portfolio on April 30, 2007 was US$51.9 million, which at fair value contributed US$190.6 million to our net profit in fiscal year 2007. Similarly, if the price of sugar remained at those levels, we would sell our production at market prices, which combined with a positive derivatives result would cause the price of sugar actually sold to match our hedged price.

Our sale of sugar at low market prices during the six-month period ended October 31, 2007 was largely offset by our derivatives-related gains, recorded as financial income. However, since we already had our hedge position marked to market at the beginning of this period, and considering that at the end of October 2007 sugar prices increased to US$0.0998 per pound from US$0.0924 at April 30, 2007, our 626.1 thousand tons of sugar hedged at the average price of US$0.1045 per pound were valued on October 31, 2007 on US$3.9 million, which at fair value contributed US$38.4 million to our net income in the period. Again, if the price of sugar remains at current levels, we will sell our production at market prices, which combined with a positive derivatives result will cause the price of sugar actually sold to match our hedged price.

Our hedging policy seeks to protect us from cash flow risks caused by commodities price and exchange rates fluctuations. However, because we record derivatives at fair value, fluctuations in such derivative prices may cause significant fluctuations in our net profit in the future resulting from the related non-cash derivative expenses.

Outlook for Fiscal Year 2008

We expect that sugar production will, on a worldwide basis, increase during fiscal year 2008. Due to lower sugar market prices, we expect to produce more ethanol following the next harvest, with ethanol volumes sold representing a greater share of total ethanol and sugar volumes sold as compared to our 2006/2007 harvest. As a result of record sugar prices during the 2006/2007 harvest and the recent increased global demand for ethanol, sugar producing countries have substantially increased investments and developed new projects in the global sugar industry. We expect that 2007/2008 sugar production will reach record volumes, which will result in sugar surpluses worldwide and which, in turn, will result in significantly reduced sugar prices. Prices for raw sugar NY11 decreased 32.2% from an average of US$0.1402 per pound in the six-month period ended October 31, 2006 to US$0.0950 per pound in the six-month period ended October 31, 2007. In light of significantly lower sugar prices, production flexibility in Brazil has been increasingly used for ethanol production, which has resulted in significantly reduced ethanol prices during the first half of fiscal year 2008. Brazilian average market price of ethanol decreased from US$1.6494 per gallon (US$0.436 per liter) of anhydrous ethanol at October 31, 2006 to US$1.3977 per gallon (US$0.369 per liter) of anhydrous ethanol at October 31, 2007. As a result, our net sales decreased significantly in the first half of fiscal year 2008, and we expect them to decrease significantly in the second half of fiscal year 2008 and fiscal year 2008 as a whole. We also expect that, as in the first half of fiscal year 2008, our costs and operating expenses will decrease at a lower rate than the expected decrease in our net sales, which will result in significantly lower gross profit and gross profit margins in the second half of fiscal year 2008 and fiscal year 2008 as a whole. We also expect to be negatively impacted by the appreciation of the real to the U.S. dollar during the second half of fiscal year 2008. Based solely on preliminary data that are subject to change, we currently anticipate a net loss for the third quarter of fiscal year 2008 and a net loss for fiscal year 2008 as a whole. Accordingly, we anticipate that our overall results of operations for the second half of fiscal year and fiscal year 2008 as a whole will decrease significantly when compared with our results for the corresponding quarters of, and full year, fiscal year 2007.

The outlook for fiscal year 2008 as discussed in the preceding paragraph is based upon information and expectations that are subject to change, including due to the factors discussed under Risk Factors and Forward-Looking Statements and elsewhere in this prospectus. Actual results may differ significantly from anticipated results presented in the preceding paragraph.

Results of Operations

The following discussion of our results of operations is based on the financial information derived from our consolidated financial statements prepared in accordance with U.S. GAAP. In the following discussion, references to increases or decreases in any year are made by comparison with the corresponding prior year, as applicable, except as the context otherwise indicates.

Six-month Period Ended October 31, 2007 Compared to Six-month Period Ended October 31, 2006

Consolidated Results

The following table sets forth audited consolidated financial information for each of the six-month periods ended October 31, 2007 and 2006.

	For Six-month Period Ended October 31,
	2007		2006		% Variation
	(in millions of US$, except percentages)
Statement of Operations:
Net sales:	US$	629.3	US$	887.7	(29.1)%
Sugar		385.7		574.6	(32.7)
Ethanol		177.4		282.2	(37.5)
Other products and services		66.1		31.0	113.2
Cost of goods sold		(583.7)		(593.8)	(1.7)
Gross profit		45.6		294.0	(84.5)
Selling expenses		(82.1)		(63.2)	30.0

	For Six-month Period Ended October 31,
	2007		2006		% Variation
	(in millions of US$, except percentages)
General and administrative expenses		(54.5)		(46.0)	18.4
Operating income (loss)		(91.0)		184.8	*
Other income (expenses):
Financial income, net		129.3		89.3	44.8
Other income (expenses), net		(0.4)		18.4	*
Income before income taxes, equity in income of affiliates and minority interest		37.9		292.5	(87.1)
Income taxes expense		(9.8)		(100.0)	(90.2)
Income before equity in income of affiliates and minority interest		28.0		192.4	(85.4)
Equity in income (loss) of affiliates		(2.0)		0.2	*
Minority interest in net income of subsidiaries		(7.1)		(95.3)	(92.6)%
Net income	US$	18.9	US$	97.4	(80.5)%
___________
* Not a meaningful comparison.

Net Sales

We report net sales after deducting Brazilian federal and state taxes assessed on its gross sales (ICMS, PIS, COFINS, IPI and INSS). Deductions from gross sales in the Brazilian domestic market, which are subject to these taxes, are significantly greater than our deductions from gross sales in export markets. Total sales deductions can be broken down as follows:

•	ICMS taxes. ICMS is a state value-added tax assessed on our gross sales in the Brazilian market at a rate that vary by state and product.

•	PIS and COFINS taxes. PIS and the COFINS taxes are federal social contribution taxes assessed on our gross sales in the Brazilian market at rates that vary by product.

•	IPI taxes. IPI is a federal value-added tax assessed on our gross sales in the Brazilian market at rates that vary by product.

•	INSS taxes. INSS taxes are federal social contribution taxes assessed on our gross sales in the Brazilian market at a rate of 2.85%.

Net sales decreased by 29.1%, to US$629.3 million in the six-month period ended October 31, 2007 from US$887.7 million in the six-month period ended October 31, 2006, primarily as a result of:

•
a 32.2% decrease in market daily average prices for raw sugar as measured by contract number 11 of NYBOT, to US$0.0950 per pound in the six-month period ended October 31, 2007 from US$0.1402 per pound in the six-month period ended October 31, 2006; 29.8% decrease in market daily average prices for white refined sugar as measured by contract number 5 of LIFFE, to US$299.45 per ton in the six-month period ended October 31, 2007 from US$426.46 per ton in the six-month period ended October 31, 2006; 35.3% decrease in market daily average prices for Brazilian Crystal sugar as measured by ESALQ/CEPEA, to US$13.27 per 50 kilogram bag in the six-month period ended October 31, 2007, from US$20.50 per 50 kilogram bag in the six-month period ended October 31, 2006; 16.3% decrease in market weekly average prices for Brazilian hydrous ethanol as measured by ESALQ/CEPEA, to US$0.3165 per liter in the six-month period ended October 31, 2007 from US$0.3781 per liter in the six-month period ended October 31, 2006; 15.3% decrease in market weekly average prices for Brazilian unhydrous ethanol as measured by ESALQ/CEPEA, to US$0.3692 per liter in the six-month period ended October 31, 2007 from US$0.4357 per liter in the six-month period ended October 31, 2006; and

•
a 14.5% decrease in our ethanol sales volumes, to142.1 million gallons (537.7 million liters) in the six-month period ended October 31, 2007 from 166.1 million gallons (628.7 million liters) in the six-month period ended October 31, 2006, and a 3.6% decrease in our sugar sales volumes, to 1,647.8 thousand tons in the six month period ended October 31, 2007, from 1,708.5 thousand tons in the six-month period ended October 31, 2006.

Net sales from exports of sugar, ethanol and services were US$373.5 million in the six-month period ended October 31, 2007, which represented 59.3% of our net sales for this period compared to 64.7% of our net sales in the same period of previous fiscal year. This decrease in the relative contribution of exports to total net sales was primarily caused by a 14.3% appreciation of the real against the US dollar to a daily average of R$1.9103 per US dollar in the six-month period ended October 31, 2007, from a daily average of R$2.1811 per US dollar in the same period of the previous fiscal year.

Sugar. Net sales from sugar decreased by 32.9% to US$385.7 million in the six-month period ended October 31, 2007, from US$574.6 million in the six-month period ended October 31, 2006, due mainly to:

•
a 30.4% decrease in the average realized price per ton (including all of the types of sugar that we produce) to US$234.1 per ton in the six-month period ended October 31, 2007 from US$336.3 per ton in the six-month period ended October 31, 2006; and

•	a 3.6% decrease in our sugar sales volume to 1,647.8 thousand tons in the six-month period ended October 31, 2007 from 1,708.5 thousand tons in the six-month period ended October 31, 2006.

Sales of sugar represented 61.3% and 64.7% of total net sales in the six-month periods ended October 31, 2007 and 2006, respectively. This decrease in the relative contribution of sugar to total net sales was primarily caused by lower export and domestic average sugar market prices.

Ethanol. Net sales from ethanol decreased by 37.1%, to US$177.4 million in the six-month period ended October 31, 2007 from US$282.2 million in the six-month period ended October 31, 2006, primarily as a result of:

•
a 14.5% decrease in our ethanol sales volume to 142.1 million gallons (537.7 million liters) in the six-month period ended October 31, 2007 from 166.1 million gallons (628.7 million liters) in the six-month period ended October 31, 2006, mainly as a result of reduction in the sales effort in order to avoid market low prices; and

•
a 26.5% decrease in our average realized unit price to US$1.2491 per gallon (US$330.0 per thousand liters) in the six-month period ended October 31, 2007 from US$1.6987 per gallon (US$448.8 per thousand liters) in the six-month period ended October 31, 2006, due to the decreased average price in the Brazilian and international markets.

Other products and services. Other products and services consist primarily of electricity sales, port services that we provide to third parties, consumer products under the Da Barra brand and fuel diesel sales to our agricultural services providers (offset by cost of goods sold).

Net sales from other products and services increased by 113.2% to US$66.1 million in the six-month period ended October 31, 2007 from US$31.0 million in the six-month period ended October 31, 2006.

Cost of Goods Sold

We divide our costs of goods sold into two major categories: agricultural costs and industrial costs. Agricultural costs include costs related to the production of sugarcane, acquiring sugarcane from suppliers, fertilizers, personnel costs, delivery and logistical services, land and equipment leases, depreciation and third-party services. Industrial costs include the purchase of raw materials (other than sugarcane), personnel costs, depreciation and other chemical and maintenance expenses. See “Cost Structure”.

Cost of goods sold decreased by 1.7% to US$583.7 million in the six-month period ended October 31, 2007 from US$593.8 million in the six-month period ended October 31, 2006. This decrease was primarily due the decrease in ethanol and sugar sales volumes, which were partially offset by  an increase in production costs that resulted from (1) an increase in the cost of our own sugarcane and industrial costs due to lower production level, due to unexpected rains during July 2007, which caused our production to be paralyzed with fixed costs running and (2) the appreciation of the real against the U.S. dollar, determining a substantial increase, in dollar terms, in costs originally quoted in reais.

Sugar. Cost of sugar sold decreased by 5.8% to US$330.1 million in the six-month period ended October 31, 2007 from US$350.4 million in the six-month period ended October 31, 2006, primarily as a result of the 3.6% decrease in the volume sold as discussed above, but also by the 2.3% decrease in the average unit cost per ton of sugar to US$200.3 per ton of sugar sold in the six-month period ended October 31, 2007 from US$205.1 per ton of sugar sold in the six-month period ended October 31, 2006, caused mainly by the increase in production costs as mentioned above.

Ethanol. Cost of ethanol sold increased by 5.4% to US$200.9 million in the six-month period ended October 31, 2007 from US$190.6 million in the six-month period ended October 31, 2006 mainly due to an 23.2% increase in the average unit cost per gallon (thousand liters) of ethanol to US$1.4142 per gallon (US$373.6 per thousand liters) in the six-month period ended October 31, 2007 from US$1.1478 per gallon (US$303.2 per thousand liters) in the six-month period ended October 31, 2006, resulting from the increase in production costs mentioned above, although partially offset by an 14.5% decrease in the volume sold as discussed above.

Other products and services. Cost of other products and services decreased by 0.1% to US$52.7 million in the six-month period ended October 31, 2007 from US$52.7 million in the six-month period ended October 31, 2006. The bulk of these costs were primarily denominated in reais, which appreciated 14.3% against the U.S. dollar, which, in turn, should have increased the costs. The main reason why costs did not increase was a reclassification, in fiscal year 2008, of loading expenses of own sugar in our own port terminal which were recorded previously as costs of other services, and now are recorded as selling expenses.

Selling Expenses

Selling expenses are primarily related to transportation costs, including freight and shipping costs for ethanol and sugar sold in Brazil and exported, as well as storage and loading expenses of ethanol and sugar for export at our and third parties port facilities. The major portion of our sales of ethanol in Brazil is sold at the mill to refineries, and therefore there are no shipping costs.

Selling expenses increased by 30.0% to US$82.1 million in the six-month period ended October 31, 2007 from US$63.2 million in the six-month period ended October 31, 2006. This increase resulted primarily from the 14.3% appreciation of the real against the U.S. dollar, in average terms, since our selling expenses were primarily denominated in reais, and the reclassification described above under other products and services costs.

General and Administrative Expenses

General and administrative expenses consist of salaries and benefits paid to employees, taxes, expenses related to third-party services, rentals and other expenses.

General and administrative expenses increased by 18.4% to US$54.5 million in the six-month period ended October 31, 2007 from US$46.0 million in the six-month period ended October 31, 2006. This increase resulted mainly from the 14.3% appreciation of the real against the U.S. dollar, in average terms, since our general and administrative expenses were primarily denominated in reais, and also due to the increase of the services rendered by auditors and consultants in the preparation of financial statements in U.S. GAAP as required by the Novo Mercado rules.

Financial Income, Net

Our financial expenses, net, primarily consist of: (1) accrued interest on our indebtedness; (2) income from financial investments; (3) gains or losses on derivatives (swaps, futures, forwards and options); (4) foreign exchange variations related to our foreign currency-denominated indebtedness (5) fees, commissions and other charges paid to financial institutions; (6) tax on financial transactions—CPMF; (7) financial income related to compensation awarded in a legal proceeding against the Brazilian federal government; and (8) discounts granted on promissory notes and value-added ICMS tax, payments and other.

Financial income, net in the six-month period ended October 31, 2007 totaled US$129.3 million compared to financial income, net of US$89.3 million in the six-month period ended October 31, 2006. This change resulted primarily from the following factors:

•
the net effect of foreign exchange variation on the dollar-denominated debt, which represented financial income of US$144.1 million in the six-month period ended October 31, 2007, compared to financial expense of US$19.8 million in the six-month period ended October 31, 2006; and

•
a 69.9% increase in earnings from marketable securities to US$34.2 million in the six-month period ended October 31, 2007, from US$20.1 million in the six-month period ended October 31, 2006, mainly due to the interest applicable on the marketable securities held by Cosan Limited from its IPO proceeds;

which was partially offset by:

•	a US$17.3 million premium paid in connection with the tender offer for the 2009 bonds issued by Cosan S.A. for a total consideration of US$178.2 million;

•
a 67.5% decrease in financial income from derivative transactions to US$38.4 million in the six-month period ended October 31, 2007, as a result of the mark-to-market method of accounting for derivative transactions related to sugar prices and currency exchange rates fluctuations, from US$118.1 million in the six-month period ended October 31, 2006;

•
one-time financial income from discounts obtained in the six-month period ended October 31, 2006, primarily comprising: (a) US$11.6 million resulting from renegotiation of promissory notes issued in connection with our acquisition of Usina da Barra and; (b) US$32.2 million related to discounts on São Paulo VAT penalty and interest amounts following a tax amnesty granted by the state authorities for 90% of penalty amounts and 50% of interest on VAT amounts owed to the state of São Paulo consisting of: (i) US$20.7 million related to a discount granted to our subsidiary Da Barra for prepaying taxes recorded under taxes payable as Special State Tax Payment Program (State REFIS) in the amount of US$37.4 million and taxes payable in the amount of US$8.4 million; and (ii) US$11.5 million resulting from the settlement for US$68.3 million in cash of US$99.9 million in tax debts recorded under estimated liability for legal proceedings and labor claims; and

•
one-time financial income of US$19.8 million in the six-month period ended October 31, 2006 in connection with the partial reversal of amounts related to inflation adjustments and interest on provisions recorded in connection with the IAA litigation. Such financial income was recorded as a deduction to tax debts recorded under the caption estimated liability for legal proceedings and labor claims. See “Business – Legal Proceedings – Tax Proceedings”. Da Barra is a party to several federal tax proceedings deriving from the default by Açucareira Nova Tamoio S.A. (which was subsequently merged into Da Barra) on payments under cross-border loans guaranteed by the Brazilian federal government.

Other Income (Expenses)

Other expenses were US$0.4 million in the six-month period ended October 31, 2007, compared to other income of US$18.4 million in the six-month period ended October 31, 2006, resulting primarily from an operating gain of US$20.0 million recorded in 2006 related to the portion of the discount on São Paulo VAT penalty and interest amounts following a tax amnesty granted by the State of São Paulo, mentioned above, which discount and interest amounts were recorded as other income.

Income Taxes (Expense) Benefit

Income taxes expense totaled US$9.8 million in the six-month period ended October 31, 2007, representing taxable income at the current Brazilian statutory rate of 34.0% and adjusted for non-deductible expenses and non-taxable income in accordance with Brazilian tax law and by the exempted financial income at the Cosan Limited level, resulting in an effective tax rate of 26.0%, compared to an effective tax rate of 34.2% in the six-month period ended October 31, 2006, when we recorded taxes expense of US$100.0 million.

Net Income

As a result of the foregoing, we had net income of US$18.9 million in the six-month period ended October 31, 2007, compared to a net income of US$97.4 million in the six-month period ended October 31, 2006.

Fiscal Year Ended April 30, 2007 Compared to Fiscal Year Ended April 30, 2006

Consolidated Results

The following table sets forth audited consolidated financial information for each of the fiscal years ended April 30, 2007 and 2006.

	For Fiscal Year Ended April 30,
	2007		2006		%Variation
	(in millions of US$, except percentages)
Statement of Operations:
Net sales:	US$	1,679.1	US$	1,096.6	53.1%
Sugar		1,031.7		660.5	56.2
Ethanol		551.5		378.4	45.8
Other products and services		95.8		57.8	65.8
Cost of goods sold		(1,191.3)		(796.3)	49.6
Gross profit		487.8		300.3	62.4
Selling expenses		(133.8)		(97.8)	36.7
General and administrative expenses		(121.1)		(72.0)	68.2
Operating income		232.9		130.5	78.5
Other income (expenses):
Financial income (expenses), net		289.4		(226.6)	*
Other income (expenses)		16.3		(5.5)	*
Income (loss) before income taxes, equity in income of affiliates and minority interest		538.5		(101.6)	*
Income taxes (expense) benefit		(188.8)		29.7	*
Income (loss) before equity in income of affiliates and minority interest		349.7		(71.8)	*
Equity in income of affiliates		—		1.6	*
Minority interest in (net income) loss of subsidiaries		(173.0)		33.1	*
Net income (loss)	US$	176.7	US$	(37.1)	*
_________
* Not a meaningful comparison.

Net Sales

We report net sales after deducting Brazilian federal and state taxes assessed on its gross sales (ICMS, PIS, COFINS, IPI and INSS). Deductions from gross sales in the Brazilian domestic market, which are subject to these taxes, are significantly greater than our deductions from gross sales in export markets. Total sales deductions can be broken down as follows:

•	ICMS taxes. ICMS is a state value-added tax assessed on our gross sales in the Brazilian market at a rate that vary by state and product.

•	PIS and COFINS taxes. PIS and the COFINS taxes are federal social contribution taxes assessed on our gross sales in the Brazilian market at rates that vary by product.

•	IPI taxes. IPI is a federal value-added tax assessed on our gross sales in the Brazilian market at rates that vary by product.

•	INSS taxes. INSS taxes are federal social contribution taxes assessed on our gross sales in the Brazilian market at a rate of 2.85%.

Net sales increased by 53.1%, to US$1,679.1 million in fiscal year 2007 from US$1,096.6 million in fiscal year 2006, primarily as a result of:

•
30.1% and 31.2% increases in our ethanol and sugar sales volumes, respectively, to 349.3 million gallons (1,322.1 million liters) and 3,240.5 thousand tons, respectively, in fiscal year 2007 from 268.4 million gallons (1,016.0 million liters) and 2,469.5 thousand tons, respectively, in fiscal year 2006, primarily as a result of the impact of the acquisition of Corona, Mundial and Bom Retiro, which contributed to 18.4% of the total sugarcane crushed in fiscal year 2007; and

•
4.6% and 2.4% increases in average Brazilian ethanol anhydrous and hydrous prices, respectively, to US$1.6361 per gallon (US$432.22 per thousand liters) and US$1.4646 per gallon (US$386.90 per thousand liters), respectively, as quoted by the ESALQ/CEPEA in fiscal year 2007 from US$1.5646 per gallon (US$413.33 per thousand liters) and US$1.4306 per gallon (US$377.92 per thousand liters), respectively, in the previous fiscal year.

Net sales from exports of sugar, ethanol and services were US$1,014.8 million in fiscal year 2007, which represented 60.4% of our net sales for this period compared to 54.6% of our net sales in the previous fiscal year. This increase in the relative contribution of exports to total net sales was primarily caused by higher export average sugar market prices, principally towards the beginning of the first quarter of fiscal year 2007.

Sugar. Net sales from sugar increased by 56.2% to US$1,031.7 million in fiscal year 2007, from US$660.5 million in the previous fiscal year, due mainly to:

•
a 31.2% increase in our sugar sales volume to 3,240.5 thousand tons in fiscal year 2007 from 2,469.5 thousand tons in fiscal year 2006, in connection with the 27% increased crushing capacity due to the acquisitions of Mundial, Corona and Bom Retiro at the end of fiscal year 2006; and

•	a 19.0% increase in the average realized price per ton (including all of the types of sugar that we produce) to US$318.4 in fiscal year 2007 from US$267.4 in fiscal year 2006.

Sales of sugar represented 61.4% and 60.2% of total net sales in fiscal years 2007 and 2006, respectively. This increase in the relative contribution of sugar to total net sales was primarily caused by higher export average sugar market prices, principally towards the beginning of the first quarter of fiscal year 2007.

Ethanol. Net sales from ethanol increased by 45.8%, to US$551.5 million in fiscal year 2007 from US$378.4 million in fiscal year 2006, primarily as a result of:

•
a 30.1% increase in our ethanol sales volume to 349.3 million gallons (1,322.1 million liters) in fiscal year 2007 from 268.4 million gallons (1,016.0 million liters) in fiscal year 2006, mainly as a result of the above-mentioned 27% increased crushing capacity due to the acquisitions of Mundial, Corona and Bom Retiro; and

•
a 12.0% increase in our average realized unit price to US$1.5790 per gallon (US$417.1 per thousand liters) in fiscal year 2007 from US$1.4098 per gallon (US$372.4 per thousand liters) in fiscal year 2006, due to the increased average price in the Brazilian market and the higher prices for the ethanol exported to the United States.

Other products and services. Other products and services consist primarily of electricity sales, port services that we provide to third parties, consumer products under the Da Barra brand and fuel diesel sales to our agricultural services providers (offset by cost of goods sold).

Net sales from other products and services increased by 65.8% to US$95.8 million in fiscal year 2007 from US$57.8 million in fiscal year 2006, as a result of the growth of our business (through the consolidation on a full-year basis of the operations of Mundial, Corona and Bom Retiro).

Cost of Goods Sold

We divide our costs of goods sold into two major categories: agricultural costs and industrial costs. Agricultural costs include costs related to the production of sugarcane, acquiring sugarcane from suppliers, fertilizers, personnel costs, delivery and logistical services, land and equipment leases, depreciation and third-party services. Industrial costs include the purchase of raw materials (other than sugarcane), personnel costs, depreciation and other chemical and maintenance expenses. See “Cost Structure”.

Cost of goods sold increased by 49.6% to US$1,191.3 million in fiscal year 2007 from US$796.3 million in fiscal year 2006. This increase was primarily due to an increase in production costs that resulted from (1) a 13.4% increase in the cost of sugarcane and leased land as determined by CONSECANA (as a result of higher ethanol and sugar prices) as measured by the price of the TSR to US$167.3 per ton in fiscal year 2007 from US$147.6 per ton in fiscal year 2006 and (2) a 30.1% increase in our sales volume of ethanol and 31.2% in our sales volume of sugar.

Sugar. Cost of sugar sold increased by 48.9% to US$676.5 million in fiscal year 2007 from US$454.3 million in fiscal year 2006, primarily as a result of the 31.2% increase in the volume sold as discussed above and the 13.5% increase in the average unit cost per ton of sugar to US$208.8 per ton of sugar sold in fiscal year 2007 from US$184.0 per ton of sugar sold in fiscal year 2006 caused mainly by the increase in the TSR paid for the sugarcane we buy from growers and the land we lease as mentioned above.

Ethanol. Cost of ethanol sold increased by 50.5% to US$431.1 million in fiscal year 2007 from US$286.5 million in fiscal year 2006 mainly due to a 30.1% increase in the volume sold as discussed above and the 15.6% increase in the average unit cost per gallon (thousand liters) of ethanol to US$1.2344 per gallon (US$326.1 per thousand liters) in fiscal year 2007 from US$1.0676 per gallon (US$282.0 per thousand liters) in fiscal year 2006, resulting from the increase in the TSR paid for the sugarcane we buy from growers and the land we lease mentioned above.

Other products and services. Cost of other products and services increased by 50.6% to US$83.6 million in fiscal year 2007 from US$55.5 million in fiscal year 2006. This increase was mainly driven by the increase in the volume of operations in connection with the growth of our business, reflected in the 65.8% increase in net revenues from other products and services mentioned above.

Selling Expenses

Selling expenses are primarily related to transportation costs, including freight and shipping costs for ethanol and sugar sold in Brazil and exported, as well as storage and loading expenses of ethanol and sugar for export at our and third parties port facilities. The major portion of our sales of ethanol in Brazil is sold at the mill to refineries, and therefore there are no shipping costs.

Selling expenses increased by 36.7% to US$133.8 million in fiscal year 2007 from US$97.8 million in fiscal year 2006. This increase resulted primarily from 30.1% and 31.2% increases in sales volumes of ethanol and sugar, respectively, and was also driven by the 6.3% appreciation of the real against the U.S. dollar, in average terms, since our selling expenses were primarily denominated in reais.

General and Administrative Expenses

General and administrative expenses consist of salaries and benefits paid to employees, taxes, expenses related to third-party services, rentals and other expenses.

General and administrative expenses increased by 68.2% to US$121.1 million in fiscal year 2007 from US$72.0 million in fiscal year 2006. This increase resulted mainly from legal fees in the amount of US$18.8 million recorded in the fourth quarter of fiscal year 2007, related to the final and unappealable decision in our favor in a legal proceeding brought against the Brazilian federal government according to which we sought damages from the federal government for setting prices for a subsidiary’s products below the established price control guidelines.

Financial Expenses, Net

Our financial expenses, net, primarily consist of: (1) accrued interest on our indebtedness; (2) income from financial investments; (3) gains or losses on derivatives (swaps, futures, forwards and options); (4) foreign exchange variations related to our foreign currency-denominated indebtedness (5) fees, commissions and other charges paid to financial institutions; (6) tax on financial transactions—CPMF; (7) financial income related to compensation awarded in a legal proceeding against the Brazilian federal government; and (8) discounts granted on promissory notes and value-added ICMS tax, payments and other.

Financial income, net in fiscal year 2007 totaled US$289.4 million compared to financial expenses, net of US$226.6 million in fiscal year 2006. This change resulted primarily from the following factors:

•
financial income of US$190.6 million resulting from derivative transactions in fiscal year 2007, compared to a US$209.4 million financial expense from derivative transactions in fiscal year 2006 as a result of the mark-to-market method of accounting for derivative transactions related to sugar prices and currency exchange rates fluctuations;

•
financial income of US$149.1 million resulting from monetary adjustment of, and interest on, the original amount of the damages sought by one of our subsidiaries against the Brazilian federal government for setting prices for its products below the established price control guidelines, which was recorded as accounts receivable from the federal government in the fourth quarter of fiscal year 2007. Brazilian courts reached a final decision favorable to us in the third quarter of fiscal year 2007;

•
financial income of US$32.2 million related to discounts on São Paulo VAT penalty and interest amounts following a tax amnesty granted by the state authorities for 90% of penalty amounts and 50% of interest on VAT amounts owed to the state of São Paulo consisting of: (i) US$20.7 million related to a discount granted to our subsidiary Da Barra for prepaying taxes recorded under taxes payable as Special State Tax Payment Program (State REFIS) in the amount of US$37.4 million and taxes payable in the amount of US$8.4 million; and (ii) US$11.5 million resulting from the settlement for US$68.3 million in cash of US$99.9 million in tax debts recorded under estimated liability for legal proceedings and labor claims;

•
financial income of US$19.8 million in connection with the partial reversal of amounts related to inflation adjustments and interest on provisions recorded in connection with the IAA litigation. Such financial income was recorded as a deduction to tax debts recorded under the caption estimated liability for legal proceedings and labor claims. See “Business – Legal Proceedings – Tax Proceedings”. Da Barra is a party to several federal tax proceedings deriving from the default by Açucareira Nova Tamoio S.A. (which was subsequently merged into Da Barra) on payments under cross-border loans guaranteed by the Brazilian federal government; and

•	financial income of US$11.6 million resulting from renegotiation of promissory notes issued in connection with our acquisition of Usina da Barra.

which was partially offset by:

•
the net effect of foreign exchange variation on the dollar-denominated debt, which represented financial income of US$19.4 million in fiscal year 2007, compared to financial income of US$72.6 million in fiscal year 2006.

Other Income (Expenses)

Other income was US$16.3 million in fiscal year 2007, compared to an expense of US$5.5 million in fiscal year 2006, primarily as a result of operating gains of US$20.0 million related to the portion of the discount on São Paulo VAT penalty and interest amounts following a tax amnesty granted by the State of São Paulo, mentioned above, which discount and interest amounts were recorded as other income.

Income Taxes (Expense) Benefit

Income taxes expense totaled US$188.8 million in fiscal year 2007, representing taxable income at the current Brazilian statutory rate of 34% and adjusted for non-deductible expenses and non-taxable income in accordance with Brazilian tax law, resulting in an effective tax rate of 35.1%. As a result of our loss before income taxes, we recorded a tax benefit of US$29.7 million in fiscal year 2006, derived from the same Brazilian statutory rate of 34% and adjusted by non-deductible expenses and non-taxable income, resulting in an effective tax rate of 29.3%.

Net Income (Loss)

As a result of the foregoing, we had net income of US$176.7 million in fiscal year 2007, compared to a net loss of US$37.1 million in fiscal year 2006. As noted above, net income in fiscal year 2007 benefited from the one-time gain resulting from the final decision favorable to us in the price control-related legal proceeding (as discussed above). This gain was recorded under financial income and, net of taxes and operating costs, was responsible for US$89.3 million of our net income for fiscal year 2007.

Fiscal Year Ended April 30, 2006 Compared with Fiscal Year Ended April 30, 2005

Consolidated Results

The following table sets forth consolidated financial information for each of the two years ended April 30, 2006 and 2005, together with the percentage change from 2005 to 2006.

	For Fiscal Year Ended April 30,
	2006		2005		%Variation
	(in millions of US$, except percentages)
Statement of Operations:
Net sales:	US$	1,096.6	US$	644.4	70.2%
Sugar		660.5		415.8	58.8
Ethanol		378.4		178.4	112.1
Other products and services		57.8		50.1	15.3
Cost of goods sold		(796.3)		(456.6)	74.4
Gross profit		300.3		187.8	59.9
Selling expenses		(97.8)		(57.8)	69.3
General and administrative expenses		(72.0)		(40.0)	80.1
Operating income		130.5		90.0	44.9
Other income (expenses):
Financial expenses, net		(226.6)		(39.2)	478.6
Other income (expenses)		(5.5)		(16.4)	(66.7)
(Loss) income before income taxes, equity in income of affiliates and minority interest		(101.6)		34.5	*
Income taxes benefit (expense)		29.7		(14.9)	*
(Loss) income before equity in income of affiliates and minority interest		(71.8)		19.6	*
Equity in income of affiliates		1.6		3.4	(53.7)
Minority interest in net (income) loss of subsidiaries		33.1		(11.5)	*
Net (loss) income	US$	(37.1)	US$	11.6	*
__________
* Not a meaningful comparison.

Net Sales

Net sales increased by 70.2% to US$1,096.6 million in fiscal year 2006 from US$644.4 million in fiscal year 2005, primarily as a result of:

•
39.1% and 7.3% increases in the annual volume of ethanol and sugar sold to 268.4 million gallons (1,016.0 million liters) and 2,469.5 thousand tons of sugar in fiscal year 2006 from 193.0 million gallons (730.6 million liters) and 2,302.4 thousand tons of sugar in fiscal year 2005, mainly related to the acquisition and consolidation of FBA and Destivale, which together added 27% increase in crushing capacity; and

•
a 53.6% increase in average international raw sugar prices to US$0.1269 per pound as quoted by the NY11 on the New York Board of Trade’s Coffee, Sugar and Cocoa Exchange in fiscal year 2006 from US$0.0827 per pound for fiscal year 2005.

Our net sales from exports of sugar, ethanol and services were US$598.7 million in fiscal year 2006, representing 54.6% of our net sales for such period as compared to 63.5% of our net sales in fiscal year 2005. This decrease in the relative contribution of exports to our total net sales resulted primarily from the contribution to our domestic sales by FBA and the Destivale Group since we already purchased and resold most of the sugar produced by FBA for export in fiscal year 2005.

Sugar. Net sales from sugar increased by 58.8% to US$660.5 million in fiscal year 2006 from US$415.8 million in fiscal year 2005, due mainly to:

•
a 7.3% increase in the annual volume sold to 2,469.5 thousand tons of sugar in fiscal year 2006 from 2,302.4 thousand tons of sugar in fiscal year 2005, primarily as a result of our acquisition of 52.5% of the remaining capital stock of FBA and 100% of the share capital of the Destivale Group, which together added a 27% increase in the existing crushing capacity; and

•
a 48.1% increase in our average realized unit price per ton of sugar (including all of the types of sugar that we produce) to US$267.4 per ton in fiscal year 2006 from US$180.6 in the previous fiscal year, following the 53.6% increase in average international raw sugar prices as quoted by the NY11 as mentioned above.

Sales of sugar represented 60.2% and 64.5% of total net sales in fiscal year 2006 and 2005, respectively.

Ethanol. Net sales from ethanol increased by 112.1% to US$378.4 million in fiscal year 2006 from US$178.4 million in fiscal year 2005, primarily as a result of:

•
a 39.1% increase in the volume sold in fiscal year 2006 to 268.4 million gallons (1,016.0 million liters) from 193.0 million gallons (730.6 million liters) in fiscal year 2005, resulting principally from the consolidation of FBA and Destivale; and

•
a 52.5% increase in ethanol prices, with an average realized unit price of US$1.4098 per gallon (US$372.4 per thousand liters) in fiscal year 2006, from US$0.9244 per gallon (US$244.2 per thousand liters) in fiscal year 2005.

Other products and services. Net sales from other products and services increased by 15.3% to US$57.8 million in fiscal year 2006 from US$50.1 million in fiscal year 2005. This increase was primarily a result of the translation effect on sales originally in reais, caused by a 24.3% appreciation of the average exchange rate of the real against the U.S. dollar.

Cost of Goods Sold

Cost of goods sold increased by 74.4% to US$796.3 million in fiscal year 2006 from US$456.6 million in fiscal year 2005. This increase was primarily due to an increase in production costs that resulted from (1) a 52.8% increase in the cost of sugarcane and leased land as determined by CONSECANA (as a result of higher ethanol and sugar prices and including a 2.8% retroactive adjustment in the CONSECANA formula, adjusting the expected industrial efficiency to 90.5% from 88%) as measured by the price of the TSR to US$147.6 per ton in fiscal year 2006 from US$96.6 per ton for the same period in 2005 and (2) a 39.1% increase in our ethanol sales volume and 7.3% in our sugar sales volume.

Sugar. Cost of sugar sold increased by 66.5% to US$454.3 million in fiscal year 2006 from US$272.9 million in fiscal year 2005, primarily as a result of the 55.2% increase in the average unit cost of sugar to US$184.0 per ton of sugar sold in fiscal year 2006 from US$118.5 per ton of sugar sold in fiscal year 2005.

Ethanol. Cost of ethanol sold increased by 103.3% to US$286.5 million in fiscal year 2006 from US$141.0 million in fiscal year 2005, primarily as a result of the 46.2% increase in the average unit cost per gallon (thousand liters) of ethanol to US$1.0676 per gallon (US$282.0 per thousand liters) in fiscal year 2006 from US$0.7303 per gallon (US$192.9 per thousand liters) in fiscal year 2005 compared.

Other products and services. Cost of other products and services increased by 29.7%, to US$55.5 million in fiscal year 2006 from US$42.7 million in fiscal year 2005. This increase resulted primarily from the translation effect of our real-denominated costs.

Selling Expenses

Selling expenses increased by 69.3% to US$97.8 million in fiscal year 2006 from US$57.8 million in fiscal year 2005. This increase resulted primarily from 39.1% and 7.3% increases in the volumes of ethanol and sugar sales, but was also driven by the 24.3% appreciation of the real against dollar, in average terms, since our selling expenses were primarily denominated in reais.

General and Administrative Expenses

General and administrative expenses increased by 80.1% to US$72.0 million in fiscal year 2006 from US$40.0 million in fiscal year 2005. This increase resulted mainly from the consolidation of the general and administrative expenses of FBA and the Destivale Group, which contributed to a 27% increase in our crushing capacity for fiscal year 2006, and consolidation of two-month expenses from Mundial and Corona, which contributed to a 19% increase in our existing crushing capacity. The 24.3% appreciation of the real against dollar, in average terms, has also contributed for the increase in our general and administrative expenses which were primarily denominated in reais.

Financial Expenses, Net

Financial expenses, net, increased by 478.6% to US$226.6 million in fiscal year 2006 from US$39.2 million in fiscal year 2005. This increase resulted primarily from the net effect of:

•
financial expense of US$209.4 million in fiscal year 2006 as a consequence of the mark-to market of derivative transactions related to sugar prices and exchange rates fluctuations, compared to financial expense of US$27.5 million in fiscal year 2005; and

•
a 53.9% increase in net monetary variation and net interest expenses net of earnings from marketable securities as a result of our assumption of net indebtedness and other liabilities in connection with Cosan’s acquisition of FBA, Destivale Group, Mundial and Corona;

which was partially offset by:

•
the net effect of foreign exchange variation on the dollar-denominated debt, which represented US$72.6 million financial income in fiscal year 2006 compared to US$44.6 million in financial income in fiscal year 2005, due to the 21.2% appreciation of the real against the U.S. dollar in fiscal year 2006.

Other Income (Expenses)

Other expenses decreased by 66.7%, to US$5.5 million in fiscal year 2006 from US$16.4 million in fiscal year 2005, when we recorded VAT tax contingency provision of US$13.2 million.

Income Taxes Benefit (Expense)

Income taxes benefit totaled US$29.7 million in fiscal year 2006, compared to an expense of US$14.9 million in fiscal year 2005, primarily as a result of our net loss in fiscal year 2006. Corporate income tax of 34% was adjusted by non-deductible expenses and non-taxable income to 29.3% in fiscal year 2006, against an adjusted rate of 43.1% in fiscal year 2005.

Net (Loss) Income

As a result of the foregoing, we recorded a net loss of US$37.1 million in fiscal year 2006, compared to net income of US$11.6 million in fiscal year 2005.

Liquidity and Capital Resources

Our financial condition and liquidity are influenced by several factors, including:

•	our ability to generate cash flow from our operations;

•	the level of our outstanding indebtedness and related accrued interest, which affects our net financial expenses;

•	prevailing Brazilian and international interest rates, which affects our debt service requirements;

•	our ability to continue to borrow funds from Brazilian and international financial institutions and to obtain pre-export financing from certain of our customers; and

•	our capital expenditure requirements, which consist primarily of investments in crop planting and the purchase of equipment.

Our cash needs have traditionally consisted of working capital requirements, servicing of our indebtedness, capital expenditures related to investments in operations, maintenance and expansion of plant facilities, as well as acquisitions. Our sources of liquidity have traditionally consisted of cash flows from our operations and short- and long-term borrowings. We have financed acquisitions of business and agricultural land through seller financing, third party-financing or capital contributions by our shareholders.

In the six-month period ended October 31, 2007, the cash flow used in operations, primarily due to the working capital requirements of the seasonality of the period, was funded principally by the net proceeds of Cosan’s IPO, while in the six-month period ended October 31, 2006, it was funded principally by reductions in marketable securities available in the balance sheet. In fiscal year 2007 and 2006, the cash flow generated by operations was used primarily for investing activities, such as the acquisition of equipment and equity interests in other companies, for working capital requirements and to service our outstanding debt obligations. As of April 30, 2007 and April 30, 2006, our consolidated cash and cash equivalents and marketable securities amounted to US$598.4 million and US$398.1 million, respectively. This increase resulted primarily from our finance subsidiary’s issuance of US$400 million in notes in January 2007.

Cash Flow from Operating Activities

We presented net cash flows used in operating activities of US$197.8 million in the six-month period ended October 31, 2007, compared to US$148.5 million in the six-month period ended October 31, 2006. This increase was primarily attributable to the 84.5% decrease in gross profit, as a consequence of the significant decreases in ethanol and sugar unitary prices, although partially mitigated by the positive results on the derivatives operations.

We had net cash flows from operating activities of US$284.0 million in fiscal year 2007, compared to US$86.0 million in fiscal year 2006. This increase was primarily attributable to the 62.4% increase in gross profit, as a consequence of 30.1% and 31.2% increases in ethanol and sugar volumes, respectively, and 31.3% increase in sugar unitary contribution margin (net prices per ton less unitary costs per ton).

In fiscal year 2006, we had net cash flows from operating activities of US$86.0 million, compared to US$7.6 million in fiscal year 2005. This increase was primarily attributable to a 44.9% increase in operating income and due to a US$26.7 million reduction in our ethanol and sugar inventories at the end of the fiscal year.

Cash Flow Used in Investing Activities

We had net cash flows used in investing activities of US$959.0 million in the six-month period ended October 31, 2007, compared to net cash flows provided by investing activities of US$207.0 million in the six-month period ended October 31, 2006. This variation was attributable to:

•
an increase in marketable securities of US$791.8 million in the six-month period ended October 31, 2007, with the net proceeds the Cosan Limited’s IPO, compared to a decrease in marketable securities of US$198.3 million in the six-month period ended October 31, 2006;

which was partially offset by:

•	a 261.5% increase in capital expenditures, to US$184.9 million in the six-month period ended October 31, 2007 from US$51.1 million in the six-month period ended October 31, 2006; and

•	a 68.6% decrease in funds from restricted cash, to US$18.8 million in the six-month period ended October 31, 2007, from US$59.9 million in the six-month period ended October 31, 2006.

We had net cash flows used in investing activities of US$251.6 million in fiscal year 2007, compared to US$825.5 million in fiscal year 2006. This variation was attributable to:

•	a decrease in restricted cash and marketable securities, from US$429.4 million used in fiscal year 2006, to US$144.0 million provided by in fiscal year 2007; and

•
a decrease in the level of acquisitions, from US$260.9 million, disbursed for the acquisition of Mundial, Corona and Bom Retiro in fiscal year 2006, to US$39.4 million, disbursed in 2007 for the acquisition of a 33.3% stake of Etanol Participações S.A., which controls Santa Luiza;

which was partially offset by:

•	a 163.5% increase in capital expenditures, to US$356.2 million in fiscal year 2007 from US$135.2 million in fiscal year 2006.

We had net cash flows used in investing activities of US$825.5 million in fiscal year 2006, compared to US$62.7 million in fiscal year 2005. This increase was attributable to:

•	investments of US$429.4 million in restricted cash and marketable securities in fiscal year 2006, compared to US$14.6 million provided in fiscal year 2005;

•
investments of US$260.9 million, in the acquisition of Mundial, Corona and Bom Retiro in fiscal year 2006, compared to investments of US$8.5 million, in the acquisitions of Destivale group and the 32.0% stake at TEAS port facility in fiscal year 2005; and

•	an increase in the level of capital expenditures, to US$135.2 million in fiscal year 2006 from US$68.8 million in fiscal year 2005.

Cash Flow from Financing Activities

We had net cash flows provided by financing activities of US$858.0 million in the six-month period ended October 31, 2007, compared to net cash flows used in financing activities of US$70.3 million in the six-month period ended October 31, 2006. This variation was primarily attributable to the US$1,118.4 million net proceeds from the issuance of common stock in the IPO of Cosan Limited in the six-month period ended October 31, 2007, partially offset by the US$178.2 million total consideration paid in the tender offer for the 2009 bonds.

We had net cash flows from financing activities of US$222.8 million in fiscal year 2007, compared to US$725.9 million in fiscal year 2006. This decrease was primarily attributable to:

•
a decrease in proceeds from issuance of common stock, from US$383.1 million in fiscal year 2006 in connection with Cosan’s initial public offering to US$3.2 million in fiscal year 2007 in connection with the exercise of the stock-options issued by Cosan; and

•
a decrease in the net proceeds of debt issuance (net of debt repayment), from US$342.8 million in fiscal year 2006 (when we issued US$450 million of perpetual notes) to US$219.6 million in fiscal year 2007 (when we issued US$400 million of senior notes payable on 2017).

We had net cash flows from financing activities of US$725.9 million in fiscal year 2006, compared to US$33.6 million in fiscal year 2005. This increase was primarily attributable to:

•
US$383.1 million in net proceeds from the issuance of common stock in connection with Cosan’s initial public offering in fiscal year 2006, compared to US$23.3 million in proceeds from three capital increases occurred in fiscal year 2005; and

•
an increase in the net proceeds of debt issuance (net of debt repayment), to US$342.8 million in fiscal year 2006, from US$10.9 million in fiscal year 2005, mainly due to the proceeds from the issuance of US$450.0 million in perpetual notes in fiscal year 2006.

Working Capital

At October 31, 2007, we had working capital of US$1,790.8 million, compared to US$865.3 million at April 30, 2007, primarily attributable to:

•	a US$610.2 million increase in cash, cash equivalents and marketable securities balances, related to cash investments from the net proceeds of the IPO of Cosan Limited; and

•	a US$429.5 million increase in inventories, in line with the crop seasonality and the stockpiling strategy of the Group;

which was partially offset by:

•	a US$156.1 million increase in trade payables, related to partial funding of the inventory formation and capital expenditures.

At April 30, 2007, we had working capital of US$865.3 million, compared to US$563.2 million at April 30, 2006, primarily attributable to:

•	a US$200.4 million increase in cash, cash equivalents and marketable securities balances;

•	a US$172.1 million increase in derivative financial instruments, related to the change from negative to positive fair market value of the existing portfolio at the end of the fiscal years; and

•	a US$60.3 million increase in inventories, mainly related to increased annual maintenance cost of growing crops in order to recover agricultural productivity;

which was partially offset by:

•	a US$78.4 million decrease in deferred income taxes;

•	a US$46.6 million decrease in trade accounts receivable, due to less sales at the end of fiscal year 2007, compared to sales at the end of fiscal year 2006; and

•	a US$45.3 million decrease in restricted cash, used at the end of fiscal year 2006 to cover margin calls in connection with the negative fair market value of our derivatives portfolio.

We had working capital of US$563.2 million at April 30, 2006 compared to consolidated working capital of US$84.7 million at April 30, 2005, primarily attributable to:

•	a US$382.9 million increase in cash and cash equivalents balances, in connection with net proceeds from the issuance of US$450.0 million perpetual notes;

•	a US$65.0 million increase in inventories, mainly related to annual maintenance cost of growing crops in the acquired units of Mundial, Corona and Bom Retiro; and

•	a US$62.6 million increase in restricted cash, used to cover margin calls for the negative mark-to market procedure in our derivatives portfolio at the end of fiscal year 2006;

which was partially offset by:

•	a US$88.7 million decrease in derivative financial instruments, net, due to the negative mark-to market procedure mentioned above;

•
a US$63.0 million increase in trade accounts payable balance in connection with the final crop adjustments in the TSR price measured by the CONSECANA methodology, reflected in the cost of goods sold of fiscal year 2006; and

•	a US$38.9 million increase in current portion of long-term debt, in accordance with the maturity schedule of our debt.

We believe our current liquidity, our cash flow from operations and the proceeds from the global offering will be sufficient to meet our working capital requirements for at least the next 12 months.

Capital Expenditures

Our capital expenditures in property, plant and equipment, including acquisitions (net of cash acquired), expenditures for crop formation and expenditures for purchases of land, were US$184.9 million and US$51.3 million in the six-month periods ended October 31, 2007 and 2006, respectively.

Our capital expenditures in property, plant and equipment, including acquisitions (net of cash acquired), expenditures for crop formation and expenditures for purchases of land, were US$395.6 million and US$396.0 million in fiscal year 2007 and 2006, respectively. Excluding our acquisitions, our operating capital expenditures were US$356.2 million and US$135.2 million in fiscal years 2007 and 2006, respectively.

Our capital expenditures in property, plant and equipment, including acquisitions (net of cash acquired), expenditures for crop formation and expenditures for purchases of land, were US$396.0 million in fiscal year 2006 and US$77.3 million in fiscal year 2005. Excluding our acquisitions, our operating capital expenditures were US$135.2 million in fiscal year 2006 and US$68.8 million in fiscal year 2005.

We recently announced plans to invest approximately US$1.7 billion over the next four fiscal years to increase our processing capacity by approximately 50%. We believe the expansion plans and the development of greenfield projects will expand our sugarcane processing capacity to 60 million tons by fiscal year 2012 from 40 million tons as of April 30, 2007.

Our capital expenditure program is focused on five key areas:

Greenfield Project

We are currently building a state-of-the-art ethanol plant in the State of Goiás, Brazil, in a project composed of three plants, which is in final stages of environmental licensing. We have acquired the land for the industrial facilities and entered into leases for approximately 100,000 hectares for sugarcane cultivation, representing approximately 75% of the land required for the project. Our estimated capital expenditure for this project is approximately US$650 million, and we expect it to start producing ethanol in fiscal year 2009, reaching full capacity by fiscal year 2012, with an expected crushing capacity of 10 million tons of sugarcane and production of approximately 240 million gallons (900 million liters) of ethanol per year. See “Business – Properties – Greenfield Project”.

Expansion of Our Crushing Capacity

We intend to invest approximately US$500 million to expand the crushing capacity of our mills to 50.6 million tons per year from its current capacity of 40.0 million tons, by the end of fiscal year 2012. These investments are expected to be applied in our Univalem, Gasa, Ipaussu, Destivale, Mundial, Bonfim and Junqueira mills, both in industrial equipments and in new sugarcane crop plantation.

Cogeneration Projects

We intend to invest in cogeneration projects in eight of our existing 17 mills that will allow these mills to sell energy to third parties. We are currently engaged in three projects related to the development of energy cogeneration in three of our mills to sell energy to third parties, with budgeted capital expenditures anticipated to be disbursed by the end of fiscal year 2011 of approximately:

•	US$72.2 million at Costa Pinto;

•	US$45.5 million at Rafard; and

•	US$62.2 million at Bonfim.

These investments will be made under three 15-year agreements for the supply of electricity totaling 455,520 MWh/year, with current average prices of US$72.0 per megawatt-hour, which resulted from our winning two new energy auctions held in December 2005 and October 2006. We plan to expand our investment by approximately US$325 million in order to generate approximately 680,000 additional MWh/year that will be available for sale by our Gasa, Univalem, Diamante, Ipaussu and Barra mills.

Mechanization of Harvests

We intend to invest approximately US$100 million in equipment to enable us to further mechanize our harvest and achieve approximately 80% mechanization of our sugarcane fields by fiscal year 2012, which we believe will reduce our production costs and emissions and increase our profits from the non-burned biomass.

Industrial Equipment

We intend to invest approximately US$50 million in industrial equipment for our 17 existing mills, which we believe will improve our operating cost efficiency through the improvement of certain of our industrial processes, such as ethanol processing, milling, juice treatment, sugarcane washing and sugar processing.

Indebtedness

Our total debt of US$1,270.2 million at October 31, 2007 was lower than our total debt of US$1,378.6 million at April 30, 2007. Our short-term debt, comprised only by current portion of long-term debt and interests accrued, represented 3.5% of our total indebtedness at October 31, 2007. Our U.S. dollar denominated debt at October 31, 2007 represented 76.5% of our indebtedness. In addition, at October 31, 2007, approximately 71.4% of our total indebtedness was unsecured.

As of October 31, 2007, we had total assets of US$4,684.8 million compared to US$3,253.4 million at April 30, 2007. Our total assets, including the cash investments for the net proceeds of the IPO of Cosan Limited increased significantly in the six-month period ended October 31, 2007 mainly as a result of the inventory build-up during the crop/harvest period but also due to a lower real/dollar conversion rate, with impact on the property, plant and equipment balance. Our negative net debt at October 31, 2007 was US$40.5 million, a major improvement over our net debt of US$697.9 million at April 30, 2007, mainly resulting from investments in marketable securities utilizing the net proceeds of the IPO of Cosan Limited.

Certain of our long-term debt agreements, in particular the IFC Loans, require us to comply with certain financial and negative covenants. Our US$450.0 million 8.25% perpetual notes, our US$400.0 million 7.0% senior notes due 2017 and our remaining outstanding balance of US$200.0 million 9.0% senior notes due 2009 limit our ability and the ability of our subsidiaries to enter into certain transactions with shareholders or affiliates, create liens and engage in a merger, sale or consolidation transaction. The IFC financing includes restrictions on our ability to incur additional indebtedness and pay dividends. The financial covenants of the IFC financing, all of them calculated from our financial statements in reais prepared in accordance with Brazilian GAAP, are described below under “IFC Loans”. We are currently in compliance with each of these covenants, and we believe that we will be able to comply with these covenants for the foreseeable future. In addition, we believe that our compliance with these financial covenants will not adversely affect our ability to implement our expansion plans.

IFC Loans

On June 28, 2005, Cosan entered into a US$70.0 million credit facility with IFC. Cosan used the proceeds of the loans, or “IFC Loans”, to expand and modernize our mills and refineries. The IFC Loans consist of two loans: (1) up to a US$50.0 million loan, or “IFC A Loan”; and (2) up to a US$20.0 million loan, or “IFC C Loan”. On October 14, 2005, we borrowed the full amount under the IFC C Loan, and on February 23, 2006, we borrowed the full amount available under the IFC A Loan.

Interest on the IFC Loans is payable semi-annually in arrears on January 15 and July 15 of each year, at the rate of LIBOR plus 3.75% per annum for the IFC C Loan and at the rate of LIBOR plus 3.75% per annum for the IFC A Loan. Pursuant to the terms of the IFC Loan agreement, Cosan granted IFC an option to purchase an amount of its common shares equal to the reais equivalent of US$20.0 million divided by R$48.0. IFC elected to partially (and not fully) exercise its option to convert US$5.0 million of the IFC C Loan into 228,750 (or 686,250 following the three-for-one stock split of August 2006) of Cosan’s common shares, and the outstanding US$15.0 million principal amount of the IFC C Loan will be payable in a single principal installment on January 15, 2013 and will bear additional interest at a rate calculated based on a formula linked to Cosan’s EBITDA based upon its annual audited financial statements for the applicable fiscal year. The IFC A Loan will be payable in 12 semi-annual, approximately equal installments commencing on July 15, 2007.

The IFC Loans are secured by a mortgage over the Da Barra mill and certain equipment of Da Barra. In addition, the IFC Loans are jointly and severally guaranteed by Mr. Rubens Ometto Silveira Mello, Amaralina, and Cosan’s subsidiaries, Da Barra, Cosan Portuária, Cosan Refinadora and Agrícola Ponte Alta S.A., or “Agrícola Ponte Alta”. The IFC Loans include certain ongoing covenant obligations on Cosan, including, restrictions on Cosan’s payment of dividends or its incurrence of additional debt if certain financial ratios are not satisfied. As a result, Cosan may not incur additional indebtedness if after the incurrence of such indebtedness Cosan’s current ratio is less than 1.3 to 1.0, long term debt to equity ratio exceeds 1.3 to 1.0 or net debt to EBITDA ratio exceeds 3.5 to 1.0.

In addition, as a condition precedent to the IFC Loan agreement, Cosan, together with Mr. Rubens Ometto Silveira Mello and certain of Cosan’s then controlling shareholders and subsidiaries, entered into an equity rights agreement with the IFC, pursuant to which tag-along rights and a put option were granted to the IFC, and Mr. Rubens Ometto Silveira Mello, directly or indirectly, is required to maintain no less than a 51% minimum ownership level in certain of their equity investments. See “Principal Shareholders – Shareholders Agreements and Other Arrangements – Cosan – IFC Loans”.

Special Agricultural Financing Program (Programa Especial de Saneamento de Ativos)

To extend the repayment period of debt incurred by Brazilian agricultural producers, the Brazilian government passed Law 9.138 followed by Central Bank Resolution 2,471, which, together, formed the PESA program. PESA offered agricultural producers with certain types of debt the opportunity to acquire CTNs in an effort to restructure their agricultural debt. The face value of the Brazilian treasury bills was the equivalent of the value of the restructured debt, and these securities would mature in 20 years. The acquisition price was calculated as the present value, discounted at a rate of 12.0% per year or at the equivalent of 10.4% of its face value. The face value of the CTNs will be readjusted according to IGP-M plus 12.0% per year. The CTNs were deposited as a guarantee and cannot be sold until the outstanding balance is paid in full. The outstanding balance associated with the principal is adjusted in accordance with the IGP-M until the expiration of the restructuring term, which is also 20 years, at which point the debt will be discharged in exchange for the CTNs. Because the CTNs will have the same face value as the outstanding balance at the end of the term, it will not be necessary to incur additional debt to repay our PESA debt. We joined the PESA program between 1998 and 2000 and the program is structured to automatically settle our PESA debt between 2018 and 2020. Our PESA debt is guaranteed by mortgages on our land.

As of October 31, 2007, our PESA related outstanding debt totaled US$245.4 million, compared to US$197.2 million as April 30, 2007. As of October 31, 2007, our CTN credits totaled US$102.0 million, compared to US$82.2 million as April 30, 2007. Our total debt, excluding PESA debt, was US$1,024.8 million at October 31, 2007. Our negative net debt, excluding CTN credits and PESA debt, was US$183.9 million at October 31, 2007.

Contractual Obligations

The following table sets forth the maturity schedule of our material contractual financial obligations at April 30, 2007:

	Total		Less than 1 year		1 to 3 years		3 to 5 years		More than 5 years
	(in millions of US dollars)
Long-term debt obligations(1)	US$	1,378.6	US$	36.1	US$	216.4	US$	13.5	US$	1,112.6
Operating lease obligations		611.7		56.0		110.4		105.4		339.8
Purchase obligations(2)		595.2		134.0		242.2		118.2		80.5
Advances from customers		48.6		24.3		24.3		—		—
Total	US$	2,634.0	US$	250.3	US$	593.3	US$	257.5	US$	1,532.9
____________
(1)   Less than 1 year amounts include accrued interest over the existing debt; long-term installments do not include any interest.

(2)   Purchase obligations were valued at the amount of sugarcane committed by a TSR of 147.5kg per ton, at a price of US$158.2 per ton as defined by CONSECANA for April 2007.

Our long-term debt consists primarily of:

•	US$450 million perpetual notes with call option for Cosan beginning on February 2011;

•	US$400 million senior notes due February 2017;

•	US$200 million senior notes due November 2009;

•	US$216.7 million PESA debt due between 2018 and 2020, payable against CTN credits;

•	US$50.0 million IFC A Loan with 12 semi-annually equal installments starting on July 2007; and

•	US$15.0 million IFC C Loan due January 2013 with call option for Cosan.

We believe we will be able to refinance our existing debt in favorable market conditions. However, if we experience unfavorable market conditions, we believe that we already have available cash to repay our debt obligations due in the next three fiscal years, and, after that period, we expect to repay our debt obligations as they become due with cash generated by our operations.

Off-Balance Sheet Arrangements

As of October 31, 2007, we leased 341,922 hectares, through approximately 1,867 land lease contracts with an average term of five years. Three of these contracts (covering 37,574 hectares) are with entities controlled by our chief executive officer and controlling shareholder under arms-length terms. In accordance with these land lease contracts, we pay the lessors a certain fixed number of tons of sugarcane per hectare as consideration for the use of the land, and a certain fixed productivity per ton of sugarcane in terms of TSR. The overall volume of TSR is obtained by multiplying the number of hectares leased by the committed tons of sugarcane per hectare by the TSR per ton of sugarcane. The price that we pay for each kilogram of TSR is set by CONSECANA. In fiscal year 2007, we paid an average of 16.4 tons of sugarcane per hectare, and an average of 123 kilograms of TSR per ton of sugarcane, at an average cost of US$0.1715 million per kilogram of TSR under our land lease contracts.

Quantitative and Qualitative Disclosures About Market Risk

Risk Management

We consider market risk to be the potential loss arising from adverse changes in market rates and prices. We are exposed to a number of market risks arising from our normal business activities. Such market risks principally involve the possibility that changes in commodity prices, interest rates or exchange rates will adversely affect the value of our financial assets and liabilities or future cash flows and earnings. We periodically review our exposure to market risks and determine at the senior management level how to manage and reduce the impact of these risks. We use derivative financial instruments solely for the purpose of managing market risks, primarily fluctuations in commodity prices and foreign exchange. While these hedging instruments fluctuate in value, these variations are generally offset by the value of the underlying hedged exposures. The counterparties to these contractual arrangements are primarily commodities exchanges, in the case of commodity futures and options, and major financial institutions, in the case of foreign exchange derivative instruments and interest rate swaps. As a result, we do not believe that we are subject to any material credit risk arising from these contracts, and accordingly, we do not anticipate any material credit-related losses. We do not enter into derivative or other hedging instruments for speculative purposes.

We have formed a risk management committee that is responsible for advising the board on risk management, by establishing exposure limits and hedging ratios so as to achieve better operational and financial controls. See “Management” and “Hedging Transactions and Exposures”.

Commodities Risk

The availability and prices of agricultural commodities fluctuate widely due to unpredictable factors, such as weather, level of crop plantings, worldwide government agricultural programs and policies, changes in global demand resulting from population growth and migration, changes in standards of living and global production of similar, competitive products. We enter into various types of derivative contracts, primarily commodity exchange-traded futures and options, mainly in order to manage our exposure to adverse price changes in sugar. We use a sensitivity analysis to regularly estimate our exposure to market risk on our agricultural commodity position.

Based on the sugar and ethanol sales volumes in fiscal year 2007, we believe that a hypothetical 10% decrease in unhedged prices would reduce our sugar and ethanol net sales by approximately US$61.2 million and US$55.1 million, respectively, in fiscal year 2007 as set forth below.

	Fair Value – Net Sales		Sales Volume	Market Risk – 10% Price Decrease
	(in millions of US$)		(thousand tons of sugar or thousand liters of ethanol)	(in millions of US$)
Sugar sales volumes in fiscal year 2007	US$	1,031.7	3,240.5	US$	61.2
Hedged sugar position at April 30, 2007		419.4	1,317.3		—
VHP sugar		381.1	1,196.9		—
White sugar		38.3	120.4		—
Unhedged sugar position at April 30, 2007		612.3	1,923.2		61.2
Ethanol sales volumes (unhedged) in fiscal year 2007		551.5	1,322.1		55.1
Total unhedged position at April 30, 2007	US$	1,163.8		US$	116.4

For risk management purposes and to evaluate our overall level of commodity price exposure, we further reduce our exposure to commodity market risk by the sugar and ethanol produced from sugarcane that we purchase from growers and sugarcane harvested from leased land, as we pay for the lease costs in TSR. Unlike sugarcane harvested from our own land, the price of sugarcane supplied by growers or the lease payments we incur to produce sugarcane harvested by us from leased land is indexed to the market price of sugar and ethanol, which provides a partial natural hedge to our sugar price exposure. When we acquire sugarcane from growers, we take samples from the delivered sugarcane to measure its sugar content and pay only for the TSR that we acquire according to a formula established by CONSECANA. In addition, the lease payments are also calculated based on an established TSR volume and a price calculated using the CONSECANA formula. Based on the foregoing, we believe that a hypothetical 10% decrease in prices would increase our net market risk by US$68.3 million as set forth below.

	Fair Value – Net Sales		Market Risk – 10% Price Decrease
	(in millions of US$)
Total unhedged position at April 30, 2007	US$	1,163.8	US$	116.4
Sugarcane paid to growers in fiscal year 2007		(381.5)		(38.1)
Sugarcane from leased land in fiscal year 2007		(99.4)		(9.9)
Net unhedged position at April 30, 2007	US$	682.9	US$	68.3

As of April 30, 2007, we had entered into hedging agreements with respect to 1,196.9 thousand tons of VHP sugar at an average fixed price of US$0.1128 per pound and 120.4 thousand tons of refined sugar at an average fixed price of US$328.23 per ton.

Interest Rate Risk

We have fixed and floating rate indebtedness, and, therefore, we are exposed to market risk as a result of changes in interest rates. We engage in interest rate-related hedging transactions from time to time for reasons other than trading or speculative purposes. 77.4%, or US$1,066.3 million, of our consolidated total debt outstanding of US$1,378.6 million at April 30, 2007 was fixed rate debt. Interest rate risk is the effect on our financial results resulting from an increase in interest rates on our variable rate debt indexed to the London Interbank Offered Rate, or “LIBOR”, the Long-Term Interest Rate (Taxa de Juros ao Longo Prazo), or “TJLP”, Reference Rate (Taxa Referencial), or “TR”, General Price Index – Market (Índice Geral de Preços – Mercado), or “IGP-M”, and Interbank Deposit Certificate (Certificado de Depósito Interbancário), or “CDI”. Based on the amount of our floating-rate indebtedness at April 30, 2007, we believe that a hypothetical 10% increase in interest rates would increase our interest expense by US$18.8 million in fiscal year 2007.

Foreign Currency Exchange Rate Risk

A substantial portion of our net sales is denominated in U.S. dollars. Exports amounted to US$1,014.8 million in fiscal year 2007. Based on our net sales from exports in fiscal year 2007, we believe that a hypothetical 10% depreciation of the U.S. dollar to the real would decrease our net sales by US$101.5 million in fiscal year 2007. The majority of our costs are denominated in reais, therefore, our operating margins are negatively affected when there is an appreciation of the real to the U.S. dollar.

We enter into transactions involving derivatives with a view to reducing our exposure to foreign exchange rate variations on exports. We operate mainly in the OTC segment with leading institutions, through non-deliverable forwards, or “NDFs”, and swaps. We use a sensitivity analysis to regularly estimate our exposure to foreign exchange risk on our export positions. Based on our export net sales in fiscal year 2007, we believe that a hypothetical 10% decrease in foreign exchange would reduce our export net sales by approximately US$82.4 million in fiscal year 2007 as set forth below.

	Fair Value – Net Sales		Foreign Exchange Volume		Foreign Exchange Risk – 10% Decrease
	(in millions of US$)		(in millions of US$)		(in millions of US$)
Hedged export net sales at April 30, 2007	US$	191.0	US$	191.0	US$	—
Unhedged export net sales at April 30, 2007		823.8		823.8		82.4
Total export net sales in fiscal year 2007	US$	1,014.8	US$	1,014.8	US$	82.4

A substantial portion of our debt is denominated in U.S. dollars. We are therefore exposed to market risk related to exchange movements between the real and the U.S. dollar. We engage from time to time in foreign exchange rate-related financial transactions for reasons other than trading or speculative purposes. As of April 30, 2007, 82.3%, or US$1,134.0 million, of our debt was denominated in U.S. dollars.

We estimate our foreign currency exchange rate risk as the potential devaluation of the real on our U.S. dollar-denominated debt and other U.S. dollar-denominated liabilities. Based on our outstanding U.S. dollar denominated exposure at April 30, 2007, we believe that a hypothetical 10% devaluation of the real would increase our financial expenses by US$81.1 million in fiscal year 2007 as set forth below.

	Debt at April 30, 2007		Market Risk on Net Financial Expenses
	(in millions of US$)
U.S. dollar-denominated debt	US$	1,134.0	US$	113.4
U.S. dollar-denominated advances from customers		48.6		4.9
U.S. dollar-denominated cash and cash equivalents		(300.3)		(30.0)
U.S. dollar-denominated derivative financial instruments (net)		(55.4)		(5.5)
U.S. dollar-denominated trade accounts receivable		(16.3)		(1.6)
Total U.S. dollar-denominated exposure	US$	810.5	US$	81.1

Recently Issued Accounting Standards

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”) which amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this Statement was issued, limited guidance existed for reporting noncontrolling interests. This Statement changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of operations, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. This Statement is effective for us as of May 1, 2009. As this statement was recently issued, we are evaluating the impact on its consolidated financial statements and related disclosures.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces FASB Statement No. 141, Business Combinations. This Statement establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement is effective for us as of May 1, 2009.  This Statement will only impact our financial statements in the event of a business combination on or after May 1, 2009.

In June 2006, the FASB issued Interpretation no. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB StatementNo. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements with SFAS 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 as of May 1, 2007, as required. Our management does not expect the adoption of FIN 48 to have a material effect on our consolidated financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, Quantifying Financial Statement Misstatements (“SAB No. 108”). Due to diversity in practice among registrants, SAB No. 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB No. 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. Our management does not expect that SAB No. 108 will have a material impact on our results of operations or financial position.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but instead is intended to eliminate inconsistencies with respect to this topic found in various other accounting pronouncements. This Statement is effective for us as of May 1, 2008. We do not believe the adoption of SFAS 157 will have a material effect on its consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 (SFAS 159), which expands the use of fair value measurement by permitting entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. This statement is required to be adopted by us as of May 1, 2008. We do not believe the adoption of SFAS 159 will have a material effect on its consolidated financial position, results of operations or cash flows.

OUR INDUSTRY

Sugarcane

Sugarcane is the primary raw material used in the production of ethanol and sugar. It is a tropical grass that grows best in locations with warm temperatures and high humidity during the summer and cold and dry weather during the winter. The soil, topography, climate and land availability of the Center-South region of Brazil are ideal for the growth of sugarcane.

Sugarcane in Brazil

Sugarcane is produced in the Center-South and the North-Northeast regions of Brazil, and it has two harvesting periods, one from March to November in the Center-South region, and another from September to March in the North-Northeast region. Most sugarcane production is located in the Center-South region, which accounted for 87.5% of Brazil’s sugarcane production, 90.4% of its sugar production and 86.6% of its ethanol production during the 2006/2007 harvest, according to the Sugarcane Agroindustry Association of the State of São Paulo (União da Agroindústria Canavieira do Estado de São Paulo), or “UNICA”.

Source: UNICA.

Brazil has approximately 320.0 million hectares of arable area, representing 37.6% of the country’s total area of 850.0 million hectares. Currently, 58.1 million hectares, or 18.2% of the total arable area in Brazil is cultivated. Sugarcane plantation currently represents 6.7 million hectares, or 11.5% of the country’s total cultivated area. According to IBGE, sugarcane is the “third crop” of Brazil, after soybeans and corn (35.4% and 23.5% of cultivated areas, respectively).

World Ethanol Industry

Ethanol is an alcohol-based, cleaner-burning fuel than gasoline produced from feedstock such as sugarcane, corn, wheat and beet. It is a high-octane fuel and therefore highly efficient and preventive of engine knock. Ethanol can also be used as an oxygenate additive to gasoline to increase octane quality and reduce carbon monoxide emissions by improving combustion.

Ethanol Production

In the past six years, global ethanol production grew approximately 70%, from approximately 7.8 billion gallons (29.3 billion liters) in 2000 to approximately 13.1 billion gallons (49.7 billion liters) in 2006. We believe the ethanol market is still in its early stages of development. Global demand for ethanol is rising as a result of a focus on reducing exposure to oil price volatility and dependence on oil-exporting countries in areas of political instability, as well as increased emphasis on promoting biofuels. Currently, the United States and Brazil are the principal producers and consumers of ethanol. In the United States, domestically-produced ethanol is made primarily from corn. Ethanol production in the United States benefits from governmental support in the form of federal blenders credits and state-level usage mandates. In Brazil, ethanol is made primarily from sugarcane and benefits from governmentally mandated usage and the growth of flex fuel vehicles sales. Brazil completed the deregulation of the ethanol and sugar industries in the late 1990s. In the 2006/2007 harvest, approximately 4.7 billion gallons (17.8 billion liters) of ethanol were produced in Brazil.

The following charts illustrate the evolution of ethanol production during the past five years and highlights the world’s largest ethanol producers in 2006.

Ethanol Usage

Approximately 77% of global ethanol production is consumed as fuel either in flex fuel cars or as an additive to gasoline. As a gasoline additive, anhydrous ethanol has three specific applications:

•
Emission reduction. As a result of its high oxygen content, when burned, carbon monoxide emissions when vehicles used a 10% blend of ethanol were found to be between 25% and 30% lower relative to gasoline, according to the tests carried out at the National Center for Vehicle Emissions Control and Safety at Colorado State University. Ethanol blends also reduce emissions of hydrocarbons, a major contributor to the depletion of the ozone layer. Also, sugarcane plantations have a positive environmental effect by absorbing carbon dioxide through photosynthesis.

•
Relevant blending component. As gasoline consumption grows, blending of ethanol can contribute to preservation of non-renewable fossil fuel sources as well as help to overcome refining capacity constraints.

•
Octane enhancer. Ethanol has an octane rating of 113 whereas the regular and premium unleaded gasoline sold in the United States have average octane ratings of 87 and 93, respectively. When added to gasoline, ethanol increases the octane rating of sub-octane fuel for production of regular grade gasoline or to upgrade regular gasoline to premium grades.

In addition, hydrous ethanol can be used as an alternative to gasoline in flex fuel vehicles, which are designed to operate on gasoline, ethanol or a mixture of both. We expect the increase in production of flex fuel vehicles, to further increase the demand for ethanol as an alternative to gasoline in Brazil. Ethanol as an alternate fuel in the United States is currently limited due to supply constraints, the absence of distribution systems for hydrous ethanol and other factors. Nonetheless, we believe that the experience in Brazil suggests that ethanol has the potential to capture a much greater share of the U.S. fuel supply. As an alternative fuel source, hydrous ethanol minimizes exposure to fossil fuels shortages and therefore could further reduce trade balance deficits and exposure to politically unstable oil production regions.

Ethanol Demand

Global demand for ethanol is increasing as a result of a focus on reducing exposure to oil price volatility and dependence on oil-exporting countries concentrated in areas of political instability, as well as increased emphasis on promoting biofuels. Industry sources estimate that the broader adoption of cleaner-burning fuels derived from renewable sources worldwide may increase ethanol demand by 8 billion gallons (39 billion liters) in the next few years.

United States. Under the Energy Policy Act of 2005, the national Renewable Fuels Standard requires the blending into gasoline of at least 7.5 billion gallons of renewable fuels by 2012. In addition, President Bush’s “Twenty in Ten” initiative, announced during the 2007 State of the Union address, sets the goal of reducing U.S. gasoline consumption by 20% over the next ten years, with three-quarters of this reduction to be achieved through the use of 35 billion gallons (132.5 billion liters) of renewable and alternative fuels.

European Union. In January 2007, the European Commission proposed legislation which sets a goal of achieving a 10% biofuel share in transport fuels by 2020. This legislation enhances the goal set by the European Parliament and Council of the European Union in 2003 that 5.75% of all transportation fuels be biofuels by 2010.

Although the ethanol industry is also regulated and protected in several countries, we expect our future access to the international ethanol markets to increase with the greater use of ethanol as an additive to gasoline and its additional support for ethanol’s perceived environmental benefits.

There is disagreement in the scientific community about the wisdom of policies encouraging ethanol production. Some past studies have challenged whether ethanol is an appropriate source of fuel and fuel additives because of concerns about energy efficiency, potential health effects, cost and impact on air quality. At this time the energy policies of governments in several countries strongly support ethanol production. However, if a consensus develops that there are energy efficiency concerns, adverse health effects on air quality issues with ethanol, or if ethanol production does not enhance such countries overall energy policies, our ability to economically produce and market ethanol could be materially and adversely affected.

Industrial Renewable Fuel Policies

Brazil	Gasoline is required to include 20-25% ethanol (currently at 25%). In 2008, gasoline will be required to include 2% biodiesel, increasing to 5% in 2013.
United States	Government energy policies will create a market for approximately 7 billion gallons of renewable fuel through 2012. In January 2007, President Bush announced a target of 35 billion gallons by 2017.
European Union	2% of fuel must be renewable, increasing to 5.75% in 2010.
Thailand	10% of gasoline is required to be ethanol in all gas stations in Bangkok.
China	Five districts require the addition of 10% ethanol to gasoline.
Japan	Requires that gasoline be 3% of ethanol, increasing to 10% in 2010.
India	Requires that gasoline be 5% ethanol.
Argentina	By 2010, 5% of gasoline will be required to be ethanol.
Colombia	Requires that gasoline by 10% ethanol in large cities.
Australia	Up to 10% ethanol may be added to gasoline.
________________
Source: Renewable Fuels Association.

U.S. Ethanol Industry

Ethanol is currently marketed across the United States as a fuel additive that reduces vehicle emissions as part of federal and state cleaner-burning fuel programs. Ethanol is also marketed as an octane enhancer to improve vehicle performance and reduce engine knock. Ethanol in the United States is primarily produced from corn and benefits from federal tax credits available to blenders and state-level mandatory blending requirements.

Approximately 92% of U.S. ethanol production is currently used as a fuel additive in gasoline, while the remaining production is primarily utilized for industrial purposes. In particular, two programs in the U.S. Federal Clean Air Act, the Winter Oxyfuel Program and the Reformulated Gasoline Program, require the use of oxygenated gasoline in regions with certain levels of air pollution. Due to their availability and cost, ethanol and methyl tert-butyl ether, or “MTBE”, were the two primary additives historically used to meet the Clean Air Act’s oxygenate requirements. However, growing public concern about MTBE contamination of water supplies due to leaks from underground gasoline storage tanks and other discharges resulted in a number of states banning or significantly limiting the use of MTBE and switching to the use of ethanol. Twenty-five states, including California and New York have now banned or significantly limited the use of MTBE. As a result, ethanol is the primary clean air oxygenate currently used in the United States.

Ethanol consumption in the United States has grown from 2.1 billion gallons (7.9 billion liters) in 2002 to 5.4 billion gallons (20.4 billion liters) in 2006.

Brazilian Ethanol Industry

Decades of public and private sector investment in alternative fuels have made Brazil a leader in the global ethanol industry. Ethanol is used in Brazil as to both fuel additive and as a substitute for gasoline through the growing flex fuel car fleet, which operate using ethanol or gasoline (or a mixture of both). Brazil produced 4.7 billion gallons (17.8 billion liters) during the 2006/2007 harvest, representing 33% of worldwide production, which positioned the country as the second largest producer, and largest exporter, of ethanol in the world. Approximately 80% of Brazil’s ethanol production is currently sold in the domestic market.

The introduction of flex fuel vehicles in Brazil in March 2003 added significant demand for hydrous ethanol. The tax reclassification of flex fuel vehicles, which lowered taxes on these vehicles from the level at which gasoline-only vehicles are taxed to the level at which ethanol-only vehicles are taxed, contributed to the increase in the production and sales of such vehicles. In 2006, approximately 1.3 million flex fuel cars were sold in Brazil, representing 82% of new car sales in the country. Approximately 80% of the current Brazilian automotive fleet consists of vehicles that were produced prior to the introduction of flex fuel technology. We believe that the continuing sales of flex fuel cars will increase the demand for hydrous ethanol in Brazil. Although ethanol is approximately 25% less fuel efficient than gasoline, a significant number of owners of flex fuel cars are currently opting to use ethanol because it is less expensive. According to the forecasts of LMC International Ltd., or “LMC”, the demand for hydrous ethanol in Brazil is expected to reach 6.6 billion gallons (25.0 billion liters) by 2015.

Because flex fuel vehicles allow consumers to choose between gasoline and ethanol at the pump rather than at the showroom, Brazilian ethanol prices are now increasingly correlated to gasoline prices and, consequently, oil prices. In addition, flexibility on the supply side of the market, given that most mills in Brazil are able to transform the sugar content of sugarcane into either ethanol or sugar, has led to a high correlation between ethanol and sugar prices. We believe that the correlation among ethanol, sugar and oil prices will increase over time.

Ethanol production is concentrated in the Center-South region of Brazil, which has 325 producing mills, and, in particular, in the State of São Paulo. The Center-South region supplies over 90% of Brazil’s ethanol output. According to UNICA, Brazilian ethanol exports during the 2006/2007 harvest grew by 20% and are expected to reach 1.5 billion gallons (5.5 billion liters) by 2012. Brazil exported approximately 0.95 billion gallons (3.6 billion liters) of ethanol in the 2006/2007 harvest, representing an increase in exports of approximately 300% from 2003. Brazil is currently the largest ethanol exporter in the world with a 44% market share.

Cost Comparison

Ethanol in Brazil is produced from sugarcane, which is also used to produce sugar. Ethanol production from sugarcane has higher energy efficiency than ethanol produced from other feed stocks, with an energy output/input ratio of 8.3 compared to 1.9 for sugar beets, 1.3 to 1.8 for corn and 1.2 for wheat. Sugarcane has the highest ethanol productivity per hectare among currently commercially viable renewable fuel feedstocks.

The following table presents a productivity comparison between sugarcane and corn:

Raw Material	Production/Hectare	Quantity of Feedstock/Liter of Ethanol	Quantity of Ethanol/Hectare
Sugarcane	85,000kg	12.0kg	7,080 liter
Corn	10,000kg	2.8kg	3,570 liter

Source: Inter-American Development Bank.

Brazil’s favorable climate, soil and topography provide a natural competitive advantage for sugarcane harvest in comparison to other countries. Sugarcane planted in Brazil can be harvested five or six times before re-planting due to higher yields as opposed to two or three times in India, the world’s second largest sugar producer. In addition, the yield of sugarcane plantations in Brazil has been significantly enhanced during the last 30 years mainly as a result of new sugarcane varieties and new planting and harvesting techniques. According to IBGE, from 1975 to 2006, the average Brazilian yield per hectare increased at an annual growth rate of 1.5% reaching 74.1 metric tons per hectare in 2006. In addition, Brazilian sugarcane mills are also powered by bagasse and leaves, sugarcane’s by-products, which when burned in boilers generate steam and electric energy. A large part of Brazilian mills are energy self-sufficient. As a result, Brazilian ethanol has the lowest production costs in the world.

Other Benefits of Sugarcane Versus Corn for Ethanol Production

Perennial Crop. Sugarcane is a perennial crop that does not require planting for five to six harvests, while corn requires annual replanting.

Lower Crush Spread Risk. Integrated operations, with plantations in owned or leased land and owned mills, avoid the margin compression usually faced by corn-based ethanol producers, who normally do not own their corn supply and are subject to volatility in corn prices.

Sugarcane is Not an Animal Feedstock. Rising prices and the availability of animal feed supplies, such as corn, have been a concern with respect to the increased use of ethanol in the United States and elsewhere.

Environmental Considerations. Producing ethanol out of sugarcane is more energy efficient than producing ethanol from corn or sugarbeets. Because sugarcane producers are energy self-sufficient, the energy conversion power of sugarcane-based ethanol is much higher than other ethanol feedstock that use, in most cases, some pollutants and expensive sources of energy. While sugarcane ethanol produces approximately 8 times more energy than it needs to be produced, corn-based ethanol, in turn, produces approximately 1.5 times. Furthermore, due to sugarcane’s higher biomass concentration, CO2 absorption through its photosynthesis process is also much higher per hectare than corn. Sugarcane yields in Brazil approximately 74 tons per hectare on average and even more, if the leaves are also taken into account, while corn yields approximately 10 tons per hectare.

Cellulosic Ethanol

Ethanol researchers are currently developing and implementing cellulosic biomass ethanol production, which converts cellulosic biomass to sugar through hydrolysis and then ferments these sugars to produce ethanol. Current research is underway using sulfuric acid to break down cellulose and hemicellulose into fermentable sugars.

One of the major advantages of this process is that, if successful, it is expected to dramatically expand the list of feedstocks which could be used in ethanol production. Potential ethanol feedstocks for this process include sugarcane bagasse, sugarcane leaves, corn stalks, rice straw, wood chips, and fast-growing trees and grasses. Also, cellulosic ethanol is considered to be even more effective than regular ethanol in reducing carbon emissions. The U.S. Energy Policy Act of 2005 provides for a minimum of 250 million gallons of cellulosic ethanol in the renewable fuels standard by 2013 in the United States.

We believe advances in cellulosic ethanol production may complement sugarcane-based ethanol. Cellulosic ethanol produced from sugarcane bagasse and other sugarcane by-products would have greater potential than the ones produced from other commodities, such as corn, because the bagasse and leaves produced by sugarcane mills are ideally suited for the ethanol hydrolysis process due to their higher ethanol content and are already available at the plant, avoiding additional transportation and storage costs.

A metric ton of sugarcane results in approximately 250 kilograms of cellulosic material in the form of bagasse and other solid by-products, a higher ratio than wheat or corn, the two other primary potential cellulosic ethanol feedstocks, and as such sugarcane has the potential to be one of the least expensive feedstocks for cellulosic ethanol production. Additionally, the level of lignification in bagasse and other sugarcane by-products is lower than in other cellulosic ethanol feedstocks, making it easier to expose cellulose to hydrolysis, which improves overall yield and processing efficiencies.

Several studies are being developed on cellulosic ethanol technology but currently the available production is not economically viable. Technological innovation could dramatically reduce the cellulosic ethanol production cost. However, the scientific breakthroughs necessary to make cellulosic technology commercially viable may be 10 to 20 years away. Industry specialists currently predict that cellulosic ethanol may represent the future of the ethanol industry.

World Sugar Industry

Sugar is a staple consumer product and an essential commodity produced in various parts of the world. Sugar is primarily derived from sugarcane and sugar beet, with sugarcane accounting for more than 70% of the world’s total sugar production. Sugar has agricultural and industrial applications and its production is both labor and capital intensive.

Production and Consumption

Worldwide sugar production has more than doubled since the early 1970s, from approximately 72 million tons in 1971 to approximately 159 million tons (of raw sugar equivalent) in the 2006/2007 harvest, according to the LMC. Sugar consumption has also increased steadily to approximately 150 million tons during the 2006/2007 harvest. We believe that the consumption of sugar is likely to continue to grow due to overall population growth, increasing purchasing power of consumers in many areas of the world, increasing worldwide consumption of processed foods as a result of widespread migration from rural to urban areas. Accordingly, we believe the strongest future growth in per capita sugar consumption is likely to occur in Asia, where per capita income is rapidly increasing. For example, in China, low per capita use of sugar products suggests strong growth potential as rural populations migrate to urban areas where sugar consumption per capita is significantly higher than the country’s overall average. The following chart illustrates the per capita sugar consumption of certain countries for the 2006/2007 harvest.

Source: LMC

(1)	Numbers refer to 2006/2007 U.S. per capita consumption, including the total consumption of sugar and corn glucose, divided by the U.S. population, as reported by the Food and Agriculture Organization.

The world’s largest consumers of sugar are typically the world’s largest producers, with the five largest sugar producing countries accounting for approximately 60% of the world’s sugar output. Brazil is the largest sugar producer with an approximate 20% share of total world sugar production. The next largest producers are India and the European Union, with approximately 16% and 11% shares, respectively.

The following charts identify, by country, the largest producers of sugar and the major exporters of sugar during the 2006/2007 harvest. The charts also include Cosan’s production and exports of sugar and ethanol (expressed on a sugar equivalent basis) in fiscal year 2007.

 Source: LMC, company

(1)	Cosan production and exports refer to the fiscal year 2006. Sugar production includes 3.18 million tons of sugar and 2.06 million tons of sugar-equivalent ethanol.

Sugar Prices

Most sugar producing countries, including the United States and member countries of the European Union, have protected their sugar production from foreign competition by establishing government policies and regulations that affect sugar production, including quotas, import and export restrictions, subsidies, tariffs and duties. See “Risk Factors – Risks Related to our Business – Our export sales are subject to a broad range of risks associated with international operations”. As a result of these policies, domestic sugar prices vary greatly in individual countries. The NY11 is used as the primary reference for unregulated world raw sugar prices. Another price reference is the London No. 5 White Sugar Futures Contract, or Lon 5, which is traded on the LIFFE. Sugar prices in Brazil are set by reference to the prevailing unregulated international and domestic market prices by product. The United States and the European Union have instated high import duties and subsidized internal prices to protect their sugar producers. Prices of raw sugar in the United States and the European Union are, in general, approximately two to four times greater than the price of raw sugar quoted on the NY11, while prices for raw sugar in Brazil are equal or similar to the NY11 sugar price.

Sugar prices tend to follow a cyclical pattern because producers tend to respond slowly to changes in world prices. Sugarcane, the main source of global sugar production, generally follows a two- (Asia, India and Australia) or six-year (Brazil) plant cycle. Moreover, many sugar producers operate in regulated markets, insulated from world sugar price fluctuations and therefore do not tend to dramatically modify production in the face of changing international prices. Brazil, the leading global sugar producer, responsible for approximately 37% of global exports, plays a key role in the establishment of the world’s sugar prices. Appreciation of the real versus the U.S. dollar has also contributed to the increase in sugar prices in the international markets. From December 2003 until April 2007, the NY11 raw sugar futures price has increased by approximately 61% and the Lon 5 futures price of refined sugar has increased 64%. The NY11 raw sugar futures price in April 2007 was US$203.7 per ton, or approximately US$0.0924 per pound.

Trade Restrictions

Industry sources estimate that approximately 68% of the sugar produced in the world during the 2006/2007 harvest was consumed domestically by sugar producing countries. Despite the increase in the world sugar trade from approximately 28 million tons in 1990 to 52 million tons in the 2006/2007 harvest a 4.2% CAGR for the period, the sugar industry remains highly regulated and protected in several countries through quotas, subsidies and import restrictions.

The United States and the European Union, which according to the LMC consumed 9.3 million and 18.6 million tons of sugar in the 2006/2007 harvest, respectively, have protectionist policies in place, supported by lobbying efforts from farmers and processors. Brazil and other sugar producing nations have limited or no access to these large markets as a result of these trade restrictions. The European Union has been under pressure from other countries and international organizations to relax its sugar import regulations.

In August 2004, a WTO arbitration panel found that the European Union had exceeded the amount of subsidized sugar it was allowed to export under certain global trade agreements.

In June 2005, the European Agriculture Commissioner announced plans to cut sugar prices paid to sugar producers by approximately 39% in an effort to overhaul the European Union’s 40-year-old sugar subsidies system. The European Agriculture Commission proposed to phase in the cuts over two years and reduce output by more than a third by 2012. The proposal would reduce sugar prices in the European Union to approximately €404.4 (2009/10) per ton from current levels of approximately €631.9 (2005/06). If implemented, production in the European Union would drop from approximately 19.7 million tons per year in 2005 to approximately 12 million tons per year by 2012.

In July 2006, the European Union plan to restructure the internal sugar market came into force. The restructuring plan substantially reduces the prices paid to sugar producers over several years while also providing relief to non-competitive producers in an attempt to reduce excess internal production. The benchmark price for white sugar will decrease 36% during the term of the plan, from €631.9 per ton (2006/2007) to €404.4 per ton (2009/2010). In May 2007, the European Commission proposed an amendment to the restructuring plan to further encourage non-competitive producers to reduce production.

Artificial Sweeteners

The world market for artificial sweeteners, or high intensity sweeteners, or “HIS”, was dominated by saccharin until 1981. In 1981, aspartame, launched by GD Searle, revolutionized the artificial sweetener market because of its improved taste and lack of side effects. Currently, aspartame has the largest share of the artificial sweetener market and is sold under various brand names, including Equal, Candarel, Spoonfuls, Natrasweet and Nutrasweet.

In recent years, sucralose, a third generation sweetener commercialized under the Splenda brand, has emerged as a competitor to aspartame. Sucralose (trichlorogalactosucrose), a sugar by-product, was first discovered in 1975 by modifying the sucrose (sugar) molecule to make a much sweeter alternative substance (600 times that of sugar) while retaining the natural taste of sugar. The chlorination of sugar produces sucralose, an artificial sugar-based sweetener that has no calories when ingested by humans. Unlike aspartame, sucralose is heat resistant and thus able to broaden the end-user market to include the canned and baked food industries, among others. Since its launch in mid 2000, Splenda has rapidly replaced other low-calorie sweeteners to become consumers preferred artificial sweetener. We believe that the growth in the production and use of sucralose, given its sugar base, may create significant growth opportunities for sugar producers.

Brazilian Sugar Industry

Brazil is one of the lowest cost producers of sugar in the world due to its favorable topography and climate and technological improvements of the sugarcane varieties and sugar and ethanol production processes. These improvements have resulted in longer harvesting cycles, higher sugarcane production per hectare and higher sucrose content from crushed sugarcane, which has yielded larger sugar outputs. Sugar production costs in Brazil are significantly lower than those of some of the world’s major sugar exporters, such as India and Thailand. Production costs for raw sugar in the Center-South region of Brazil are lower than those in the North-Northeast region due to a more favorable topography and climate, a more developed transportation infrastructure and the close proximity of mills to ports and major consumption centers. Privatizations of various highways, port facilities and railroads have improved Brazil’s transportation and export infrastructure which has resulted in reduced costs and shorter delivery times of sugar to world markets.

Brazil is one of the world’s largest consumers of sugar, having consumed approximately 11.4 million tons during the 2006/2007 harvest. The consumption of sugar in Brazil continues to grow principally as a result of an increase in processed products made from sugar. Brazil is also the world’s largest exporter of sugar, exporting 19.1 million tons during the 2006/2007 harvest according to LMC. Brazil accounts for approximately 37% of the world’s total sugar exports. Russia, Egypt, Nigeria and the United Arab Emirates are the main importers of Brazilian sugar. Brazilian sugar exports consist primarily of raw sugar and refined white sugar. Raw sugar is mainly handled and shipped in bulk, typically to refineries. The refined sugar is then used in manufacture of food products, such as chocolate powders, soft drinks or bakery products, as well as in pharmaceutical syrups. During the 2006/2007 harvest, Brazil exported 16.3 million tons of raw sugar, representing 78% of Brazil’s total sugar exports. The raw sugar exported by Brazil (also known as VHP sugar) has higher sucrose content than typical raw sugar and therefore considered a premium sugar product, commanding a premium of 4.05% over the raw sugar price in the international markets (typically based on the NY11 price). During the 2006/2007 harvest, Brazil exported 4.7 million tons of refined white sugar, representing 24% of Brazil’s total sugar exports.

Snapshot of the Brazilian Industry

	Regions
2006/2007	Center-South	North-Northeast	Brazil
Number of mills	251	74	325
Area to be harvested (millions hectares)	4,513.7	854.8	5,368.5
Cultivated area (million hectares)	5,310.2	1,005.7	6,315.9
Sugarcane offer (million tons)	372.4	53.0	425.4
Yield (tons/hectares)	82.5	62.0	79.2
Sugar production (million tons)	25.8	4.0	29.8
Ethanol production (thousand m3)	16.0	1.7	17.7
Production in TSR-product (million tons)	54.7	7.1	61.8
TSR/ton of sugarcane	146.9	134.7	145.4
Production mix (%):
Sugar	49.51%	58.80%	50.58%
Ethanol	50.49%	41.20%	49.42%
Average crushing capacity (million tons)	1,483.6	716.2	1,308.9
Export market:
Sugar (million tons)	17.0	2.6	19.6
Ethanol (billion liters)	3.2	0.4	3.6
Domestic market:
Sugar (million tons)	8.5	1.5	10.0
Ethanol (billion liters)	13.0	1.0	14.0
Production destination (%)
Sugar	57.28%	52.11%	56.68%
Ethanol	42.72%	47.89%	43.32%

Source: UNICA.

BUSINESS

Overview

We are a leading global ethanol and sugar company in terms of production with low-cost, large-scale and integrated operations in Brazil. Our production is based on sugarcane, a competitive and viable feedstock for ethanol, sugar and energy because of its low production cost and high energy efficiency ratio relative to other ethanol sources, such as corn and sugarbeet. We believe that we are:

•
Sugarcane: the largest grower and processor of sugarcane in the world, having crushed 36.2 million tons in fiscal year 2007 and 27.9 million tons of sugarcane in fiscal year 2006 (planted on approximately 572,000 hectares, of which approximately 50% is leased by us, 40% is supplier owned and 10% is company owned);

•
Ethanol: the largest ethanol producer in Brazil and the second largest in the world, having produced 326.7 million gallons (1.2 billion liters) in fiscal year 2007 and 241.7 million gallons (915.0 million liters) in fiscal year 2006, and the largest exporter of ethanol in the world, having exported 72.6 million gallons (274.7 million liters) in fiscal year 2007 and 61.0 million gallons (230.9 million liters) in fiscal year 2006; and

•
Sugar: the largest sugar producer in Brazil and one of the three largest sugar producers in the world, having produced 3.2 million tons in fiscal year 2007 and 2.3 million tons of sugar in fiscal year 2006, and the largest exporter of sugar in the world, having exported 2.8 million tons in fiscal year 2007 and 2.1 million tons in fiscal year 2006.

We operate 17 mills, two refineries, two port facilities and numerous warehouses. All of these facilities are located in the Center-South region of Brazil, which is one of the world’s most productive sugarcane regions primarily because of its favorable soil, topography and climate, nearby research and development organizations and infrastructure facilities.

We were recently incorporated as a Bermuda company to better position ourselves to take advantage of favorable industry trends in ethanol and sugar markets in Brazil and globally. We are constantly pursuing opportunities to capitalize on the growing demand for ethanol and sugar in the world. We are focused on increasing our production capacity through expansion of existing facilities, development of greenfield projects and, as opportunities present themselves, acquisitions. We are also continuing to invest in cogeneration of electricity, which allows us to be energy self-sufficient and also represents a potential additional source of future cash flow.

Our management team has experience in running large-scale facilities, as well as a track record of acquiring, improving and integrating companies and extracting operational synergies. We significantly expanded our businesses through acquisitions and organic growth, increasing our crushing capacity to 40.0 million tons currently from 13.2 million tons since Cosan’s inception in February 2000. From fiscal year 2006 to fiscal year 2007, our net sales increased 53.1% to US$1,679.1 million.

Competitive Strengths

We believe that, as a low-cost, large-scale producer with well-established integrated operations and long-standing relationships with key customers and suppliers, we can capitalize on the favorable trends in the ethanol and sugar industries—particularly, in light of our competitive strengths:

Low-cost producer

Our existing mills and other facilities are strategically located in the Center-South region of Brazil. Our operations also are in close proximity to our customers, sugarcane fields owned by us and growers, port terminals and other transportation infrastructure and warehouses. These factors help us to manage our operating costs. Increasing mechanization in our agricultural processes and improvements in industrial operations, combined with our energy self-sufficiency, should allow us to continue to lower our operating costs.

Leading market position

Our market position as one of the largest global producers and exporters of ethanol and sugar provides us with competitive advantages over our main competitors, particularly in terms of cost-efficiencies, higher pricing power and integrated logistics. We also believe we have the largest sugarcane crushing capacity in Brazil, as our production is approximately three times greater than that of the second largest Brazilian producer. We are focused on increasing our production capacity and maintaining our market leadership through expansion of existing facilities, development of greenfield projects and, as opportunities present themselves, acquisitions.

Integrated platform

We are engaged in both the agricultural and industrial aspects of ethanol and sugar production. We purchase as well as cultivate, harvest and process sugarcane. We produce approximately 60% of our sugarcane requirements on owned and leased land and purchase most of the remaining 40% mainly from third parties under long-term contracts. These contracts incorporate ethanol- and sugar-linked purchase price provisions, which provides us with a natural hedge and mitigates the risk of potential margin compression. In addition, we own a sugar terminal and a stake in an ethanol terminal, both in the Port of Santos, the largest commercial port complex in South America, and numerous warehouses, which reduces our dependence on logistics services provided by third parties.

Innovative approach to business

We develop innovative products, production techniques and distribution methods to ensure that we continue to be at the forefront of technological improvements and standards in our industry. For example, we monitor the development of our crops by satellite and have also introduced innovative distribution methods to the Brazilian ethanol and sugar industry. We have established research and development partnerships with leading Brazilian institutions which resulted not only in new sugarcane varieties with higher sucrose content but also in implementing new techniques, such as agricultural and industrial yield improvements, new planting methods and genetic engineering improvements.

Strategic business relationships

We have developed important strategic relationships in our business, including the Kuok Group (one of the largest agricultural-focused conglomerates in Asia) and Sucres et Denrées, or “Sucden” (one of the two largest sugar trading companies in the world). Both the Kuok Group and Sucden are current shareholders of Cosan. We have also developed strong business relationships with some of our leading customers, such as Petrobras Distribuidora S.A. and Shell Brasil Ltda. in the ethanol business and Sucden, Tate & Lyle International and Coimex Trading Ltd. in the sugar business.

Production flexibility

We produce virtually every type of ethanol and sugar consumed in the Brazilian and international markets. Our facilities allow us to adjust our production (within certain capacity limits) between ethanol and sugar, as well as between different types of ethanol and sugar, to respond promptly to changes in customer demand and market prices at any point during the crushing process.

Financial resources

We have a strong balance sheet and a solid track record of sales growth. We recorded operating income of US$232.9 million and US$130.5 million in fiscal year 2007 and fiscal year 2006, respectively (operating loss of US$91.0 million and operating income of US$184.8 million in the six-month periods ended October 31, 2007 and 2006, respectively). We also recorded net income of US$176.7 million in fiscal year 2007 compared to a net loss of US$37.1 million in fiscal year 2006 (net income of US$18.9 million and US$97.4 million in the six-month periods ended October 31, 2007 and 2006, respectively). Our selling and general and administrative expenses totaled US$254.9 million in fiscal year 2007 compared to US$169.8 million in fiscal year 2006 (US$136.6 million and US$109.2 million in the six-month periods ended October 31, 2007 and 2006, respectively). As of October 31, 2007, we had US$40.5 million in negative net debt (including US$450.0 million in perpetual notes and US$245.4 million in self-liquidating debt), and a highly liquid position of cash and cash equivalents and marketable securities of

US$1,208.6 million. We also benefit from a higher credit rating (“BB” from Standard & Poor’s Rating Group and “Ba2” from Moody’s Investors Service, Inc.) than many global ethanol producers. We believe that our financial condition and solid capital structure should allow us to access capital as needed to fund our growth strategy.

Our Strategy

Our overall objective is to achieve sustainable and profitable growth, further reduce our operating costs and build on our competitive strengths in order to expand our leadership to become a global company with a worldwide platform in the ethanol and sugar markets. The principal components of our strategy are to:

Enhance our leadership position in the Brazilian and global ethanol and sugar markets

We expect to take advantage of future export opportunities likely to emerge from the liberalization of trade barriers that traditionally limited our access to some major markets, as well as mandatory blending requirements to use ethanol as an additive to gasoline. We intend to establish new commercial and distribution partnerships with international industry players to expand and diversify our client base. We closely monitor developments in the Brazilian and global ethanol and sugar industries and will continue to pursue selective acquisitions and partnerships in Brazil and internationally. We also intend to continue to expand our existing facilities and build additional large-scale facilities, featuring technology improvements and enhanced logistics.

Pursue organic growth opportunities to meet expected demand

We pursue expansion initiatives in order to capitalize on growing global demand for ethanol and sugar. We are increasing our production capacity through expansions of existing facilities and the development of greenfield projects. We recently announced an expansion of 10.6 million tons of crushing capacity for seven of our mills, and an ethanol-dedicated greenfield project consisting of three state-of-the-art mills in the State of Goiás. These new mills are expected to add approximately 10 million tons of crushing capacity by fiscal year 2012. We have already acquired the land where the new mills will be built, and we are in the process of securing the land for planting sugarcane for this greenfield project, which is expected to start producing ethanol in 2009. We will consider other greenfield ethanol projects in Brazil to further increase our production capabilities.

Continue to realize operating efficiencies

We are seeking to further improve the efficiency and productivity gains of our operations through investments in the development of new varieties of sugarcane, more efficient agricultural, industrial and logistic processes, expanded satellite monitoring of sugarcane development in the region, increased mechanization of harvests, emphasis on employee training programs and improvements in information flows and internal control systems.

Increase investments in cogeneration

We are self-sufficient in energy by generating our own electricity through the burning of sugarcane bagasse in boilers. In 2003, we built a successful pilot cogeneration plant at one of our mills, from which we sell surplus energy to Companhia Paulista de Força e Luz (CPFL), one of the largest electric power distributors in the State of São Paulo. We believe that energy sales represent a source of additional cash flow. Currently, we plan to install cogeneration systems in eight of our 17 mills to permit sales of energy to third parties. We have begun to invest approximately US$180 million in cogeneration systems for three of these mills, which will generate approximately 455,520 MWh/year to be sold to the Brazilian electricity grid starting in 2009, and currently plan to invest an additional amount of approximately US$325 million for the remaining five mills subject to our obtaining financing at favorable conditions.

Focus on environmental and social awareness

We are committed to being an environmentally and socially conscious company. The IFC, one of Cosan’s lenders and equity investors, has recently conducted a social and environmental assessment of Cosan. Under the IFC loans, we are required to comply on an ongoing basis with IFC’s environmental policies.

We plan to increase investments in the mechanization of our harvests, which not only is cost-efficient in the long-term but also will reduce our emission levels and decrease burning of sugarcane fields for manual harvesting. We continue to improve and develop new training programs for our employees, as well as programs to reduce workforce accidents.

Company History

Our history dates back to 1936 when the Costa Pinto mill was established by the Ometto family in the city of Piracicaba in the State of São Paulo, with annual sugarcane crushing capacity of 4.0 million tons. Beginning in the mid 1980s, we began to expand our operations through the acquisition of various milling facilities in the State of São Paulo. In 1986, Usina Santa Helena and Usina São Francisco became part of Cosan, with annual sugarcane crushing capacity of 2.1 and 1.4 million tons, respectively. In 1988, Usina Ipaussu added an extra 2.0 million tons of annual sugarcane processing capacity. In 1996, we were granted a concession from the Brazilian government for the construction, development and operation of a sugar-loading terminal at the Port of Santos, currently managed by our subsidiary Cosan Portuária. In 1998, Usina Diamante and Usina da Serra became part of our group, with annual sugarcane crushing capacity of 2.0 and 1.8 million tons, respectively.

In February 2000, Cosan’s then shareholders approved an increase in the share capital of Irmãos Franceschi Agrícola Industrial e Comercial Ltda., Cosan’s predecessor company, in exchange for the contribution to Cosan of the Costa Pinto, Santa Helena, São Francisco and Tamandupá mills. As result, Cosan became a corporation and changed its name to Cosan S.A. Indústria e Comércio. Since 2000, we have expanded our operations primarily through acquisitions, partnerships and corporate restructurings, taking strategic advantage of the deregulation of the sugar industry in Brazil. See “Business – Acquisitions, Partnerships and Restructuring”.

Our operating activities are carried out primarily through Cosan and Da Barra. We also operate a terminal at the Port of Santos through Cosan Portuária and own a 32% interest in another ethanol terminal located at the Port of Santos through TEAS. We also own Cosan Distribuidora de Combustíveis Ltda., a fuel distribution company that is currently non-operative but maintains all of the necessary governmental licenses to distribute fuel in Brazil. The sole purpose of our non-operating subsidiary, Administração de Participações Aguassanta Ltda., is to hold shares of Da Barra. We own and operate the Costa Pinto, São Francisco, Santa Helena, Rafard, Serra, Diamante, Mundial and Bom Retiro mills and lease the Junqueira mill. Da Barra owns the Da Barra, Ipaussu, Gasa, Destivale, Bonfim, Univalem and Tamoio mills and leases the Dois Córregos mill.

Operations

Sugarcane

Sugarcane is the principal raw material used in the production of ethanol and sugar. Sugarcane is a tropical grass that grows best in locations with stable warm temperatures and high humidity, although cold and dry winters are an important factor for the sucrose concentration of sugarcane. The soil, topography, climate and land availability of the Center-South region of Brazil are ideal for the growth of sugarcane. The Center-South region of Brazil accounted for approximately 87.5% of Brazil’s sugarcane production in the 2006/2007 harvest.

At October 31, 2007, we leased approximately 341,922 hectares, or approximately 50% of the land that we cultivate, through approximately 1,867 land lease contracts with a large number of lessors. The lessor under three of these contracts covering 37,574 hectares) are with entities controlled by our chief executive officer and controlling shareholder. These land lease contracts have an average term of five years, with terms ranging from one to twenty years. Under these land leases, we make lease payments based on the market value of sugarcane per hectare (in tons) used by us in each harvest, with the market value based on the price of sugarcane established by the regulations of CONSECANA and a fixed amount of total recoverable sugar per ton. See “Related Party Transactions – Recurring Transactions with Shareholders”.

We also purchase sugarcane directly from thousands of third-party sugarcane growers. Of our sugarcane purchases from third-party growers, we historically have purchased approximately 80% through medium- and long-term contracts with sugarcane producers, 5% on a spot basis and the remaining 15% from sugarcane producers with whom we have long-term relationships but no contractual arrangements. We generally enter into medium- and long-

term contracts for periods varying from three and a half to seven years. All of our third-party sugarcane suppliers are responsible for the harvest of the sugarcane and its delivery to our mills. The price that we pay to third-party sugarcane growers is based on the total amount of sugar content in the sugarcane, measured by the amount of sugar recovered and on the prices of ethanol and sugar sold by each mill.

We harvested from owned or leased lands approximately 60%, or 21.6 million tons, of the sugarcane that we crushed in fiscal year 2007, and purchased from third-party growers the remaining 14.5 million tons of sugarcane, or approximately 40% of the total amount of sugarcane that we crushed in fiscal year 2007. The following table compares the amount of sugarcane grown on owned or leased land with the amount purchased from third parties during the last three fiscal years.

	For Years Ended April 30,						For Six Months Ended October 31,
	2007	%	2006	%	2005	%	2007	%	2006	%
	(In millions of tons, except percentages)
Sugarcane harvested from owned/leased land	21.6	59.8	17.2	61.7	15.0	61.7	17.4	53.7	18.4	56.7
Sugarcane purchased from third parties	14.5	40.2	10.7	38.3	9.3	38.3	15.0	46.3	14.1	43.3
Total	36.2	100.0	27.9	100.0	24.3	100.0	32.4	100.0	32.5	100.0

Sugarcane Harvesting Cycle

The annual sugarcane harvesting period in the Center-South region of Brazil begins annually in May and ends in November. We plant several species of sugarcane, and the species we use in a particular area depends on the soil quality, rain levels and the resistance to certain types of pestilences, among other factors. Once planted, sugarcane is harvested each year for several continuous years. With each subsequent harvest, agricultural yields decrease, and the current optimum economic cycle is five or six consecutive harvests. However, the harvests must be carefully managed in order to continue to attain sugar yields similar to the newly-planted crop.

Ideally, the sugarcane should be harvested when the crop’s sucrose content is at its highest level. Harvesting is either done manually or mechanically. Approximately 70% of our sugarcane is harvested manually. Manual harvesting begins by burning the sugarcane field, which removes leaves and destroys insects and other pests. The amount of the crop that we may burn is subject to environmental regulations. See “Environmental Regulation”. The remaining 30% of our sugarcane is harvested mechanically.

Sugarcane yield is an important productivity measure for our harvesting operations. Geographical factors, such as land composition, topography and climate, as well as the agricultural techniques that we implement, affect our sugarcane yield. Although our agricultural yields are above the average Brazilian yields, we believe that by reducing the average age of our sugarcane fields and choosing new sugarcane varieties, our agricultural yields may continue to increase.

In fiscal year 2007, our average sugar extraction yield was 147.5 kilograms of TSR per ton of sugarcane and our agricultural yield was 84.1 tons of sugarcane per hectare, compared to 141.0 kilograms of TSR per ton of sugarcane and 80.2 tons of sugarcane per hectare in fiscal year 2006 and 138.5 kilograms of TSR per ton of sugarcane and 84.6 tons of sugarcane per hectare in fiscal year 2005.

The average Brazilian sugar extraction yield for the 2006/2007 harvest was 145.6 kilograms of TSR per ton of sugarcane and the agricultural yield was 75.2 tons of sugarcane per hectare. The average Brazilian sugar extraction yield for the last five years was 142.9 kilograms of TSR per ton of sugarcane and 74.2 tons of sugarcane per hectare. The average sugar extraction yield in the State of São Paulo for the 2006/2007 harvest was 149.2 kilograms of TSR per ton of sugarcane and 81.0 tons of sugarcane per hectare. The average sugar extraction yield in the State of São Paulo for the last five years was 146.9 kilograms of TSR per ton of sugarcane and 81.1 tons of sugarcane per hectare.

Milling Facilities

Once the sugarcane is harvested, it is loaded onto trucks and riverboats owned by third parties and transported to one of our 17 mills for inspection and weighing. The average distance from the fields on which our sugarcane is harvested to our mills is approximately 25 kilometers (or approximately 16 miles). The proximity of our milling facilities to the land on which we cultivate sugarcane reduces our transportation costs and enables us to process the sugarcane within up to 48 hours of harvesting, thereby maximizing sucrose recovery as sucrose concentration in sugarcane starts to decrease upon harvesting. Currently our average sugarcane freight cost is approximately US$2.38 per ton of sugarcane.

In fiscal year 2007, we crushed 36.2 million tons of sugarcane, or approximately 8.5% of Brazil’s total sugarcane production. Currently, we operate a total of 17 milling facilities, 15 of which we own and two of which we lease. The mills that we own have a total crushing capacity of 36 million tons, while our leased mills have a total crushing capacity of 4 million tons. Our Da Barra mill has the world’s largest crushing capacity (approximately 7 million tons). Fifteen of our mills are prepared to produce both sugar and ethanol and the other two prepare only sugar. Out of the seventeen facilities, two of our mills produce refined sugar. Each of these facilities also has packaging and distribution capabilities.

Ethanol

Ethanol Production Process

We produce ethanol through a chemical process called yeasting, which is a process of fermenting the sugars contained in both sugarcane juice and molasses. Initially, we process the sugarcane used in ethanol production the same way that we process sugarcane for sugar production. The molasses resulting from this process is mixed with clear juice and then with yeast in tanks, and the by-product resulting from the yeasting process, called “yeasted wine”, has an ethanol content of approximately 7% to 9%. After the yeasting process, which takes approximately 10 hours, the yeasted wine is centrifuged, so that we can separate the yeast from the liquid. We use the separated yeast in the ethanol production process. We then boil the yeasted wine at different temperatures, which causes the ethanol to separate from other liquids. Hydrous ethanol is produced after different distillation stages. In order to produce anhydrous ethanol, hydrous ethanol undergoes a dehydration process. The liquid remaining after these processes is called vinasse, a by-product we use as fertilizer in our sugarcane fields. After the distillation and dehydration processes, we produce hydrous, anhydrous, neutral and industrial ethanol, and store the ethanol in large tanks.

The ethanol production flow can be summarized as follows:

•
Preparation of the juice. The fermentation is fed with a juice composed by approximately 20% of sugar, which is prepared with juice (from the treatment), molasses (from sugar production) and water. This juice must be cooled to approximately 30°C.

•
Fermentation. The fermentation of the juice is the result of the action of yeast, which firstly inverts the sucrose to glucose and fructose (monosaccharide), and then converts the monosaccharide into ethanol and carbon dioxide. This reaction occurs in a fermenter, which is fed with juice and yeast.

•	Centrifuging. After the fermentation, the resulting product is carried to centrifuges that separates the yeast from the beer, a solution of approximately 9%v/v (oGL) of ethanol.

•	Treatment of the yeast. The yeast that comes from the centrifuges is treated with sulfuric acid and return to the fermenter tank to be utilized again.

•
Distillation. The beer is distillated in a sequence of distillation columns, which separate the water from the ethanol. This process occurs basically due to the differences of ethanol’s and water’s ebullition temperatures. In order to produce hydrous ethanol, two columns are used to achieve the concentration of 94%v/v (oGL) ethanol. From the first column, a slop called vinasse is obtained, which is used as a fertilizer in the sugarcane fields.

•
Dehydration. In order to produce anhydrous ethanol, two more columns are used to achieve the concentration of 99%v/v (oGL) ethanol. In the first column, the excess of water is separated with the aid of cycle-hexane.

The following diagram presents a schematic summary of the above-described ethanol production flow:

Production Capacity and Output

Our current annual ethanol production capacity is approximately 405 million gallons (1.5 billion liters). All of our mills produce ethanol except for the São Francisco and Bonfim mills. We were the largest producer of ethanol in Brazil in fiscal year 2007, producing approximately 326.7 million gallons (1.2 billion liters) of ethanol, representing approximately 7% of Brazil’s total ethanol production.

Products

We produce and sell three different types of ethanol: hydrous ethanol and anhydrous ethanol for fuel and industrial ethanol. The primary type of ethanol consumed in Brazil is hydrous ethanol, which is used as an alternative to gasoline for ethanol-only fueled vehicles and for flex fuel vehicles (as opposed to anhydrous ethanol which is used as an additive to gasoline). As a result, hydrous ethanol represented approximately 44% of our ethanol production in fiscal year 2007.

Customers

We sell ethanol primarily through gasoline distributors in Brazil mainly at the mill that sell it directly at the pump to customers and are required by law to have an ethanol content ranging from 20% to 25% in the gasoline that they sell. Since November 20, 2006, the required ethanol content for gasoline has been set at 23%. These distributors include Petrobras Distribuidora S.A., Shell Brasil Ltda., Esso Brasileira de Petróleo Ltda., Texaco Brasil S.A. Produtos de Petróleo and Cia Brasileira de Petróleo Ipiranga, among others. We also sell bottled alcohol products, such as liquid and gel alcohol to consumers in the Brazilian market and industrial alcohol, which is used in the chemical and pharmaceutical sectors. In fiscal year 2007, our largest ethanol customer was Shell Brasil Ltda., accounting for 14.8% of our total ethanol net sales.

In fiscal year 2007, we exported 20.8%, by volume, of the ethanol we sold, which consisted primarily of refined hydrous ethanol for industrial purposes. Our principal clients are trading companies, such as Vertical UK LLP, Kolmar Petrochemicals, Cargill International and Cia. Importadora e Exportadora COIMEX, which distribute our products mainly to the United States, Japan and Europe.

The following table sets forth the amount of ethanol that we sold to our principal customers in fiscal year 2007 as a percentage of our total sales of ethanol.

Market	Customer	% of Net Sales For Fiscal Year Ended April 30, 2007
International	Vertical UK LLP	11.6%
	Kolmar Petrochemicals 6	6.2%
Domestic	Shell Brasil Ltda.	14.8%
	Petrobras Distribuidora S.A.	9.2%
	Manancial Distribuidora de Petróleo Ltda	8.2%

For the international market, we have entered into agreements with our principal customers for the sale of approximately 26.5 million gallons (100 million liters) of ethanol in fiscal year 2008. Under these agreements, which establish fixed prices, we deliver agreed-upon ethanol volumes at the Port of Santos throughout the year upon receipt of letters of credit from first tier-Brazilian banks prior to each shipment.

For the Brazilian market, Cosan has entered into agreements with Shell Brasil Ltda. and Petrobras Distribuidora S.A. for the sale of approximately 39.7 million gallons (150 million liters) of ethanol in fiscal year 2008. Under these agreements, the buyer collects the agreed-upon ethanol volumes directly at our mills throughout the year. Pricing is based on the ESALQ index and payment generally occurs within 15 days from delivery.

We sell our surplus in Brazil on a spot basis.

Sales and Distribution

In fiscal year 2007, our net sales from ethanol operations were US$551.5 million, or 32.8% of our total net sales, compared to net sales of US$378.4 million in the same period in 2006, or 34.5% of our total net sales in that year. We sold in fiscal year 2007 74.9% of our ethanol production to the Brazilian ethanol market, which accounts for 3.8 billion gallons (14 billion liters). In fiscal year 2007, we had net sales of ethanol in Brazil of US$413.1 million, which accounted for 24.6% of our total net sales. We sold 276.7 million gallons (1,047.4 million liters) of ethanol in Brazil, or approximately 7.5% of total ethanol sales in Brazil.

The following table sets forth our net sales and volumes of ethanol in Brazil for the periods indicated:

	For Fiscal Year Ended April 30,						For Six Months Ended October 31,
	2007		2006		2005		2007		2006
Brazilian net sales (in millions of US$)	US$	413.1	US$	312.4	US$	122.5	US$	139.5	US$	192.5
% of total net sales		24.6%		28.5%		19.0%		22.2%		21.7%
Brazilian sales volume (in millions of liters)		1,047.4		785.1		455.2		409.1		453.4
% of total ethanol sales volume		79.2%		77.3%		62.3%		76.1%		72.1%

In fiscal year 2007, we had export net sales of ethanol of US$138.3 million, which accounted for 8.2% of our total net sales. We exported 72.6 million gallons (274.7 million liters) of ethanol, mainly for industrial use. Our exports represented approximately 7.6% of total ethanol exports from Brazil.

The following table sets forth our export net sales and export volumes of ethanol for the periods indicated:

	For Fiscal Year Ended April 30,						For Six Months Ended October 31,
	2007		2006		2005		2007		2006
Export net sales (in millions of US$)	US$	138.3	US$	66.0	US$	55.9	US$	39.8	US$	91.2
% of total net sales		8.2%		6.0%		8.7%		6.3%		10.3%
Export sales volume (in millions of liters)		274.7		230.9		275.4		128.7		175.3
% of total sales volume		20.8%		22.7%		37.7%		23.9%		27.9%

Although we primarily sell ethanol in Brazil, we believe that the international ethanol market has a strong potential to expand substantially. The global trend toward adoption of cleaner-burning fuel and renewable sources of energy and alternative fuels, the tendency to reduce reliance on oil producing countries and the increasing use of flex fuel cars are expected to increase the demand for ethanol. Broader international acceptance of ethanol as a fuel or fuel additive could boost our exports of ethanol significantly.

The majority of our ethanol customers in Brazil receive shipments of ethanol at our mills. We distribute approximately 5% of our ethanol production in Brazil through third parties. We transport the ethanol that we produce for export to the Port of Santos primarily through third-party trucking companies.

Ethanol Prices

The price of ethanol we sell in Brazil is set according to market prices, using the indices for ethanol published by ESALQ and the São Paulo Commodities and the Futures Exchange (Bolsa de Mercadorias e Futuros), or “BM&F”, indices for ethanol as a reference. The prices of the industrial and neutral ethanol (a type of ethanol which has low impurity levels and is used as a raw material in the food, chemical and pharmaceutical industries) that we sell are also determined in accordance with market prices, which historically has been up to 20% higher than the price of fuel ethanol. Prices of ethanol for export are set according to international market prices for ethanol. The international ethanol market is highly competitive. In May 2004, the New York Board of Trade began trading a futures contract for ethanol, known as the World Ethanol Contract.

The following table sets forth our average selling prices (in US$ per thousand liters) for ethanol in the Brazilian market and for exports for the periods indicated:

	For Fiscal Year Ended April 30,						For Six Months Ended October 31,
	2007		2006		2005		2007		2006
Brazilian average ethanol selling price	US$	394.5	US$	397.9	US$	269.2	US$	341.0	US$	426.6
Export average ethanol selling price		503.5		285.9		202.8		309.4		520.0
Average ethanol selling price	US$	417.1	US$	372.4	US$	244.2	US$	333.4	US	451.2

Ethanol Loading Terminal at the Port of Santos

We currently own a 32% interest in TEAS, an ethanol loading terminal at the Port of Santos, fully dedicated to ethanol exports that has a storage capacity of approximately 10.3 million gallons (40 million liters) of ethanol and loading rate of approximately 40 thousand gallons (150 thousand liters) per hour.

Sugar

Sugar Production Process

There are essentially three steps in the sugar manufacturing process. First, we crush the sugarcane to extract the sugarcane juice. We then filter the juice to remove any impurities and boil it until the sugar crystallizes, forming a thick syrup. We use these impurities as fertilizer in our sugarcane fields. Lastly, we spin the syrup in a centrifuge which produces raw sugar and molasses. The raw sugar is refined, dried and packaged at our sugar refineries. We use the molasses in our production of ethanol, animal feed and yeast, among other products.

Production Capacity and Output

We were the largest producer and seller of sugar in Brazil in fiscal year 2007, selling 3.2 million tons of sugar, representing 11% of Brazil’s total sugar production output. As the production capacity of our mills is used for both ethanol and sugar, if we had produced only sugar (one ton of VHP sugar is equivalent to approximately 156 gallons (592 liters) of anhydrous ethanol and 163 gallons (618 liters) of hydrous), our sugar production for 2007 would have been approximately 5.2 million tons of sugar, which would have made us the second largest sugar producer in the world.

Products

We produce a wide variety of standard sugars, including raw sugar (also known as VHP sugar), crystal sugar and organic sugar, and refined sugars, including granulated refined white sugar, amorphous refined sugar, refined sucrose liquid sugar and refined inverted liquid sugar. Currently, all of our mills produce standard ethanol and sugar, other than the São Francisco and Tamoio mills that only produce sugar. The São Francisco mill and the Da Barra mill are our mills that produce refined sugar. The “Da Barra” brand is the second largest in the Brazilian market in terms of volume.

Standard sugars. VHP sugar, a raw sugar with approximately 99% sucrose content, is similar to the type of sugar traded in major commodities exchanges, including through the standard NY11 contract. The main difference between VHP sugar and the sugar that is typically traded in the major commodities exchanges is the sugar content of VHP sugar and the price premium that VHP sugar commands in comparison to most sugar traded in the commodities exchanges. We export VHP sugar in bulk, to be refined at its final destination. We also sell a small amount of VHP sugar to the Brazilian market. Crystal sugar is a non-refined sugar produced directly from sugarcane juice and sold to industrial companies in Brazil to be used as an ingredient for food products. We also sell a small amount of crystal sugar to the Brazilian retail market and to export markets. Organic sugar is a kind of raw sugar produced from organic sugarcane and is not submitted to any chemical treatments during its manufacturing process. We sell organic sugar in the international and Brazilian markets.

Refined sugars. We refine VHP sugar and crystal sugar into both granulated and amorphous (non-crystallized) sugar. We sell refined sugar in the Brazilian and export retail and industrial markets. Refined sugar is used as an ingredient in processed food products such as milk and chocolate powders, bakery products, powder refreshments, and pharmaceutical syrups.

Liquid sugars. We refine crystal sugar to produce sucrose liquid sugar and inverted liquid sugar, which has a higher percentage of glucose and fructose than sucrose liquid sugar. We sell both types of sugar for industrial use, mainly for the production of soft drinks.

Customers

We sell sugar to a wide range of customers in Brazil and in the international markets. We primarily sell raw sugar in the international markets through international commodities trading firms and Brazilian trading companies. Our customers in Brazil include retail supermarkets, foodservice distributors and food manufacturers, for which we primarily sell refined and liquid sugar.

The following table sets forth the amount of sugar that we sold to our principal customers in fiscal year 2007 as a percentage of our net sales of sugar. No sugar customer in Brazil represented more than 5% of our net sales of sugar in fiscal year 2007.

Market	Customer	% of Net Sales For Fiscal Year Ended April 30, 2007
International	Sucres et Denrées	33.3%
	Coimex Trading Ltd 6	11.5%
	S.A. Fluxo	9.5%
	Tate & Lyle International	5.3%
	Cane International Corporation	2.2%

For the international market, we have entered into agreements with our principal customers with terms of up to three years and have approximately 2.5 million tons of sugar contracted for fiscal year 2008. Under these agreements, we deliver agreed-upon volumes of sugar and prices are not pre-determined. Payment is made through letters of credit from first tier Brazilian banks prior to each shipment.

For the Brazilian market, we sell sugar to a broad and consistent client base but we do not commit to set volumes or prices in advance.

Sales and Distribution

In fiscal year 2007, our net sales from sugar operations were US$1,031.7 million, or 61.4% of our total net sales, compared to net sales from sugar operations of US$660.5 million in fiscal year 2006, or 60.2% of our total net sales for that year. In fiscal year 2007, we had export net sales of sugar of US$873.0 million, which represented 52.0% of our total net sales. We exported 2.8 million tons of sugar, or 86.5% of our total sugar sales. We primarily export VHP sugar and refined white sugar. Our exports in fiscal year 2007 represented approximately 14.3% of total sugar exports from Brazil.

The following table sets forth our export sales and export net sales volumes of sugar for the periods indicated:

	For Fiscal Year Ended April 30,						For Six Months Ended October 31,
	2007		2006		2005		2007		2006
Export net sales (in millions of US$)	US$	873.0	US$	530.3	US$	344.8	US$	320.6	US$	479.9
% of total net sales		52.0%		48.4%		53.5%		50.9%		54.1%
Export sales volumes (in thousands of tons)		2,802.5		2,051.5		1,970.6		1,418.5		1,481.6
% of total sales volume		86.5%		83.1%		85.6%		86.1%		86.7%

We export sugar primarily through our port, and we use third parties to transport our products from our plants to our port. We primarily sell crystal sugar and amorphous refined sugar in the Brazilian market, mostly under the Da Barra brand name. In fiscal year 2007, we had domestic net sales of sugar of US$158.7 million, which represented 9.5% of our total net sales. We sold 438.1 thousand tons of sugar, or 13.5% of our total sugar sales in Brazil.

The following table sets forth our domestic net sales and sales volumes of sugar in Brazil for the periods indicated:

	For Fiscal Year Ended April 30,						For Six Months Ended October 31,
	2007		2006		2005		2007		2006
Domestic net sales (in millions of US$)	US$	158.7	US$	130.2	US$	71.0	US$	63.2	US$	93.1
% of total net sales		9.5%		11.9%		11.0%		10.0%		10.5%
Domestic sales volumes (in thousands of tons)		438.1		417.9		331.8		229.3		226.9
% of total sales volume		13.5%		16.9%		14.4%		13.9%		13.3%

We coordinate our Brazilian sugar distribution from our warehouses located in Barra Bonita, São Paulo and Cachoeirinha, all in the State of São Paulo. We also deliver sugar products to our customers in Brazil primarily via third-party trucking companies.

Sugar Prices

Prices for our sugar products for export are set in accordance with international market prices. Prices for raw sugar are established in accordance with the NY11 futures contracts. Prices for refined sugar are established in accordance with the Lon 5 futures contract, traded on the LIFFE. Prices for sugar we sell in Brazil are set in accordance with Brazilian market prices, using an index calculated by the Agriculture School of the University of São Paulo (Escola Superior de Agricultura Luiz de Queiroz), or “ESALQ”. The following table sets forth our average selling prices per ton in U.S. dollars for sugar in the Brazilian market and for export for the periods indicated:

	For Fiscal Year Ended April 30,						For Six Months Ended October 31,
	2007		2006		2005		2007		2006
	(US$/ton)
Domestic average sugar selling price	US$	362.3	US$	311.4	US$	214.1	US$	275.7	US$	410.3
Export average sugar selling price (raw and refined)		311.5		258.5		175.0		226.0		323.9
Average sugar selling price	US$	318.4	US$	267.4	US$	180.6	US$	232.9	US$	335.4

Sugar Loading Terminal at the Port of Santos

Our exports of VHP sugar are shipped through the sugar loading terminal operated by our subsidiary, Cosan Portuária, at the Port of Santos, which is located an average distance of 190 kilometers (approximately 118 miles) from our mills. Our sugar-loading terminal is equipped with modern freight handling and shipment machinery. The close proximity of our mills to the port enables us to benefit from lower transportation costs.

Our sugar-loading terminal has the capacity to load approximately 40,000 tons of sugar per day, and to warehouse approximately 215,000 tons of sugar. The port facility serves clients, including Sucden, Coimex, Tate & Lyle PLC, Nobel and Maggi among others, with their transport and export of sugar and soy products. Pursuant to the Port Concession Agreement with the State of São Paulo’s Port Authority, the concession granted to Cosan Portuária to operate the port will expire on 2016, and may be automatically renewed for an additional 20 years.

Cogeneration of Electrical Power

Sugarcane is composed of water, fibers, sucrose and other sugar molecules (glucose and fructose) and minerals. When the sugarcane goes through the milling process, we separate the water, sugar and minerals from the fibers, and are left with sugarcane bagasse. Sugarcane bagasse is an important by-product of sugarcane, and it is used as fuel for the boilers in our plants, through the so-called cogeneration process.

Cogeneration is the production of two kinds of energy—usually electricity and heat—from a single source of fuel. In our process, sugarcane bagasse is burned at very high temperatures in boilers, heating the water that is transformed into steam. This steam can be used in the form of: mechanical energy (to move crushers, for example), thermo energy (to heat the juice in the crystallization process, for example) and electricity, when this steam is used to move turbo-generators. Historically, the energy produced by Brazilian mills has not been price competitive, when compared to the low cost Brazilian hydro-electricity, which accounts for almost 90% of the country’s electricity matrix. Consequently, the majority of the groups in the sugar and ethanol sector have not invested in expanding their energy generation for sale, and the majority of the mills were constructed with low-pressure boilers, which are considered not to be the most efficient process.

Since 2000, the Brazilian economy has experienced significant growth, which in turn has resulted in increased demand for energy. However, hydro- and thermo-electricity have not been able to keep pace for the following reasons: (1) new hydro-electric plants are located in regions (such as the Amazon) distant from consumption centers; (2) significant lead-time is required to construct new hydro- and thermo-electric plants; (3) significant investments are required for transmission lines, pipelines (for natural gas used in thermo-electric plants) and barges; (4) significant environmental costs associated with both types of electricity generation; and (5) increased price of the fuel (natural gas) for thermo-electricity and dependence on Bolivia (principal natural gas supplier). As a result, energy prices in Brazil have been increasing and other alternative sources, such as the electricity from the cogeneration of the sugarcane bagasse, have become increasingly competitive and viable options to satisfy increasing energy demands.

All of our plants are currently energy self-sufficient and the majority of them use low-pressure boilers. In order to expand the energy cogeneration in our mills, we have to replace our current low-pressure boilers with new high-pressure boilers. The steam generated by burning the same amount of bagasse in high-pressure boilers will yield higher pressure and higher temperature and, in turn, turbo-generators will be able to produce significantly more electricity. Excess energy can be sold to the grid. In 2001, we invested in changing one of the boilers at Usina da Serra, which made it possible for us to generate excess electricity that we sold to Companhia Paulista de Força e Luz (CPFL), one of the largest electric power distributors in the State of São Paulo, pursuant to a ten-year power purchase agreement. The installed capacity for third-party sales of this pilot project is only 9 MW. Our current total installed capacity is approximately 150 MW, of which a substantial majority is used to generate energy for our own industrial operations. Based on internal studies, we believe that we can increase this capacity to approximately 700 MW, of which approximately 550 MW would be available to generate electricity for third-party consumption. Currently, we plan to install cogeneration systems in eight of our 17 mills, for which we have already developed internal studies. We have begun to invest approximately US$180 million in cogeneration systems for three mills, which will have approximately 455,520 MWh per year to be sold to the Brazilian electricity grid starting in 2009.

In December 2005, our subsidiary Cosan Bioenergia S.A. won in a federal government-held auction the right to sell and supply excess electricity generated from our Costa Pinto and Rafard mills. Pursuant to the terms of the agreement, we can sell approximately 271,500 MWh per year at the current average price of R$161.10 (US$75.8) per MWh, beginning with the 2009/2010 harvest for a period of 15 years, adjusted annually for inflation according to variation in the IPCA. Investments in cogeneration in the two mills have already started, and at Costa Pinto mill are estimated at approximately R$150 million, while at Rafard mill they are estimated at approximately R$96 million. In October 2006, Corona Bioenergia also won a public bid to sell electric energy generated by our Bonfim facility to a pool of 24 electricity distributors. Pursuant to the terms of this agreement, we can sell approximately 183,960 MWh per year at an average price of R$140.91 (US$66.3) per MWh, beginning with the 2011/2012 harvest for a period of 15 years, adjusted annually for inflation according to variation in the IPCA. Investments in cogeneration at Bonfim mill are estimated to be approximately R$131 million.

We believe that the principal advantages of energy generated by burning sugarcane bagasse from sugarcane are:

•	a cleaner energy derived from renewable sources, considered to be “carbon neutral”;

•
highly complementary-relationship to hydro-electric energy, because sugarcane bagasse energy is generated during the crop season, which coincides with the dry period in the Brazilian Center-South region, when water supply levels are lower; and

•	short lead-times to initiate operations is required.

In addition, smaller investments in transmission lines to the Brazilian power grid are required because our mills are located close to consumption centers.

Brazil’s electricity system is undergoing widespread reforms. In light of projected growth rates in the Brazilian economy, we believe that increased investments in alternative energy sources, such as cogeneration, will be required as hydro-electric energy prices continue to rise. We believe investments in cogeneration will be encouraged by the Brazilian government, which has offered incentives, such as more attractive financing lines from BNDES, for generation from sugarcane bagasse.

Carbon Credits

Pursuant to the Kyoto Protocol, signatory nations will have the option of engaging in emissions trading in order to comply with Kyoto Protocol emissions levels. The emissions trading option enables a country to purchase Assigned Amount Units, or “AAUs”, Certified Emissions Reductions, or “CERs”, Emission Reduction Units or “ERUs” and Removal Units, or “RMUs” from another country that has excess unused AAUs, CERs, ERUs and RMUs, also known as carbon credits. The purchasing country can then use these carbon credits to meet its climate mitigation objectives. Demand has arisen primarily from European, Japanese and Canadian companies. The emissions trading market has been growing fast and totaled an estimated €23 billion in 2006. The market was estimated in 2006 to reach a total value of €34 billion by 2010, between 20% and 25% of which has been estimated to come from Brazil.

Since 2004, we have been selling carbon credits generated from the energy we sell at Serra mill at prices of approximately €5.2 (US$7.09) per ton. Through this pilot project we have initiated our investments in electric energy cogeneration with a view of selling the surplus. The amount of energy sold annually is currently immaterial (approximately 30 GWh), and, therefore, so is the amount of carbon credits currently generated. To this date, we have sold 21,441 carbon credits resulting in revenues of US$152,199. Our current agreement for the sale of carbon credits expires in 2012, and the entire carbon credit production capacity of Serra mill to such date has already been committed. This project was a pioneer initiative recognized and approved by the United Nations as one of the first carbon credit trading projects in the world. We generate carbon credits as we are producing and selling a cleaner energy derived from renewable sources. The energy generated from the bagasse cogeneration is considered to be neutral emission energy. As a result, when we sell this energy to the grid, we are providing a substitute for a more pollutant source of energy. This substitution is measured by recognized companies, through approved methodologies, to quantify the amount of carbon credits that we can sell.

We are also developing three new projects in our Costa Pinto, Rafard and Bonfim Mills, which are expected to generate 195,000 tons of carbon credits annually. Those three new projects are currently under certification to allow the sale of the carbon credits. Furthermore, we estimate that the amount of carbon credits can increase to approximately 730,000 tons of credits annually available for trading if we invest in energy cogeneration in all of our 17 mills. However, we cannot predict the impact of this market or our ability to sell any material amounts of credits as these private sector emissions trading markets remain new and undeveloped.

Properties

The following table sets forth the types of products produced by and the production capacity and production volumes of each of our mills for the periods indicated:

Name	Products	Annual Crushing Capacity	Sugarcane Volume Processed
			For Fiscal Year Ended		Crop 2006/2007
			April 30, 2007	April 30, 2006
		(in millions of tons)
Da Barra	sugar, ethanol and cogeneration	7.20	6.56	6.75	7.02
Bonfim	sugar, ethanol and cogeneration	4.60	3.81	—	3.81
Costa Pinto	sugar, ethanol and cogeneration	4.00	3.68	3.27	3.68
Junqueira	sugar, ethanol and cogeneration	2.60	2.49	2.71	2.69
Rafard	sugar, ethanol and cogeneration	2.40	2.32	2.16	2.35
Univalem	sugar, ethanol and cogeneration	2.20	2.17	1.75	2.05
Santa Helena	sugar, ethanol and cogeneration	2.05	1.87	1.75	1.88
Ipaussu	sugar, ethanol and cogeneration	1.95	1.91	1.63	1.88
Diamante	sugar, ethanol and cogeneration	1.95	1.90	1.86	1.93
Serra	sugar, ethanol and cogeneration	1.80	1.63	1.55	1.63
Tamoio	sugar and cogeneration	1.40	0.98	—	0.98
São Francisco	sugar and cogeneration	1.40	1.48	1.23	1.47
Dois Córregos	sugar, ethanol and cogeneration	1.40	1.20	1.26	1.20
Destivale	sugar, ethanol and cogeneration	1.30	1.08	0.86	0.98
Mundial	sugar, ethanol and cogeneration	1.30	0.87	0.01	0.88
Gasa	sugar, ethanol and cogeneration	1.25	1.22	1.11	1.19
Bom Retiro	sugar, ethanol and cogeneration	1.20	0.98	—	0.98

The following map shows the location of our mills.

Expansion Plans

During the last several years, our business has grown mainly due to acquisitions. We are now focused on expanding certain of our mills to improve our overall crushing capacity. Based on the size, structural constraints, investment needs and nearby land availability, we adopted the following expansion plan for the specified mills:

		Expansion
	Actual Crushing Capacity	2009	2010	2011	2012	Future Crushing Capacity	Estimated Capital Expenditures for Expansion
		(in millions of tons)					(in millions of US$)
Univalem	2.20	—	0.50	—	—	2.70	US$	15.0
Gasa	1.25	1.60	1.00	—	—	3.85		143.0
Destivale	1.30	0.40	1.00	0.50	—	3.20		85.5
Mundial	1.30	—	1.50	0.50	—	3.30		90.0
Bonfim	4.60	1.00	—	—	—	5.60		50.0
Junqueira	2.60	—	—	0.30	—	2.90		10.5
Ipaussu	1.95	—	0.50	—	—	2.45		17.5
Gasa II	—	—	0.50	0.70	0.60	1.80		90.0
Total	15.2	3.00	5.00	2.00	0.60	25.8	US$	501.5

We estimate that we may gain up to an additional 10.6 million tons of crushing capacity from fiscal year 2009 to fiscal year 2012 at an estimated investment of approximately US$500 million. We believe that our expansion plans provide us with the following benefits: (1) investments per ton of additional crushing capacity are significantly lower than the current relative acquisition costs in the Brazilian market; and (2) expanding our mills will allow us to gain scale and improve our production processes, thereby reducing operating costs and improving yields.

Greenfield Project

We recently announced investments in a sizable, state-of-the-art, fully-dedicated ethanol greenfield project. The complex is projected to have approximately 10 million tons of crushing capacity, divided into three crushing facilities, all of them located in the State of Goiás, in the Center-South region of Brazil. The three facilities will be built in the cities of Jatai, Montividiu and Paraúna as illustrated below.

We believe agricultural yields achieved in these new mills will be the same or better than we currently have in our 17 mills, which is equivalent to an average of 84.1 tons of sugarcane per hectare. We believe we will need approximately 120,000 hectares of land plus approximately 15% to 20% of additional land dedicated for 18 months to sugarcane (generally for the first cut) and nursery areas. We have acquired the land for the industrial facilities and entered into leases for approximately 100,000 hectares for the sugarcane fields, in which we have already started sugarcane nursery fields. We expect that the industrial facilities will start operations in 2009 as set forth below:

	Crushing Capacity For Fiscal Year Ended April 30
	2009	2010	2011	2012
	(in millions of tons)
Jatai	0.5	1.5	3.3	3.3
Montividiu	—	0.5	1.5	3.3
Paraúna	—	0.5	1.5	3.3

We believe that the greenfield project will enable us to continue to expand our operations; provide us with access to a sizeable area for future growth (State of Goiás) where land prices are currently less expensive than in the State of São Paulo with similar favorable climate, topography and soil conditions present in the Center-South region of Brazil; and increase our ethanol production to meet increasing demand both in Brazil and internationally. Although we expect a short-term increase in logistics costs given the greater distance from the mills to the ports or consumption centers (cities of Jataí, Montividiu and Paraúna are located at approximately 983 kilometers from São Paulo), as well as the less developed transportation system in the region. Nevertheless, there is a Petrobrás ethanol pipeline project expected to reach the state of Goiás in the near future, which may reduce significantly the transportation cost of our ethanol from these facilities.

We have already identified other areas where we can build additional greenfield projects.

Competition

The sugar industry in Brazil has experienced increased consolidation through merger and acquisition activity during the last several years. Most of this activity has involved companies and facilities located in the Center-South region of Brazil, one of the most productive sugar producing regions in the world. Despite this recent wave of consolidation, the industry remains highly fragmented with more than 320 sugar mills and 100 company groups participating. We are the largest ethanol and sugar producer in Brazil in terms of production volume and sales, with 36.2 million tons of crushed sugarcane in fiscal year 2007, more than three times the amount of sugarcane crushed by Grupo Louis Dreyfus, the second largest ethanol and sugar producer in Brazil. Our crushing capacity is nearly four times that of Grupo Vale do Rosário.

Many ethanol and sugar producers in Brazil, including Grupo Zillo Lorenzetti, Grupo São Martinho and Grupo Irmãos Biagi, market their ethanol and sugar products through the Copersucar cooperative. Copersucar is a private cooperative that was created in 1959 by 10 sugar mills in the State of São Paulo in order to provide a shared commercial distribution for their ethanol and sugar production. Currently, Copersucar is comprised of 28 producers in the states of São Paulo, Minas Gerais and Paraná. During the 2006/2007 harvest, Copersucar’s affiliated mills crushed approximately 55 million tons of sugarcane.

The following table sets forth the number of mills, the amount of sugarcane crushed by us and the quantities of sugarcane crushed and ethanol and sugar sold by us, compared to our main Brazilian competitors during the 2006/2007 harvest.

	Number of Mills	Sugarcane Crushed	Ethanol Sales	Sugar Sales
		(in millions of tons)	(in millions of liters)	(in thousands of tons)
Cosan	17	36.6	1,282	3,258
Louis Dreyfus	7	10.8	305	620
Carlos Lyra	5	9.5	197	614
Vale do Rosário	3	9.4	421	619
São Martinho	2	9.2	393	677
Tércio Wanderley	4	8.7	267	500
Guarani	3	8.3	164	890
Zillo	3	8.3	402	596
Oscar Figueiredo	3	8.2	203	809
Santa Terezinha	5	8.1	206	835
Santa Elisa	3	7.6	346	482

Source: UNICA, except for Cosan figures (leased mills included).

We also face competition from international sugar producers. We are the third largest sugar producer in the world, behind Südzucker AG of Germany (with 4.6 million tons of sugar sold in the 2006/2007 harvest) and Tereos of France (with 4.1 million tons of sugar sold in the 2006/2007 harvest). These producers, however, are the beneficiaries of considerable governmental subsidies in their principal sales markets.

We also face competition from international ethanol producers that use other ethanol sources, such as corn and sugarbeet for the generation of fuel ethanol.

Intellectual Property

We have 39 trademarks registered with the National Intellectual Property Institute, or “INPI”, along with 17 pending trademark registration requests. Our principal trademark, Da Barra, is registered with INPI in multiple classes, which allows us to use this trademark in the sugar, chocolate and various other markets.

Research and Development

Crop Monitoring

We entered into a joint venture in 2000 with the University of Campinas (Universidade de Campinas), or UNICAMP, to develop a computer system with which we could better monitor our sugarcane crop. Through this joint venture, we have developed a computer software system that monitors our sugarcane crops through the use of satellites. The monitoring system furnishes us with accurate estimates of our sugarcane production, provides us with highly-detailed information regarding the state and quality of our soil, and, improves our overall agricultural procedures and monitoring. We currently monitor all of the fields in which our sugarcane is produced, whether grown on our own land, on leased land or by third-party growers.

Development of Sugarcane Varieties and other Products

We have agreements with the following technological institutes for the development of new varieties of sugarcane: Sugarcane Technology Center (Centro de Tecnologia Canavieira), or “CTC”, in which we are a major shareholder; Federal University of São Carlos (Universidade Federal de São Carlos), or “UFSCAR”; and Research Agronomical Institute (Instituto Agronômico de Pesquisa), or “IAC”. CTC is a private institution focused on research and development of new technologies for agricultural activities, logistics, and industry, as well as creating new varieties of sugarcane. CTC has already developed biological ways for controlling pests and biodegradable plastic (PHB), and also created a VVHP-type (very, very high polarization) sugar that requires less energy to be processed, and cogeneration technology. In fiscal year 2006, we paid approximately US$4.9 million (R$10.6 million) in royalties to these institutions for the licensing of new varieties of sugarcane. We analyze the best possible use of these new varieties of sugarcane, in light of the different soil and climate conditions of the five principal regions of the State of São Paulo.

We also analyze and develop different products used to facilitate and enhance the growth of sugarcane, such as herbicides and fertilizers, also taking into consideration the different conditions of our sugarcane fields. We share this technology with our sugarcane suppliers to enable them to enjoy higher yields and better quality sugarcane.

In June 2006, we engaged CanaVialis S.A., or “CanaVialis”, to provide Cosan access to its sugarcane genetic improvement program specifically tailored to our mills. CanaVialis, which is affiliated with Votorantim S.A., is Brazil’s only privately-owned firm focused on the genetic improvement of sugarcane. We believe we will benefit from their support services and use of their biofactory (the largest in Brazil), which will allow us to decrease the amount of time required for seedling production and grant us access to new, improved sugarcane varieties through their genetic improvement program. CanaVialis is setting up an experimental station at one of our mills, which began testing new strains of sugarcane specifically selected for Cosan’s production framework in 2006.

We invested approximately US$1.9 million, US$5.2 million and US$3.4 million in research and development in fiscal years 2005, 2006 and 2007.

Sugarcane varieties for greenfields

We have also identified other areas where we can build additional greenfield projects. We believe Brazil has land available to expand sugarcane plantations. The areas where we believe there is potential for sugarcane growth are illustrated below:

We have collected weather and soil data for all these areas. However, in order to obtain the productivity levels that we expect, we will first establish field trials to identify the varieties that can be cultivated in each target region. We will select sugarcane varieties adapted to each target region through a customized genetic selection program. For that purpose, we intend to establish up to ten small field stations in the regions specified in the right side map above.

CanaVialis has been working with Cosan to organize this network of stations and to ensure the quality of the field trials and the region-specific genetic selection program. Approximately US$25 million of the net proceeds of the global offering will be used in funding this network of field stations over the next six years. We plan to use advanced genetic research provided by CanaVialis to select and breed sugarcane varieties for each of these new production environments.

Environmental Regulations

We are subject to various Brazilian federal, state and local environmental protection and health and safety laws and regulations as well as foreign environmental protection and health and safety laws and regulations governing, among other things:

•	the generation, storage, handling, use and transportation of hazardous materials;

•	the emission and discharge of hazardous materials into the ground, air or water; and

•	the health and safety of our employees.

We may not have been or may not be at all times in complete compliance with such laws and regulations. Violation of these laws and regulations can result in substantial fines, administrative sanctions, criminal penalties, revocations of operating permits and/or shutdowns of our facilities.

We may be required to repair or remediate environmental damage we cause, as well as damage caused by third-party subcontractors. Additionally, under certain environmental laws, we could be held strictly liable for all of the costs relating to any contamination at our or our predecessors’ current and former facilities and at third-party waste disposal sites. We could also be held liable for any and all consequences arising out of human exposure to hazardous substances such as pesticides and herbicides or other environmental damage.

Permits. Certain environmental laws also require us to obtain from governmental authorities permits, licenses and authorizations to install and operate our mills, to burn sugarcane, and to perform some of our other operations. In addition, under federal and state laws, we are required to obtain authorizations to use water resources for irrigation and industrial purposes. Violations of such laws and regulations can result in the revocation or modification of our licenses, permits and authorizations, as well as administrative sanctions, fines and injunctions for the individuals and entities involved.

In Brazil, prior to the construction, setting up, extension or operation of facilities or the performance of activities that use natural resources or that may have a current or potential polluting effect, environmental licenses must be obtained from the proper federal, state and/or municipal governmental authorities. In issuing such environmental licenses, the competent governmental authority establishes conditions, restrictions and inspection measures applicable to the project, according to environmental laws and administrative regulations, including pollution control and environmental management requirements.

We are subject to the regulations of the Companhia de Tecnologia de Saneamento Ambiental—CETESB, or “CETESB”, the pollution control and remediation agency of the State of São Paulo.

Environmental Licensing of Cosan. We operate 17 mills (comprising two refineries) and two port facilities in Brazil. We have obtained 16 environmental operating licenses for our mills, and we have applied for the remaining one. Our port facilities have been excused from obtaining an installation license, which is granted to authorize setting up the project based on specifications provided for in the approved plans, programs and designs, including measures of environmental control and further conditions.

Sugarcane Burning. São Paulo state and certain local governments have established laws and regulations that limit our ability to burn sugarcane or that reduce and/or eliminate the burning of sugarcane entirely. São Paulo state regulations provide for the gradual reduction of the burning of sugarcane. For areas that are suitable for the replacement of a manual with a mechanical harvest, the law requires the burning of sugarcane to be reduced as follows:

•	20% of the harvested area by the first year (2002);

•	30% of the harvested area by the fifth year (2006);

•	50% of the harvested area by the tenth year (2011);

•	80% of the harvested area by the fifteenth year (2016); and

•	100% of the harvested area by the twentieth year (2021).

For areas that do not technically allow the replacement of a manual harvest for a mechanical harvest, the burning of sugarcane must be reduced as follows:

•	10% of the harvested area by the tenth year (2011);

•	20% of the harvested area by the fifteenth year (2016);

•	30% of the harvested area by the twentieth year (2021);

•	50% of the harvested area by the twenty-fifth year (2026); and

•	100% of the harvested area by the thirtieth year (2031).

Sugarcane producers are also required to burn sugarcane at least one kilometer from urban centers, at least 25 meters from telecommunication stations, at least 15 meters from electricity transmission and distribution lines and at least 15 meters from federal and state railways and highways. The law requires sugarcane producers to give prior notice of the burning of sugarcane to the State of São Paulo Department for the Protection of Natural Resources (Departamento Estadual de Proteção de Recursos Naturais), or “DEPRN”, and to the owners of lands surrounding the area where the sugarcane will be burned.

Certain local governments have recently enacted more stringent laws that prohibit sugarcane burning completely. It is unclear at this point which, if any, of our properties might be affected by these local laws. In addition, the laws in this area are uncertain, complex and subject to change at any time.

There is a likelihood that increasingly stringent regulations relating to the burning of sugarcane will be imposed by the State of São Paulo and other governmental agencies in the near future. As a result, the costs to comply with existing or new laws or regulations are likely to increase, our ability to operate our own plants and harvest our sugarcane crops may be adversely impacted, and the price we may have to pay to purchase already processed sugar may increase.

Our actual or alleged failure to comply with these laws and regulations has subjected and will in the future subject us to legal and administrative actions. These actions can impose civil or criminal penalties on the company, including a requirement to pay penalties or fines, an obligation to make capital and other expenditures or an obligation to materially change or cease some operations.

We cannot assure you that the above costs, liabilities and adverse impacts to our operations will not result in a material adverse effect on our business, results of operations or financial condition.

Brazilian Forestry Code. We are subject to the Brazilian Forestry Code, which prohibits land use in certain permanently protected areas, and obligates us to maintain and register a forestry reserve in each of our rural landholdings covering at least 20% of the total area of such land. In those properties where the legal forestry reserve does not meet the legal minimum, we are permitted to perform gradual reforestation until 100% of the legal forestry reserve is restored. We are currently performing the gradual reforestation of our properties and are in the process of recording this reforestation in the registries of our landholdings, as required by applicable law. If we violate or fail to comply with the Brazilian Forestry Code, we could be fined or otherwise sanctioned by regulators.

Environmental Proceedings. We are party to a number of administrative and judicial proceedings for actual or alleged failure to comply with environmental laws and regulations which may result in fines, shutdowns, or other adverse effects on our operations. See “Business – Legal Proceedings – Environmental Proceedings”.

Non compliance with environmental legislation subjects infractors to administrative, civil and/or criminal sanctions.

•
Civil Liability: Brazilian law provides for strict and joint and several liability for polluters (i.e. persons or legal entities, private or public, which are directly or indirectly responsible for an activity that causes environmental damage). Strict liability means that a party can be held responsible regardless of its knowledge, fault and degree of care or intent. Joint and several liability means that any individual party directly or indirectly involved with the cause of the damage may be sued for the entire amount of such damage, with the right to proportionally recover the losses from the other responsible parties.

In public civil actions against polluters, the plaintiff may seek money damages or specific performance to, among other things, (1) discontinue polluting activities; (2) restore the environment; or (3) fulfill any environmental law requirement. Usually money damages are awarded to plaintiffs as compensation for losses or are imposed on polluters when the environment may not be restored. The plaintiff may also obtain preliminary or temporary injunctions against polluters by proving the existence of irreparable damages to the environment or public health.

•
Criminal and administrative liability: Brazilian law provides for severe administrative and criminal sanctions against legal entities and individuals that violate its provisions regarding the protection of natural resources and pollution control. The sanctions for administrative infractions include: (1) warnings, (2) fines, which may range from R$50.00 to R$50 million (US$24.60 to US$24.6 million) that can be doubled or tripled in case of recidivism, (3) partial or total interruption or suspension of business operations, (4) demolition, (5) cancellation of licenses, (6) loss or restriction of tax incentives and benefits, (7) loss or suspension of eligibility for credit lines with official credit institutions, and (8) prohibition from contracting with the government. The criminal penalties imposed may involve imprisonment or confinement, may limit or restrict certain rights (such as the temporary suspension or cancellation of an authorization, or prohibition to contract with public bodies), and may also include a monetary penalty.

We have made and expect to make substantial capital expenditures on an ongoing basis to continue to ensure our compliance with environmental laws and regulations, including those mentioned above. Our environmental compliance costs are likely to increase as a result of the projected increase in our production capacity. In addition, as a result of future expansion of our activities, as well as future regulatory and other developments, the amount and timing of future expenditures required for us to remain in compliance with environmental regulations could increase substantially from their current levels.

Employees

As of October 31, 2007, we had 20,144 permanent employees and 15,834 temporary employees (who were contracted for the harvest). The following table sets forth the number of our total employees by main category of activity for the periods indicated:

	At April 30,			At October 31,
	2007	2006	2005	2007	2006
Agricultural	27,063	26,370	15,436	27,218	24,624
Industrial	6,256	6,106	5,360	6,255	6,543
Commercial	85	94	69	89	68
Administrative	1,930	1,823	1,419	2,173	1,786
Financial and investor relations	42	50	47	42	48
Port	213	198	196	201	198
Total	35,589	34,641	22,527	35,978	33,267

Although approximately 20% of our non-management employees were members of unions at October 31, 2007, we pay a mandatory union contribution for all of our employees. We believe that we have good relations with our employees and the unions that represent them, and we have not experienced a strike or other labor slowdown since 1992. Collective bargaining agreements to which we are party have either one-year or two-year terms, are subject to annual renewal and are subject to changes in Brazilian law. We apply the terms of bargaining agreements entered into with the unions equally to unionized and non-unionized employees.

Our total monthly payroll was US$30.2 million for the month of October 2007, which includes a provision for vacations, and bonuses, taxes and social contributions.

We offer our employees, including our executive officers, various benefits, which are provided in accordance with the employee’s position in our company. Benefits include medical (including dental) assistance, meal and transport vouchers, life insurance, maternity leave, scholarships and funeral assistance and nursery assistance. Members of our board of directors are not entitled to these benefits. All of our employees participate in profit sharing plans (Programas de Participação nos Resultados) developed with the labor unions of which our employees are members, which provide performance-based compensation. In fiscal year 2007, we made no profit sharing distributions.

Insurance

Cosan maintains insurance covering all of our inventory of ethanol and sugar and buildings and equipment in certain of our mills, against fire, lightning and explosions of any nature, in an aggregate amount of approximately

R$1.2 billion (US$637.6 million). Our inventories of ethanol and sugar located in different mills and warehouses are covered by different insurance policies with expiration dates in 2007, each renewable annually.

All of our insurance coverage is written by leading Brazilian insurance companies, including Bradesco Seguros S.A., Unibanco AIG Seguros S.A. and Itaú Seguros S.A.

Cosan Portuária maintains civil liability insurance providing protection against any damage caused to third parties in its warehouses, equipment and third parties goods and boats in an aggregate amount equal to approximately R$112 million. Cosan Portuária also maintains employers’ civil liability insurance.

We do not anticipate having any difficulties in renewing any of our insurance policies and believe that our insurance coverage is reasonable in amount and consistent with industry standards in Brazil.

Legal Proceedings

Tax Proceedings

We are engaged in a number of legal proceedings with Brazilian tax authorities for which we have recorded provisions in an aggregate amount of US$403.4 million at October 31, 2007. In addition, there are currently certain legal proceedings pending in which we are involved for which we have not recorded provisions. If any of these legal proceedings is decided adversely against us, our results of operations or financial condition could be materially adversely affected.

Cosan has tax credits related to IPI Premium Credit introduced by Decree Law No. 491/69, that represents an incentive to export trading companies, through the grant of IPI tax credits calculated on export sales, as a form of compensation for the tax paid internally. We have used a portion of these credits to offset federal taxes and contributions. The Superior Court of Justice of Brazil had previously ruled that IPI premium credits could be used by companies to offset against other federal taxes. However, in a ruling dated November 9, 2005, the Superior Court of Justice of Brazil, a Brazilian appellate court, changed its prior position. This decision may be appealed by the losing party with the Superior Court of Justice of Brazil, and, if the party loses this appeal, it may further appeal the decision with the Superior Federal Court of Brazil (Supremo Tribunal Federal). As these proceedings remain pending, we have established a provision in the amount of US$149.5 million in our consolidated financial statements at October 31, 2007 for the full amount of the taxes that we have offset pursuant to the initial judicial authorization (including interest calculated at the Brazilian base interest rate, or “SELIC rate”). At October 31, 2007, we had an amount of US$281.3 million related to these credits that we have not used to offset any federal taxes and contributions. These credits are not recognized in the financial statements.

Da Barra is a party to legal actions challenging the right to recognize the IPI tax credits arising from purchases of raw materials, intermediary products and packaging materials that are tax-exempt, non-taxable or taxed at a zero percent rate. We have offset US$16.0 million of taxes with IPI tax credits as of October 31, 2007, and we have established a provision in the amount of US$30.4 million in our consolidated financial statements for the full amount of the taxes that we have offset pursuant to a judicial authorization granted (including interest calculated at the SELIC rate).

On October 31, 2006, Cosan and controlled company Da Barra adhered to the Special Program for the Payment of ICMS Tax Debts. As a result, we settled a material portion of our ICMS tax debts and reduced considerably the amount of the corresponding provision. As for the remaining ICMS debts, we had established a provision in an aggregate amount of US$23.1 million as of October 31, 2007.

In addition, the Brazilian federal tax authorities issued tax deficiency notices against Da Barra alleging that it had not collected an aggregate amount of US$71.1 million in PIS and COFINS with respect to foreign exchange gains and other income. Based on the opinion of our legal advisors, we have assessed the likelihood of loss in these cases as probable. As these proceedings remain pending, as of October 31, 2007 we have recorded a provision in the full amount of US$71.1 million claimed by the Brazilian federal tax authorities.

Da Barra instituted administrative proceedings to recover IPI taxes paid with respect to refined amorphous sugar and the right to offset these IPI taxes against other federal taxes. During these proceedings, Da Barra offset these IPI tax credits against other federal taxes. However, despite the ongoing administrative proceeding, the Brazilian federal tax authority (Secretaria da Receita Federal), or “SRF”, issued tax deficiency notices against Da Barra, claiming that Da Barra owed the full amount of the federal taxes that it offset with these IPI tax credits. To suspend the effectiveness of these tax deficiency notices, Da Barra filed suit for and obtained a preliminary injunction through a writ of mandamus. As of October 31, 2007, Da Barra has used a portion of these IPI tax credits to offset IPI and other federal taxes in an aggregate amount of US$228.7 million. We have not recorded a provision.

Da Barra is a party to legal actions challenging the constitutionality of contributions that it did not pay to the Sugar and Alcohol Institute (Instituto do Açúcar e Álcool), or “IAA”, which were levied on the sale of sugar and alcohol during the period between March 1989 and November 1991, in an aggregate amount equal to US$27.9 million. In addition, Da Barra is a party to several tax execution actions filed by the Brazilian federal government, as successor to credits held by the now-dissolved IAA, deriving from the default by Açucareira Nova Tamoio S.A. (which was subsequently merged into Da Barra) with respect to payments under cross-border loans for which the Brazilian federal government acted as guarantor. The remaining balance of such tax levies on October 31, 2007 was US$98.1 million. As a result of the above mentioned tax claims, which, according to our external legal advisors, have remote chances of success, we have recorded provision in our financial statements related to these matters in an aggregate amount of US$44.8 million.

In September 2006, the Brazilian federal tax authorities issued a tax notice against Cosan in an aggregate amount equal to US$84.6 million, including penalties and interest, related to withholding income tax. Despite what we believe is a remote chance of our success on the administrative level, we believe, based on the advice of our external legal counsel, that it is possible that we will prevail once this matter is brought before a court, and accordingly, we have not recorded a provision in our consolidated financial statements for this contingency.

We are also involved in other tax proceedings relating to ICMS, the IAA tax, IPI and other federal taxes with claims in an aggregate amount of US$300.3 million as of October 31, 2007. We have not established a provision for these tax proceedings based on our assessment that we will prevail in these proceedings.

Social Security Proceedings

The National Social Security Institute (Instituto Nacional da Seguridade Social), or “INSS”, a Brazilian federal agency, has filed several claims against us. The social security claims that have been filed against us total US$156.7 million in respect of differences in payroll contributions to agricultural employees, differences in joint responsibility contributions with hired service providers and differences in the Workmen’s Compensation Insurance contribution, over a period of several years. We believe that it is probable that we will be required to pay certain of these claims depending on the periods covered thereby. We have recorded a provision in an aggregate amount of US$8.7 million as of October 31, 2007.

Environmental Proceedings

We are party to a number of administrative and judicial proceedings regarding environmental matters. We are subject to several public civil actions related to matters including our burning of sugarcane (which is part of the manual sugarcane harvesting process), historical patrimony preservation, and protected areas. We are also subject to over 100 administrative proceedings concerning matters including the burning of sugarcane, liquid effluent discharge, air pollution, damage to environmentally protected areas and death of fish, with the claims in these proceedings totaling US$13.1 million in the aggregate. We have not recorded a provision for such proceedings, as we do not currently believe that they will result in material liabilities.

Labor Claims

As of October 31, 2007, there were approximately 2,200 individual labor lawsuits filed against us and the total amount of our potential liability under these lawsuits amounted to a total of US$58.9 million. As of October 31, 2007, we had established a provision for these contingencies in the amount of US$33.7 million. The labor claims principally relate to claims to overtime and wage premiums related to workplace hazards.

Other Proceedings

We are party to numerous civil lawsuits involving claims that amounted to US$125.7 million in the aggregate as of October 31, 2007. Based on the opinions of the legal counsel handling these lawsuits, we have recorded a provision for civil contingencies in our consolidated financial statements of US$22.7 million as of October 31, 2007.

For certain tax, civil and labor lawsuits, we have made judicial deposits in an aggregate amount of US$26.1 million as of October 31, 2007.

We are involved in numerous other lawsuits from time to time, including commercial litigation.

On February 28, 2007, the subsidiary Usina da Barra S.A. Açúcar e Álcool recognized financial income in the amount of US$149.1 million. The company had sought damages from the Brazilian federal government for setting prices for its products below the established price control guidelines. In the third quarter of fiscal year 2007, Brazilian courts reached a final and unappealable decision favorable to us.

Costa Pinto, one of the entities through which Mr. Rubens Ometto Silveira Mello previously held Cosan’s shares, its officers, directors, members of the fiscal council and controlling shareholders were party to an administrative proceeding initiated by the CVM for non-payment of minimum dividends to preferred shareholders during fiscal years 2000, 2002 and 2003. In this proceeding, it was asserted, among other things, that the equity method of accounting to determine net income available for dividends should not have been used. On July 14, 2004, a special preferred shareholders meeting approved the distribution of the dividends and ratified an agreement between the preferred shareholders and Costa Pinto. The parties entered into a consent decree with the CVM, agreeing to pay a total amount of R$0.3 million, and as of the date of this prospectus, all issues relating to such administrative proceeding have been resolved and Costa Pinto has paid all dividends due to its preferred shareholders.

On August 10, 2007, the CVM requested information from Mr. Rubens Ometto Silveira Mello, in his capacity as chairman of the board of directors and chief executive officer of Cosan, as to whether he breached any duty of loyalty to Cosan’s minority shareholders under Brazilian law by taking actions to effect the corporate reorganization or by potentially usurping corporate opportunities otherwise available to Cosan, especially with regard to business activities outside of Brazil by our company that could be conducted by Cosan. Mr. Rubens Ometto Silveira Mello informed the CVM on August 14, 2007 that his roles in the corporate reorganization and with respect to the corporate reorganization have been, and will continue to be, conducted in compliance with Brazilian law.

In addition, during a meeting held on August 15, 2007, we were informed by CVM commissioners that, in their opinion, future conduct of business activities outside of Brazil by our company, when these activities could be carried out by Cosan, may breach provisions of Brazilian law relating to the duty of loyalty and corporate opportunities. The CVM stated that, if our company pursues in the future corporate opportunities outside Brazil to the detriment of Cosan, the CVM may bring an administrative proceeding against Mr. Rubens Ometto Silveira Mello or us, which we anticipate may result in the imposition of monetary penalties. Mr. Rubens Ometto Silveira Mello has informed us that he believes he has not, and we also believe that we have not, breached any applicable Brazilian law; and, as and if necessary, he and we will seek to take measures to ensure compliance with such law.

On December 5, 2007, the Extraordinary Shareholders Meeting of Cosan approved the terms and conditions of the “Commitment to Offer Commercial Opportunities,” an agreement to be entered into between Cosan and Cosan Limited, which will regulate the terms and conditions in which the international commercial opportunities developed by Cosan Limited will be offered to Cosan, allowing Cosan to participate, in accordance with the conditions established under the agreement, in those commercial opportunities.

Our company has undertaken to the CVM not to change the steps of the corporate reorganization described in this prospectus, particularly with respect to the exchange offer to be made to Cosan shareholders.

Acquisitions, Partnerships and Restructuring

In November 2004, FBA incorporated Nova FBA. In December 2004, Nova FBA acquired controlling interests in the Destivale Group, for an aggregate purchase price of US$36.7 million.

In January 2005, Cosan conducted a legal reorganization together with its parent company Aguassanta Participações S.A. In such transaction, Cosan exchanged its interest in the subsidiary NC Participações S.A. amounting to US$26.1 million for the shares of JVM Participações S.A., valued at their respective book values of US$1.9 million. As a result of the transactions performed on January 31, 2005, Cosan increased its indirect share control over Usina da Barra from 45.3% to 87.9%, corresponding to a total interest of 95%. This is a transaction among entities under common control and net assets were transferred at their carrying value. The income tax effects caused by this transaction were also recorded in equity. Therefore, the total amount recorded in equity related to this transaction was US$16.0 million.

In May 2005, Cosan acquired from Tereos do Brasil Participações Ltda. and Sucden Investimentos S.A., for US$100.9 million the remaining 52.5% of the outstanding shares of FBA, generating goodwill in the amount of US$32.9 million.

In July 2005, Cosan transferred all of its ownership interest in Amaralina to Cosan’s shareholders, valued at US$118.6 million.

In December 2005, Cosan indirectly acquired 100% of the common shares of Mundial and of Alcomira S.A. The purchase price was US$29.2 million and the assumption of existing liabilities of Mundial in an amount of US$23.0 million. Cosan recorded goodwill related to this acquisition in an aggregate amount of US$52.2 million. At the time of the acquisition, Mundial was located in Mirandópolis, São Paulo, and had an annual sugarcane crushing capacity of approximately 1.3 million tons of sugarcane.

In February 2006, Cosan purchased all of the equity capital of Corona from Aguassanta Comercial Exportadora e Importadora S.A., or “Aguassanta Comercial” (a company indirectly controlled by our chairman and chief executive officer), S.A. Fluxo Comércio e Assessoria Internacional, or “Fluxo” and certain individuals, for US$180.6 million (generating goodwill in an aggregate amount of US$196.4 million, due to liabilities assumed in an aggregate amount of US$15.9 million). Corona owns approximately 14,500 hectares of land located in the Ribeirão Preto region in the State of São Paulo and two mills (Bonfim and Tamoio) with a total annual sugarcane crushing capacity of approximately 6.0 million tons.

In March 2006, Cosan merged Usina da Barra and FBA, among other subsidiaries, into Corona and changed Corona’s name to Usina da Barra S.A. – Açúcar e Álcool.

In April 2006, Cosan acquired controlling interests in Bom Retiro for an aggregate purchase price of US$51.1 million (generating goodwill in an aggregate amount of US$16.4 million). At the time of the acquisition, Bom Retiro owned one mill (Bom Retiro) with an annual sugarcane crushing capacity of 1.2 million tons.

In October 2006, Mundial and Bom Retiro, among other subsidiaries, merged into Cosan.

In April 2007, Cosan, together with São Martinho S.A. and Santa Cruz Açúcar e Álcool acquired Usina Santa Luiza and Agropecuária Aquidaban Ltda. for an aggregate purchase price of US$112.0 million. Cosan paid in cash US$39.4 million. The acquisition was carried out through Etanol Participações S.A., a holding company formed by Usina São Martinho S.A. (a wholly-owned subsidiary of São Martinho S.A.), Cosan and Santa Cruz S.A. Açúcar e Álcool, with respective interests of 41.67%, 33.33% and 25.00%, whose management model will be implemented on a joint basis, with representatives of each shareholder on the board of directors and the executive board. Usina Santa Luiza is located in the City of Motuca, in the State of São Paulo.

In August 2007:

•
Aguassanta Participações S.A., or “Aguassanta” and Usina Costa Pinto S.A. Açúcar e Álcool, or “Costa Pinto”, controlling shareholders of Cosan and both indirectly controlled by our chairman and chief executive officer, Mr. Rubens Ometto Silveira Mello, contributed their common shares of Cosan to us in exchange for 96,332,044 of our class B series 1 common shares. The common shares contributed to us by Aguassanta and Costa Pinto consist of 96,332,044 common shares of Cosan, representing 51.0% of Cosan’s outstanding common shares; and

Aguassanta then contributed our class B series 1 common shares to Queluz Holdings Limited, its newly created British Virgin Islands subsidiary, which is also indirectly controlled by our chairman and chief executive officer, Mr. Rubens Ometto Silveira Mello, in a manner that resulted in Queluz Holdings Limited and Costa Pinto being our direct shareholders. As a result we currently own 96,332,044 common shares of Cosan, representing 51.0% of Cosan’s outstanding common shares.

On August 22, 2007, Cosan Limited completed its initial public offering and listed its class A common shares on the NYSE. Cosan Limited received US$1.1 billion in aggregate proceeds.

MANAGEMENT

Our board of directors and our executive officers are responsible for the operation of our business. Nevertheless, Mr. Rubens Ometto Silveira Mello, who controls all of our class B series 1 common shares, has the overall power to control us, including the power to establish our management policies. See “Principal Shareholders”.

Board of Directors

Our bye-laws provide that our board of directors shall consist of between five and eleven directors. Our board of directors will initially consist of nine directors. See “Description of Share Capital – Election and Removal of Directors”.

Our board of directors is the decision-making body responsible for, among other things, determining policies and guidelines for our business. Our board of directors also supervises our executive officers and monitors their implementation of policies and guidelines established from time to time by our board of directors.

Our board of directors is divided into three classes (Class I, Class II and Class III) that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, and the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Members of our board of directors are subject to removal at any time with or without cause at a general meeting of shareholders. Our bye-laws do not include any citizenship or residency requirements for members of our board of directors.

The following table lists the current members of our board of directors:
Name	Initial Year of Appointment to Cosan Limited’s Board	Initial Year of Appointment to Cosan’s Board	Class(1)	Position Held	Year of Birth
Rubens Ometto Silveira Mello(2)	2007	2000	III	Chairman	1950
Marcus Vinicios Pratini de Moraes(2)(3)	2007	2005	II	Vice Chairman	1939
Paulo Sérgio de Oliveira Diniz(2)	2007	2005	III	Director	1957
Mailson Ferreira da Nóbrega(3)	2007	—	I	Director	1942
Marcos Marinho Lutz	2007	—	II	Director	1969
Pedro Isamu Mizutani(2)	2007	2000	III	Director	1959
George E. Pataki(3)	2007	—	I	Director	1945
Marcelo de Souza Scarcela Portela(2)	2007	2005	II	Director	1961
José Alexandre Scheinkman(3)	2007	—	I	Director	1948
__________
(1)
The terms of the directors expire as follows: Class I at the annual general meeting held in fiscal year 2008; Class II at the annual general meeting held in fiscal year 2009; and Class III at the annual general meeting held in fiscal year 2010.

(2)	Also serves as director of Cosan.

(3)	Independent director.

The following is a summary of the business experience of our current directors. Unless otherwise indicated, the business address of our current directors is Av. Juscelino Kubitschek, 1726, 6th floor, São Paulo, SP, Brazil.

Rubens Ometto Silveira Mello. Mr. Mello is our chairman and chief executive officer. He has been chairman of Cosan’s board of directors and Cosan’s chief executive officer since 2000. He holds a degree in mechanical engineering from the Escola Politécnica of the University of São Paulo (1972). Mr. Mello has more than 30 years of experience in the management of large companies. He has also served as general director and chairman of the board of directors of Costa Pinto S.A. since 1980, vice president of Pedro Ometto S.A. Administração e Participações since 1980, director of Cosan Operadora Portuária S.A. since 1998, chairman of the board of directors of FBA from 2001 until its merger into Corona, and director of Usina da Barra, currently Da Barra, since 2002. He also holds the position of director of the Sugarcane Agroindustry Association of the State of São Paulo (UNICA—União da

Agroindústria Canavieira do Estado de São Paulo). Prior to joining Cosan, Mr. Mello worked from 1971 to 1973 as an advisor to the board of executive officers of UNIBANCO União de Bancos Brasileiros S.A. and from 1973 to 1980 as chief financial officer of Indústrias Votorantim S.A.

Marcus Vinicios Pratini de Moraes. Mr. Pratini de Moraes is our vice-chairman and has been a member of Cosan’s board of directors since 2005. He holds a degree in economics from Faculdade de Ciências Econômicas da Universidade do Rio Grande do Sul (1963), a postgraduate degree in public administration from Deutsche Stiftung fur Entwicklungsländer—Berlin (1965) and a business administration degree from University of Pittsburgh and Carnegie Institute of Technology (1966). Mr. Pratini de Moraes held several positions in the Brazilian federal government, including Minister of Planning and General Coordination (1968-1969), Minister of Industry and Commerce (1970-1974), Minister of Mines and Energy (1992) and Minister of Agriculture, Livestock and Food Supply (1999-2002). He also served a term as a congressman from the state of Rio Grande Do Sul (1982-1986). He was a board member of Solvay do Brasil (1998-1999) and chairman (2003); member of the advisory council of the Brazilian Mercantile & Futures Exchange—BM&F (2003); member of the Brazil—China Business Council (2004); president of the Brazil—Russia Business Council (2004); member of the National Council of Industrial Development (2005); and vice-president of the Beef Information Center—SIC (2005). Mr. Pratini de Moraes is currently the chairman of ABIEC (Brazilian Beef Export Industries Association), a board member of FIESP (Federation of Industries of the State of São Paulo), a board member of JBS S.A. and a member of the supervisory board and the audit committee of ABN AMRO Bank N.V.

Paulo Sérgio de Oliveira Diniz. Mr. Diniz is a member of our board of directors and our chief financial and investor relations officer. He has been a member of Cosan’s board of directors since 2005 and has served as Cosan’s chief financial officer since 2003, currently also serving as Cosan’s chief financial and investor relations officer. He holds a production engineering degree from the Escola Politécnica of the University of São Paulo (1980), a master’s degree in business administration from IMD—International Management Development Institute of Switzerland (1985), and a postgraduate degree with specialization in human resources from Insead of France (1994). Mr. Diniz has over 20 years of experience in financial and operational aspects of large companies. He has worked for Hoffman La Roche and Banco Francês e Brasileiro in Brazil and also worked for United Technologies in the United States and the Bank of Montreal in Canada. He was the officer of finance for Telecom Italia Móbile—TIM Brasil S.A. from 1998 to 2003, responsible for finance and planning for Latin America. From 1992 to 1998, he worked at the Swiss company, Keramik Holding AG Laufen, as treasurer. From 1991 to 1992, he worked for Carrier Corporation as controller.

Mailson Ferreira da Nóbrega. Mr. Nóbrega has been a member of our board of directors since November 2007. He is an economist and was Brazil’s Minister of Finance from 1988 to 1990. He was previously Technical Consultant and Chief of Project Analysis Department at Banco do Brasil; Coordination Chief of Economic Affairs of the Ministry of Industry and Commerce and Secretary General of the Ministry of Finance. He performed as the Chief Executive Officer of the European Brazilian Bank—EUROBRAZ, in London. Mr. Nóbrega is also member of the board of directors of the following companies: Abyara Planejamento Imobiliário, CSU Cardsystem S.A., Grendene S.A., Portobello S.A., Rodobens Negócios Imobiliários S.A., Tim Participações S.A. and Veracel Celulose S.A.

Marcos Marinho Lutz. Mr. Lutz is a member of our board of directors and our chief commercial officer. He has been Cosan’s chief commercial officer since 2006. Mr. Lutz holds a naval engineering degree from Escola Politécnica of the University of São Paulo and a master’s degree in business administration from Kellogg Graduate School of Management, Northwestern University. From 2002 to 2006, Mr. Lutz was the executive director of infrastructure and energy at CSN (SID) and board member of MRS Logística, CFN Railways, and Itá Energética. Before that, Mr. Lutz was the chief operating officer at Ultracargo S.A., the logistics affiliate of the Ultra Group.

Pedro Isamu Mizutani. Mr. Mizutani is a member of our board directors and our chief operating officer. He has been a member of Cosan’s board of directors since 2000 and has served as Cosan’s managing director since 2001, currently also serving as Cosan’s chief operating officer. Mr. Mizutani holds a production-engineering degree from the Escola Politécnica of the University of São Paulo (1982), a postgraduate degree in finance from UNIMEP—Universidade Metodista de Piracicaba (1986) and a master’s degree in business management from FGV—Fundacão Getúlio Vargas, São Paulo, with an extension degree from Ohio University (2001). Mr. Mizutani has more than 20 years of experience in finance and administration with companies in the ethanol and sugar industries. He also served as a planning director of Usina Costa Pinto S.A. from 1983 to 1987, as financial manager from 1987 to 1988, and as administrative and financial director from 1988 to 1990. From 1990 to 2001, he acted as managing administrative and financial director of the group.

George E. Pataki. Mr. Pataki is a member of our board of directors. He has a bachelor’s degree from Yale University (1967), and a law degree from Columbia Law School (1970). Mr. Pataki was a partner in the New York law firm of Plunkett & Jaffe until 1987. He was elected mayor of Peekskill, New York in 1981, and served in the New York State Legislature as an assemblyman and then a senator from 1985 to 1994. In 1994, Mr. Pataki became the fifty-third Governor of the State of New York and was reelected in 1998 and 2002. He served as Governor from January 1, 1995 until January 1, 2007. Mr. Pataki is counsel at Chadbourne & Parke LLP.

Marcelo de Souza Scarcela Portela. Mr. Portela is a member of our board of directors and has been a member of Cosan’s board of directors since 2005. He holds a law degree from Faculdade de Direito da Universidade de São Paulo (1983), and completed graduate studies in commercial law from Faculdade de Direito da Universidade de São Paulo (1988) and McGill University Law School (1990) in Montreal, Canada. Since 2000, Mr. Portela has been a partner in the Brazilian law firm of Portela Advogados Associados S/C. Mr. Portela provides legal services to our company on a regular basis.

José Alexandre Scheinkman. Mr. Scheinkman is a member of our board of directors. He is the Theodore A. Wells ’29 Professor of Economics at Princeton University. He has a bachelor’s degree in economics from the Federal University of the State of Rio de Janeiro (1969), a master’s degree (1973) and doctorate degree (1974) in economics from the University of Rochester, and a master’s degree in mathematics from Instituto de Matemática Pura e Aplicada (Brazil) (1976). Mr. Scheinkman is a Fellow of the American Academy of Arts and Sciences, a Fellow of the Econometric Society, and received a “docteur honoris causa” from the Université Paris-Dauphine. In 2002, he was a Blaise Pascal Research Professor (France). Professor Scheinkman is a member of the Conseil Scientifique of the Institute Europlace de Finance (Paris) and a member of the Conselho Acadêmico of IBMEC (São Paulo). Previously, he was the Alvin H. Baum Distinguished Service Professor and Chairman of the Department of Economics at the University of Chicago, Vice President in the Financial Strategies Group of Goldman, Sachs & Co., co-editor of the Journal of Political Economy and a member of the advisory panel in economics to the Sloan Foundation.

Our chairman and chief executive officer, Mr. Rubens Ometto Silveira Mello, currently controls, directly and indirectly, 90.1% of the aggregate voting power in our company and 48.7% of our issued and outstanding share capital by virtue of his beneficial ownership of 100% of our class B series 1 common shares and 4.5% of our class A common shares.

On August 10 and 15, 2007, the CVM informed Mr. Rubens Ometto Silveira Mello, as chairman of the board and chief executive officer of Cosan, and our company that, in its opinion, they may breach certain provisions of Brazilian law relating to duty of loyalty and corporate opportunities in connection with the corporate reorganization and future business activities. Mr. Rubens Ometto Silveira Mello and we believe that we have complied with applicable Brazilian law; and, as and if necessary, he and we will seek to take measures to comply with such law. See “Business – Legal Proceedings – Other Proceedings”.

Executive Officers

Our executive officers serve as our executive management body. They are responsible for our internal organization and day-to-day operations and for the implementation of the general policies and guidelines established from time to time by our board of directors.

Our executive officers are elected by our board of directors for one-year terms and are eligible for reelection. Our board of directors may remove any executive officer from office at any time with or without cause. Our executive officers hold meetings when called by any of our executive officers.

The following table lists our current executive officers:
Name	Initial Year of Appointment to Cosan Limited	Initial Year of Appointment to Cosan	Position Held	Year of Birth
Rubens Ometto Silveira Mello	2007	2000	Chief Executive Officer	1950
Pedro Isamu Mizutani	2007	2000	Chief Operating Officer	1959
Paulo Sérgio de Oliveira Diniz	2007	2003	Chief Financial and Investor Relations Officer	1957
Marcos Marinho Lutz	2007	2006	Chief Commercial Officer	1969

The business address of our current executive officers is Av. Juscelino Kubitschek, 1726, 6th floor, São Paulo, SP, Brazil.

There are no family relationships among our directors or executive officers.

There are no arrangements or understandings with any of our shareholders, customers, suppliers or others, pursuant to which any director or member of our senior management has been or will be selected.

Except for Mr. Rubens Ometto Silveira Mello, our indirect controlling shareholder, chairman and chief executive officer, who indirectly holds 96,332,044 of our class B series 1 common shares, none of our directors and executive officers currently owns or holds class A common shares or class B common shares of our company.

Committees of the Board of Directors

Audit Committee

We have an audit committee that is responsible for advising the board about the selection of independent auditors, reviewing the scope of the audit and other services provided by our independent auditors, approving related party transactions and evaluating our internal controls. The members of our audit committee are Messrs. Marcus Vinicios Pratini de Moraes (chairman), Paulo Sérgio de Oliveira Diniz and Mailson Ferreira da Nóbrega.

Compensation Committee

We have a compensation committee that reviews and approves the compensation and benefits for our executive officers and other key executives, makes recommendations to the board regarding compensation matters and is responsible for awarding equity-based compensation to our executive officers and other employees under our employee equity incentive plan. The committee also has the discretion to interpret the terms of the plan, to amend the plan and take all other actions necessary to administer the plan in our best interests. The members of our compensation committee are Messrs. Pedro Isamu Mizutani (chairman), Marcus Vinicios Pratini de Moraes and Marcelo de Souza Scarcela Portela.

Risk Management Committee

We have a risk management committee that is responsible for advising the board on risk management, by establishing exposure limits and hedging ratios on a periodic basis so as to achieve better operational and financial controls. The members of our risk management committee are Messrs. José Alexandre Scheinkman (chairman), Paulo Sérgio de Oliveira Diniz and Marcos Marinho Lutz.

Compensation

Under our bye-laws, our board of directors is responsible for establishing the annual aggregate compensation that we pay to the members of our board of directors and our executive officers.

We were recently incorporated and have not yet paid any compensation to the members of our board of directors and our executive officers. The aggregate amount of compensation we expect to pay to our directors and executive officers in fiscal year 2008 is US$4.3 million. Our board of directors will meet in January 2008 to establish compensation.

The aggregate compensation paid by Cosan to all members of its board of directors and executive officers for services in all capacities was US$2.5 million in fiscal year 2006 and US$3.1 million in fiscal year 2007. The aggregate compensation in fiscal year 2008 to be paid to all members of Cosan’s board of directors and its executive officers was set at the annual shareholders meeting held on August 30, 2007 in the maximum amount of US$3.5 million. The compensation to be paid to directors and executive officers of Cosan who also act as such for our company will be in addition to compensation paid to them by our company.

Our executive officers receive the same benefits generally provided to our employees. Members of our board of directors are not entitled to these benefits. See “Business – Employees”.

We currently have no employment agreements with our directors and executive officers providing for benefits upon the termination of employment. Our directors and executive officers who serve for both us and Cosan will receive compensation from both companies.

Equity-Based Compensation Plans

Cosan Limited

Employee Equity Incentive Plan

We intend to adopt the Cosan Limited equity incentive plan. We plan to reserve up to 5% of our issued and outstanding class A common shares as of the granting date for issuance under our equity incentive plan. Currently, the plan is limited to 10,400, 502 class A common shares. The plan is intended to attract, retain and motivate our directors, officers and employees, to link compensation to the overall performance of the company in order to promote cooperation among our diverse areas of business and to create an ownership interest in the company with respect to these directors, officers and employees in order align their interests with the interests of our shareholders. Under the plan that we intend to adopt, the compensation committee of the board may award equity-based compensation to our officers and other employees who make or are anticipated to make significant contributions to the company. Awards under the plan may be in the form of either qualified or nonqualified stock options, restricted stock or other awards that are based on the value of our class A common shares. The specific terms of each award made under the plan, including how such award will vest, will be set forth in individual award agreements. As of the date of this prospectus, our board of directors had not yet approved our equity incentive plan.

Administration of the Plan

The plan we intend to adopt will be administered by the compensation committee of the board. The committee has the discretion to determine who will receive awards under the plan, as well as the terms of each individual award. The committee also has the discretion to interpret the terms of the plan and any corresponding award agreement, amend the plan, and generally take all other actions necessary to administer the plan in our best interests. However, any power that may be exercised by the compensation committee under the plan may also be exercised by the board.

Options and Restricted Shares

Stock options granted under the plan, upon vesting, will be exercisable for our class A common shares. The vesting period will be set forth in the individual award agreements. The exercise price per share will generally be the fair market value of a share on the date the stock option is granted. At the time our employment relationship with an officer or other employee terminates, such officer or employee will have a limited period of time to exercise any vested stock options he or she then holds. The period will vary according to the reasons for the termination of employment.

An award of restricted shares represents an award of shares to an officer or other employee that are subject to restrictions. The restrictions may be vesting restrictions, similar to those imposed on stock options, or performance-based restrictions. Until the restrictions lapse, the officer or employee holding an award of restricted stock risks forfeiture of the grant and he or she cannot transfer the shares subject to a restricted stock grant until the restrictions lapse. To date, we have not issued any stock options or restricted shares under the plan we intend to adopt.

Stock Appreciation Rights and Phantom Units

Our board may approve awards of stock appreciation rights and phantom units under the plan. A stock appreciation right, upon vesting and exercise, entitles the holder to a cash value equal in value to the difference between the fair value of a share at the time the stock appreciation right was granted and the fair value at the time it is exercised. A phantom unit, upon vesting, will entitle the holder to receive a cash amount equal to the fair market value of a unit within thirty days after the unit becomes vested.

Non-Transferability of Awards; Adjustments Upon Merger or Change of Control

We expect that some restrictions will apply to awards made under the plan. Awards will not be transferable by the officer or other employee except in limited circumstances and any shares received in connection with an award made under the plan may be subject to trading restrictions. Also, the committee will have the right to modify the terms of the plan and any award granted thereunder in the event that we engage in a merger transaction or any corporate reorganization process.

Cosan

On August 30, 2005, Cosan’s shareholders approved a stock option plan that authorized the issuance of a maximum of 5% of Cosan’s total share capital. On September 22, 2005, Cosan’s board of directors approved the distribution of stock options corresponding to 4,302,780 common shares, or 3.25% of Cosan’s total share capital. A remaining 1.75% of Cosan’s share capital may subsequently be issued pursuant to the terms of Cosan’s stock option plan. The stock options that were issued have an option price of US$2.93 per common share, and may be partially exercised (up to a maximum of 25% annually) after November 18, 2006. On November 20, 2006, Cosan’s board of directors approved the issuance of 1,132,707 new common shares to certain of Cosan’s executive officers under Cosan’s stock option plan, which resulted in an increase in the number of Cosan’s issued and outstanding common shares on that date. On September 11, 2007, Cosan’s board of directors granted 450,000 options to one of Cosan’s executive officers. On November 19, 2007 and December 11, 2007, 922,947 and 38,725 options, respectively, were exercised.  As of the date of this prospectus, there were outstanding options correspondng to 2,373,341 common shares.

The stock purchase option plan is valid until December 31, 2010. If a holder of stock options ceases to be an executive officer, manager or eligible employee for any reason (other than termination of his or her employment contract without just cause on Cosan’s part, death, retirement or permanent incapacitation), after partially exercising his or her option to purchase Cosan’s common shares, the options that have not yet been exercised will be extinguished as of the date that the holder ceases to be an executive officer, manager or eligible employee.

Cosan stock options held by Cosan’s executive officers may, at their option, be canceled and converted into awards of our company, and we will comply with the limit of shares we have reserved for our equity incentive plan. The Cosan stock options will be converted based upon a ratio equal to the initial offering price of our common stock, divided by the weighted average stock price of Cosan’s common stock for a specified period immediately preceding the date of the completion of the global offering. The converted securities, if unvested, generally will continue to vest over their original vesting periods.

Summary of Significant Differences of Corporate Governance Practices

The NYSE Corporate Governance Rules provide that we are required to disclose any significant differences on our corporate governance practices from those required to be followed by U.S. companies under NYSE listing standards. We have summarized these significant differences below.

We are permitted to follow practice in Bermuda in lieu of the provisions of the NYSE Corporate Governance Rules, except that we will be required to have a qualifying audit committee under Section 303A.06 of the Rules, or avail ourselves of an appropriate exemption. In addition, Section 303A.12(b) provides that our chief executive officer is obligated to promptly notify the NYSE in writing after any of our executive officers becomes aware of any material non-compliance with any applicable provisions of the NYSE Corporate Governance Rules.

Majority of Independent Directors

NYSE Rule 303A.01 provides that each U.S. company that is listed on the Exchange must have a majority of independent directors. Bermuda corporate law does not require that we have a majority of independent directors. Under our bye-laws, at least 40% of our directors are required to be independent directors; which requirement increases to 60% following the death or permanent incapacitation of Mr. Rubens Ometto Silveiro Mello.

Separate Meetings of Non-Management Directors

NYSE Rule 303A.03 provides that the non-management directors of each U.S. company that is listed on the Exchange must meet at regularly scheduled executive sessions without management. We are not required to have such executive sessions for the non-management directors under Bermuda law.

Nominating and Corporate Governance Committee

NYSE Rule 303A.04 provides that each U.S. company that is listed on the Exchange must have a nominating/corporate governance committee composed entirely of independent directors. We are not required to have such a committee under Bermuda law. We believe that, pursuant to our bye-laws, the role of a nominating committee is generally performed by our board of directors and that the role of the corporate governance committee is generally performed by either our board of directors or our senior management.

Compensation Committee

NYSE Rule 303A.05 provides that each U.S. company that is listed on the Exchange must have a compensation committee composed entirely of independent directors. We are not required to have such a committee under Bermuda law. However, we formed such a committee with one independent director.

Audit Committee

NYSE Rule 303A.06 and the requirements of Rule 10A-3 of the SEC provide that each listed company is required to have an audit committee consisting entirely of independent members that comply with the requirements of Rule 10A-3. In addition, the company must have an internal audit function and otherwise fulfill the other requirements of the NYSE rules and Rule 10A-3 of the SEC.

Under the applicable rules of the NYSE, a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent audit committee requirements set forth in NYSE Rule 303A.06 on the same schedule as it is permitted to phase in its compliance with the independent audit committee requirement pursuant to Rule 10A-3(b)(1)(iv)(A) under the Exchange Act, that is, (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing.

While we are not required under Bermuda law to have an audit committee, have formed a committee that will have the following responsibilities:

•	pre-approve services to be provided by our independent auditor;

•	review auditor independence issues and rotation policy;

•	supervise the appointment of our independent auditors;

•	discuss with management and auditors major audit issues;

•	review quarterly financial statements prior to their publication, including the related notes, management’s report and auditor’s opinion;

•	review our annual report and financial statements;

•	provide recommendations to the board on the audit committee’s policies and practices;

•	review related party transactions;

•	review recommendations given by our independent auditor and internal audits and management’s responses; and

•	provide recommendations on the audit committee’s bylaws.

Equity Compensation Plans

NYSE Rule 303A.08 provides that shareholders must be given the opportunity to vote on all equity compensation plans and material revisions thereto, with certain limited exemptions as described in the rule. Under Bermuda law, shareholder pre-approval is not required for the adoption of equity compensation plans nor any material revision thereto.

Corporate Governance Guidelines

NYSE Rule 303A.09 provides that each U.S. listed company must adopt and disclose their corporate governance guidelines. We do not have a similar requirement under Bermuda law. In addition, we have adopted a written policy of trading of securities and disclosure matters.

Code of Business Conduct and Ethics

NYSE Rule 303A.10 provides that each U.S. listed company must adopt and disclose a code of business conduct and ethics for directors, officers and employees and promptly disclose any waivers of the code for directors or executive officers. We do not have a similar requirement under Bermuda law. We have not yet adopted a code of business conduct and ethics. However, we have adopted such a code of business conduct and ethics.

PRINCIPAL SHAREHOLDERS

Cosan Limited

As of the date of this prospectus, our authorized share capital is US$11,888,863.60, consisting of 1,000,000,000 class A common shares, par value US$0.01 per share, 96,332,044 class B series 1 common shares, par value US$0.01 per share and 92,554,316 class B series 2 common shares, par value US$0.01 per share. Each of our class A common shares entitles its holder to one vote. Each of our class B common shares entitles its holder to ten votes. Our chief executive officer and chairman of our board of directors, Mr. Rubens Ometto Silveira Mello controls 48.7% of our issued and outstanding share capital, and 90.1% of our voting power by virtue of his control of 100% of our class B common shares and 4.5% of our class A common shares. Other than the entities and individuals mentioned below, no other single shareholder holds more than 5.0% of our issued and outstanding share capital.

The following table sets forth the principal holders of our issued and outstanding share capital and their respective shareholding as of the date of this prospectus:

Shareholders	Class A Common Shares	%	Class B Common Shares	%	Total Number of Shares	%
Aguassanta Participações S.A.	5,000,000	4.5	—	—	5,000,000	2.4
FMR Corp. (1)	13,425,000	12.0	—	—	13,425,000	6.5
Janus Capital Management LLC(2)	27,459,175	24.6	—	—	27,459,175	13.2
Queluz Holdings Limited	—	—	66,321,766	68.8	66,321,766	31.9
Usina Costa Pinto S.A. Açúcar e Álcool	—	—	30,010,278	31.2	30,010,278	14.4
Wellington Management Company, LLP (3)	13,914,200	12.5	—	—	13,914,200	6.7
Others	51,879,625	46.5	—	—	51,879,625	24.9
Total	111,678,000	100.0%	96,332,044	100.0%	208,010,044	100.0%
____________
(1) Based on information filed by FMR Corp. with the SEC on September 7, 2007. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,425,000 class A common shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2) Based on information filed by Janus Capital Management LLC (“Janus Capital”) with the SEC on October 11, 2007. As a result of its role as investment adviser or sub-adviser to various managed portfolios, Janus Capital may be deemed to be the beneficial owner of 27,459,175 class A common shares held by such managed portfolios. The interest of Janus Overseas Fund, which is one of the managed portfolios to which Janus Capital provides investment advice, amounted to 18,239,314 class A common shares.

(3)  Based on information filed by Wellington Management Company, LLP with the SEC on September 10, 2007. Wellington Management Company, LLP, in its capacity as investment advisor, may be deemed to beneficially own 13,914,200 class A common shares that are held by record of its clients.

No class B series 2 common shares are currently issued and outstanding.

Queluz Holdings Limited, Costa Pinto and Aguassanta Participações S.A.

Queluz Holdings Limited and Costa Pinto own all of our class B series 1 common shares and another entity controlled by our controlling shareholder owns 4.5% of our class A common shares. These companies are indirectly controlled by Mr. Rubens Ometto Silveira Mello, our chief executive officer and chairman of our board of directors through several companies controlled directly and indirectly by him. Although the control is exercised by Mr.

Rubens Ometto Silveira Mello, there are some family members and other individuals who are also beneficial owners of minority interests in these companies.

Cosan

The following table sets forth information relating to the beneficial ownership of Cosan’s common shares as of October 31, 2007.

Shareholders	Common Shares	%
Cosan Limited	96,332,044	51.0%
Kuok Group (Lewington Pte. Ltd)	11,329,050	6.0
Sucres et Denrées	4,185,512	2.2
Others	77,039,754	40.8
Total	188,886,360	100.0%
On December 5, 2007, Cosan’s shareholders approved a capital increase in the amount of 82,700,000 common shares. Cosan’s shareholders will have the right during a 30-day period to subscribe to those shares at R$21.00 per common share.  Any shares not subscribed by minority shareholders of Cosan will be acquired by Cosan Limited.

On December 7, 2006, Cosan’s strategic shareholders Commonwealth Carriers S.A., or “Commonwealth”, Lewington Pte. Ltd., or “Lewington”, part of the Kuok Group, and Sucden, agreed to purchase common shares of Cosan from Aguassanta Participações S.A., or “Aguassanta Participações”, a company controlled by our controlling shareholder, and certain of its affiliates. As a result, at October 31, 2007, Sucden’s aggregate equity interest in Cosan was 4,185,512 common shares (or 2.22% of Cosan’s total outstanding common shares), Commonwealth’s aggregate equity interest was 1,258,785 common shares (or 0.7% of Cosan’s total outstanding common shares), and Lewington’s aggregate equity interest was 11,329,050 common shares (or 6.0% of Cosan’s total outstanding common shares). As a result, Aguassanta Participacões’ aggregate equity interest in Cosan decreased to 66,154,951 common shares (or 35.02% of Cosan’s total outstanding common shares).

In June 2007, Tereos do Brasil Participações Ltda. sold in the open market in Brazil all of its 11,716,797 common shares of Cosan, representing 6.2% of Cosan’s total outstanding common shares.

Set forth below is a brief description of each of the shareholders mentioned in the table above.

Cosan Limited

We currently own 51.0% of Cosan’s common shares. Prior to the global offering, Usina Costa Pinto S.A. Açúcar e Álcool and Aguassanta Participações S.A., each company indirectly controlled by our chief executive officer, Mr. Rubens Ometto Silveira Mello and his family, were the controlling shareholders of Cosan.

Lewington Pte. Ltd.

The Kuok Group, Cosan’s indirect shareholder through Lewington, owns and controls mills and refineries in Malaysia, Indonesia, Thailand and China, producing fertilizers, sugar, flour and vegetable oils, among other agricultural products.

Sucres et Denrées S.A.

Sucres et Denrées S.A., is one of the largest sugar trading companies in the world. Sucden sells approximately 9 million tons of sugar per year, or approximately 20% of the total sugar sold in the world market, 50.0% of which is currently exported from Brazil. The Sucden Group has operations worldwide and its principal subsidiaries are in the United States, Brazil, Russia and the United Arab Emirates. Sucden is also a sugar producer and owns three mills in Russia with a refinery capacity of 500,000 tons of demerara sugar and a grinding capacity of one million tons of beetroot.

Shareholders’ Agreements and Other Arrangements

Cosan Limited

Aguassanta and Costa Pinto, our indirect controlling shareholders, entered into a shareholders’ agreement pursuant to which they undertake to vote jointly with respect to any matter related to us and our subsidiaries. Aguassanta and Costa Pinto agree to meet before any shareholders’ or board of directors meeting to reach an agreement as to their votes regarding such matters. The vote of the indirect shareholder that owns a greater equity stake on us shall prevail.

Cosan

IFC Loans

On June 28, 2005, Cosan entered into a US$70.0 million credit facility with IFC. Cosan used the proceeds of the loans, or “IFC Loans”, to expand and modernize its mills and refineries. The IFC Loans consist of two loans: (1) up to a US$50.0 million loan, or “IFC A Loan”; and (2) up to a US$20.0 million loan, or “IFC C Loan”. On October 14, 2005, we borrowed the full amount under the IFC C Loan, and on February 23, 2006, we borrowed the full amount available under the IFC A Loan. IFC elected to partially (and not fully) exercise its option to convert US$5.0 million of the IFC C Loan into 228,750 of Cosan’s common shares (or 686,250 after the three-to-one split of Cosan’s common shares in August 2006), and the outstanding US$15.0 million principal amount of the IFC C Loan will be payable in a single principal installment on January 15, 2013.

The security for the IFC Loans consists of a mortgage over the Da Barra mill and certain other movable assets of Da Barra. In addition, the IFC Loans are jointly and severally guaranteed by Mr. Rubens Ometto Silveira Mello, Amaralina and Cosan’s subsidiaries, Da Barra, Cosan Portuária, Cosan Refinadora and Agrícola Ponte Alta S.A. The IFC Loans include certain ongoing covenant obligations on Cosan, including, without limitation, restrictions on Cosan’s payment of dividends and Cosan’s incurrence of additional debt unless certain financial ratios are satisfied.

Additionally, on June 28, 2005, Cosan, together with Mr. Rubens Ometto Silveira Mello, Aguassanta Participações S.A., Costa Pinto, Santa Bárbara Agrícola S.A., FBA, Barra, Cosan Refinadora and Cosan Portuária entered into an equity rights agreement with IFC governing certain matters regarding Cosan’s common shares, the equity capital of Cosan’s controlling shareholders and the equity capital of Cosan Refinadora, Cosan Portuária, Barra and FBA.

The equity rights agreements refer to Aguassanta Participações, Costa Pinto and Santa Bárbara Agrícola S.A. as Cosan’s controlling shareholders. Pursuant to the equity rights agreement and so long as the IFC Loans remain outstanding, (1) Mr. Rubens Ometto Silveira Mello has agreed to retain, directly or indirectly, not less than a 51.0% ownership share in the aggregate total voting capital of the controlling shareholders, (2) the controlling shareholders agree to retain, directly or indirectly, not less than a 51.0% ownership share in the aggregate total voting capital of Cosan and (3) Cosan agrees to retain, directly or indirectly, not less than a 51.0% ownership share in the total voting capital of Cosan Refinadora, Cosan Portuária or Barra, and not less than a 51.0% ownership share in the total voting capital of FBA.

Under the equity rights agreement, the controlling shareholders have granted tag along rights to IFC such that if any of the controlling shareholders receives an offer from a third party to sell any of the shares in Cosan that they own, IFC may participate on a pro rata basis in such sale on the same terms and conditions as Cosan’s controlling shareholders. In addition, pursuant to the terms of the equity rights agreement and as long as IFC remains Cosan’s shareholder, IFC may sell Cosan’s common shares that it owns, in whole or in part, to Mr. Rubens Ometto Silveira Mello if (1) an event of default occurs and is continuing under the IFC Loan agreement or (2) Cosan’s common shares are delisted from any stock exchange.

Shareholders’ Agreement with Kuok Group (Lewington), Commonwealth and Sucden

On July 22, 2005, Cosan, Usina Costa Pinto S.A., Santa Bárbara Agrícola S.A., Aguassanta Participações, each company indirectly controlled by our chief executive officer, Mr. Rubens Ometto Silveira Mello and his family, and Belga Empreendimentos e Participações Ltda. entered into a shareholders’ agreement with Sucden, Lewington and Commonwealth, pursuant to which Sucden, Lewington and

Commonwealth will together have the right to appoint one member of Cosan’s board of directors as long as (1) they collectively hold two-thirds of the number of Cosan’s shares (25,959,450 shares) that they currently own and (2) their collective ownership interest in Cosan represents at least 3.5% of Cosan’s total share capital.

In March and September 2006, amendments to this shareholder agreement were executed in order to allow Sucden to pledge up to 2,400,000 common shares of Cosan’s capital stock to BNP Paribas or any of its subsidiaries. Nonetheless, for such a pledge to be valid, the amendment requires that BNP Paribas undertake in writing in the pledge documentation not to enforce such pledge and not to sell any of the relevant shares.

Cosan Portuária

On February 8, 1999, São Francisco and Tate & Lyle do Brasil Serviços e Participações S.A. entered into a shareholders’ agreement that regulates the rights of the shareholders of Cosan Portuária (formerly São Francisco Operadora Portuária de Granéis Ltda.). In April 2004, Cosan acquired 90.0% of the outstanding capital stock of Cosan Portúaria through a Cosan capital increase in the amount of US$1.5 million, which was fully subscribed by Cosan’s shareholder, São Francisco, using shares that it held at Cosan Portuária.

Under this shareholders’ agreement, the following matters require the approval of shareholders representing at least 92% of Cosan Portuária’s share capital:

•	any actions that may jeopardize the capacity of Cosan Portuária to service its customers in the ordinary course of business;

•	the performance by Cosan Portuária of any activities or businesses different from its ordinary course of business (including the sale and acquisition of assets);

•	any merger, amalgamation or spin-off of Cosan Portuária with or into any other companies;

•	transactions between Cosan Portuária and any of its shareholders or affiliates;

•	the issuance, cancellation or amendment of any guarantees, indemnities or powers-of-attorney (except if entered into with the Brazilian Port Authorities—CODESP by virtue of the port concession);

•
any amendments to the bylaws or any other corporate documents of Cosan Portuária that may affect any of the matters that require the approval of Tate & Lyle do Brasil Serviços e Participações S.A. or any minority shareholders rights to which Tate & Lyle do Brasil Serviços e Participações S.A. is entitled;

•	any changes in the share capital of Cosan Portuária;

•	the dissolution, termination or liquidation of Cosan Portuária;

•	distribution of dividends or other payments by Cosan Portuária to its shareholders; and

•	the termination of any agreements entered into between Cosan Portuária and Tate and Lyle (or any of Tate & Lyle’s affiliates).

The board of directors of Cosan Portuária is comprised of ten members, nine of which (and their alternates) are designated by Cosan’s and one (and his alternate) is designated by Tate & Lyle. Holders of non-voting preferred shares of Cosan Portuária are entitled to dividends in an amount that is 10% higher than dividends distributed to holders of its common shares. Dividends to be distributed to Tate & Lyle may be applied (through set-off or in the form of a discount) against payments due from Tate & Lyle pursuant to the commercial agreements entered into between Tate & Lyle and Cosan. This shareholders agreement remains valid as long as the port concession granted to Cosan Portuária is in effect.

Shareholders’ Agreements and Other Arrangements Involving our Controlling Shareholder

Our controlling shareholder Mr. Rubens Ometto Silveira Mello, is a party, together with his mother, Mrs. Isaltina Ometto, an indirect minority shareholder of Cosan, to shareholders’ agreements as well as other contractual arrangements governing the holding companies that own, directly and indirectly, Cosan’s and our share capital. The terms of these agreements, which were entered into in 1996 and 1997, grant veto rights to Mrs. Ometto for any changes in the share capital of these holding companies, their respective dividend policies, their ability to sell assets and other corporate actions that may result in a dilution of her equity interest in these companies. In addition, Mrs. Ometto has a right of first refusal in connection with the sale of equity interests in, or held by, these holding companies.

The agreement governing the purchase by Mr. Rubens Ometto Silveira Mello of Mrs. Isaltina Ometto’s equity interest in Nova Celisa also provides that if Mr. Ometto were to default in the payment of the purchase price for preferred shares of Nova Celisa S.A., 2% of the common shares that he acquired would be returned to Mrs. Ometto, which would effectively transfer control of Cosan to Mrs. Ometto. However, we believe that the risk of default is minimal, as the remaining unpaid portion of the purchase price is a monthly stipend for living expenses required to be paid by Mr. Ometto to his mother, together with additional non-cash consideration. All payments required to be made under this agreement have been made to date.

RELATED PARTY TRANSACTIONS

We engage in related party transactions with certain of our affiliates, some of which are of a recurring nature. Financial information with respect to certain material related party transactions is set forth in Note 12 to our audited financial statements included in this prospectus.

Our board of directors delegates to the audit committee the responsibility for reviewing and approving all related party transactions (within the meaning of Item 404 of Regulation S-K of the SEC). The audit committee will be responsible for obtaining information from our directors, executive officers and major shareholders with respect to related party transactions and for then determining, based on the facts and circumstances, whether our company or a related party has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to our company or a related party will be disclosed in our company’s annual report on Form 20-F.

The following summarizes the material transactions we engaged in with our principal affiliates in fiscal year 2007.

Recurring Transactions with Shareholders

Cosan leases agricultural land for planting sugarcane from certain of our and its shareholders and other related parties on market terms. As of October 31, 2007, Cosan leased 341,922 hectares through approximately 1,867 land lease contracts with an average term of five years. Three of these contracts (covering 37,574 hectares, or approximately 11% of the land leased by us) are with entities controlled by our chief executive officer and controlling shareholder. These land lease agreements are on arm’s length terms equivalent to those we enter into with third parties. Lease payments under these agreements are based on the price of approximately 16.4 tons of sugarcane per hectare, calculated in accordance with certain regulations of CONSECANA.

Guarantees with Related Parties

On June 28, 2005, Mr. Rubens Ometto Silveira Mello, Barra, Amaralina, Cosan Portuária, Cosan S.A. Refinadora de Açúcar and Agrícola Ponte Alta entered into a guarantee agreement with the IFC, pursuant to which they jointly and severally guaranteed Cosan’s obligations under the IFC Loans up to an aggregate principal amount of US$70.0 million. See Management’s Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources – Indebtedness – IFC Loans.

As a result of Cosan’s participation in the PESA federal government financing program between 1998 and 2000, Amaralina mortgaged land to secure the restructuring of Cosan’s debt, and Agrícola Ponte Alta and Pedro Ometto S.A. mortgaged land to secure the restructuring of the debt of Da Barra. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Special Agricultural Financing Program (Programa Especial De Saneamento De Ativos)”.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes provisions of our memorandum of association and our bye-laws. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.

General

We are a limited liability exempted company incorporated under the laws of Bermuda on April 30, 2007. We are registered with the Registrar of Companies in Bermuda under registration number EC 39981. Our registered office is located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.

The objects of our business are set forth in our memorandum of association and provide that we have unrestricted objects and powers and rights including to:

•	import, export, produce and sell ethanol, sugar, sugarcane and other sugar by-products;

•	distribute and sell fuel and other fuel by-products;

•	produce and market electricity, steam and other co-generation by-products;

•	render technical services related to the activities mentioned above; and

•	hold equity interests in other companies.

There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.

Share Capital

We increased our authorized class A common shares from 1,000 to 1,000,000,000 class A common shares, on July 27, 2007, and approved the issuance, transfer and exchange of 96,332,044 class B series 1 common shares to Queluz Holdings Limited and Costa Pinto.

Our authorized share capital consists of 1,000,000,000 class A common shares, par value US$0.01 per share, and 188,886,360 class B common shares, par value US$.01 per share. The authorized class B common shares are, in turn, divided into two series: 96,332,044 class B series 1 common shares, par value US$0.01 per share; and 92,554,316 class B series 2 common shares, par value US$0.01 per share. We have 111,678,000 class A common shares and 96,332,044 class B series 1 common shares issued and outstanding.

As of the date of this prospectus, no preference shares are issued and outstanding. All of our common shares issued and outstanding prior to completion of the exchange offer are and will be fully paid, and all of our shares to be issued in the exchange offer will be issued as fully paid. In accordance with Bermuda law, and subject to any contrary provision in any agreement between us and our shareholders, in relation to fully-paid shares of our company, no shareholder shall be obliged to contribute further amounts to the capital of our company, either in order to complete payment for their shares, to satisfy claims of creditors of our company, or otherwise; and no shareholder will be bound by an alteration of the memorandum of association or bye-laws of our company after the date on which he or she became a shareholder, if and so far as the alteration requires him or her to take, or subscribe for additional shares, or in any way increases his or her liability to contribute to the share capital of, or otherwise to pay money to, our company.

Pursuant to our bye-laws, and subject to the requirements of any stock exchange on which our shares are listed, our board of directors is authorized to issue any of our authorized but unissued share capital.

Under our bye-laws, the holders of our class A common shares and class B common shares will be offered the preemptive right to purchase, in the first instance, on a pro rata basis according to their ownership interests, additional shares in the event of any increase in share capital. However, this preemptive right may be waived by (1) a majority of our board of directors in the case of a public offering (whether or not registered under the Securities Act) or (2) a majority of the independent directors on our board of directors in any circumstance.

Pursuant to and in accordance with the Notice to the Public dated June 1, 2005 issued by the Bermuda Monetary Authority, there is no limitation on the right of non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of class A common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Holders of class B series 1 common shares or class B series 2 common shares are entitled to ten votes per share on all matters submitted to a vote of holders of common shares, except as otherwise provided by our bye-laws.

Except for the conversion provisions relating to our class B common shares, holders of our class A common shares and class B common shares have no redemption, conversion or sinking fund rights. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding-up, the holders of class A common shares and class B common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Preference Shares

Under our bye-laws, we may, subject to the affirmative vote of a majority of our board of directors and a majority of our class A common shares and class B common shares, each voting as a separate class, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by such shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of us. There are no outstanding preference shares, and we have no present plans to issue any preference shares.

Dividend Rights

For information concerning dividend rights of our class A common shares, class B series 1 common shares and class B series 2 common shares, see “Dividends and Dividend Policy”.

Tag-along Rights

No person or group of persons (other than a holder of class B series 1 common shares) may, in a transaction or series of transactions, acquire, directly or indirectly, the beneficial ownership of class A common shares representing more than 15% of our issued and outstanding common shares from any person or otherwise acquire control over our company, unless the terms and conditions of such transaction or transactions include an offer by the acquiring person or group of persons to the holders of all other class A common shares or class B common shares to acquire at the option of each applicable shareholder, all or any part of the respective shares owned by it. The price per share paid by the acquiring person or group of persons will be equivalent to the greater of (1) the highest price per share paid by the acquiring person or group of persons and (2) a price determined based on an appraisal report. The tag-along tender offer must be launched no later than promptly after closing of the sale that triggers application of the tag-along provision and be completed within 60 days after the consummation of the transaction or series of transactions. In the event that the tag-along tender offer is not completed within the 60-day period, the holder or holders of the shares acquired will not be entitled to vote such shares, and we will be entitled to compel such holder or holders to sell these shares to unaffiliated persons deemed acceptable by a majority of our board of directors at the lower of (A) the lowest acquisition price paid for the class A common shares and (B) the then prevailing market price on the NYSE or such other stock exchange which constitutes the principal market for the class A common shares on a date selected by our board of directors that is not more than ten trading days on the applicable exchange following the expiration of the 60-day period.

This tag-along right will not apply to dispositions of interests in class A common shares or class B common shares that are required by any governmental entity.

Conversion

Our class A common shares are not convertible into any other shares of our authorized share capital.

Each class B common share is convertible at any time, at the option of the holder, into one class A common share. In addition, each class B common share will, subject to limited exceptions applicable to class B series 1 common shares referred to below, automatically convert into one class A common share upon any transfer of its current beneficial ownership, whether or not for value.

Following the death of Mr. Rubens Ometto Silveira Mello or a determination by our board of directors based on the medical determination of two internationally-recognized certified physicians that he is permanently incapacitated, the beneficial ownership of class B series 1 common shares may be transferred from him to his immediate family members without resulting in the automatic conversion of those shares into class A common shares. So long as class B common shares are issued and outstanding, in the case of death or permanent incapacitation of Mr. Rubens Ometto Silveira Mello, the following actions or events will be subject to approval by a majority of the then independent members of our board of directors, in addition to any other approval of shareholders or members of our board required by Bermuda law or our bye-laws:

•	appointment of the chief executive officer of our company or any of its subsidiaries (including successors thereof);

•	changes to the core business strategy of our company or any of its subsidiaries;

•	change name or corporate purpose of our company or any of its subsidiaries;

•	amendments to any rights of the class B series 1 common shares;

•	any recapitalization, stock split, combination, reclassification or similar action affecting equity interests in our company or any of its subsidiaries;

•	redemption, capital reduction or other acquisition for value of any shares of equity interests in our company or any of its subsidiaries;

•
any transaction or series of transactions resulting in a spin-off, delisting, merger, amalgamation, reorganization or combination of or by our company or any of its subsidiaries with, or any acquisition of, another person involving an amount in excess of US$250 million;

•	any sale, lease, assignment, transfer or other disposition of assets valued in the aggregate, in excess of US$250 million;

•	any voluntary liquidation, reorganization, dissolution or winding-up of, or a voluntary filing for bankruptcy protection by our company or any of its subsidiaries;

•	the approval of the limit of the compensation of members of the board of directors or executive officers of our company or any of its subsidiaries;

•	the making of any investment in excess of US$250 million other than investments in the ordinary course of business;

•	entering into any joint venture, partnership or any similar arrangement other than in the ordinary course of business;

•	any related-party transactions;

•	the incurrence of any liens on properties valued, in the aggregate, in excess of US$250 million;

•	amendment of the provisions of any of the foregoing actions or events; and

•	agreeing to, or otherwise committing to take, any of the foregoing actions.

Mr. Rubens Ometto Silveira Mello may also transfer his class B series 1 common shares to a trust, corporation, partnership or limited liability company in which he and, following his death or permanent incapacitation, a member or members of his immediate family, directly or indirectly, retain sole dispositive power and exclusive voting control with respect to such entity and the class B series 1 common shares held by such entity. In addition, any such trust, corporation, partnership, or limited liability company that directly holds class B series 1 common shares may distribute those shares to its respective partners, members or owners (which may further distribute the class B series 1 common shares to their respective partners, members or owners) without triggering a conversion to class A common shares, provided that Mr. Rubens Ometto Silveira Mello and, following his death or permanent incapacitation, his immediate family members continue to hold sole dispositive power and exclusive voting control over the class B series 1 common shares.

Class B common shares also will automatically convert into class A common shares when the aggregate outstanding class B series 1 common shares represent less than 45% of our total voting power in respect of the issued and outstanding share capital in the company. In addition, Class B series 2 common shares will automatically convert into class A common shares if all the class B series 1 common shares convert into class A common shares.

Once transferred and converted into class A common shares, class B common shares will not be reissued. No class of common shares may be subdivided or combined unless the other class of common shares concurrently is subdivided or combined in the same proportion and in the same manner.

Transfer of Shares

Our board of directors may, in its discretion and without assigning any reason, refuse to register the transfer of a share that it is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require. Any transfer of beneficial ownership of class B series 1 common shares or class B series 2 common shares not registered with the company will be null and void. Subject to these restrictions, a holder of shares in the company may transfer the title to all or any of such holder’s shares in the company by completing a form of transfer in such form as our board of directors may reasonably approve. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share, our board of directors may accept the instrument signed only by the transferor. The board may also accept mechanically executed transfers.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders in each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the requisition of shareholders holding not less than 10% of the paid-up voting power. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to, or the non-receipt of a notice by, any person entitled to receive notice does not invalidate the proceedings at the meeting. Our bye-laws provide that either the chairman or our board of directors may call an annual general meeting or a special general meeting.

Under our bye-laws, at least 10 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if notice is served pursuant to Bermuda law in the manner provided by the Companies Act 1981. The quorum required for a general meeting of shareholders is two or more persons present in person or by proxy and entitled to vote representing the holders of more than 45% of the aggregate voting power.

Any action required to be taken at a meeting of shareholders except in the case of the removal of auditors or directors may be taken without a meeting and without vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of issued and outstanding shares of the company, their proxy or corporate representative representing the percentage of votes required if the resolution had been voted on at a meeting of the shareholders. Notice of any resolution in writing shall be given to all shareholders entitled to attend a vote at a shareholder meeting.

Access to Books and Records and Dissemination of Information

Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association and any alteration to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting unless waived in accordance with the provisions of the Companies Act 1981. The register of shareholders of a company is also open to inspection by shareholders and by members of the general public without charge. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the general public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our bye-laws provide that our board of directors must consist of between five and eleven directors or such greater number as the board and the shareholders may determine. Our board of directors will initially consist of nine directors. Our bye-laws provide that at least 40% (and, following the death or permanent incapacitation of Mr. Rubens Ometto Silveira Mello, at least 60%) of the members of our board of directors must be independent (as defined by the rules of the NYSE or any other principal securities exchange on which the class A common shares are so listed).

Our board of directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, and the terms are staggered so that the term of only one class of directors expires at each annual general meeting. There is also no requirement under Bermuda law or in our bye-laws that our directors must retire at a certain age.

Any shareholder wishing to propose for election as a director a person who is not an existing director or is not proposed by our board must give notice to the company of the intention to propose that person for election. The notice must be given not later than 90 days before the first anniversary of the last annual general meeting, or ten days after the notice of the general meeting at which the directors will be elected, whichever is earlier.

Our bye-laws provide that a director may be removed with or without cause by a majority of the other directors then in office, provided notice is given to the director of the board of directors’ meeting convened to remove the director. Our bye-laws also provide that a director may be removed for cause by the affirmative vote of the holders of a majority of the votes cast at a shareholder’s meeting at which a quorum is present, provided notice is given to the director of the shareholders meeting convened to remove the director. A director may be removed without cause upon the affirmative vote of the holders of a majority of the aggregate voting power of the voting shares, provided notice is given to the director of the shareholders’ meeting convened to remove the director. In each case, the notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Our board of directors may fill any vacancy occurring as a result of the removal, resignation, insolvency, death or incapacity of a director.

Proceedings of Board of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law requires that our directors be individuals, but there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

The remuneration of our directors is determined by our board of directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided that he or she discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, our bye-laws provide that a director is entitled to be counted in the quorum, but may not vote in respect of any such contract or arrangement in which he or she is interested. Under Bermuda law, a director (including the spouse or children of the director or any company (other than a company which is a holding company or a subsidiary of the company making the loan) of which such director, spouse or children own or control, directly or indirectly, more than 20% of the total capital or loan debt) cannot borrow from us without the consent of any shareholders holding in the aggregate not less than 90% of the total voting rights of all shareholders having the right to vote at any general meeting of the shareholders.

Waiver of Claims by Shareholders; Indemnification of Directors and Officers

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they may have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We understand that, in the opinion of the staff of the SEC, the operation of this provision as a waiver of the right to sue for violations of U.S. federal securities laws would likely be unenforceable in U.S. courts.

Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty.

Amalgamations and Other Business Combinations

Under Bermuda law, the amalgamation or other business combination of a Bermuda company with another company (other than certain affiliated companies), unless the bye-laws otherwise provide requires the amalgamation or other business combination to be approved by a majority of the Bermuda company’s board of directors and by 75% of the voting rights of the share capital of the Bermuda company. The quorum for the shareholder approval is two persons holding or representing at least one-third of the voting power of the company.

Our bye-laws provide that an amalgamation or other business combination (other than with a wholly-owned subsidiary) that has been approved by our board of directors must only be approved by a majority of the votes cast at a general meeting of our shareholders at which the quorum must be two persons representing a majority of the voting rights of the paid-up and outstanding share capital. Any amalgamation or other business combination (as defined in our bye-laws) not approved by our board of directors must be approved by the holders of not less than 66-2/3% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Specified Transactions Involving Interested Shareholders

Specified transactions consist of the following:

•	any merger, consolidation or amalgamation with an interested shareholder;

•
any disposition or security arrangement with or for the benefit of any interested shareholder involving any of our assets, securities or commitments or those of any subsidiary or any interested shareholder that has an aggregate fair market value and/or involves aggregate commitments of US$250 million or more or constitutes more than 10% of the book value of the total assets or 10% of the shareholders equity of the entity in question;

•	the adoption of any plan for our liquidation or dissolution or for the discontinuation into another jurisdiction, unless proposed or adopted independently of any interested shareholder; or

•
any reclassification of our shares or other securities, or recapitalization, or any merger, consolidation or amalgamation with any of our subsidiaries or any other transaction that has the effect of increasing the proportionate share of any class of shares beneficially owned by an interested shareholder.

In addition to any affirmative vote required by law or our bye-laws, a specified transaction with any interested shareholder will require the affirmative vote of not less than 66-2/3% of the aggregate voting power of the voting shares, voting together as a single class, excluding voting shares beneficially owned by any interested shareholder. Alternatively, a specified transaction may proceed with any affirmative vote required by law or our bye-laws if the following principal conditions are satisfied: (1) the approval of a majority of directors who are not affiliates of the interested shareholder; and (2) the payment of cash or other consideration to the holders of common shares equal to the highest per share amount paid by the interested shareholder within a two-year period or in the transaction in which he or she became such an interested shareholder or, if higher, the closing sales prices of such shares on the NYSE on the announcement date for the specified transaction or on the date of the transaction in which he or she became such an interested shareholder.

For purposes of our bye-laws, an “interested shareholder” includes, among others, any person who is or has publicly disclosed an intention to become the beneficial owner of shares representing 10% or more of our aggregate voting power of the voting shares.

Non-Competition Provision Applicable to Brazil

Our bye-laws provide that we will operate and conduct business in Brazil exclusively through Cosan and its subsidiaries, and we will not compete, directly or indirectly, with Cosan in Brazil, unless otherwise approved by a majority of our independent directors.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given.

Our bye-laws provide that no bye-law will be rescinded, altered or amended, unless it has been approved by a resolution of our board of directors and by a resolution of the shareholders. In the case of recision, alteration or amendment to the bye-laws relating to interpretation, rights of shares, modification of rights, indemnity of directors and officers, amalgamations and other business combinations, specified transactions involving interested shareholders, our discontinuation into another jurisdiction, tag-along rights and amendment or alterations of bye-laws, the required resolutions must include the affirmative vote of at least 66-2/3% of our directors then in office and holders of at least 66-2/3% of class A common shares and at least a majority of class B common shares then in issue entitling the holder to attend and vote on the resolution, with holders of each class voting separately. In the case of recission, alteration or amendment to the bye-laws relating to the transmission of shares upon the death of a holder of class B series 1 shares, election of directors, the removal of directors, the increase of share capital and the alteration of share capital, the requisite affirmative votes are a majority of the directors then in office and holders of a majority of each of class A common shares and class B common shares then in issue entitling the holder to attend and vote on the resolution, with holders of each class voting separately.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s issued and outstanding share capital or any class thereof and or the holders of not less in the aggregate than 20% of the company’s debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital or change its name as provided in the Companies Act 1981.

Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Modification of Rights

While we have more than one class of shares and more than one series of class B common shares, the rights attaching to any class or series, unless otherwise provided for by the terms of issue of the relevant class or series, may be modified with the consent in writing of the holders or the approval of the votes cast at a general meeting representing not less than 66-2/3 % of the aggregate voting power of the shares in issue and not less than 75% of the aggregate voting power of the issued shares of that class or series, as the case may be. The quorum for any such general meeting will be two or more persons holding or representing by proxy one-third of the voting power of the issued shares of the class or series, as the case may be. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those new shares, vary the rights attached to existing shares.

Appraisal Rights and Shareholder Suits

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder’s shares may apply to the Bermuda court to appraise the fair value of those shares within one month’s notice of the shareholders’ meeting.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, may permit in certain circumstances a shareholder to commence an action in the name of a company to remedy a wrong to the company where the challenged act would allegedly be beyond the power of the company or illegal. In addition, consideration would be given by a Bermuda court to acts that would allegedly constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders’ voting power than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some or all of the shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Capitalization of Profits and Reserves

Pursuant to our bye-laws, our board of directors may capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by either: (1) paying up unissued shares to be allotted on a pro rata basis to shareholders as fully paid bonus shares (except in connection with the conversion of shares); or (2) paying up in full partly paid shares of those shareholders who would be entitled to such sums if they were distributed by way of dividend or other distribution.

Untraced Shareholders

Our bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable inquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions only in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Pursuant to a Notice to the Public dated June 1, 2005, issued by the Bermuda Monetary Authority, the Bermuda Monetary Authority granted general permission for the issue and subsequent transfer of any shares of a Bermuda company to and between non-residents of Bermuda where any shares of the company are listed and remain so listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such permissions, the Bermuda Monetary Authority will not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example, as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Registrar or Transfer Agent

A register of holders of the class A common shares and class B common shares and any other issued share capital will be maintained by Reid Management Limited in Bermuda, and a branch register will be maintained in the United States by Mellon Investor Services LLC, who will serve as branch registrar and transfer agent.

Anti-takeover Effects Of Our Bye-laws

•	Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions provide, among other things, for:

•	a classified board of directors with staggered three-year terms;

•	restrictions on the time period in which directors may be nominated;

•
the affirmative vote of a majority of our directors then in office and a majority of all votes attaching to all shares then in issue or, if not approved by a majority of the directors in office, at least 66-2/3% of all votes attaching to all shares then in issue for amalgamation and other business combination transactions; and

•	the tag-along rights described under “Tag-Along Rights”.

COMPARISON OF SHAREHOLDERS’ RIGHTS

We are incorporated in Bermuda and Cosan is incorporated in the Federative Republic of Brazil. Your rights as a holder of our shares will differ materially from your rights as a holder of Cosan shares as a result of differences between:

•	the corporate laws of Bermuda and Brazil; and

•	our memorandum of association and bye-laws and Cosan’s by-laws.

The following does not purport to be a complete statement of the rights of the holders of our common shares under our memorandum of association and bye-laws or the rights of the holders of Cosan shares under Cosan’s by-laws. This summary lists certain of the material differences but is not meant to be relied upon as an exhaustive list of the differences between the Cosan shares and our common shares, or a detailed description of the provisions discussed, and is qualified in its entirety by reference to the memorandum of association and bye-laws of the company and the by-laws of Cosan, the Brazilian corporate law, the rules and regulations of the CVM, the Novo Mercado regulations, Bermuda corporate law and the information included in this prospectus and in the documents attached to this prospectus. Unless otherwise noted, our class A common shares and class B series 1 and 2 common shares are identical.

Copies of our memorandum of association and bye-laws and Cosan’s by-laws have been filed as exhibits to the registration statement of which this prospectus is a part. You are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws and Cosan’s by-laws.

	Rights of Holders of Cosan Common Shares	Rights of Holders of the Company Common Shares
Voting
In accordance with Cosan’s by-laws, each common share of Cosan grants to its holder the right to one vote at general meetings of shareholders. At a general shareholders’ meeting, if called and constituted in accordance with applicable Brazilian laws, shareholders are generally empowered to take any action relating to the corporate purposes of Cosan and to pass such resolutions as they deem necessary. In order to participate and vote at a general shareholders’ meeting, a shareholder must evidence his/her/its position as a shareholder of Cosan presenting at least 2 days prior to the relevant meeting the original or a copy of (i) his/her identification document; (ii) evidence of the shares held issued by the depositary of Cosan’s shares; and (iii) a power of attorney, if the shareholder will be represented by proxy. The originals of the documents referred above must be presented before the opening of the shareholders’ meeting.

In accordance with the Brazilian corporate law, a shareholder may be represented at a shareholders’ meeting by proxy appointed within a year of the meeting, which proxy must be another shareholder, one of the directors or executive officers of Cosan, a lawyer or a financial institution. An investment fund shareholder must be represented by its investment fund officer.

Bermuda law provides that, subject to the rights contained in the bye-laws and any other rights or restrictions attached to any class of shares or series of shares, at a general meeting each member of the company is entitled to one vote for each share held by him and such votes may be given in person or by proxy.

Our bye-laws provide for different voting rights for the two different classes of shares in the company: the holders of class A common shares each have one vote per share, the holders of class B series 1 shares generally have 10 votes per share and the holders of class B series 2 common shares generally have 10 votes per share.

Under Bermuda law, a company is required to convene at least one general meeting of shareholders in each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the requisition of shareholders holding not less than 10% of the paid up voting power.

Our bye-laws provide that a shareholder may appoint one or more persons as his proxy to represent him to vote on his behalf in respect of some or all of his shares at any general meeting. The shareholder may also appoint a proxy or corporate representative for a specific general meeting and may appoint a standing proxy by serving on the company a proxy or an authorization.

Brazilian corporate law and Cosan’s by-laws provide that certain actions may be taken only at shareholders’ meetings (such as amendments to the by-laws, election of directors and members of the fiscal council, share splits, mergers, spin-offs and delisting). However, according to Brazilian corporate law, neither a company’s by-laws nor actions taken at a shareholders' meeting may deprive a shareholder of the following rights: (i) the right to participate in the distribution of net income; (ii) the right to participate equally and ratably in any remaining residual assets in the event of liquidation of the company; (iii) the right to preemptive rights in the event of subscription of shares, convertible debentures and subscription bonuses, except in some specific circumstances; and (iv) the right to withdraw from the company in specific cases.

Rights of Holders of Cosan Common Shares	Rights of Holders of the Company Common Shares
Dividends
Brazilian corporate law and Cosan’s by-laws require that Cosan distributes annually to its shareholders a mandatory minimum dividend, unless Cosan’s board of directors notifies the shareholders that such distribution is not advisable in light of Cosan’s financial condition as reflected in Cosan’s financial statements in accordance with Brazilian GAAP. The mandatory dividend is equal to 25% of Cosan’s net income for the prior year (as calculated under Brazilian GAAP, subject to certain adjustments mandated by Brazilian corporate law). The mandatory dividend may be made in the form of dividends or interest on shareholders’ equity, which may be deducted by Cosan in calculating its income and social contribution tax obligations. The declaration of annual dividends, including dividends in excess of the mandatory distribution, requires approval by the vote of a majority of the holders of Cosan’s common shares and depends on numerous factors. These factors include Cosan’s results of operations, financial condition, cash requirements, future prospects, financial covenant limitations, and other factors deemed relevant by Cosan’s board of directors and shareholders. Cosan’s board of directors has adopted a dividend policy pursuant to which Cosan has distributed as dividends and/or interest on shareholders’ equity in the amount of approximately 25% of Cosan’s net income for each fiscal year. Under Brazilian corporate law, Cosan may establish income reserve accounts composed of a legal reserve, an investments reserve and/or a retained profit reserve. The balance of such income reserve accounts must not exceed the amount of Cosan’s capital stock and any excess amounts must either be incorporated into its capital stock or distributed as dividends. Cosan currently does not have any income reserve accounts, but may establish them in the future. Cosan has historically paid cash distributions.

Bermuda law places a liquidity control over the declaration and payment of dividends or distributions from contributed surplus. Under Bermuda law a company may declare and pay dividends or make distributions from contributed surplus unless there are reasonable grounds for believing that the company is or would, after the payment is made, be unable to pay its liabilities as they become due or that its realizable assets would thereby be less than the aggregate of its liabilities (including its issued share capital and share premium accounts).

Our bye-laws provide that the directors may declare dividends (or distributions out of the contributed surplus of the company), to be paid to the shareholders according to their rights and interests.

Our bye-laws provide that, save for any rights attached to any preference shares issued by the company providing for a preferred dividend payment, any dividend payment or distribution from contributed surplus will be made to the holders of class A common shares, class B series 1 commons shares and class B series 2 commons shares on a pro-rata basis.

Rights of Holders of Cosan Common Shares	Rights of Holders of the Company Common Shares
Number of Directors; Qualifications
Cosan’s by-laws require that the board of directors consists of a minimum of seven and a maximum of twenty directors, 20% of whom must be independent as provided by the Novo Mercado rules. The exact number of directors is established by a vote of a majority of Cosan’s common shares at a shareholders’ meeting. Currently, the board of directors of Cosan is composed of nine members.

Brazilian corporate law requires that each director owns at least one share of Cosan’s capital stock. There is no mandatory retirement age for directors.

Bermuda law prescribes that a company must be managed by not less than two directors who must be individuals.

Our bye-laws provide that there must not be less than five directors of the company and not more than eleven directors of the company or such number in excess thereof as the board by resolution may from time to time determine.

The quorum necessary for the transaction of the business of the board may be fixed by the board and, unless fixed at any other number, must be two individuals.

Term of Directors	The directors of Cosan are elected for a term of office of two years, being eligible for reelection.
Our bye-laws provide that the directors are categorized by classes. The classes are designed to facilitate the retirement and rotation of the directors from the board and are not reflective of different voting rights or powers or authority. Class I, II and III directors serve until the annual general meetings held in calendar years 2008, 2009 and 2010 respectively and subsequently must serve for three-year terms, each concluding at the third annual general meeting after their class of directors together were last appointed or re-elected.

Election of Directors
The directors of Cosan are appointed at the annual shareholders’ meeting. The Brazilian corporate law and the CVM regulations allow cumulative voting for directors at the request of at least 5% of the voting capital stock. This minimum percentage may vary between 5% and 10% depending on the amount of the capital stock as established by CVM regulations. If there is no request for cumulative voting, directors are elected by a majority of the common shares of Cosan present in person or represented by proxy at the shareholders’ meeting, provided that any shareholders that, individually or in blocs, hold at least 15% of the common shares have the right to select one director and his or her alternate.

No person other than a director retiring by rotation may be appointed a director at any general meeting unless nominated for election by a majority of the directors then in office (or proposed by a shareholder by notice given not less than ninety days before the first anniversary of the last annual general meeting or ten days after the notice of the general meeting at which the directors will be elected, whichever is the earlier) and elected by a majority of the aggregate voting power of the issued and outstanding shares in the company.

Filling of Vacancies in the Board of Directors
During periods of absence or temporary unavailability of the president of the board of directors of Cosan, his/her functions shall be performed by the vice-president of the board of directors, and in the event of temporary absence or unavailability of the vice-president, his/her functions shall be performed by another director appointed by the remaining directors. During periods of absence or temporary unavailability of any other director, his/her functions shall be performed by a director empowered to do so by the absent director or, in case no director is empowered for such purpose, by any director appointed by the remaining directors.

In the event of any vacancy of any office of the board of directors (which is determined by the unjustified absence in more than 3 consecutive meetings or in case of death, resignation, destitution, incapacitation or evidenced impediment) the president of the board of directors of Cosan may appoint an alternate member as a substitute for the absent member until the next shareholders’ meeting in which a new member shall be appointed for a term of office that shall last until the end of the term of office of the other directors. In the event of a vacancy of the president and vice-president of the board of directors of Cosan, the remaining board members shall call a shareholders’ meeting to appoint their substitutes.

Any one or more vacancies in the board not filled at any general meeting will be deemed casual vacancies for the purposes of the bye-laws, which provide that the board has the power to appoint an individual to be a director to fill such casual vacancies. A director appointed to fill a casual vacancy will hold that position until the next following annual general meeting and must vacate that office if not reappointed at that annual general meeting.

Rights of Holders of Cosan Common Shares	Rights of Holders of the Company Common Shares
Quorum of Shareholders for a General Shareholders’ Meeting
As a general rule, Brazilian corporate law provides that a quorum at a shareholders’ meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital on the first call and, if that quorum is not reached, any percentage on the second call. If the shareholders are called to amend the by-laws, a quorum at a shareholders’ meeting consists of shareholders representing at least two-thirds of the issued and outstanding common shares on the first call and any percentage on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of the issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, and abstentions are not taken into account. However, the affirmative vote of shareholders representing one-half of the issued and outstanding common shares of Cosan is required to: (i) reduce the percentage of the mandatory dividends; (ii) change the corporate purpose; (iii) merge (fusão or incorporação) Cosan with another company; (iv) spin-off a portion of Cosan’s assets or liabilities; (v) approve the participation of Cosan in a group of companies (as defined in Brazilian corporate law); (vi) apply for cancellation of any voluntary liquidation; (vii) approve Cosan’s dissolution; (viii) approve the merger of all of Cosan’s shares into another Brazilian company so that, as a result, Cosan becomes a wholly-owned subsidiary of such company; and (ix) delisting of Cosan’s shares from the Novo Mercado.

Our bye-laws provide that for the purposes of a general meeting at least two shareholders present in person or by proxy and entitled to vote representing the holders of more than 45% of the aggregate voting power of the issued and outstanding share capital will be a quorum, provided that in the case of a meeting of a class or series of shares where such class or series of shares has only one shareholder, one shareholder present in person or by proxy will constitute the necessary quorum.

Rights of Holders of Cosan Common Shares	Rights of Holders of the Company Common Shares
Notice of Shareholders’ Meetings
Notice of shareholders’ meetings of Cosan must be published at least three times in the Diário Oficial do Estado de São Paulo, the official newspaper of the State of São Paulo, and in another widely circulated newspaper, currently the newspapers Valor Econômico and the Jornal de Piracicaba. The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than 8 days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require that the first notice be published 30 days in advance of the meeting.

The shareholders’ meetings of Cosan take place at the headquarters in the City of Piracicaba, State of São Paulo, Brazil. Brazilian corporate law allows the shareholders of Cosan to hold meetings outside the headquarters in the event of force majeure, provided that the meetings are held in the City of Piracicaba and the relevant notice includes a clear indication of the place where the meeting will occur.

The board of directors of Cosan may call a shareholders’ meetings. Shareholders’ meetings may also be called by: (i) any shareholder, if the board of directors fails to call a shareholders’ meeting within 60 days after the date they were required to do so under applicable laws and Cosan’s by-laws; (ii) shareholders holding at least 5% of the capital stock of Cosan, if the board of directors fails to call a meeting within eight days after receipt of a request to call the meeting by those shareholders indicating the proposed agenda; (iii) shareholders holding at least 5% of Cosan’s shares if the board of directors fails to call a meeting within eight days after receipt of a request to call the meeting for the creation of the fiscal council; and (iv) the fiscal council, if the board of directors fails to call an annual shareholders’ meeting. The fiscal council may also call a special shareholders’ meeting, if it believes that there are important or urgent matters to be addressed.

Bermuda law requires that shareholders be given at least 5 days’ notice of a general meeting but the accidental omission to give notice to, or the non-receipt of a notice by any person entitled to receive notice, does not invalidate the proceedings at the meeting.

Our bye-laws provide that at least 10 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meeting on shorter notice if notice is served pursuant to Bermuda law in the manner provided by the Companies Act 1981. Any action required to be taken at a meeting of shareholders (except in the case of removal of auditors or directors) may be taken without a meeting and without a vote if consent (or consents) in writing, setting forth the actions so taken, is (or are) signed by the holders of issued and outstanding shares of the company, their proxy, or corporate representative representing the percentage of votes required if the resolution had been voted on at a meeting of the shareholders.

Rights of Holders of Cosan Common Shares	Rights of Holders of the Company Common Shares
Mandatory Public Tender Offer by a Majority Shareholder
Pursuant to the Brazilian corporate law, the CVM regulations, and the Novo Mercado rules, a mandatory public tender offer for the acquisition of Cosan’s shares is required in the following situations:

(i)  delisting from the Novo Mercado: the controlling shareholder of Cosan must effect a mandatory tender offer for the acquisition of all shares held by the remaining shareholders of Cosan if of Cosan delists from the Novo Mercado. The acquisition price shall be the economic value of the tendered shares determined in accordance with an appraisal report prepared by a specialized firm. There are specific requirements for the appointment of the appraisal firm and the applicable laws and regulations also allow the review of the economic value appraised in certain circumstances;

(ii)  delisting of Cosan’s shares: Cosan or its controlling shareholder must effect a mandatory tender offer for the acquisition of all shares held by the remaining shareholders of Cosan for purposes of delisting Cosan’s shares and cancelling its registration as a publicly-held company. The acquisition price shall reflect the fair value of Cosan’s shares evaluated in accordance with the specific requirements established by applicable laws and regulations. Shareholders holding at least ten per cent (10%) of outstanding shares may request that management call a special general meeting with holders of outstanding shares in order to determine a new appraisal, based on the same or different criteria from those originally adopted, for purposes of determining the valuation of the company as provided;

(iii)  increase of the interest held by the controlling shareholder: in the event of the acquisition by the controlling shareholder of additional shares in Cosan (i) representing more than 1/3 of its free float; or (ii) which may affect the liquidity of Cosan’s shares as determined by the CVM, the controlling shareholder of Cosan must effect a mandatory tender offer for acquisition of all shares held by the remaining shareholders of Cosan. The acquisition price shall reflect the fair price of Cosan’s shares evaluated in accordance with the specific requirements established by the applicable laws and regulations. Shareholders holding at least ten per cent (10%) of outstanding shares may request that the officers call a special general meeting with holders of outstanding shares in order to determine a new appraisal, based on the same or different criteria from those originally adopted, for purposes of determining the valuation of the company as provided; and

(iv)  change of control: a buyer of a controlling interest of Cosan must effect a mandatory tender offer for the acquisition of Cosan’s remaining shares in the event of an acquisition of control of Cosan, providing to the remaining shareholders of Cosan the same conditions that applied to the acquisition of the controlling interest.

The mandatory public tender offers described above are subject to several specific rules and requirements. The description above is merely a general description and does not intend to provide a detailed description of the procedures and rules to which Cosan and its controlling shareholder are subject with respect to mandatory public tender offers.

Bermuda legislation provides certain compulsory acquisition procedures in sections 102 and 103 of the Companies Act 1981. Pursuant to section 102 of the Companies Act 1981 an acquiring entity may compel the acquisition of shares of shareholders dissenting to a scheme of arrangement or contract involving the transfer of shares or any class of shares of the company where the scheme of arrangement or contract has received the approval of 90% in value of the shareholders of the company. The acquiring entity may, within two months of obtaining the requisite 90% approval from the shareholders of the company, give notice to any dissenting shareholders that it desires to acquire such dissenting shareholders shares. A dissenting shareholder who receives notice has the ability to apply to court for relief within one month after the receipt of the notice.

Pursuant to section 103 of the Companies Act 1981 where an acquirer supported by not less than 95% of the shares or class of shares of the company can compel the remaining minority shareholders to sell their interest to the acquirer provided that the terms offered are the same for all holders of shares whose acquisition is involved. Under this procedure the acquirer is only required to give notice to the remaining shareholders of the intention to acquire their shares and once notice has been received the acquirer is bound to acquire the shares on the terms set out in the notice unless the remaining minority shareholders apply to the courts for an appraisal of the value of their shares.

Rights of Holders of Cosan Common Shares	Rights of Holders of the Company Common Shares
Transfer Rights
The transfer of any of Cosan’s shares occurs upon the an entry, made by the Depositary Institution of Cosan’s shares on its books, at the expense of the transferor and to the credit of the transferee’s account, taking into account a written order by the transferor or a judicial order, which will remain in the Institution’s care.

Our board of directors may, in its discretion and without assigning any reason therefor, refuse to register the transfer of any share that is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and other evidence of the transferor’s rights to make the transfer, as our board of directors shall reasonably require. Any transfer of beneficial ownership of the class B series 1 common shares or class B series 2 common shares not registered with the company will be null and void.

Under our bye-laws each class B common share is convertible into one class A common share at the option of the holder. Each class B common share will automatically convert into one class A common share if the aggregate outstanding class B common series 1 shares represent less than 45% of the company’s voting power in respect of the issued and outstanding share capital in the company or, upon particular transfers of control of such class B common shares. Each class B series 2 common share will automatically convert into one class A common share in the event that all of the class B series 1 shares are converted into class A common shares pursuant to the bye-laws.

Modification of Rights
Pursuant to Brazilian corporate law, the number of Cosan’s shares and their respective value may only be modified in the case of an alteration of its share capital, its monetary expression, splitting or grouping of shares, redemption, refund shares or the cancellation of shares issued. Except for the redemption and refund of shares, which, according to Cosan’s by-laws must be approved by the Board, all other measures to modify the rights of Cosan’s shares must be approved at a General Shareholders’ Meeting.

Pursuant to our bye-laws rights attaching to the class A common shares, class B common series 1 common shares and class B series 2 common shares may be modified with the consent of the holders of not less than 66-2/3% of the aggregate voting power of the issued shares in the company and with the consent of the holders of not less than 75% of the aggregate voting power of the issued shares of the class or series whose rights are being modified. The quorum for any general meeting held for the purpose of modifying the rights of the shares of the company is two persons present or by proxy holding one third of the voting power of the shares of the relevant class or series (providing that where one class or series of share has only one shareholder, one shareholder present in person or proxy will constitute the necessary quorum). Each holder of shares of the relevant class or series is entitled on poll when voting as a class or series to one vote for every such share held by him.

Rights of Holders of Cosan Common Shares	Rights of Holders of the Company Common Shares
Amendment of Organizational Documents
According to Cosan’s by-laws, any alteration in the corporate purpose or in the organizational documents must be approved by the General Shareholders’ Meeting, which must follow the procedure mentioned in the section referring to “Voting”, above. It should be noted, however, that as Cosan is a listed in the Novo Mercado segment of BOVESPA, its organizational documents must comply with the requirements of the Novo Mercado Listing Rules.

Our bye-laws provide that in the case of rescission, alteration or amendment to the bye-laws relating to interpretation, rights of shares, modification of rights, indemnity of directors and officers, amalgamations and other business combinations, specific transactions involving interested shareholders, discontinuation into another jurisdiction, tag along rights and amendment or alteration over the bye-laws, the required resolutions must include the affirmative vote of at least 66-2/3 of our directors then in office and holders of at least 66-2/3 of the class A common shares and at least a majority of the class B common shares then in issue entitling the holder to attend and vote on the resolution with holders of each class voting separately.

In the case of rescission, alteration of amendment to the bye-laws relating to the transmission of shares upon death of the holder of class B series 1 shares, election of directors, the removal of directors, the increase of share capital and the alteration of share capital, the requisite affirmative votes are the majority of the directors in office and the holders of a majority of each of the class A common shares and the class B common share then in issue entitling the holder to attend and vote on the resolution, with holders of each class voting separately.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s issued and outstanding share capital or any class thereof, or the holders of the aggregate of not less than 20% of the company’s debentures entitled, object to amendments to the memorandum of association have the right to apply to a Bermuda court for annulment of any amendment to the memorandum of association adopted by the shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital or changes its name as provided in the Companies Act 1981. Where such application is made, the amendment only becomes effective to the extent that it is confirmed by the Bermuda court. An application for annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association has passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Rights of Holders of Cosan Common Shares	Rights of Holders of the Company Common Shares
Appraisal Rights and Shareholders’ Suits
Pursuant to Brazilian corporate law, the company, subject to deliberation in the shareholders’ meeting, may file an action against the directors and officers for losses incurred by the company on account of (i) negligence or willful misconduct by the directors and officers, or (ii) violation of the law or of the Company’s by-laws on behalf of the directors and officers.

Any shareholder may file such action if is not brought within three months from the shareholders’ meeting. If the general meeting does not approve the filing of the action, it may still be brought by shareholders representing at least 5% of a company’s share capital.

Class actions and derivative actions are not generally available to shareholders under Bermuda law. Bermuda courts may permit in certain circumstances a shareholder to commence an action in the name of a company to remedy a wrong to the company where the challenged act would allegedly be beyond the power of the company or illegal. In addition, consideration would be given by a Bermuda court to acts that would allegedly constitute a fraud against the minority shareholders or for instance, where an act requires the approval of a greater percentage of the company’s shareholders’ voting power than that which actually approved it.

When the affairs of the company are being conducted in a manner which is oppressive or prejudicial to the interests of some or all of the shareholders, one or more shareholder may apply to a Bermuda court, which may make such an order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares by any shareholder by other shareholders or by the company.

Inspection of Records
According to Brazilian law and CVM regulations, the public documents of a company are available through the CVM’s website and the investor relations department of the company. These documents include the company’s by-laws and any alterations thereto, the notice and the minutes of shareholders’ meetings, minutes of the board of directors’ meetings, as well as the company’s audited annual and quarterly financial statements. A company is required to keep its registration data current, updating its records in up to five days from the occurrence of any alteration. Cosan’s records are publicly available through CVM’s website (www.cvm.gov.br) and Cosan’s Investor Relations department.

Furthermore, any person may obtain certified copies of the entries made in the Shares Registry Book, the Registered Shares Transfer Book, the Registered Founder Shares Registry Book and the Registered Founder Shares Transfer Book, as long as it is necessary for the defense of his/her rights or the clarification of situations of personal interest or interest of any shareholder or the capital market. A company is authorized to charge for the cost of such copies and should the company deny the request for such copies, this decision is subject to appeal to the CVM.

Bermuda law provides the general public with the right to inspect the public documents of a company available at the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association and any alteration to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings (copies of which are held at the registered office of the company) and the company’s audited financial statements, which must be presented at the annual general meeting unless waived in accordance with the provisions of the Companies Act 1981. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda, but may subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the general public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Rights of Holders of Cosan Common Shares	Rights of Holders of the Company Common Shares
Directors and Officers’ Indemnity
Brazilian corporate law provides that a director or officer is not personally liable for the obligations it contracts on behalf of the company and in virtue of its regular management. It is, however, liable for losses when they arise: (i) within his or her attribution due to negligence or willful misconduct; or (ii) in violation of law or the company’s by-laws. Cosan’s by-laws do not provide any indemnity for directors and officers’ liability.

Bermuda law provides that a company may in its bye-laws or in any contract or arrangement indemnify a director or officer in respect of any liability attaching to him as a result of any negligence, default, breach of duty or breach of trust, except in the case of fraud or dishonesty, of which the director may be guilty in relation to the company or any subsidiary thereof.

Our bye-laws provide that the directors and officers of the company are indemnified in respect of their actions and omissions, except in case of fraud or dishonesty.

Directors’ Interests
Pursuant to Brazilian corporate law, a director is prohibited from intervening in or deliberating about any transaction which has conflicting interests with that of the company. The director with conflicting interests must notify the Board of directors of the nature and scope of his or her impediment, which must then be registered in the minutes of the meeting. Further, Brazilian law provides that a director can only contract with the company under arms’ length conditions, observing principles of equity and reasonableness.

Our bye-laws provide that a director is entitled to be counted in the quorum of any board meeting provided that he discloses to the board any direct or indirect interest in any contract or arrangement. However, the director may not vote in respect of any such contract or arrangement in which he is interested.

Loans to Directors
Brazilian corporate law provides that directors and officers of a company must seek prior approval from the General Shareholders’ Meeting or the board of directors in order to borrow resources or assets from such company.

Bermuda law provides that a director (including the spouse or children of the director, or any company (other than the holding company or a subsidiary company of the company giving the loan) of which such director, spouse or children own or control, directly or indirectly, more than 20% of the total capital or loan debt) cannot borrow money from the company without the consent of not less than 90% of shareholders having the right to vote at any general meeting of the shareholders.

DIVIDENDS AND DIVIDEND POLICY

Dividend Rights

Cosan Limited is a holding company and can only pay dividends to the extent, if any, that funds are received from our subsidiaries. Our dividend policy is similar to the current dividend policy of our main subsidiary, Cosan. Cosan is required by the Brazilian corporate law to distribute (and has historically done so) on an annual basis dividends representing 25% of its net income (as calculated under Brazilian GAAP, subject to certain adjustments mandated by Brazilian corporate law). We intend to pay cash dividends representing on an annual basis 25% of our annual consolidated net income (as calculated under U.S. GAAP), to holders of class A common shares and class B common shares in proportion to the number of shares held by them unless our board of directors has determined, in its discretion, that such distribution would not be advisable or appropriate in light of our financial condition or we are unable to meet requirements under Bermuda law.

Cosan has a dividend policy that is similar to that of our company, although the net income is calculated in accordance with Brazilian GAAP (subject to certain adjustments mandated by Brazilian corporate law). Because Brazilian GAAP differs in significant respects from U.S. GAAP, Cosan’s dividends to us may be lower than the corresponding amounts under our dividend policy, which is based upon net income under U.S. GAAP. The main difference between U.S. GAAP and Brazilian GAAP that produces material variances in net income relates to hedging transactions. Under Brazilian GAAP, hedging results are allocated to the income statement together with the result of the underlying asset. Under U.S. GAAP, on the other hand, we “mark to market” our hedging portfolio against financial income (expense). As a result, for U.S. GAAP purposes, our hedging policy is likely to be responsible for fluctuations in our net income. In fiscal year 2007, the difference between dividends paid by Cosan and the dividends we would have paid if our dividend policy were in effect as of April 30, 2007 would have been US$8.8 million assuming that Cosan had been our wholly-owned subsidiary. We expect that differences may occur in fiscal year 2008 and future periods, as Cosan continues to enter into hedging transactions. The amount of Cosan’s dividends to us will also depend upon the level of our future ownership in Cosan’s common shares. In the event of any difference between dividends to be paid under our dividend policy and dividends paid to us by Cosan, our board of directors will be required to decide, at the relevant time, either to pay dividends above 25% of net income (as calculated under U.S. GAAP) or else pay dividends below that 25% level using cash dividends received from Cosan and any other subsidiaries.

Our board of directors may, in its discretion, amend or repeal our dividend policy. You may not receive the level of dividends provided for in the dividend policy or any dividends at all due to a number of factors, such as:

•
we are a holding company, and therefore, our ability to pay dividend will depend on our ability to receive distributions from our subsidiaries, particularly our subsidiary Cosan. See “Risk Factors – Risks Related to the Corporate Restructuring and the Exchange Offer – As a holding company, we may face limitations on our ability to receive distributions from our subsidiaries” and “Cosan’s Dividend Policy”;

•	our subsidiaries may become subject to covenants restricting their ability to distribute dividends under credit facilities, term loans or other indebtedness;

•
any imposition of restrictions on conversions and remittances by the Brazilian government could hinder or prevent us from converting into U.S. dollars or other foreign currencies and remitting abroad dividends of our Brazilian subsidiaries. See “Risk Factors – Risks Related To the Corporate Restructuring and the Exchange Offer – As a holding company, we may face limitations on our ability to receive distributions from our subsidiaries”;

•	our shareholders have no contractual or other legal rights to dividends pursuant to Bermuda law; and

•	we may not have sufficient cash to pay dividends due to changes in our operating earnings, working capital requirements and anticipated cash needs.

Under Bermuda law, a company’s board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under our bye-laws, each class A common share and class B common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

We expect to have sufficient available cash to pay dividends in accordance with our dividend policy. We do not, however, plan to pay dividends in the event that we do not generate sufficient cash from operations. In addition, we will not pay dividends if we believe that such payment will limit or preclude our or our subsidiaries’ ability to pursue growth opportunities. Although our bye-laws and Cosan’s by-laws do not restrict us from borrowing funds to pay dividends, we do not intend to borrow funds to pay dividends.

The dividend rights attaching to our class A common shares and class B common shares are not cumulative in the event that we do not, for any reason, pay dividends on those shares.

Any cash dividends payable to holders of our common shares quoted on the NYSE will be paid to Mellon Investors Services LLC, our transfer agent in the United States, for disbursement to those holders.

Cosan’s Dividend Policy

Brazilian corporate law and Cosan’s by-laws require that Cosan distributes annually to its shareholders a mandatory minimum dividend, unless Cosan’s board of directors notifies the shareholders that such distribution is not advisable in light of Cosan’s financial condition as reflected in Cosan’s financial statements in accordance with Brazilian GAAP. The mandatory dividend is equal to 25% of Cosan’s net income for the prior year (as calculated under Brazilian GAAP, subject to certain adjustments mandated by Brazilian corporate law). The mandatory dividend may be made in the form of dividends or interest on shareholders equity, which may be deducted by Cosan in calculating its income and social contribution tax obligations. The declaration of annual dividends, including dividends in excess of the mandatory distribution, requires approval by the vote of a majority of the holders of Cosan’s common shares and depends on numerous factors. These factors include Cosan’s results of operations, financial condition, cash requirements, future prospects, financial covenant limitations, and other factors deemed relevant by Cosan’s board of directors and shareholders. Cosan’s board of directors has adopted a dividend policy pursuant to which Cosan has distributed as dividends and/or interest on shareholders equity in the amount of approximately 25% of Cosan’s net income for each fiscal year. Under Brazilian corporate law, Cosan may establish income reserve accounts composed of a legal reserve, an investments reserve and/or a retained profit reserve. The balance of such income reserve accounts must not exceed the amount of Cosan’s capital stock and any excess amounts must either be incorporated to its capital stock or distributed as dividends. Cosan currently does not have any income reserve accounts, but may establish them in the future. Cosan has historically paid cash distributions.

The following table sets forth Cosan’s dividend distributions calculated, under Brazilian GAAP, for each of the last five fiscal years:
Fiscal Year	Total Dividend Distribution
(in millions of US$)
2003	US$1.8
2004	1.0
2005	0.6
2006	—
2007	37.3

Brazilian Taxation

Dividends paid by Cosan to us are currently not subject to withholding income tax in Brazil, to the extent that such amounts are related to profits generated as of January 1, 1996. In addition, Brazilian tax laws permit Cosan to make distributions to shareholders of interest on shareholders’ equity and treat those payments as a deductible expense for purposes of calculating Brazilian income tax and social contributions. For tax purposes, this interest is limited to the daily pro rata portion of the TJLP, as determined by the Central Bank from time to time, and the amount of the deduction is limited to (1) 50% of net income (after social contributions but before income tax and the amount to be distributed as interest on shareholders’ equity) related to the period in respect of which the payment is made; or (2) 50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made. A payment to us of interest on shareholders’ equity is subject to withholding income tax at the rate of 25%.

TAXATION

General

The following is a discussion of the material Brazilian, U.S. federal and Bermuda income tax consequences to you of participating in the exchange offer and of the ownership and disposition of our class A common shares or class B series 2 common shares that you receive in the exchange offer (together, the “new common shares”).

You should consult your own tax advisor regarding the specific tax consequences to you of participating in the exchange offer and of owning and disposing of our new common shares, including your eligibility for the benefits of any treaty for the avoidance of double taxation, the applicability or effect of any special rules to which you may be subject, and the effect of any state, local, or other tax laws.

Brazilian Tax Consequences

General

In the opinion of Souza, Cescon Avedissian, Barrieu e Flesch Advogados, the following are the Brazilian income tax consequences to you of participating in the exchange offer and of the ownership and disposition of the new common shares.  The following discussion is based on Brazilian law and practice as applied and interpreted as of the date of this prospectus, which are subject to change at any time. In addition, the discussion applies to you only if you are a non-resident of Brazil.

The Exchange Offer

There is no settled jurisprudence with respect to the tax treatment of the exchange offer and no agreement as to the final tax treatment has been entered into with the Brazilian tax authorities. It is possible to argue that the exchange of shares in the exchange offer would not result in taxable gain, provided that a shareholder maintains the cost of acquisition of Cosan shares for Brazilian tax purposes. However, a determination that the exchange offer is subject to taxable gain would not adversely impact transactions carried out on Brazilian stock exchanges by shareholders registered in accordance with Brazilian law No. 2,689/01 because such transactions would be exempt from tax in Brazil, unless the shareholder is resident in a tax haven.  For these purposes, a tax haven is a country or other location where income is not taxed or is taxed at rates lower than 20%, or the legislation of which imposes secrecy with respect to the shareholders of legal entities.

We recommend that you consult your own tax advisor for advice regarding the tax treatment applicable to your particular circumstances.

Taxation of Distributions

Distributions on our new common shares paid as dividends to you will not be subject to taxation in Brazil.

Sale and Other Disposition of New Common Shares

Any capital gains you realize on the sale or other disposition of our new common shares will not be subject to taxation in Brazil.

Tax on Bank Account Outflows (“CPMF”)

In general, non-resident investors are subject to the payment of the CPMF. The CPMF is a withholding tax generally levied on debits to current accounts, at the rate of 0.38%. Transfers of funds into Brazil for the acquisition of shares on a Brazilian stock exchange, as well as remittances abroad of such funds, are exempt from the CPMF.

Symbolic foreign exchange transactions are necessary in order to record the financial transactions arising from the exchange of shares in the exchange offer. Such transactions are subject to the CPMF at the rate of 0.38%, unless carried out on a Brazilian stock exchange, in which case you will be exempt from the payment of the CPMF.

The CPMF is currently scheduled to expire on December 31, 2007 but it is not certain that the CPMF will not be imposed again in the future.

Other Taxes

Securities transactions may be subject to the Tax on Securities Transactions (“IOF/Títulos”). Currently, for most transactions, the rate of the IOF/Títulos is zero, although the executive branch may increase the rate at any time, at the maximum rate of 1.5% per day.

The Tax on Foreign Exchange Transactions (“IOF/Câmbio”) is also imposed on the conversion of the reais into foreign currencies and vice versa. Currently, for the majority of foreign exchange transactions (including those related to the inflow and outflow of funds in connection with the new common shares), the rate is also zero, although the executive branch may increase the rate at any time, up to a maximum of 25%.

Material U.S. Federal Income Tax Considerations

In the opinion of Davis Polk & Wardwell, the following are the material U.S. federal income tax consequences to holders who exchange common shares of Cosan for our new common shares pursuant to our plan of corporate reorganization, and the material U.S. federal income tax consequences of holding and disposing of our new common shares. This discussion applies only to “U.S. Holders” (as defined below) that will hold our new common shares as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding common shares of Cosan or the new common shares as part of a hedge, “straddle”, integrated transaction or similar transactions;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations; or

•	persons that own or are deemed to own five percent or more of both our voting stock and the total value of our stock.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, administrative pronouncements, judicial decision and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Please consult your own tax advisers concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of new common shares in your particular circumstances.

As used herein, the term “U.S. Holder” means a beneficial owner of common shares of Cosan that is, for U.S. federal tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The Exchange Offer

The exchange offer is the third and final step in a broader plan of corporate reorganization and should be treated as an exchange of shares pursuant to a plan which qualifies as a tax-free incorporation under Section 351 of the Code. Accordingly, a U.S. Holder who exchanges common shares of Cosan for our new common shares pursuant to the exchange offer should not recognize gain or loss, and such holder’s basis in the new common shares would be the same as the basis in the common shares of Cosan surrendered pursuant to the exchange offer, and the holding period of the new common shares received by a holder would include the period for which the common shares of Cosan were considered to be held.

If the exchange offer were not treated as an exchange of stock pursuant to an overall plan governed by Section 351 as described above, the exchange of common shares of Cosan for new common shares would be taxable to U.S. Holders, requiring the recognition of capital gain or loss.

Ownership of New Common Shares

Taxation of Distributions

Subject to the passive foreign investment company rules described below, distributions paid on our new common shares, other than certain pro rata distributions of our new common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to applicable limitations, dividends paid to non-corporate U.S. Holders in taxable years beginning before January 1, 2011, will be taxable at a maximum rate of 15%, provided that certain holding period and other requirements are satisfied. Recently introduced legislation would, if enacted in its current form, deny “qualified dividend income” treatment and impose income tax at regular rates for certain foreign distributions, including payments from foreign entities not subject to tax in the foreign country, like Cosan Limited. It is uncertain whether or when such legislation will be enacted into law. U.S. Holders should consult their own tax advisors regarding the implications of such legislation for their particular circumstances. The amount of the dividend will be treated as foreign source dividend income to you and will not be eligible for the dividends received deduction generally allowed to U.S. corporations under the Code.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of your new common shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to keep earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend.

Sale and Other Disposition of New Common Shares

Subject to the passive foreign investment company rules described below, for U.S. federal income tax purposes, gain or loss you realize on the sale or other disposition of your new common shares will be capital gain or loss, and will be long-term capital gain or loss if you held our new common shares for more than one year. The amount of your gain or loss will be equal to the difference between your tax basis in the new common shares disposed of and the amount realized on the disposition. Such gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be classified as a “passive foreign investment company,” or “PFIC”, for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either (1) at least 75% of its gross income is “passive income” or (2) at least 50% of the average value of its gross assets is attributable to assets that produce “passive income” or are held for the production of “passive income”. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities, foreign currency and securities transactions. Based on the current composition of our income and the market value and composition of our assets, we believe that we will not be considered a PFIC for our current taxable year, and do not expect to become a PFIC in the future. However, since PFIC status depends upon the composition of our income and assets and the market value of our assets (including, among others, goodwill and less than 25% owned equity investments) from time to time, we cannot assure you that we will not be considered a PFIC for any taxable year. Specifically, we have now, and may continue to have after the exchange offer is completed, a significant amount of cash and other assets on our consolidated balance sheet that are or may be considered passive assets for PFIC purposes, depending on, among other factors, how soon and in what assets we invest these amounts. Our current PFIC status will not be determinable until the close of our current taxable year, and is in any event an inherently factual determination. Accordingly, Davis Polk & Wardwell is unable to render an opinion on our PFIC status. If we were treated as a PFIC for any taxable year during which a U.S. Holder held a new common share, certain adverse consequences could apply to the U.S. Holder.

If we were treated as a PFIC for any taxable year, gain recognized by such U.S. Holder on a sale or other disposition of new common shares would be allocated ratably over the U.S. Holder’s holding period for the new common shares. The amounts allocated to the taxable year of the sale or other exchange and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to such taxable year. Further, any portion of any distribution in respect of new common shares that exceeds 125% of the average of the annual distributions on new common shares received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation as described above. U.S. persons may be able to make a mark-to-market election that may mitigate the adverse consequences resulting from PFIC status.

In addition, if we were to be treated as a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the 15% dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (1) you are a corporation or other exempt recipient or (2) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Bermuda Tax Consequences

The following discussion applies to you only if you are a non-resident of Bermuda.

According to Appleby, our special Bermuda counsel, at the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders (other than shareholders ordinarily resident in Bermuda) in respect of our shares.

We have obtained an assurance in the form of a certificate from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property or leasehold interests in Bermuda held by us. An Annual Government Fee is payable yearly and is assessed according to the assessable share capital of the company.

EXPENSES

The following is an itemized statement of the expenses incurred or estimated to be incurred by us in connection with the transaction.

Filing fees
Legal fees(1)
Accounting
Printing costs
Other
Total

_________
(1)	Includes legal fees in both the U.S. and Brazil.

LEGAL MATTERS

The validity of the class A common shares and class B series 2 common shares being offered in the exchange offer and certain other matters of Bermuda law will be passed upon for us by Appleby, Hamilton, Bermuda.

Certain matters of United States law will be passed upon for us by Davis Polk & Wardwell, New York, New York.

Certain matters of Brazilian law will be passed upon for us by Souza, Cescon Avedissian, Barrieu e Flesch Advogados, São Paulo, Brazil.

EXPERTS

Ernst & Young Auditors Independentes S.S., independent registered public accounting firm, has audited our balance sheet at April 30, 2007, as set forth in their report. We have included this balance sheet in this prospectus and elsewhere in the registration statement in reliance on the report of Ernst & Young Auditores Independentes S.S. given on their authority as experts in accounting and auditing.

Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, has audited Cosan’s consolidated financial statements and schedule at April 30, 2007 and 2006, and for each of the three years in the period ended April 30, 2007, as set forth in their report. We have included Cosan’s financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on the report of Ernst & Young Auditores Independentes S.S., given on their authority as experts in accounting and auditing.

The address of Ernst & Young Auditores Independentes S.S. is Avenida Presidente Juscelino Kubitschek, 1830, 6o. floor, São Paulo, 04543-900, Brazil.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement (including amendments and exhibits to the registration statement) on Form F-4 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, or “Exchange Act”. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at http://www.sec.gov, from which you may electronically access the registration statement and its materials. In addition, you may inspect reports and other information concerning us at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, NY 10005.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering shares of our class A common stock and class B series 2 common stock pursuant to the exchange offer (as described in this prospectus) only in jurisdictions where permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of closing of the exchange offer and delivery of shares of our class A common stock or class B series 2 common stock pursuant thereto.

ENFORCEMENT OF CIVIL LIABILITIES

Bermuda

We are a Bermuda-incorporated exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies organized in other jurisdictions.

All of our directors and officers and certain of the named experts referred to in this prospectus are not residents of the United States, and all of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States and to enforce the judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. federal or state securities laws. We have been advised by Appleby, our Bermuda counsel, that a final and conclusive judgment of a competent foreign court against the Company may be enforceable in Bermuda if the foreign court is situated in a country to which the Judgments (Reciprocal Enforcement) Act of 1958, or “1958 Act”, applies. The 1958 Act does not apply to the United States. A final and conclusive judgment of a foreign court against our company under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the foreign court’s judgment. A final opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that (1) the court which issued the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and (2) the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law. Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation. The United States and Bermuda do not have a treaty providing for enforcement of judgments in civil and commercial matters. As a result, a final judgment for the payment of money rendered in the United States based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda.

We have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in The City of New York for the purpose of any suit, action or proceeding arising out of the exchange offer, and we have appointed CT Corporation System to accept service of process in any such action.

Brazil

Cosan, our principal operating subsidiary, is incorporated under the laws of Brazil. All of our directors and officers and certain of the named experts are residents of Brazil. Substantially all of our assets are located in Brazil. As a result, it may be difficult for you to effect service of process upon these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the U.S. federal or state securities laws.

We have been advised by Souza, Cescon Avedissian, Barrieu & Flesch Advogados, our Brazilian counsel, that a judgment of a U.S. court for civil liabilities predicated upon the federal securities laws may be enforced in Brazil, subject to certain requirements described below. Our Brazilian counsel has advised that a judgment against us, Cosan, our directors and officers or certain experts named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•
is issued by a court of competent jurisdiction after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

•	is not subject to appeal;

•	is for payment of a determined sum of money;

•	is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

•	is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

We have been further advised by our Brazilian counsel that original actions may be brought in Brazilian courts in connection with this prospectus predicated solely on the U.S. federal or state securities laws and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us, Cosan or our directors and officers, and certain experts named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Tribunal de Justiça. Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Cosan Limited

We have audited the accompanying consolidated balance sheets of Cosan Limited (successor Company to Cosan S.A. Indústria e Comércio) and subsidiaries as of April 30, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended April 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cosan Limited (successor Company to Cosan S.A. Indústria e Comércio) and subsidiaries at April 30, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended April 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

São Paulo, Brazil August 17, 2007	ERNST & YOUNG Auditores Independentes S.S. CRC2SP015199/O-8

/s/ Luiz Carlos Nannini
Luiz Carlos Nannini Accountant CRC 1SP171638/O-7

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

CONSOLIDATED BALANCE SHEETS
April 30, 2007 and 2006
(In thousands of U.S. dollars, except share data)

	2007	2006
Assets
Current assets:
Cash and cash equivalents	316,542	29,215
Restricted cash	17,672	62,996
Marketable securities	281,879	368,838
Trade accounts receivable, less allowances: 2007—4,013; 2006—2,343	55,206	101,762
Inventories	247,480	187,174
Advances to suppliers	103,961	63,526
Deferred income taxes	—	74,755
Other current assets	116,763	72,049
	1,139,503	960,315

Property, plant, and equipment, net	1,194,050	1,008,052
Goodwill	491,857	497,865
Intangible assets, net	93,973	98,935
Accounts receivable from Federal Government	156,526	—
Other non-current assets	177,460	126,585
	2,113,866	1,731,437
Total assets	3,253,369	2,691,752

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	55,938	96,552
Advances from customers	24,275	37,888
Taxes payable	57,543	39,991
Salaries payable	31,109	23,801
Current portion of long-term debt	36,076	46,576
Derivative financial instruments	9,779	133,376
Dividends payable	37,261	—
Other liabilities	22,238	18,932
	274,219	397,116
Long-term liabilities:
Long-term debt	1,342,496	941,741
Estimated liability for legal proceedings and labor claims	379,191	462,248
Taxes payable	106,897	152,446
Advances from customers	24,333	41,595
Deferred income taxes	141,587	81,633
Other long-term liabilities	47,484	33,083
	2,041,988	1,712,746
Minority interest in consolidated subsidiaries	463,551	287,644

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

CONSOLIDATED BALANCE SHEETS
April 30, 2007 and 2006
(In thousands of U.S. dollars, except share data)

	2007	2006
Shareholders’ equity:
Common stock, no par value. Authorized 96,332,044 shares; issued and outstanding 96,332,044 shares in 2007 and 2006	963	963
Additional paid-in capital	354,022	349,231
Accumulated other comprehensive income	36,696	19,819
Accumulated income (loss)	81,930	(75,767)
Total shareholders’ equity	473,611	294,246
Total liabilities and shareholders’ equity	3,253,369	2,691,752

See accompanying notes to consolidated financial statements.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended April 30, 2007, 2006 and 2005
(In thousands of U.S. dollars, except share data)

	2007	2006	2005

Net sales	1,679,050	1,096,614	644,376
Cost of goods sold	(1,191,251)	(796,295)	(456,567)
Gross profit	487,799	300,319	187,809
Selling expenses	(133,807)	(97,848)	(57,796)
General and administrative expenses	(121,094)	(71,998)	(39,981)
Operating income	232,898	130,473	90,032
Other income (expenses):
Financial income	555,550	186,469	76,753
Financial expenses	(266,187)	(413,050)	(115,910)
Other	16,284	(5,457)	(16,367)

Income (loss) before income taxes, equity in income of affiliates and minority interest	538,545	(101,565)	34,508
Income taxes (expense) benefit	(188,818)	29,742	(14,859)
Income (loss) before equity in income of affiliates and minority interest	349,727	(71,823)	19,649
Equity in income of affiliates	(38)	1,584	3,423
Minority interest in net income of subsidiaries	(172,989)	33,115	(11,495)
Net income (loss)	176,700	(37,124)	11,577

Earnings (loss) per share:
Basic and diluted	1.83	(0.35)	0.10
Weighted number of shares outstanding
Basic and Diluted	96,745,329	106,554,279	119,445,143

See accompanying notes to consolidated financial statements.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
Years ended April 30, 2007, 2006 and 2005
(In thousands of U.S. dollars, except share data)

	Capital Stock
	Class B Common shares number	Class B Common shares amount	Additional paid-in capital	Accumulated Income (loss)	Accumulated other comprehensive income (loss)	Total shareholders’ equity
Balances at May 1, 2004	1,000	—	—	—	—	—
Contribution of 51% of Cosan S.A. Equity	96,331,044	963	132,508	(17,320)	(47,513)	68,638
Issuance of common shares for shares of Santa Bárbara Agrícola S.A.	—	—	11,799	—	—	11,799
Shares issued in connection with contribution of investments in subsidiaries at carryover basis	—	—	69	—	—	69
Issuance of common shares for cash	—	—	3	—	—	3
Dividends	—	—	—	(327)	—	(327)
Legal reorganization	—	—	—	(8,172)	—	(8,172)
Conversion of preferred to common stock	—	—	—	—	—	—
Net income	—	—	—	11,577	—	11,577
Currency translation adjustment	—	—	—	—	13,483	13,483
Balances at April 30, 2005	96,332,044	963	144,379	(14,242)	(34,030)	97,070

Issuance of common shares for cash	—	—	43,631	—	—	43,631
Spin—off of investments in subsidiary distributed to owners	—	—	(47,156)	(13,346)	—	(60,502)
Capitalization of retained earnings of new shares	—	—	11,054	(11,054)	—	—
Issuance of common shares for cash	—	—	169,038	—	—	169,038
Issuance of common shares for cash	—	—	26,328	—	—	26,328
Share based compensation	—	—	1,956	—	—	1,956
Net loss	—	—	—	(37,124)	—	(37,124)
Currency translation adjustment	—	—	—	—	53,849	53,849
Balances at April 30, 2006	96,332,044	963	349,231	(75,767)	19,819	294,246

Exercise of stock option	—	—	1,633	—	—	1,633
Share based compensation	—	—	3,158	—	—	3,158
Dividends	—	—	—	(19,003)	—	(19,003)
Net income	—	—	—	176,700	—	176,700
Currency translation adjustment	—	—	—	—	16,877	16,877
Balances at April 30, 2007	96,332,044	963	354,022	81,930	36,696	473,611

See accompanying notes to consolidated financial statements.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended April 30, 2007, 2006 and 2005
(In thousands of U.S. dollars)

	2007	2006	2005
Cash flow from operating activities:
Net (loss) income for the year	176,700	(37,124)	11,577
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	187,367	98,632	41,732
Deferred income and social contribution taxes	150,242	(53,001)	(2,314)
Interest, monetary and exchange variation	116,284	24,275	8,092
Minority interest in net income of subsidiaries	172,989	(33,115)	11,495
Accounts receivable from Federal Government	(149,121)	—	—
Others	(27,669)	15,942	9,826
Decrease/increase in operating assets and liabilities
Trade accounts receivable, net	48,226	(35,412)	(18,525)
Inventories	(54,108)	30,920	(20,704)
Advances to suppliers	(38,707)	(10,679)	(1,920)
Trade accounts payable	(43,239)	28,676	14,755
Derivative financial instruments	(155,028)	83,538	(16,020)
Taxes payable	(36,592)	(37,640)	(9,129)
Other assets and liabilities, net	(63,393)	11,025	(21,248)
Net cash provided by operating activities	283,951	86,037	7,617
Cash flows from investing activities:
Restricted cash	47,037	(62,565)	5,088
Marketable securities	96,987	(366,856)	9,507
Acquisition of property, plant and equipment	(356,225)	(135,152)	(68,825)
Acquisitions, net of cash acquired	(39,409)	(260,878)	(8,454)
Net cash used in investing activities	(251,610)	(825,451)	(62,684)
Cash flows from financing activities:
Proceeds from issuance of common stock	3,201	383,071	23,275
Dividends paid	—	—	(642)
Additions of long-term debts	424,605	899,273	538,995
Payments of long-term debts	(204,959)	(556,486)	(528,076)
Net cash provided by financing activities	222,847	725,858	33,552
Effect of exchange rate changes on cash and cash equivalents	32,139	29,611	12,764
Net increase (decrease) in cash and cash equivalents	287,327	16,055	(8,751)
Cash and cash equivalents at beginning of year	29,215	13,160	21,911
Cash and cash equivalents at end of year	316,542	29,215	13,160

Supplemental cash flow information
Cash paid during the year for interest	74,567	61,154	5,275
Income tax	12,760	17,066	—
Non-cash transactions:
Acquisitions paid with equity	—	100,900	—

See accompanying notes to consolidated financial statements.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005
(In thousands of U.S. dollars, unless otherwise stated)

1. Operations

Cosan Limited (“Cosan” or the “Company”) was incorporated in Bermuda as an exempted company on April 30, 2007. In connection with its incorporation, Cosan Limited issued 1,000 shares of common stock for US$10.00 to Mr. Rubens Ometto Silveira Mello, who indirectly controls Cosan S.A. Indústria e Comércio and its subsidiaries (“Cosan S.A.”).

The companies included in the consolidated financial statements have as their primary activity the production of ethanol and sugar. They are constantly pursuing opportunities to capitalize on the growing demand for ethanol and sugar in the world. They are focused on increasing production capacity through expansion of existing facilities, development of greenfield projects and, as opportunities present themselves, acquisitions.

Cosan S.A. was the predecessor to Cosan and operated the business in the consolidated group prior to a reorganization in August, 2007. In contemplation of an initial public offering on August 1, 2007, Aguassanta Participações S.A. and Usina Costa Pinto S.A. Açúcar e Álcool, controlling shareholders of Cosan S.A. and both indirectly controlled by Mr. Rubens Ometto Silveira Mello, the controlling shareholder, contributed their common shares of Cosan S.A. to Cosan in exchange for 96,332,044 of our class B1 common shares. The common shares contributed to the Company by Aguassanta Participações S.A. and Usina Costa Pinto S.A. Açúcar e Álcool consisted of 96,332,044 common shares of Cosan, representing 51.0% of Cosan S.A. outstanding common shares. As a result of this reorganization Cosan Ltd. became the controlling shareholder of Cosan S.A.

The reorganization is accounted for as a reorganization of companies under common control in a manner similar to pooling of interest. The transferred equity interests of Cosan S.A. have been recognized at the carrying amounts in the accounts of Cosan S.A. at the date of transfer. The balance sheet of Cosan Limited as of April 30, 2007 and 2006 and the statements of income for the three-year ended April 30, 2007, reflect the results of operations of the entities as though the transfer of equity occurred at the beginning of the period. Earnings per share has been computed assuming that the share issued in connection with the formation of Cosan Limited, and the shares of Cosan S.A. contributed into Cosan Limited and exchanged for Cosan S.A. shares have been outstanding from the beginning of the years.

Shareholders’ equity as April 30, 2004 (beginning period) has been stated as follows:

	Class B Common shares number	Class B Common shares amount	Additional paid-in capital	Accumulated income (loss)	Accumulated other comprehensive loss	Total shareholders' equity
As stated
Cosan Limited	1,000	–	–	–	–	–
Cosan S.A. Indústria e Comércio	–	149,963	111,746	(33,961)	(93,163)	134,585
Contribution of 51% of Cosan S.A. equity as of April 30, 2004	96,331,044	76,481	56,990	(17,320)	(47,513)	68,638
Reclassification from common stock	–	(75,518)	75,518	–	–	–
As restated	96,332,044	963	132,508	(17,320)	(47,513)	68,638

On August 17, 2007, the Company concluded its global offering of 111,678,000 class A common shares which resulted in gross proceeds in the amount of US$1,171,027. As a result of the global offering, Cosan’s shares are traded on the New York Stock Exchange (NYSE) and on the São Paulo Stock Exchange (Bovespa) by BDR (Brazilian Depositary Receipts).

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

The costs directly attributable to the offering were charged against the gross proceeds of the offering in a total amount of US$52,594. Therefore the net proceeds related to the IPO totaled US$1,118,433.

2. Presentation of the Consolidated Financial Statements

a. Basis of presentation

In the opinion of management, the consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company’s results for the periods presented.

The consolidated financial statements include the accounts of Cosan Limited and its subsidiaries. All significant intercompany transactions have been eliminated.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), which differs in certain respects from accounting principles generally accepted in Brazil (“Brazilian GAAP”), which Cosan uses to prepare its statutory consolidated financial statements as filed with the Brazilian Securities Commission—CVM (“Comissão de Valores Mobiliários”).

The Brazilian real is the currency of the primary economic environment in which Cosan and its subsidiaries located in Brazil operate and generate and expend cash and is the functional currency, except for the foreign subsidiaries in which U.S. dollar is the functional currency. However, Cosan utilizes the U.S. dollar as its reporting currency. The accounts of Cosan are maintained in Brazilian reais, which have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52 Foreign Currency Translation. The assets and liabilities are translated from reais to U.S. dollars using the official exchange rates reported by the Brazilian Central Bank at the balance sheet date and revenues, expenses, gains and losses are translated using the average exchange rates for the period. The translation gain or loss is included in the accumulated other comprehensive income component of shareholders’ equity, and in the statement of comprehensive income (loss) for the period in accordance with the criteria established in SFAS No. 130 “Reporting Comprehensive Income”.

The exchange rate of the Brazilian real (R$) to the U.S. dollar (US$) was R$2.0339=US$1.00 at April 30, 2007, R$2.0892=US$1.00 at April 30, 2006 and R$2.5313=US$ 1.00 at April 30, 2005.

3. Significant Accounting Policies

a. Principles of consolidation

The consolidated financial statements include the accounts and operations of Cosan and its subsidiaries. All significant intercompany accounts and transactions are eliminated upon consolidation.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

The following subsidiaries were included in the consolidated financial statements for the Years ended April 30, 2007, 2006 and 2005.

	Ownership %
	2007		2006		2005
	Direct	Indirect	Direct	Indirect	Direct	Indirect
Cosan S.A. Indústria e Comércio	51.0%	—	51.0%	—	51.0%	—
Amaralina Agrícola Ltda.(5)	—	—	—	—	—	50.9%
Cosan Operadora Portuária S.A.	—	45.9%	—	45.9%	—	45.9%
Administração de Participações Aguassanta Ltda.	—	46.7%	—	46.7%	—	46.7%
Usina da Barra S.A. Açúcar e Álcool(1)	—	—	—	—	—	48.5%
Agrícola Ponte Alta S.A.	—	50.2%	—	50.2%	—	48.5%
Cosan Distribuidora de Combustíveis Ltda.	—	50.9%	—	50.9%	—	50.9%
Cosan S.A. Bioenergia(3)	—	50.9%	—	50.9%	—	—
Corona Bioenergia S.A.(3)	—	50.2%	—	—	—	—
FBA Bioenergia S.A.(3)	—	50.2%	—	—	—	—
Barra Bioenergia S.A.(3)	—	50.2%	—	—	—	—
Cosan International Universal Corporation	—	51.0%	—	—	—	—
Cosan Finance Limited	—	51.0%	—	—	—	—
Cosan S.A. Refinadora de Açúcar(4)	—	—	—	—	—	50.9%
Da Barra Alimentos Ltda.(3)	—	50.2%	—	50.2%	—	—
Jump Participações S.A.(2),(7)	—	—	—	51.0%	—	—
Mundial Açúcar e Álcool S.A.(6),(7)	—	—	—	51.0%	—	—
Alcomira S.A.(6),(7)	—	—	—	51.0%	—	—
ABC 125 Participações Ltda.(2),(7)	—	—	—	50.9%	—	—
ABC 126 Participações Ltda.(2),(7)	—	—	—	50.9%	—	—
Bonfim Nova Tamoio—BNT Agrícola Ltda.	—	50.2%	—	50.2%	—	—
Usina da Barra S.A. Açúcar e Álcool	—	50.2%	—	50.2%	—	—
Aguapar Participações S.A.(2),(7)	—	—	—	51.0%	—	—
Usina Açucareira Bom Retiro S.A.(6),(7)	—	—	—	51.0%	—	—
Grançucar S.A. Refinadora de Açúcar	—	51.0%	—	—	—	—
Cosan Centroeste S.A. Açúcar e Álcool	—	51.0%	—	—	—	—

(1)	Merged into Usina da Barra S.A. Açúcar e Álcool—formerly Açucareira Corona S.A.
(2)	Holding companies set up in 2006 to allow the acquisition process.
(3)	Companies set up in 2006
(4)	Merged into Cosan
(5)	Assets distributed to owners in a spin-off
(6)	Companies acquired through holding companies
(7)	Merged into Cosan S.A. Indústria e Comércio

b. Revenue recognition

Cosan recognizes revenue when title passes to the customer. This is date of shipment when shipped FOB shipping point and date of receipt by customer for certain export sales, which are shipped FOB

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

destination. Selling prices are fixed based on purchase orders or contractual arrangements. Provision is made for estimated returns and estimated credit losses.

Shipping and handling costs are classified as selling expenses in the consolidated statement of operations.

c. Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. These estimates and assumptions are reviewed and updated regularly to reflect recent experience.

d. Cash and cash equivalents

Cosan considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

e. Restricted cash

The restricted cash amounts are related to deposits of margin requirements with commodities brokers that trade Cosan’s derivative instruments.

f. Marketable securities

Cosan classifies its debt securities as available-for-sale securities, which are carried at fair value, with the unrealized gains and losses reported in other comprehensive income. Interest on securities classified as available-for-sale is included in financial income. These securities primarily comprise fixed-income securities, which are debt securities issued by highly rated financial institutions indexed in Reais with Inter Deposit Rates (CDI). Cost of these securities approximates market value.

g. Trade accounts receivable and allowance for doubtful accounts

Trade accounts receivable are recorded at estimated net realizable value and do not bear interest. The allowance for doubtful accounts is recorded at an amount considered sufficient to cover estimated losses arising on collection of accounts receivable.

h. Inventories

Inventories are valued at the lower of cost or market. Cost for finished goods and work-in-progress includes purchased raw materials, labor, maintenance costs of growing crops, depreciation of major maintenance costs and manufacturing and production overhead, which are related to the purchase and production of inventories.

During the development period of growing crops, costs are recorded in property, plant and equipment. After the development period, annual maintenance costs of growing crops become a portion of the cost of the current-year crop, along with harvesting costs, depreciation of the plants, and allocated overhead costs. Annual maintenance costs include cultivation, spraying, pruning, and fertilizing. The annual maintenance costs are allocated to cost of production based on the amount of sugarcane milled during the harvest period.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Cosan’s harvest period begins between the months of April and May each year and ceases normally in the months of November and December. From January to April Cosan performs its major maintenance activities, as described at item j below.

i. Investment in affiliated companies

Investments in affiliates in which Cosan exercises significant influence over the operating and financial policies are accounted for using the equity method.

j. Property, plant and equipment

Property, plant and equipment are recorded at cost of acquisition, formation or construction, including interest incurred on financing. During the period of construction, costs include land preparation, plants, preparation of planting beds, stakes and wires, cultural care during the development period, and overhead. Amortization of sugarcane plants is calculated using the straight-line method at a rate of 20% per annum as Cosan harvests these plants during a five-year average period.

Depreciation is calculated using the straight-line method at rates that take into account the estimated useful life of the assets: 25 years for buildings; 10 years for machinery and equipment; 7 years for furniture, fixtures and computer equipment; 5 years for vehicles; 25 years for leasehold improvements; and 5 years for sugarcane plant development costs.

Cosan performs planned major maintenance activities in its industrial facilities on an annual basis. This occurs during the months from January to April, with the purpose to inspect and replace components. The annual major maintenance costs include labor, material, outside services, and general or overhead expense allocations during the inter-harvest period. Cosan utilizes the built-in overhaul method to account for the annual costs of major maintenance activities. Thus the estimated cost of the portion of the total cost of a fixed asset which must be replaced on an annual basis is recorded as a separate component of the cost of fixed assets and depreciated over its separate estimated useful life. It is then replaced in connection with the annual major maintenance activities. Costs of normal periodic maintenance are charged to expense as incurred since the parts replaced do not enhance or maintain the crushing capacity or provide betterments to the fixed assets.

Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized at that time to reduce the asset to the lower of its fair value or its net book value.

k. Goodwill and other intangible assets

Cosan tests goodwill and indefinite-lived intangible assets for impairment at least annually during the fourth quarter after the annual forecasting process is completed. Furthermore, goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

l. Environmental matters

Cosan’s production facilities and its plantation activities are both subject to environmental regulations. Cosan diminishes the risks associated with environmental matters, through operating procedures and controls and investments in pollution control equipment and systems. Cosan believes that

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

no provision for losses related to environmental matters is currently required, based on existing Brazilian laws and regulations.

m. Estimated liability for legal proceedings and labor claims

Determination of the estimated liability for legal proceedings and labor claims involves considerable judgment on the part of management. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, a contingency is an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur. Cosan is subject to various claims, legal, civil and labor proceedings covering a wide range of matters that arise in the ordinary course of business activities. Cosan accrues such liabilities when it determines that losses are probable and can be reasonably estimated. The balances are adjusted to account for changes in circumstances in ongoing issues and the establishment of additional reserves for emerging issues. Actual results could differ from estimates.

n. Income taxes

Deferred income taxes are recognized for the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carry forwards, to the extent that realization of such benefits is more likely than not.

Valuation allowances are established when management determines that it is more likely than not that the deferred tax assets will not be realized.

o. Earnings (losses) per share

Earnings (losses) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings per share are calculated by adjusting average outstanding shares for the impact of conversion of all potentially dilutive stock options.

p. Share-based compensation

Cosan’s share-based compensation plan was adopted on August 30, 2005 at which time Cosan early-adopted SFAS No. 123(R), Share-Based Payments, which required it to recognize expense related to the fair value of its share-based compensation awards. Compensation expense for all share-based compensation awards granted in the fiscal year ended April 30, 2006 was based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R) and the expense has been recognized for share-based awards on a straight-line basis over the requisite service period of the award. Cosan used a binomial model to estimate the fair value of options on their date of grant.

q. Derivative financial instruments

Cosan accounts for derivative financial instruments utilizing SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. As part of Cosan’s risk management program, Cosan uses a variety of financial instruments, including commodity futures contracts, forward currency agreements, interest rate and foreign exchange swap contracts and option contracts. Cosan does not hold or issue derivative financial instruments for trading purposes. Cosan recognizes all derivative instruments as non-hedge transactions. The derivative instruments are measured at fair value and the gains or losses resulting from the changes in fair value of the instruments are recorded in financial income or financial expense.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

r. Recently issued accounting standards

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“SFAS 159”), which expands the use of fair value measurement by permitting entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. This statement is required to be adopted by Cosan as of May 1, 2008. Cosan does not believe the adoption of SFAS 159 will have a material effect on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB also issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but instead is intended to eliminate inconsistencies with respect to this topic found in various other accounting pronouncements. This Statement is effective for Cosan as of May 1, 2008. Cosan does not believe the adoption of SFAS 157 will have a material effect on its consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements with SFAS No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Cosan will adopt FIN 48 as of May 1, 2007, as required. The adoption of FIN 48 is not expected to have a material effect on Cosan’s consolidated financial statements.

In September 2006, the U.S. Securities and Exchange Commission (the “SEC”) released Staff Accounting Bulletin No. 108, Quantifying Financial Statement Misstatements (SAB 108). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. Cosan does not believe SAB 108 will have a material effect on its results of operations or financial position.

4. Cash and Cash Equivalents

	2007	2006
Local currency
Cash and bank accounts	16,208	21,930
Foreign currency
Bank accounts	300,334	7,285
	316,542	29,215

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

5. Derivative Financial Instruments

Cosan enters into derivative financial instruments with various counterparties and uses derivatives to manage the overall exposures related to sugar price variations in the international market, interest rate and exchange rate variation. The instruments are commodity futures contracts, forward currency agreements, interest rate and foreign exchange swap contracts, and option contracts. Cosan recognizes all derivatives on the balance sheet at fair value.

The following table summarizes the notional value of derivative financial instruments as well as the related amounts recorded in balance sheet accounts:

	Notional amounts		Carrying value asset (liability)
	2007	2006	2007	2006
Commodities derivatives
Future contracts:
Purchase commitments	—	1,378	—	86
Sell commitments	783,019	626,932	47,427	(73,508)

Options:
Purchased	335,715	860,785	4,502	6,728
Written	—	187,513	—	(27,175)

Foreign exchange derivatives
Forward contracts:
Sale commitments	153,824	264,810	13,274	9,841
Swap agreements	328,419	383,214	(9,779)	(32,693)
Total assets			65,203	16,655

Total liabilities			(9,779)	(133,376)

When quoted market prices were not available, fair values were based on estimates using discounted cash flows or other valuation techniques. Asset figures are classified as Other current assets.

6. Inventories

	2007	2006
Finished goods:
Sugar	5,730	12,897
Ethanol	8,731	9,160
Others	1,681	453
	16,142	22,510
Annual maintenance cost of growing crops	183,157	130,316
Other	48,181	34,348
	247,480	187,174
247,480	187,174

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)
The increase in the annual maintenance cost of growing crops in 2007 is due to the expansion of cultivated area in approximately 15,000 hectares and price increases of agricultural products.

7. Property, Plant and Equipment

	2007	2006
Land and rural properties	157,952	149,695
Machinery, equipment and installations	868,775	847,980
Vehicles	87,840	82,026
Furniture, fixtures and computer equipment	20,122	15,482
Buildings	94,233	89,442
Leasehold improvements	93,334	83,617
Construction in progress	130,295	19,011
Sugarcane plant development costs	373,267	248,404
	1,825,818	1,535,657
Accumulated depreciation and amortization	(631,768)	(527,605)
Total	1,194,050	1,008,052

8. Acquisitions

On April 27, 2006, Cosan acquired all of the outstanding shares of Usina Açucareira Bom Retiro S.A. (“Bom Retiro”), a processor of sugar and ethanol from sugarcane, for US$51,078 net of cash acquired.

On February 8, 2006, Cosan acquired all of the outstanding shares of Açucaceira Corona S.A. (“Corona”) a processor of sugar and ethanol from sugarcane, for US$180,582 net of cash acquired.

On December 12, 2005, Cosan acquired all of the outstanding shares of Alcomira S.A. (“Alcomira”) and Mundial S.A. Açúcar e Álcool S.A. (“Mundial”), processors of sugar and ethanol from sugarcane, for US$29,218 net of cash acquired.

On May 31, 2005, Cosan acquired from Tereos do Brasil Participações Ltda. and Sucden Investimentos S.A., for the amount of US$100,900 the remaining 52.5% of the outstanding shares of FBA-Franco Brasileira S.A. Açúcar e Álcool (“FBA”), as set forth in Note 16.a.

These acquisitions have been accounted for using the purchase method and the results of the acquired companies have been included in the consolidated results from the acquisition date.

Also on January 31, 2005, Cosan conducted a legal reorganization together with its parent company Aguassanta Participações S.A. In such transaction, Cosan exchanged its interest in the subsidiary NC Participações S.A. amounting to US$26,141 for the shares of JVM Participações S.A., valued at their respective book values of US$1,865. As a result of the transactions performed on January 31, 2005, Cosan increased its indirect share control over Usina da Barra from 45.3% to 87.9%, corresponding to a total interest of 95%. This is a transaction among entities under common control and net assets were transferred

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

at their carrying value. The income tax effects caused by this transaction were also recorded in equity. Therefore, the total amount recorded in equity related to this transaction was US$16,023.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed in the acquisitions:

Description	FBA	Corona	Alcomira and Mundial	Bom Retiro	Total
Property, plant and equipment	110,716	306,029	34,633	59,456	510,834
Intangible assets	19,284	35,755	7,706	3,590	66,335
Other assets	44,257	130,504	11,268	8,981	195,010
Long-term debts including current installments	(28,152)	(175,032)	(27,274)	(2,076)	(232,534)
Other liabilities	(78,126)	(313,115)	(49,348)	(35,237)	(475,826)
Net assets (liabilities) acquired (assumed)	67,979	(15,859)	(23,015)	34,714	63,819
Purchase price, net of cash acquired	100,900	180,582	29,218	51,078	361,778
Goodwill	32,921	196,441	52,233	16,364	297,959

Cosan expects the goodwill balance relating to these acquisitions will be substantially deductible for tax purposes. The goodwill is substantially based on future profitability.

The following unaudited pro forma financial information presents the pro forma results of operations of Cosan and the acquired companies as if the acquisitions had occurred at the beginning of the years presented. The unaudited pro forma financial information does not purport to be indicative of the results that would have been obtained if the acquisitions had occurred as of the beginning of the years presented or that may be obtained in the future:

	2006	2005
Net sales	1,278,361	869,564
Net income (loss)	(84,509)	(7,870)
Basic EPS per thousand shares (R$)	(0.54)	(0.07)
Diluted EPS per thousand shares (R$)	(0.53)	—

In April 2007, Cosan acquired for US$39,409 cash, 33.33% of the outstanding shares of Etanol Participações S.A. “Etanol” There are two other shareholders of Etanol, neither of which has control of the entity. Etanol owns two operating companies, Usina Santa Luiza and Agropecuária Aquidaban Ltda., that produce sugar and alcohol from sugarcane. The investment is being accounted for using the equity method and the results of the acquired company have been included in the consolidated results from the acquisition date.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

9. Goodwill and Other Intangible Assets
Goodwill

The carrying amounts of goodwill by reporting segment for the years ended April 30, 2007, 2006 and 2005 are as follows:

	Sugar segment	Ethanol segment	Total
Balance as of April 30, 2005	101,182	65,466	166,648
Acquisitions	177,487	120,472	297,959
Total tax benefit applied to reduce goodwill	(4,428)	(4,058)	(8,486)
Existing goodwill of equity investment now consolidated	2,444	4,483	6,927
Reduction of equity interest on TEAS	—	(447)	(447)
Effect of currency translation	21,411	13,853	35,264
Balance as of April 30, 2006	298,096	199,769	497,865
Total tax benefit applied to reduce goodwill	(11,647)	(7,898)	(19,545)
Effect of currency translation	8,105	5,432	13,537
Balance as of April 30, 2007	294,554	197,303	491,857

Other intangible assets

	Gross carrying amount	Weighted average amortization period	Accumulated amortization	Net carrying amount
Intangible assets subject to amortization:
Favorable operating leases	110,872	16 years	(20,934)	89,938
Trademark	5,857	15 years	(1,822)	4,035
Balance as of April 30, 2007	116,729		(22,756)	93,973

Intangible assets subject to amortization:
Favorable operating leases	107,937	16 years	(13,311)	94,626
Trademark	5,702	15 years	(1,393)	4,309
Balance as of April 30, 2006	113,639		(14,704)	98,935

The acquired companies maintained several operating lease agreements with agricultural producers which set forth an amount of sugarcane tons to be delivered at each harvest period. However, if that sugarcane had been bought directly from the producer with no lease agreement, the amount to be paid would depend on the productivity in tons of the sugarcane acquired in that same geographic area. Therefore, the intangible assets identified in each acquisition were valued based on the benefit that each acquired company had in these contracts. The intangible assets are depreciated on the straight-line method based on the contract periods.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

No significant residual value is estimated for these intangible assets. The following table represents the total estimated amortization of intangible assets for the five succeeding fiscal years:

Fiscal Year ending April 30,	2007
2008	7,525
2009	7,025
2010	7,002
2011	7,002
2012	7,002
Thereafter	58,417
Total	93,973

10. Taxes Payable

Cosan and its subsidiaries participate in several programs that provide for payments of taxes in installments, as follows:

	2007	2006
Special State Tax Payment Program State REFIS	—	30,468
Tax Recovery Program—Federal REFIS	81,626	82,455
Special Tax Payment Program—PAES	43,239	50,646
Others	39,575	28,868
	164,440	192,437
Current liabilities	(57,543)	(39,991)
Long-term liabilities	106,897	152,446

Special State Tax Payment Program—State REFIS

On October 2000, two acquired subsidiaries adhered to the Special State Tax Payment Program established by the São Paulo State Government for the settlement of outstanding ICMS debts. Therefore, these amounts are being paid in 120 monthly installments as from December 2001, subject to adjustment based on the variation of the Long-term Interest Rate—TJLP.

Tax Recovery Program—Federal REFIS

In 2000, several subsidiaries of Cosan signed an Option Instrument applying to pay their debts in installments based on the Tax Recovery Program—Federal REFIS. Therefore, the companies voluntarily informed the Brazilian Internal Revenue Service—SRF and the National Institute of Social Security—INSS of their tax and social contribution obligations. Property, plant and equipment of the companies were offered as security in the debt consolidation process.

Under the REFIS, tax payments are made based on 1.2% of the taxpayer’s monthly gross revenue. The remaining balance is monetarily adjusted based on the TJLP variation.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Special Tax Payment Program—PAES

By using the benefit granted by the Special Tax Payment Program—PAES published on May 31, 2003, Cosan and its subsidiaries discontinued litigation in certain judicial proceedings and pleaded the payment in installments of debts maturing up to February 28, 2003 to the SRF and the INSS. Installments are adjusted monthly based on the TJLP variation. Relevant installments have been paid based on 1.5% of Cosan’s revenues, considering a minimum of 120 and a maximum of 180 installments.

Cosan and its subsidiaries must comply with several conditions to continue benefiting from the installment payment programs mentioned above, particularly the regular payment of the installments as required by law and of the taxes becoming due.

State VAT Amnesty

In October 2006, Cosan and the subsidiary Usina da Barra subscribed for the benefit of waiver of interest and penalties on state VAT obligations, approved by State Law No. 12399/06, of September 29, 2006, which provides for a 90% penalty reduction and a 50% interest reduction, calculated to the date of payment.

On October 31, 2006, under the amnesty, the subsidiary Usina da Barra S.A. Açucar e Álcool prepaid tax obligations recorded under taxes payable as Special State Tax Payment Program (State REFIS) in the amount of US$37,417 and taxes payable in the amount of US$8,427. The prepayment resulted in a discount of US$20,683, which was recognized as financial discount under financial income.

On October 31, 2006, Usina da Barra S.A. Açucar e Álcool also prepaid for US$68,338 tax debts recorded under the caption estimated liability for legal proceedings and labor claims in the amount of US$99,852. The discount granted in the amount of US$31,515 is comprised of US$20,043 of principal, penalty and fees, which was classified under the caption other operating income (expenses), with the remaining financial discount in the amount of US$11,471, classified under the caption financial income in the statement of operations.

11. Long-term Debt

Long-term debt is summarized as follows:

	Index	Average annual interest rate	2007	2006
Resolution No. 2471 (PESA)	IGP-M	3.95%	196,545	176,326

Corn price		12.50%	685	445

Senior notes due 2009	US Dollar	9.0%	200,000	200,000

Senior notes due 2017	US Dollar	7.0%	407,311	—

IFC	US Dollar	7.44%	67,677	66,879

Perpetual notes	US Dollar	8.25%	459,035	459,585

Others	Various	Various	47,319	85,082
			1,378,572	988,317

Current liability			(36,076)	(46,576)

Long-term debt			1,342,496	941,741

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

	Index	Average annual interest rate	2007	2006
			1,378,572	988,317

Current liability			(36,076)	(46,576)

Long-term debt			1,342,496	941,741

Long-term debt has the following scheduled maturities:

2009	9,420
2010	206,940
2011	6,855
2012	6,670
2013	18,504
2014	2,009
2015 and thereafter	1,092,098
1,342,496

Resolution No. 2471—Special Agricultural Financing Program (Programa Especial de Saneamento de Ativos), or PESA

To extend the repayment period of debts incurred by Brazilian agricultural producers, the Brazilian government passed Law 9.138 followed by Central Bank Resolution 2,471, which, together, formed the PESA program. PESA offered certain agricultural producers with certain types of debt the opportunity to acquire Brazilian treasury bills (“CTNs”) in an effort to restructure their agricultural debt. The face value of the Brazilian treasury bills was the equivalent of the value of the restructured debt and was for a term of 20 years.

The acquisition price was calculated by the present value, discounted at a rate of 12% per year or at the equivalent of 10.4% of its face value. The CTNs were deposited as a guarantee with a financial institution and cannot be renegotiated until the outstanding balance is paid in full. The outstanding balance associated with the principal is adjusted in accordance with the IGP-M until the expiration of the restructuring term, which is also 20 years, at which point the debt will be discharged in exchange for the CTNs. Because the CTNs will have the same face value as the outstanding balance at the end of the term, it will not be necessary to incur additional debt to pay PESA debt.

On July 31, 2003, the Central Bank issued Resolution 3,114, authorizing the reduction of up to five percentage points of PESA related interest rates, effectively lowering the above-mentioned rates to 3%, 4% and 5%, respectively. The CTNs held by Cosan as of April 30, 2007 and 2006 amounted to US$82,205 and US$72,872, respectively, and are classified as Non-current assets-other.

Senior notes due 2009

The senior notes are listed on the Luxembourg Stock Exchange, mature in November 2009 and bear interest at a rate of 9% per annum, payable semi-annually in May and November as from May 1, 2005. The senior notes are guaranteed by Cosan’s subsidiary, Usina da Barra.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Senior notes due 2017

On January 26, 2007, Cosan Finance Limited, wholly-owned subsidiary at Cosan, issued US$400,000 of senior notes in the international capital markets. These senior notes, listed on the Luxembourg Stock Exchange, mature in November 2017 and bear interest at a rate of 7% per annum, payable semi-annually. The senior notes are guaranteed by Cosan, and its subsidiary, Usina da Barra.

IFC—International Finance Corporation

On June 28, 2005, Cosan entered into a credit facility agreement in the total amount of US$70,000 with the IFC, comprising an “A loan” of US$50,000 and a “C loan” of US$20,000. The “C loan” was used on October 14, 2005 while the funds from the “A loan” were deposited and available at February 23, 2006. Under the agreement, Cosan has granted to IFC an option for the total or partial conversion of the “C loan” into common shares of Cosan in connection with its Initial Public Offering. On November 7, 2005, IFC informed Cosan of its intention to exercise the conversion option in relation to the amount of US$5,000, which was converted into 686,750 common shares (228,750 shares pre-split) on November 16, 2005.

Interest on these loans is due on a semi-annual basis and is payable on January 15 and July 15 of each year, based on the LIBOR plus a spread of 3.75% per annum for “C Loan”, and on LIBOR plus a spread of 2.5% per annum for “A Loan”. The “C loan” accrues additional interest based on a formula that takes Cosan’s EBITDA into consideration. The “C loan” outstanding principal will be settled in a lump sum on January 15, 2013, and may be prepaid. The “A loan” principal will be repaid in 12 equal installments payable every six months beginning July 15, 2007. The debt is secured by the industrial facilities of “Usina Rafard”, with a carrying value of US$5,400 at April 30, 2007, and is guaranteed by the controlling shareholder and Usina da Barra, Cosan Operadora Portuária and Agrícola Ponte Alta S.A.

Cosan, together with its controlling shareholder and its subsidiaries, entered into a Shareholders Agreement with IFC, whereby tag along rights and a put option have been granted to IFC, which requires Cosan’s controlling shareholders to hold a minimum interest of 51% in Cosan’s share capital.

Perpetual Notes

On January 24 and February 10, 2006, Cosan issued perpetual notes which are listed on the Luxemburg Stock Exchange—EURO MTF. These notes bear interest at a rate of 8.25% per year, payable quarterly on May 15, August 15, November 15 and February 15 of each year, beginning May 15, 2006.

The notes may, at the discretion of Cosan, be redeemed on any interest payment date subsequent to February 15, 2011. The notes are guaranteed by Cosan and by Usina da Barra.

Cosan and its subsidiaries are subject to certain restrictive covenants related to their indebtedness, including the following: net debt/EBTIDA ratio; current asset/current liability ratio; limitation on transactions with shareholders and affiliated companies; and limitation on payment of dividends and other payments affecting subsidiaries. At April 30, 2007, Cosan was in compliance with all debt covenants.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

12. Related Parties

Cosan conducts some of its operations through various joint ventures and other partnership forms which are principally accounted for using the equity method. The statement of operations includes the following amounts resulting from transactions with related parties:

	2007	2006	2005
Transactions involving assets
Remittance of financial resources, net of receipts and credit assignments	21	(44)	60,396
Sale of finished products and services	—	—	4,461
Purchase of finished products and services	—	—	(65,428)
Financial expenses	—	—	(2,832)

Transactions involving liabilities
Payment of financial resources, net of funding	(11,469)	(12,213)	(9,969)
Sale of finished products and services	—	2,076	—
Financial expenses	—	—	468
Land leasing	11,096	8,606	1,717

The purchase and sale of products are carried out at arm’s length and unrealized profit or losses with consolidated companies have been eliminated.

In 2005, the related companies Usina Costa Pinto S.A. Açúcar e Álcool, Indústria Açucareira São Francisco S.A. and Usina Santa Bárbara S.A. Açúcar e Álcool had an agreement with Cosan for industrial processing of sugarcane, whereby those companies were entitled to 1.25 sacks (50kg) of VHP sugar and 20 liters of ethanol per ton of sugarcane processed. The terms were similar to those available in the market. In the quarter ended July 31, 2005, the companies entered into an agreement to terminate this type of transaction.

In addition, as of April 30, 2007, Cosan is the lessee of land from unconsolidated affiliated companies as follows: 5,758 hectares (unaudited) of land (5,793 hectares (unaudited) in 2006) owned by Santa Bárbara Agrícola S.A.; 12,751 hectares (unaudited) of land (12,751 hectares (unaudited) in 2006) owned by Indústria Açucareira São Francisco S.A.; and 17,192 hectares (unaudited) of land (13,713 hectares (unaudited) in 2006) owned by Amaralina. These leases are carried out on an arm’s length basis, and rent is calculated based on sugarcane tons per hectare, valued according to price established by CONSECANA (São Paulo State Council of Sugar Cane, Sugar and Alcohol Producers).

13. Contingencies and Commitments

	2007	2006
Tax contingencies	329,493	415,776
Civil and labor contingencies	49,698	46,472
	379,191	462,248

Cosan and its subsidiaries are parties in various ongoing labor claims, civil and tax proceedings arising in the normal course of its business. Respective provisions for contingencies were recorded

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

considering those cases in which the likelihood of loss has been rated as probable. Management believes resolution of these disputes will have no effect significantly different than the estimated amounts accrued.

Judicial deposits recorded by Cosan under other non-current assets in the balance sheets, amounting to US$21,274 (US$26,148 in 2006), have been made for certain of these suits. Judicial deposits are restricted assets of Cosan placed on deposit with the court and held in judicial escrow pending legal resolution of the related legal proceedings.

Tax contingencies mainly refer to suits filed by Cosan and its subsidiaries, discussing several aspects of the legislation ruling PIS, Cofins, contributions to the extinct IAA- Sugar and Ethanol Institute, and the Excise tax (IPI), as well as tax delinquency notices related to ICMS and contributions to the INSS.

The major tax contingencies as of April 30, 2007, are related to Excise tax—IPI credit premium in the amount of US$123,671, Value added tax—ICMS in the amount of US$18,347, IAA Tax Contribution in the amount of US$37,683, and Social Contributions in the amount of US$58,640.

In addition to the aforementioned claims, Cosan and its subsidiaries are involved in other contingent liabilities relating to tax claims and environmental matters, which have not been recorded, considering their current stage and the likelihood of favorable outcomes. These claims can be summarized as follows:

	2007	2006
Tax assessment – withholding income tax	73,037	-
IPI Premium Credit Resulting from Regulatory Ruling No. 67/98	70,860	57,972
ICMS—State value added tax	28,964	28,836
IAA—Sugar and Ethanol Institute	23,706	22,638
IPI—Federal value-added tax	31,921	6,575
Others	18,574	7,802
	247,062	123,823

The subsidiary Usina da Barra has several indemnification suits filed against the Federal Government. The suits relate to product prices that did not conform to the reality of the market, which were mandatorily established at the time the sector was under the Government’s control.

In connection with one of these suits, a final and unappealable decision in the amount of US$149,121 million was rendered in September 2006 in favor of Usina de Barra. This has been recorded as a gain in the statement of operations. Since the recorded amount is substantially composed of interest and monetary restatement, it was recorded in Financial income and in a non-current receivable on the balance sheet. In connection with the settlement process, the form of payment is being determined.

The Company is expecting a final decision relative to the payment terms within three years, which is expected to be in the form of public debt, to be received over a ten year period. The amount is subject to interest and inflation adjustment by an official index. Lawyers’ fees in the amount of US$18,783 relating to this suit have been recorded in General and administrative expenses.

The detail of the movement in the estimated liability for legal proceedings and labor claims is as follows:

Balance at April 30, 2005	101,724

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Provision	47,280
Acquisitions	291,718
Foreign currency translation	21,526
Balance at April 30, 2006	462,248
Provision, less effect of State VAT amnesty	(25,466)
Settlements	(70,160)
Effect of foreign currency translation	12,569
Balance at April 30, 2007	379,191

The provisions for tax, civil and labor contingencies are included in the statement of operations as follows:

	2007	2006	2005
Net sales	2,106	8,086	7,993
General and administrative expenses	(6,208)	—	—
Financial expenses	(1,404)	21,840	12,535
Other income (expense)	(19,960)	6,317	10,791
Income taxes	—	11,037	1,597
	(25,466)	47,280	32,916

Commitments

Sales

Considering that Cosan operates mainly in the commodities market, its sales are substantially made at prices applicable at sales date, and therefore, there are no outstanding orders with amounts involved. However, Cosan has several agreements in the sugar market in which there are commitments of sales involving volumes of these products in future harvest periods.

The volumes related to the commitments mentioned above are as follows (unaudited):

Product	2007	2006
Sugar (in tons)	5,459,000	3,196,000

The commitments by harvest period are as follows (unaudited):

Harvest period	2007	2006
2006/2007	—	1,402,000
2007/2008	2,507,000	897,000
2008/2009	2,068,000	897,000
2009/2010	884,000	—
Total	5,459,000	3,196,000

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Purchase

Cosan has entered into several commitments to purchase sugarcane from third parties in order to guarantee part of its production for the next harvest periods. The amount of sugarcane to be purchased was calculated based on an estimation of the sugarcane to be harvested in each geographic area. The amount to be paid by Cosan will be determined for each harvest period at the end of such harvest period according to price of the sugarcane published by CONSECANA.

The purchase commitments by harvest period as of April 30, 2007 and 2006 are as follows (unaudited):

Harvest period	2007	2006
2007/2008	5,743,069	6,187,195
2008/2009	5,259,707	5,484,059
2009/2010	5,123,754	5,077,070
2010/2011	3,360,875	2,901,271
2011/2012	2,578,114	2,166,673
Thereafter	3,450,395	3,322,512
Total	25,515,914	25,138,780

As of April 30, 2007, Cosan had a normal capacity to mill 40,000 millions (unaudited) of sugarcane during each harvest period.

Leases

Cosan also has noncancelable operating leases, primarily related to seaport and lands for the plantation of sugarcane, which expire up to the next 20 years.

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rental expense for operating leases during 2007, 2006 and 2005 consisted of the following:

	2007	2006	2005
Minimum rentals	53,081	46,199	26,304
Contingent rentals	55,621	14,767	1,320
Rental expense	108,702	60,966	27,624

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of April 30, 2007 are:

Fiscal Year ending April 30,	Operating leases
2008	56,023
2009	55,741
2010	54,694
2011	52,378

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Fiscal Year ending April 30,	Operating leases
2012	53,043
Thereafter	339,816
Total minimum lease payments	611,695

14. Financial Income and Expenses, Net

	2007	2006	2005
Financial expenses
Interest(1)	(126,876)	(101,117)	(61,354)
Monetary variation—losses	(33,210)	(13,212)	(12,325)
Foreign exchange variation—losses	20,024	(60,415)	(1,141)
Results from derivatives(3)	(111,156)	(223,707)	(31,793)
CPMF expenses(4)	(11,517)	(10,185)	(4,285)
Bank charges	(3,452)	(3,080)	(3,357)
Other expenses	—	(1,334)	(1,655)
	(266,187)	(413,050)	(115,910)
Financial income
Interest(1)	18,951	11,681	20,290
Monetary variation—Gains	3,282	8,552	918
Foreign exchange—Gains(2)	(629)	133,054	45,718
Results from derivatives(3)	301,795	14,330	4,324
Earnings from marketable securities	36,759	18,154	3,133
Discounts obtained	43,370	418	2,370
Accounts receivable from government agency(5)	149,121	—	—
Other income	2,901	280	—
	555,550	186,469	76,753
Net amount	289,363	(226,581)	(39,157)

(1)	Includes results from swap operations.
(2)	Includes foreign exchange gains on liabilities denominated in foreign currency.
(3)	Includes results from transactions in futures, options and forward contracts.
(4)	Tax on Financial Transactions—CPMF.
(5)	See note 13.

15. Income Taxes

Income tax benefit (expense) attributable to income from continuing operations consists of:

	2007	2006	2005
Income taxes benefit (expense):
Current	(43,346)	(19,946)	(15,179)
Deferred	(145,472)	49,688	320
	(188,818)	29,742	(14,859)

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

2007	2006	2005
(188,818)	29,742	(14,859)

Income taxes differed from the amounts computed by applying the income tax rate of 25% and social contribution tax rate of 9% to income before income taxes due to the following:

	2007	2006	2005
Income (loss) before income taxes	538,545	(101,565)	34,508
Income tax benefit (expense) at statutory rate—34%	(183,105)	34,532	(11,733)
Increase (reduction) in income taxes resulting from:
Write-off of deferred income taxes on tax loss carry forwards related to merged affiliates	—	(3,366)	—
Equity in earnings of affiliates not subject to taxation	(12)	539	1,163
Nondeductible goodwill amortization	(3,758)	(1,381)	(1,422)
Nondeductible donations, contributions and others	(1,943)	(582)	(2,867)
Income tax benefit (expense)	(188,818)	29,742	(14,859)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at April 30, 2007 and 2006 are presented below:

	2007	2006
Deferred tax assets:
Derivatives		54,663
Net operating loss carryforwards	28,016	84,572
Provision for contingencies	82,313	97,498
Legal reorganization	8,214	11,217
Other temporary differences	33,413	17,485
Total gross deferred tax assets	151,956	265,435
Current portion	24,788	83,193
Non-current portion	127,168	182,242

Deferred tax liabilities:
Deferred tax liabilities on assigned value of the net assets and on temporary differences	297,174	272,313

Current portion	28,419	8,438
Non-current portion	268,755	263,875

Net deferred tax assets (liabilities):
Current portion	(3,631)	74,755
Non-current portion	(141,587)	(81,633)
	(145,218)	(6,878)

In assessing the valuation allowance of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. There is no expiration term for the net operating loss carry forwards. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Cosan will realize the benefits of these deductible differences at April 30, 2007, as well as the net operating loss carry forwards. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

As of April 30, 2007, Cosan and its subsidiaries have consolidated net operating loss carry forwards for income and social contribution tax purposes of US$82,386 and US$82,435, respectively. Income tax loss carry forwards and the negative basis for social contribution tax may be offset against a maximum of 30% of annual taxable income earned from 1995 forward, with no statutory limitation period.

16. Capital

On December 13, 2004, an extraordinary shareholders’ meeting of Cosan S.A. approved a capital increase of US$11,799, through the issue of 7,851,756 common shares with no par value. The capital increase was fully subscribed by Santa Bárbara Agrícola S.A. with rural properties, exchanged at fair value.

On January 31, 2005, an extraordinary shareholders’ meeting of Cosan S.A. approved a capital increase of US$4,255, through the issue of 12,251,466 common shares with no par value. The capital increase was fully subscribed and paid up by Aguassanta Participações S.A., and shares were exchanged at fair value.

The extraordinary shareholders’ meetings of Cosan S.A. of May 31, 2005 approved a capital increase of US$16,073, with the issuance of 12,948,053 new common shares, with no par value, which were fully subscribed by the new shareholders, Tereos do Brasil Participações Ltda. and Sucden Investimentos S.A., through a share exchange equivalent to 13,650,000 common shares, corresponding to 52.5% of capital of FBA—Franco Brasileira S.A. Açúcar e Álcool (“FBA”), whereby Cosan became the holder of a 99.9% interest in FBA.

On July 29, 2005, the shareholders of Cosan S.A. spun-off the shares of Amaralina Agrícola Ltda. (“Amaralina”) valued at US$60,502.

At the annual and extraordinary shareholders’ meetings of Cosan S.A. on August 30, 2005 the following was decided:

•    Allocation of US$11,054 from retained earnings to increase capital, without issuance of new shares; and

•    Reverse share split of Cosan shares on the basis of eight old shares to one new share. Additionally, Cosan consummated a share split in August 2006.

On November 7, 2005, the IFC communicated to Cosan S.A. its decision to exercise its conversion option with respect to the US$5,000 amount which, translated on November 16, 2005, totaled US$4,949 of the “C loan”, representing 686,250 common shares issued at the IPO price.

On November 18, 2005, Cosan S.A. issued 48,139,530 common shares with no par value through primary public offering (the “IPO”) of shares in Brazil, with exclusion of right of first refusal of its current shareholders, on the terms of article 172, item I of Law No. 6404, dated December 15, 1976, as amended

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

and within authorized capital limit provided for in its Bylaws. The issue price of shares was established based on a book building process at US$7 (US$22 pre-split) per share, and approved by Cosan’s Board of Directors. Also at this meeting, a capital increase was approved, within the authorized capital limit, in the amount of US$169,038. On November 18, 2005, Cosan shares started being traded on the São Paulo Stock Exchange, at a differentiated corporate governance level named “Novo Mercado”, under code CSAN3.

On November 22, 2005, Cosan S.A.’s Board of Directors authorized the issue of additional shares corresponding to 15% of the number of shares initially offered, with the exclusive purpose of meeting the excess demand noted during the IPO. Therefore, Cosan issued 7,220,928 book-entry, registered common shares, with no par value, at the issue price of US$7 (US$22 pre-split) each, which resulted in a new capital increase of US$26,328.

On August 1, 2007, Cosan Limited became the controlling shareholder of Cosan S.A. in which it holds 51% interest.

This operation was carried out by means of a corporate reorganization involving the Cosan’s former direct controlling shareholders, to wit, Usina Costa Pinto S.A. Açúcar e Álcool (“Usina Costa Pinto”) and Aguassanta Participações S.A. (“Aguassanta Participações”). Referred to shareholders contributed capital to Cosan Limited in the form of Cosan’s common shares, as stated below, thus becoming part of Cosan’s indirect ownership structure:

Shareholder	Number of shares of Cosan’s issue contributed as capital to Cosan Limited	Interest held in Cosan
Usina Costa Pinto	30,010,278	15.89%
Aguassanta Participações	66,321,766	35.11%
	96,332,044	51.00%

Subsequently, Aguassanta Participações proceeded with the corporate restructuring involving its interest held in Cosan Limited. As a result of this restructuring, the equity interest formerly held by Aguassanta Participações directly in Cosan Limited turned into indirect interest, by means of holding companies in Brazil and abroad. Upon completion of said corporate restructuring operation, Cosan Limited ownership structure – where Cosan Limited equity interest in Cosan S.A. Indústria e Comércio remained unaltered, corresponding to 51%, was as follows:

Shareholder	Class of shares	Number of shares	Interest
Usina Costa Pinto	B1	30,010,278	15.29%
Queluz Holdings Limited	B1	66,321,766	33.78%
Aguassanta Participações	A	5,000,000	2.55%
Other shareholders	A	95,000,000	48.39%
		196,332,044	100.00%

Cosan Limited shares owned by Usina Costa Pinto and Queluz Holdings Limited are Class B1 shares, which entitle their holders to 10 votes per share. Other shares are Class A shares, which entitle holders to 1 vote per share.

On August 16, 2007, Cosan Limited concluded its Global Initial Public Offering (IPO) at the New York Stock Exchange by offering 100,000,000 Class A shares. As of that date, Cosan Limited priced its IPO at US$10.50 per Class A share, equivalent to the amount of R$21.05. As a result of the Global

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Offering Cosan’s shares are traded on the New York Stock Exchange (NYSE) and on the São Paulo Stock Exchange (BOVESPA) by BDR (Brazilian Depositary Receipts).

17. Share-Based Compensation

In the ordinary and extraordinary general meeting of Cosan S.A. held on August 30, 2005, the guidelines for the outlining and structuring of a stock option plan for Cosan S.A.’s officers and employees were approved, thus authorizing the issue of up to 5% of shares comprising its share capital. This stock option plan was outlined to attract and retain services rendered by officers and key employees, offering them the opportunity to become shareholders of Cosan S.A. On September 22, 2005, Cosan S.A.’s board of directors approved the distribution of stock options corresponding to 4,302,780 common shares to be issued or purchased by Cosan S.A. related to 3.25% of the share capital at the time, authorized by the annual/extraordinary meeting. The remaining 1.75% may still be distributed. On September 22, 2005, the officers and key employees were informed regarding the key terms and conditions of the share-based compensation arrangement.

According to the market value on the date of issuance, the exercise price is US$2.93 (two dollars and ninety three cents) per share which does not include any discount. The exercise price was calculated before the valuation mentioned above based on an expected private equity deal which did not occur. Options may be exercised after a one-year vesting period starting November 18, 2005, at the maximum percentage of 25% per year of the total stock options offered by Cosan S.A. The options for each 25% have a 5 year period to be exercised.

The exercised options will be settled only through issuance of new common shares or treasury stock.

The employees who leave Cosan S.A. before the vesting period will forfeit 100% of their rights. However, if the employment is terminated by Cosan S.A. with no cause, the employees will have the right to exercise 100% of their options of that particular year plus the right to exercise 50% of the options of the following year.

The fair value of share-based awards was estimated using a binominal model with the following assumptions:

Grant date	September 22, 2005
Grant price—in U.S. dollars	2.93
Expected life (in years)	7.5
Interest rate	14.52%
Volatility	34%
Dividend yield	1.25%
Weighted-average fair value at grant date—in U.S. dollars	5.92

Expected Term—Cosan’s expected term represents the period that Cosan S.A.’s stock-based awards are expected to be outstanding and was determined based on the assumption that the officers will exercise their options when the exercise period is over. Therefore, this term was calculated based on the average of 5 and 10 years. Cosan S.A. does not expect any forfeiture as those options are mainly for officers, whose turnover is low.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Expected Volatility—Cosan S.A. had its shares publicly-traded for less than 6 months as of April 30, 2006. Therefore, Cosan S.A. has opted to substitute the historical volatility by an appropriate global industry sector index, based on the volatility of the share prices, and considering it as an assumption in its valuation model. Cosan S.A. has identified and compared similar public entities for which share or option price information is available to consider the historical, expected, or implied volatility of those entities’ share prices in estimating expected volatility based on global scenarios.

Expected Dividend—Cosan S.A. uses the payment history of dividends for the expected dividend value factor when using the Binominal Model option-pricing formula to determine the fair value of options granted. As Cosan S.A. was a new public entity, the expected dividend yield was calculated based on the current value of the stock market at grant date, adjusted by the average rate of return to shareholders for the expected term, in relation of future book value of the stocks.

Risk-Free Interest Rate—Cosan S.A. bases the risk-free interest rate used in the Binominal Model valuation method on the implied yield currently available on SELIC—Special System Settlement Custody which is the implied yield currently available on zero-coupon securities in Brazil.

As of April 30, 2007 the amount of US$14,293 related to the unrecognized compensation cost related to stock options is expected to be recognized in 2.5 years. Cosan S.A. currently has no shares in treasury.

Stock option activity for the year ended April 30, 2007, is as follows:

	Shares	Weighted-average exercise price
Outstanding as of April 30, 2005	—	—
Grants of options	4,302,780	2.93
Exercises	—	—
Forfeitures or expirations	—	—
Outstanding as of April 30, 2006	4,302,780	2.93
Grants of options	—	—
Exercises	(1,132,707)	3.00
Forfeitures or expirations	(285,060)	3.00
Outstanding as of April 30, 2007	2,885,013	3.00
Shares exercisable at April 30, 2007	—	—
Shares exercisable at April 30, 2006	—	—

18. Risk Management and Financial Instruments

a. Risk management

The volatility in the price of commodities and foreign exchange rates are the main market risks to which Cosan and its subsidiaries are exposed. Cosan carries out operations involving financial instruments with a view to managing such risks.

These risks and related instruments are managed through the definition of strategies, establishment of control systems and determination of foreign exchange, interest rate and price change limits.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

The financial instruments are contracted for hedging purposes only.

b. Price risk

Cosan carries out transactions involving derivatives, with a view to reducing its exposure to sugar price variations in the foreign market. Such transactions assure an average minimum income for future production. Cosan actively manages the positions contracted and relevant results of such activity are continually monitored, so as to allow that adjustments be made to goals and strategies considering changes in market conditions. Cosan operates mainly in futures and options markets on the NYBOT (New York Board of Trade) and the LIFFE (London International Financial Futures and Options Exchange).

c. Foreign exchange risk

Cosan carries out transactions involving derivatives, with a view to reducing its exposure to foreign exchange rate variations on exports. Transactions with derivatives combined with commodity price derivatives assure an average minimum income for future production. Cosan actively manages the positions contracted and relevant results of such activity are continually monitored, so as to allow that adjustments be made to goals and strategies considering changes in market conditions. Cosan operates mainly in the over-the-counter segment with leading institutions.

Additionally, Cosan has also engaged in currency and interest rate swap operations for charges associated to Senior Notes, from the U.S. dollar exchange rate variation plus interest of 9% per annum to 81% of CDI.

d. Interest rate risk

Cosan monitors fluctuations of the several interest rates linked to its monetary assets and liabilities and, in the event of increased volatility of such rates, it may engage in transactions with derivatives so as to minimize such risks. At April 30, 2007, Cosan did not record any interest rate derivative contracts, except for the swap arrangement referred to in item c) Foreign exchange risk.

e. Credit risk

A significant portion of sales made by Cosan and its subsidiaries is made to a selected group of best-in-class counterparties (i.e., trading companies, fuel distribution companies and large supermarket chains). Credit risk is managed through specific rules of client acceptance, credit rating and setting of limits for customer exposure, including the requirement of a letter of credit from major banks. Cosan and its subsidiaries historically have not recorded material losses on trade accounts receivable.

f. Debt acceleration risk

As of April 30, 2007, Cosan was a party to loan and financing agreements with covenants generally applicable to these operations, regarding cash generation, debt to equity ratio and others. These covenants are being fully complied with by Cosan and do not place any restrictions on its operations as a going-concern.

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

g. Estimated market values

The following methods and assumptions were used to estimate the fair value of each main class of financial instruments:

•	Accounts receivable and trade accounts payable: The carrying amounts reported in the balance sheet for accounts and notes receivable and accounts payable approximate their fair values.

•
Short-term and long-term debt and advances from customers: The market values of loans and financing were calculated based on their present value calculated through the future cash flows and using interest rates applicable to instruments of similar nature, terms and risks or based on the market quotation of these securities.

The following table presents the carrying amounts and estimated fair values of Cosan’s financial instruments at April 30, 2007 and 2006. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2007		2006
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	316,542	316,542	29,215	29,215
Marketable securities	281,879	281,879	368,838	368,838

Financial liabilities:
Short-term and long-term debt	1,378,572	1,416,390	988,317	1,154,625
Advances from customers	48,608	45,576	79,483	80,659

Assets and liabilities that are reflected in the accompanying consolidated financial statements at fair value or have their fair value disclosed in the notes to the consolidated financial statements are not included in the above disclosures; such items include cash and equivalents and derivative financial instruments.

19. Segment Information

a. Segment information

The following information about segments is based upon information used by Cosan’s senior management to assess the performance of operating segments and decide on the allocation of resources. Cosan’s reportable segments are business units that target different industry segments. Each reportable segment is managed separately because of the need to specifically address customer needs in these different industries. Cosan has three segments: sugar, ethanol and others group. The operations of these segments are based solely in Brazil.

The sugar segment mainly operates and produces a broad variety of sugar products, including raw (also known as very high polarization—VHP sugar), organic, crystal and refined sugars, and sells these products to a wide range of customers in Brazil and abroad. Cosan exports the majority of the sugar produced through international commodity trading companies. Cosan’s domestic customers include

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

wholesale distributors, food manufacturers and retail supermarkets, through which it sells its “Da Barra” branded products.

The ethanol segment substantially produces and sells fuel ethanol, both hydrous and anhydrous (which has a lower water content than hydrous ethanol) and industrial ethanol. Cosan’s principal ethanol product is fuel ethanol, which is used both as an automotive fuel and as an additive in gasoline, and is mainly sold in the domestic market by fuel distribution companies. Consumption of hydrous ethanol in Brazil is increasing as a result of the introduction of flex fuel vehicles that can run on either gasoline or ethanol (or a combination of both) to the Brazilian market in 2003. In addition, Cosan sells liquid and gel ethanol products used mainly in the production of paint and cosmetics and alcoholic beverages for industrial clients in various sectors.

The accounting policies underlying the financial information provided for the segments are based on Brazilian GAAP. We evaluate segment performance based on information generated from the statutory accounting records.

Others segment is comprised by selling cogeneration of electricity, diesel and corporate activities.

No asset information is provided by reportable segment due to the fact that the majority of the assets used in production of sugar and ethanol are the same.

Measurement of segment profit or loss and segment assets

Cosan evaluates performance and allocates resources based on return on capital and profitable growth. The primary measurement used by management to measure the financial performance of Cosan is adjusted EBIT (earnings before interests and taxes excluding special items such as impairment and restructuring, integration costs, one-time gains or losses on sales of assets, acquisition, and other items similar in nature). The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Cosan reports net sales by geographic area based on the destination of the net sales.

	2007	2006	2005
Net sales—Brazilian GAAP
Sugar	1,029,592	657,846	417,795
Ethanol	551,474	378,366	198,830
Others	95,832	57,792	51,545
Total	1,676,898	1,094,004	668,170
Reconciling items to U.S. GAAP
Sugar	2,152	2,610	(1,957)
Ethanol	—	—	(20,426)
Others	—	—	(1,411)
Total	2,152	2,610	(23,794)
Total net sales	1,679,050	1,096,614	644,376

Segment operating income—Brazilian GAAP
Sugar	105,290	65,997	39,493
Ethanol	56,396	37,959	18,795
Others	9,800	5,797	4,872
Operating income—Brazilian GAAP	171,486	109,753	63,160

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

	2007	2006	2005
Reconciling items to U.S. GAAP
Depreciation and amortization expenses
Sugar	39,340	24,013	18,458
Ethanol	21,072	13,811	8,784
Others	3,662	2,110	2,277
	64,074	39,934	29,519
Other adjustments
Sugar	(816)	(10,501)	11,407
Ethanol	(1,573)	(7,559)	(14,280)
Others	(273)	(1,154)	226
Total sugar	143,814	79,509	69,358
Total ethanol	75,895	44,211	13,299
Total others	13,189	6,753	7,375
Operating income—U.S. GAAP	232,898	130,473	90,032

b. Sales by geographic area

The following table includes Cosan’s net sales by region:

	2007	2006	2005
Brazil	663,886	522,435	261,017
Europe	304,634	61,457	31,609
Middle East and Asia	473,752	323,488	202,486
North America	113,010	43,841	29,710
Latin America, other than Brazil	19,392	5,784	3,059
Africa	102,224	136,999	140,289
Total	1,676,898	1,094,004	668,170

c. Sales by principal customers

Sugar

The following table sets forth the amount of sugar that we sold to our principal customers during the years as a percentage of our total sales of sugar:

Market	Customer	2007	2006	2005
International	Sucres et Denrées	33.3%	33.7%	25.8%
	Coimex Trading Ltd	11.5%	11.3%	15.3%
	S.A. Fluxo	9.5%	0.8%	—
	Tate & Lyle International	5.3%	10.0%	12.2%
	Cane International Corporation	2.2%	12.8%	13.3%

COSAN LIMITED
(Formerly Cosan S.A. Industria e Comércio)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended April 30, 2007, 2006 and 2005--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Ethanol

The following table sets forth the amount of ethanol that we sold to our principal customers during the years as a percentage of our total sales of ethanol:

Market	Customer	2007	2006	2005
International	Vertical UK LLP	11.6%	9.3%	16.3%
	Kolmar Petrochemicals	6.2%	0.3%	0.7%
	Alcotra S.A.	—	5.8%	—
Domestic	Shell Brasil Ltda.	14.8%	27.8%	30.4%
	Petrobrás Distribuidora S.A.	9.2%	12.0%	6.0%
	Manancial Distribuidora de Petróleo Ltda.	8.2%	2.3%	—
	Flag Distribuidora de Petróleo Ltda.	4.1%	8.9%	9.8%

COSAN LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2007 AND APRIL 30, 2007
(In thousands of U.S. dollars, except share data)

	(Unaudited) October 31, 2007	April 30, 2007
Assets		(restated)
Current assets:
Cash and cash equivalents	77,037	316,542
Restricted cash	1,780	17,672
Marketable securities	1,131,612	281,879
Trade accounts receivable, less allowances: October, 31, 2007 – 2,113; April 30, 2007 – 4,013	61,352	55,206
Inventories	676,967	247,480
Advances to suppliers	173,448	103,961
Other current assets	90,597	116,763
	2,212,793	1,139,503

Property, plant and equipment, net	1,405,094	1,194,050
Goodwill	562,654	491,857
Intangible assets, net	105,178	93,973
Accounts receivable from Federal Government	190,038	156,526
Other non-current assets	209,998	177,460
	2,471,962	2,113,867
Total assets	4,684,755	3,253,370

COSAN LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2007 AND APRIL 30, 2007
(In thousands of U.S. dollars, except share data)

	(Unaudited) October 31, 2007	April 30, 2007
Liabilities and shareholders’ equity		(restated)
Current liabilities:
Trade accounts payable	212,015	55,938
Advances from customers	16,435	24,275
Taxes payable	51,705	57,543
Salaries payable	63,805	31,109
Current portion of long-term debt	44,010	36,076
Derivative financial instruments	26,779	9,779
Dividends payable	—	37,261
Other liabilities	7,279	22,238
	422,028	274,219
Long-term liabilities:
Long-term debt	1,226,173	1,342,496
Estimated liability for legal proceedings and labor claims	459,824	379,191
Taxes payable	130,494	106,897
Advances from customers	8,333	24,333
Deferred income taxes	144,657	141,587
Other long-term liabilities	50,963	47,485
	2,020,444	2,041,989

Minority interest in consolidated subsidiaries	550,040	463,551

Shareholders’ equity
Common stock class A, $.01 par value, 1,000,000,000 shares authorized; 111,678,000 shares issued and outstanding	1,117	—
Common stock class B1, $.01 par value, 96,332,044 shares authorized, issued and outstanding	963	963
Common stock class B2, $.01 par value, 92,554,316 shares authorized; no shares issued	—	—
Additional paid-in capital	1,473,250	354,022
Accumulated other comprehensive income	116,035	36,696
Retained earnings	100,878	81,930
Total shareholders’ equity	1,692,243	473,611
Total liabilities and shareholders' equity	4,684,755	3,253,370

See accompanying notes to condensed consolidated financial statements.

COSAN LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE SIX MONTH
PERIODS ENDED OCTOBER 31, 2007 AND 2006
(In thousands of U.S. dollars, except share data)
(Unaudited)

	Six months ended October 31,
	2007	2006
		(restated)
Net sales	629,268	887,749
Cost of goods sold	(583,675)	(593,771)
Gross profit	45,593	293,978
Selling expenses	(82,133)	(63,192)
General and administrative expenses	(54,501)	(46,025)
Operating income (loss)	(91,041)	184,761

Other income (expense):
Financial income	307,687	295,440
Financial expenses	(178,368)	(206,110)
Other	(405)	18,385

Income before income taxes, equity in income (loss) of affiliates and minority interest	37,873	292,475

Income taxes	(9,834)	(100,027)
Income before equity in income (loss) of affiliates and minority interest	28,039	192,448
Equity in income (loss) of affiliates	(2,033)	153
Minority interest in net income of subsidiaries	(7,058)	(95,251)
Net income	18,948	97,349

Earnings per share:
Basic and Diluted	0.13	0.98

Weighted average number of shares outstanding:
Basic and Diluted	140,752,618	99,747,279

See accompanying notes to condensed consolidated financial statements.

COSAN LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY FOR
THE SIX MONTH PERIOD ENDED OCTOBER 31, 2007
(In thousands of U.S. dollars, except share data)
(Unaudited)

	Class A Common number	Class A Common amount	Class B Common number	Class B Common amount	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity
Balance at May 1, 2007	—	—	1,000	—	—	—	—	—

Contribution of 51% of Cosan S.A. equity	—	—	96,331,044	963	354,872	76,159	81,930	513,924
Issuance of common shares class A for cash	100,000,000	1,000	—	—	994,814	—	—	995,814
Issuance of common shares class A for cash	11,678,000	117	—	—	122,502	—	—	122,619
Stock compensation	—	—	—	—	1,062	—	—	1,062
Net income	—	—	—	—	—	—	18,948	18,948
Currency translation adjustment	—	—	—	—	—	39,876	—	39,876
Total comprehensive income								58,824
Balances at October 31, 2007	111,678,000	1,117	96,332,044	963	1,473,250	116,035	100,878	1,692,243

See accompanying notes to condensed consolidated financial statements.

COSAN LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
SIX MONTH PERIODS ENDED OCTOBER 31, 2007 AND 2006
(In thousands of U.S. dollars)
(Unaudited)

	Six months Ended October 31,
	2007	2006
Cash flow from operating activities		(restated)
Net income	18,948	97,349
Adjustments to reconcile net income to cash used in operating activities
Depreciation and amortization	158,997	83,129
Deferred income and social contribution taxes	(14,531)	88,157
Interest, monetary and exchange variation	(97,641)	96,133
Minority interest in net income of subsidiaries	7,058	95,251
Others	12,652	(13,130)
Decrease (increase) in operating assets and liabilities
Trade accounts receivable, net	(1,280)	(29,348)
Inventories	(388,349)	(388,453)
Advances to suppliers	(52,206)	(19,378)
Trade accounts payable	146,778	68,242
Derivative financial instruments	42,496	(131,370)
Taxes payable	(16,214)	(52,470)
Other assets and liabilities, net	(14,502)	(42,591)
Net cash used in operating activities	(197,794)	(148,479)
Cash flows from investing activities
Restricted cash	18,830	59,873
Marketable securities	(791,758)	198,284
Acquisition of property, plant and equipment	(184,851)	(51,133)
Other	(1,207)	(62)
Net cash provided by (used in) investing activities	(958,986)	206,962
Cash flows from financing activities
Proceeds from issuance of common stock	1,118,433	—
Additions of long-term debt	—	25,295
Payments of long-term debt	(260,419)	(95,641)
Net cash provided by (used in) financing activities	858,014	(70,346)
Effect of exchange rate changes on cash and cash equivalents	59,261	9,105
Net decrease in cash and cash equivalents	(239,505)	(2,758)
Cash and cash equivalents at beginning of period	316,542	29,215
Cash and cash equivalents at end of period	77,037	26,457

See accompanying notes to condensed consolidated financial statements.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS OCTOBER 31, 2007
(In thousands of U.S. dollars, unless otherwise stated)

1.  Operations and Purpose

Cosan Limited (“Cosan” or the “Company”) was incorporated in Bermuda as an exempted company on April 30, 2007. In connection with its incorporation, Cosan Limited issued 1,000 shares of common stock for US$10.00 to Mr. Rubens Ometto Silveira Mello, who indirectly controls Cosan S.A. Indústria e Comércio and its subsidiaries (“Cosan S.A.”).

The companies included in the unaudited consolidated interim financial statements have as their primary activity the production of ethanol and sugar. They are constantly pursuing opportunities to capitalize on the growing demand for ethanol and sugar in the world. They are focused on increasing production capacity through expansion of existing facilities, development of greenfield projects and, as opportunities present themselves, acquisitions.

On August 1, 2007, Aguassanta Participações S.A. and Usina Costa Pinto S.A. Açúcar e Álcool, controlling shareholders of Cosan S.A. and both indirectly controlled by Mr. Rubens Ometto Silveira Mello, the controlling shareholder, contributed their common shares of Cosan S.A. to Cosan in exchange for 96,332,044 of our class B1 common shares. The common shares contributed to the Company by Aguassanta Participações S.A. and Usina Costa Pinto S.A. Açúcar e Álcool consisted of 96,332,044 common shares of Cosan, representing 51.0% of Cosan S.A. outstanding common shares. As a result of this operation Cosan Ltd. became the controlling shareholder of Cosan S.A.

This is a transaction among companies under common control. The transferred equity interests of Cosan S.A. have been recognized at the carrying amounts in the accounts of Cosan S.A. at the date of transfer. The financial statements of Cosan Limited for the six-month period ended October 31, 2007 reflect the results of operations of the entities as though the transfer of equity occurred at the beginning of the period. Additionally, the financial statements for the six-month period ended October 31, 2006 have been restated to reflect the combination of entities under common control to furnish comparative information. Earnings per share has been computed assuming that the share issued in connection with the formation of Cosan Limited, and the shares of Cosan S.A. contributed into Cosan Limited have been outstanding from the beginning of the periods.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Shareholders’ equity as April 30, 2007 has been stated as follows:

	Class B Common stock number	Class B Common stock amount	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity
As stated
Cosan Limited	1,000	—	—	—	—	—
Cosan S.A. Indústria e Comércio	—	535,105	160,944	71,953	160,648	928,650
Contribution of 51% of Cosan S.A. equity as of April 30, 2007	96,331,044	272,904	82,081	36,696	81,930	473,611
Reclassification from common stock	—	(271,941)	271,941	—	—	—
As restated	96,332,044	963	354,022	36,696	81,930	473,611

On August 17, 2007, the Company concluded its global offering of 111,678,000 class A common shares which resulted in gross proceeds in the amount of US$1,171,027. As a result of the global offering, Cosan’s shares are traded on the New York Stock Exchange (NYSE) and on the São Paulo Stock Exchange (Bovespa) by BDR (Brazilian Depositary Receipts).

The costs directly attributable to the offering were charged against the gross proceeds of the offering in a total amount of US$52,594. Therefore, the net proceeds related to the IPO totaled US$1,118,433.

2.  Presentation of the Consolidated Financial Statements

a.     Basis of Reporting for Interim Financial Statements

In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company’s results for the periods presented. Interim results for the six-month period ended October 31, 2007, are not necessarily indicative of the results that may be expected for the year ending April 30, 2008.

The unaudited condensed consolidated financial statements include the accounts of Cosan Limited and its subsidiaries. All significant intercompany transactions have been eliminated.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

The accounts of Cosan are maintained in U.S. dollars and the accounts of its subsidiaries are maintained in Brazilian reais, which have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52 “Foreign Currency Translation” using the real as the functional currency.

The exchange rate of the Brazilian real (R$) to the US$ was R$1.7440=US$1.00 at October 31, 2007 and R$2.0339=US$1.00 at April 30, 2007.

b.     Use of estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. These estimates and assumptions are reviewed and updated regularly to reflect recent experience.

c.     Recently issued accounting standards

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”) which amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this Statement was issued, limited guidance existed for reporting noncontrolling interests. This Statement changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of operations, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. This Statement is effective for Cosan as of May 1, 2009. As this statement was recently issued, Cosan is evaluating the impact on its consolidated financial statements and related disclosures.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces FASB Statement No. 141, Business Combinations. This Statement establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement is effective for Cosan as of May 1, 2009.  This Statement will only impact Cosan’s financial statements in the event of a business combination on or after May 1, 2009.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“SFAS 159”), which expands the use of fair value measurement by permitting entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. This statement is required to be adopted by Cosan as of May 1, 2008. Cosan does not believe the adoption of SFAS 159 will have a material effect on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB also issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but instead is intended to eliminate inconsistencies with respect to this topic found in various other accounting pronouncements. This Statement is effective for Cosan as of May 1, 2008. Cosan does not believe the adoption of SFAS 157 will have a material effect on its consolidated financial position, results of operations or cash flows.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

3.  Cash and Cash Equivalents

	October 31, 2007	April 30, 2007
Local currency
Cash and bank accounts	54,258	16,208
Foreign currency
Cash and bank accounts	22,779	300,334
	77,037	316,542

4.  Marketable Securities

	October 31, 2007	April 30, 2007
Investment funds	1,129,355	—
Bank Deposits Certificate	2,257	281,873
Other fixed income securities	—	6
	1,131,612	281,879

The investment funds balance consists of fixed income investments expressed in U.S. dollars with international prime banks, remunerated at an average rate of 5.2% p.a. and available for prompt redemption.

5.  Derivative Financial Instruments

Cosan S.A. has entered into derivative financial instruments with various counterparties and uses derivatives to manage the overall exposures related to sugar price variation in the international market and exchange rate variation. The instruments are commodity futures contracts, forward currency agreements, interest rate and foreign exchange swap contracts, and option contracts. Cosan S.A. recognizes all derivatives on the balance sheet at fair value.

There are no derivative instruments designated as hedges.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

The following table summarizes the notional value of derivative financial instruments as well as the related amounts recorded in balance sheet accounts:

	Notional amounts		Carrying value asset (liability)
	October 31, 2007	April 30, 2007	October 31, 2007	April 30, 2007
Commodities derivatives
Future contracts:
Purchase commitments	928	—	11	—
Sell commitments	152,321	247,882	575	47,427
Options:
Purchased	—	58,587	—	4,502
Written	105,307	—	(3,510)	—

Foreign exchange derivatives
Future contracts:
Purchase commitments	897	—	(8)	—
Forward contracts:
Sale commitments	327,860	153,824	47,834	13,274
Swap agreements	327,236	328,419	(23,261)	(9,779)
Total assets			48,420	65,203
Total liabilities			(26,779)	(9,779)

Where quoted market prices were not available, fair values were based on estimates using discounted cash flows or other valuation techniques. Asset figures are classified as other current assets.

6.  Inventories

	October 31, 2007	April 30, 2007
Finished goods:
Sugar	233,851	5,730
Ethanol	239,493	8,731
Others	1,962	1,681
	475,306	16,142
Annual maintenance cost of growing crops	133,209	183,157
Others	68,452	48,181
	676,967	247,480

The increase in finished goods and decrease in annual maintenance cost of growing crops relate to the beginning of the 2007/2008 harvest period which occurred in middle March 2007.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

7.  Long-term Debt

Long-term debt is summarized as follows:

	Financial charges
	Index	Average annual interest rate	October 31, 2007	April 30, 2007
Resolution 2471 (PESA)	IGP-M	3.95%	244,986	196,545
	Corn price variation	12.50%	419	685
Senior notes due 2009	US Dollar	9.0%	40,915	200,000
Senior notes due 2017	US Dollar	7.0%	406,922	407,311
IFC	US Dollar	7.44%	65,480	67,677
Perpetual notes	US Dollar	8.25%	458,839	459,035
Others	Various	Various	52,622	47,319
			1,270,183	1,378,572
Current liability			(44,010)	(36,076)
Long-term debt			1,226,173	1,342,496

Long-term debt has the following scheduled maturities:

October 31,
2009	9,769
2010	48,187
2011	40,439
2012	3,446
2013	8,187
2014	1,313
2015 and thereafter	1,114,832
Total	1,226,173

Senior notes due 2009

The senior notes are listed on the Luxembourg Stock Exchange, mature in November 2009 and bear interest at a rate of 9% per annum, payable semi-annually in May and November as from May 1, 2005. Guarantees have been provided by Cosan’s indirect subsidiary, Usina da Barra.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

On October 25, 2007, Cosan S.A. advanced payment of part of the debt thus reducing debt principal by US$164,192 thousand, of which US$3,301 was paid on November 8, 2007. In this operation there was advance settlement of interest and payment of bonus in the total amount of US$17,294, which was recorded in Financial expenses account.

Senior notes due 2017

On January 26, 2007, the indirect wholly-owned subsidiary Cosan Finance Limited issued US$400 million of senior notes in the international capital markets. These senior notes, listed on the Luxembourg Stock Exchange, mature in February 2017 and bear interest at a rate of 7% per annum, payable semi-annually. Guarantees have been provided by the subsidiary, Usina da Barra.

Perpetual notes

On January 24 and February 10, 2006, the wholly-owned subsidiary Cosan S.A. Indústria e Comércio issued perpetual notes. The perpetual notes are listed in the Luxembourg Stock Exchange - EURO MTF and are subject to interest of 8.25% per year, payable quarterly on the 15th of May, August, November and February of each year, beginning May 15, 2006.

These notes may, at the discretion of Cosan S.A., be redeemed as from February 15, 2011 on any interest payment date. Perpetual notes are guaranteed by Cosan S.A. and by Usina da Barra.

COSAN LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Special Agricultural Financing Program (Programa Especial de Saneamento de Ativos), or PESA

To extend the repayment period of debts incurred by Brazilian agricultural producers, the Brazilian government passed Law 9.138 followed by Central Bank Resolution 2,471, which, together, formed the PESA program.  PESA offered certain agricultural producers with certain types of debt the opportunity to acquire Brazilian treasury bills (CTNs) in an effort to restructure their agricultural debt.  The face value of the Brazilian treasury bills was the equivalent of the value of the restructured debt and was for a term of 20 years.

The acquisition price was calculated by the present value, discounted at a rate of 12% per year or at the equivalent of 10.4% of its face value. The CTNs were deposited as a guarantee with a financial institution and cannot be renegotiated until the outstanding balance is paid in full. The outstanding balance associated with the principal is adjusted in accordance with the IGP-M until the expiration of the restructuring term, which is also 20 years, at which point the debt will be discharged in exchange for the CTNs.  Because the CTNs will have the same face value as the outstanding balance at the end of the term, it will not be necessary to incur additional debt to repay our PESA debt.

On July 31, 2003, the Central Bank issued Resolution 3,114, authorizing the reduction of up to five percentage points of PESA related interest rates, effectively lowering the above-mentioned rates to 3%, 4% and 5%, respectively. The CTNs held by Cosan S.A. as of October 31, 2007 and April 30, 2007 amounted to US$101,996 and US$82,205 respectively, and is classified as other non-current assets.

Cosan’s subsidiaries are subject to certain restrictive covenants related to limitation on transactions with shareholders and affiliated companies; and limitation on payment of dividends and other payments affecting subsidiaries.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

8.  Estimated Liability for Legal Proceedings and Labor Claims

	October 31, 2007	April 30, 2007
Tax contingencies	403,418	329,493
Civil and labor contingencies	56,406	49,698
	459,824	379,191

Cosan’s subsidiaries are parties in various ongoing labor claims, civil and tax proceedings arising in the normal course of its business. Respective provisions for contingencies were recorded considering those cases in which the likelihood of loss has been rated as probable. Management believes resolution of these disputes will have no effect significantly different than the estimated amounts accrued.

Judicial deposits recorded by Cosan under the caption other non-current assets have been made for some of these suits amounting to US$26,079 (US$21,274 on April 30, 2007). Judicial deposits are restricted assets of Cosan placed on deposit with the court and held in judicial escrow pending of legal resolution certain legal proceedings.

Tax contingencies refer, substantially, to suits filed by Cosan and its subsidiaries, relating to several aspects of the legislation ruling PIS, Cofins, contributions to the extinct IAA - Sugar and Ethanol Institute, and the Federal VAT (IPI), as well as tax delinquency notices related to ICMS and contributions to the INSS.

The major tax contingencies as of October 31, 2007 are related to Excise tax - IPI credit premium in the amount of US$149,479, Value added tax - ICMS in the amount of US$23,108, IAA tax contribution in the amount of US$44,792, and Social Contributions in the amount of US$123,936.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

In addition to the aforementioned claims, Cosan and its subsidiaries are involved in other contingent liabilities relating to tax claims and environmental matters, which have not been recorded, considering their current stage and the likelihood of favorable outcomes. These claims are broken down as follows:

	October 31, 2007	April 30, 2007
Tax assessment – Withholding Income Tax	84,616	73,037
IPI Premium Credit resulting from Regulatory Ruling No. 67/98	87,097	70,860
ICMS – State value added tax	35,494	28,964
IAA – Sugar and Ethanol Institute	27,873	23,706
IPI – Federal value added tax	41,961	31,921
Others	23,275	18,574
	300,315	247,062

The subsidiary Usina da Barra has several indemnification suits filed against the Federal Government. The suits relate to product prices that did not conform to the reality of the market, which were mandatorily established at the time the sector was under the Government’s control.

In connection with one of these suits, a final and unappealable decision in the amount of US$149,121 million was rendered in September 2006 in favor of Usina de Barra. This has been recorded as a gain in the statement of operations for the year ended April 30, 2007. Since the recorded amount is substantially composed of interest and monetary restatement, it was recorded in Financial income and in a non-current receivable on the balance sheet. In connection with the settlement process, the form of payment is being determined. The Company is expecting a final decision relative to the payment terms within three years, which is expected to be in the form of public debt, to be received over a ten year period. The amount is subject to interest and inflation adjustment by an official index. Lawyers’ fees in the amount of US$18,783 relating to this suit were recorded in general and administrative expenses in the statements of operations for the year ended April 30, 2007. At October 31, 2007, the updated amounts are US$190,038 and US$23,937, respectively.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

9.  Income Taxes

As mentioned in note 1, the Company is an exempted company located in Bermuda. Nevertheless, the Company’s subsidiaries located in Brazil file income tax returns in the Brazilian federal jurisdiction. These subsidiaries are no longer subject to Brazilian federal income tax examinations by tax authorities for years before December 31, 2001. Additionally, the Cosan S.A. has not been under a Brazilian Internal Revenue Service (IRS) income tax examination for 2002 through 2007.

Effective May 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosure. Also, FIN 48 excludes income taxes from the scope of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

Prior to the adoption of FIN 48, the Company recognized tax benefits of uncertain tax positions only if it was probable that the positions would be sustained. There was no retained earnings impact upon adoption of FIN 48 as no additional tax position met the recognition threshold under FIN 48.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at May 1, 2007	22,027
Accrued interest on unrecognized tax benefit	612
Settlements	(312)
Balance at October 31, 2007	22,327

It is possible that the amount of unrecognized tax benefits will change in the next twelve months, however, an estimate of the range of the possible change cannot be made at this time due to the long time to reach a settlement agreement or decision with the taxing authorities.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

10.  Share-based Compensation

In the ordinary and extraordinary general meeting held on August 30, 2005, the guidelines for the outlining and structuring of a stock option plan for Cosan S.A.’s officers and employees were approved, thus authorizing the issue of up to 5% of shares comprising Cosan S.A.’s share capital. This stock option plan was outlined to attract and retain services rendered by officers and key employees, offering them the opportunity to become shareholders of Cosan S.A. On September 22, 2005, the board of directors approved the distribution of stock options corresponding to 4,302,780 common shares to be issued or purchased by Cosan related to 3.50% of the share capital at the time, authorized by the annual/extraordinary meeting. The remaining 1.75% may be distributed. On September 22, 2005, the officers and key employees were informed regarding the key terms and conditions of the share-based compensation arrangement.

According to the market value on the date of issuance, the exercise price is US$3.50 per share which does not include any discount. The exercise price was calculated before the valuation mentioned above based on an expected private equity deal which did not occur. Options may be exercised after a one-year vesting period starting November 18, 2005, at the maximum percentage of 25% per year of the total stock options offered by Cosan S.A. The options for each 25% have a five-year period to be exercised.

On September 11, 2007, the board of directors approved additional distribution of stock options, in connection with the stock option plan mentioned above, corresponding to 450,000 common shares to be issued or purchased by Cosan S.A. related to 0.4% of the share capital at September 22, 2005. The remaining 1.35% may still be distributed.

The exercised options will be settled only through issuance of new common shares or treasury stock that Cosan S.A. may have in each date.

The employees that leave Cosan S.A. before the vesting period will forfeit 100% of their rights. However, if the employment is terminated by Cosan S.A. with no cause, the employees will have right to exercise 100% of their options of that particular year plus the right to exercise 50% of the options of the following year.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

The fair value of stock-based awards was estimated using a binominal model with the following assumptions for the six-month period ended October 31, 2007:

	Awards granted on September 22, 2005	Awards granted on September 11, 2007
Grant price – US$	3.50	3.50
Expected life (in years)	7.5	7.5
Interest rate	14.52%	9.34%
Volatility	34%	46.45%
Dividend yield	1.25%	1.47%
Weighted-average fair value at grant date – US$	7.09	10.43

As of October 31, 2007 the amount of US$17,611 related to the unrecognized stock option compensation cost is expected to be recognized in 2.5 years. Cosan S.A. currently has no shares in treasury.

Additionally as of October 31, 2007 there were 3,335,013 options outstanding with a weighted-average exercise price of US$3.50.

11.  Other Comprehensive Income

The table below presents accumulated other comprehensive income for the six–month periods ended October 31:

	Six months ended October 31,
	2007	2006
Net income	18,948	97,349
Currency translation adjustment	39,876	(9,444)
Total comprehensive income	58,824	87,905

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

12.  Segment Information

The following information about segments is based upon information used by Cosan’s senior management to assess the performance of operating segments and decide on the allocation of resources. Cosan’s reportable segments are business units that target different industry segments. Each reportable segment is managed separately because of the need to specifically address customer needs in these different industries. Cosan has three segments: Sugar, Ethanol and others group. The operations of these segments are based solely in Brazil.

The sugar segment mainly operates and produces a broad variety of sugar products, including raw (also known as very high polarization - VHP sugar), organic, crystal and refined sugars, and sell these products to a wide range of customers in Brazil and abroad. Cosan exports the majority of the sugar produced through international commodity trading companies. Cosan’s domestic customers include wholesale distributors, food manufacturers and retail supermarkets, through which it sells its “Da Barra” branded products.

The ethanol segment substantially produces and sells fuel ethanol, both hydrous and anhydrous (which has lower water content than hydrous ethanol) and industrial ethanol. Cosan’s principal ethanol product is fuel ethanol, which is used both as an automotive fuel and as an additive in gasoline, and is mainly sold in the domestic market by fuel distribution companies. Consumption of hydrous ethanol in Brazil is increasing as a result of the introduction of flex fuel vehicles that can run on either gasoline or ethanol (or a combination of both) to the Brazilian market in 2003. In addition, Cosan sells liquid and gel ethanol products used mainly in the production of paint and cosmetics and alcoholic beverages for industrial clients in various sectors.

The accounting policies underlying the financial information provided for the segments are based on Brazilian GAAP. We evaluate segment performance information generated from the statutory accounting records from the subsidiaries.

Others segment is comprised by selling cogeneration of electricity, diesel and corporate activities.

No asset information is provided by reportable segment due to the fact that the majority of the assets used in production of sugar an ethanol are the same.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Measurement of segment profit or loss and segment assets

Cosan evaluates performance and allocates resources based on return on capital and profitable growth. The primary measurement used by management to measure the financial performance of Cosan is adjusted EBIT (earnings before interests and taxes excluding especial items such as impairment and restructuring, integration costs, one-time gains or losses on sales of assets, acquisition, and other items similar in nature). The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

	October 31,
	2007	2006
Net sales – Brazilian GAAP:
Sugar	383,831	573,015
Ethanol	177,441	282,155
Others	66,130	31,014
Total	627,402	886,184

Reconciling item to U.S. GAAP
Sugar	1,866	1,565
Ethanol	—	—
Others	—	—
Total	1,866	1,565

Total net sales	629,268	887,749

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

	October 31,
	2007	2006
Segment operating income – Brazilian GAAP
Sugar	(108,980)	94,097
Ethanol	(50,380)	46,334
Others	(18,776)	5,092

Operating income (loss) under Brazilian GAAP	(178,136)	145,523

Reconciling items to U.S. GAAP
Depreciation and amortization expenses
Sugar	22,190	26,632
Ethanol	10,258	13,114
Others	3,823	1,441
	36,271	41,187
Other adjustments
Sugar	31,816	(709)
Ethanol	13,847	(1,118)
Others	5,161	(122)
	50,825	1,949
Total sugar	(54,974)	120,020

Total ethanol	(26,275)	58,330

Total others	(9,792)	6,411

Operating income (loss) under U.S. GAAP	(91,041)	184,761

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

Sales to principal customers

Sugar

The following table sets forth the amount of sugar that we sold to our principal customers during the six-month periods ended October 31, as a percentage of our total sales of sugar:

Market	Customer	2007	2006
International	Tate & Lyle International	20%	8%
	Sucres Et Denrees	19%	45%
	S/A Fluxo Com Assess International	14%	12%
	Fluxo – Cane Overseas Ltd	13%	10%
	Coimex Trading Ltd	9%	9%

Domestic	Atacadão Distr Com Ind Ltda	11%	8%
	Nova América S/A – Agroenergia	5%	5%
	Companhia Brasileira de Distribuição	4%	10%

Ethanol

The following table sets forth the amount of ethanol that we sold to our principal customers during the six-month periods ended October 31, as a percentage of our total sales of ethanol:

Market	Customer	2007	2006
International	Vertical Uk LLP	38%	41%
	Vitol Inc.	30%	—
	Noble Americas Corporation	6%	—

Domestic	Shell Brasil Ltda.	32%	29%
	Euro Petróleo do Brasil Ltda.	18%	—
	Petrobrás Distribuidora S.A.	9%	8%

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

13.  Subsequent Event

On November 19, 2007, the Company held a Board of Directors’ Meeting, which approved the following main topics:

•    Management compensation and stock option plan;

•    Committees of the Board of Directors and their members;

•    Code of ethics;

•    Execution of the “Commercial Opportunity Offering Agreement” by and between the Company and its direct subsidiary, Cosan S.A. Indústria e Comércio;

•    Resignation of the board member, Mr. Teo Joo Kim, who was substituted by Mr. Mailson da Nóbrega.

The Extraordinary General Meeting of subsidiary Cosan S.A. Indústria e Comércio held on December 5, 2007, approved by majority voting the following:

•    Capital increase of the subsidiary by R$1,736,700, through issue of 82,700,000 new common registered book entry shares with no nominal value, through private subscription, for issue price of R$21.00 each. On that date, the subsidiary’s capital started to be divided into 272,509,307 common registered book entry shares with no nominal value, in the total amount of R$2,935,031;

•    Increase the amount of authorized capital limit of Cosan S.A. to R$4,500,000; and

•    Execution of the “Commercial Opportunity Offering Agreement” by and between the Company and its direct subsidiary, Cosan S.A. Indústria e Comércio, establishing terms and conditions for partnerships in commercial activities carried out by the controlling company.

COSAN LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS--Continued
(In thousands of U.S. dollars, unless otherwise stated)

On December 10, 2007, Cosan S.A. made a public announcement of the closure of Usina Santa Luíza and Agropecuária Aquidaban, both located in the city of Motuca-SP and under shared control with other shareholders. Such decision aims to leverage operating and administrative synergies of the controlling groups, since all industrial and farming operations will be redirected to the units of the controlling groups in the proportion of the interest held in capital. Accordingly, unit Bonfim owned by the Cosan Group will absorb the increase of nearly 600 thousand tons of sugar cane in its installed capacity. This does not change the initial projection of future profitability of the business and assets of the acquired companies.

On December 11, 2007, Cosan S.A. held a Board of Directors’ Meeting, which unanimously approved a capital increase through issue of 38,725 new common registered book entry shares with no nominal value, in connection with its stock option plan. This is due to the exercise of the referred to option by eligible executives, for the issue price of R$6.1133 per share, established on the terms of the plan. Due to issue of new shares, Cosan S.A.’s capital was increased from R$2,935,031, divided into 272,509,307 common shares to R$2,935,268 as of the present date, divided into 272,548,032, common registered shares.

Annex A

Appraisal Report

Cosan S.A. and Cosan Ltd.

Appraisal Report
As of December 19, 2007

(Convenience Translation into English from the
Original Previously Issued in Portuguese)

Deloitte Touche Tohmatsu Consultores Ltda.

Contents

Important Notes	Page 03
Executive Summary	Page 06
Information about the Appraisal Firm	Page 09
Information about the Companies Appraised	Page 14
Market	Page 21
Methodologies Adopted	Page 30
Results	Page 54
Glossary	Page 56

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
2

Important Notes

© 2007 Deloitte Touche Tohmatsu. All rights reserved.

Important Notes

1.
Deloitte Touche Tohmatsu Consultores Ltda. (“Deloitte Consultores”) has been engaged by the management of Cosan Limited (“Cosan Ltd.” or “Holding”) to prepare this Economic-Financial Appraisal Report on the shares of Cosan S.A. and Cosan Ltd., within the scope of a proposed exchange offer, in accordance with the provisions contained in Instruction No. 361 issued by the Brazilian Securities Commission (CVM) on March 5, 2002.

2.	The exchange of shares should occur as disclosed to the market in the Notices of Relevant Facts (“Fatos Relevantes”) dated June 25, July 6 and July 27, 2007.

3.
This Appraisal Report has been prepared pursuant to Article 8 of the above-mentioned CVM Instruction (No. 361/2002), as amended by CVM Instruction No. 436/2006, and is intended solely for the use of the management of Cosan S.A. and Cosan Ltd. and the shareholders of Cosan S.A. in order for them to evaluate the exchange offer referred to above.

4.	The variations in the appraisal values of Cosan S.A. and Cosan Ltd. are limited to a range of minimum and maximum values of 10% for both cases, pursuant to requirements of CVM Instruction No. 361/02.

5.	Deloitte Consultores does not express hereby any judgment in relation to distribution of the economic value among the various types and/or classes of shares of Cosan S.A. and Cosan Ltd.

6.
This report is not intended for general circulation and may not be reproduced or used for any purpose other than the one cited above without our prior written authorization. We assume no responsibility, liability or accountability for contingencies due to any damages caused or for any losses that might be incurred by any party involved, as a result of the circulation, publication, reproduction or use of this document for any purpose other than the one proposed in our engagement letter.

7.
This report does not represent any kind of advice or recommendation on the part of Deloitte Consultores to shareholders to participate in the exchange offer; such decision is the sole and exclusive responsibility of each shareholder.

8.
Shareholders should conduct their own analyses regarding the advisability and timeliness of participating in the exchange offer and should consult their own legal, tax and financial counsel, in order to form their own opinions about the offer and its risks. Accordingly, Deloitte Consultores and its partners and professional staff members are exempt from responsibility in relation to any and all losses that might arise from any shareholder’s decision to participate or not participate in the exchange offer.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
4

Important Notes

9.
Our procedures did not include any work that would be required to conduct an independent verification of the data and information provided by the management of Cosan S.A. and Cosan Ltd., which were considered and mentioned in the following report. Our work did not constitute an audit or any other kind of assurance in accordance with generally accepted auditing standards. Accordingly, we cannot and do not express any opinion on Cosan S.A. and Cosan Ltd.’s financial statements. However, this information was considered consistent for our analysis purposes.

10.	Deloitte is not responsible for any direct or indirect losses or business interruption (loss of income) resulting from the use of this Appraisal Report.

11.
Among other sources, Deloitte’s appraisal work used as a basis the following information or documents that have been made available to us up to December 19, 2007: (i) the business plans of Cosan S.A. for harvest years 2007/2008 to 2016/2017, as drawn up by its management; (ii) historical operating and financial information of Cosan S.A.; (iii) the amounts of net indebtedness of Cosan S.A. and its equity stakes in other companies; (iv) public information regarding the industry in which Cosan S.A. operates; (v) information on shareholders’ equity, number of shares and net cash investments provided by Cosan Ltd. management; and (vi) discussions with the management of Cosan S.A. in relation to past performance and expectations for future business.

12.
We understand that the estimates and projections that were supplied by the management of Cosan S.A. to Deloitte Consultores, or that were discussed with Deloitte Consultores, especially those whose occurrence depends on uncertain future events reflect the best assessment of its management with respect to the evolution of Cosan S.A. and its markets. We verified the operating assumptions used to prepare the Business Plan of Cosan S.A. for reasonableness and assumed that such information reflect the best estimates and projections presently available with respect to the Company’s future financial performance.

13.
It is important to emphasize that Deloitte Consultores is not responsible for, and does not provide any guarantees with respect to attainment of the projections contained in this report, since such projections are based on the prospects and strategic plans of the management of Cosan S.A., which we believe will continue to conduct its business affairs in the future.

14.
We reserve the right, but are not under any obligation, to revise all the calculations included or referred to in this report, should we deem it necessary, as well as to revise our opinion as to the fair market value of the shares of Cosan S.A. and Cosan Ltd., in the event we subsequently become aware of information that was not available as of the issuance of this report.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
5

Executive Summary

© 2007 Deloitte Touche Tohmatsu. All rights reserved.

Executive Summary

Initial Considerations

This Appraisal Report was prepared by Deloitte Consultores in conformity with the provisions contained in Instruction No. 361 issued by the CVM applicable to an exchange offer.

The exchange of shares should occur as disclosed to the market in the Notices of Relevant Facts dated June 25, July 6 and July 27, 2007, with the objective of allowing the shareholders of Cosan S.A. to migrate to Cosan Ltd., the parent company of Cosan Group.

Appraisal Method Chosen

Cosan S.A.

Deloitte Consultores chose the Discounted Cash Flow (“DCF”) Method for appraisal of Cosan S.A., as this method best captures specific aspects of the Company and its future cash generation capacity .

Cosan Ltd.

In the case of Cosan Ltd., Deloitte Consultores chose the Assets Approach, with the investment in Cosan S.A. being estimated on a DCF basis. Based on this methodology, Cosan Ltd.’s cash investments were added to the economic value of its interest in Cosan S.A.

Principal General Assumptions of the Appraisal

Cosan S.A.

•	Discounted Cash Flow Method was used considering only the projections of operating results (debt-free model), adjusted by the non-operating assets and liabilities, in nominal Brazilian Reais (R$) .

•	The base date for the appraisal is October 31, 2007, considering the capital contribution by Cosan Ltd. on December 5, 2007.

•
The projections have been based on the operational aspects of the Company’s Business Plan for the period from November 1, 2007 through April 30, 2017 (the end of harvest year 2016/2017). The macroeconomic assumptions have been based on public information while VHP sugar’s prices, on industry players’ expectations and  Deloitte’s analysis.

•
Perpetual growth figures have been calculated based on the Gordon growth model.  The projected cash flow for harvest year 2016/2017 has been adjusted for income tax and social contribution resulting from expectations for reduction in depreciation, considering a perpetual estimated growth rate of 4.0%  in nominal Brazilian Reais (R$), equivalent to the projected long-term inflation.

•	The discount rate used was 12.14% in nominal Brazilian Reais (R$).

Cosan Ltd.

•	Appraisal date: October 31, 2007, considering the capital contribution to Cosan S. A. on December 5, 2007.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
7

Executive Summary

Cosan S.A.

We concluded that the Discounted Cash Flow Method is the most appropriate approach to estimate the value of shares in Cosan S.A. Based on this methodology, the economic value as of October 31, 2007 is in a range of R$24.60 to R$27.19 per share. The following graph presents the comparative per-share values according to the methodologies used in this appraisal engagement:

Notes:

(1)
Economic value per share after issuance of shares on November 19, 2007 and December 5, 2007, based on the Discounted Cash Flow Method, with a minimum and maximum value range of 10%, pursuant to CVM Instruction No. 361/02.

(2)	Market value per share based on the weighted average price for shares of:
(i)	R$39.49 per share in the 12 months prior to the disclosure of the Relevant Fact dated June 25, 2007.
(ii)	R$26.28 per share from the date of disclosure of the Relevant Fact (June 25, 2007) through the date of this Appraisal Report.
(iii)	R$20.66 per share from the Cosan S.A. share issue on November 19 through the date of this Appraisal Report.
(3)	Book value per share as of October 31, 2007, adjusted after issuance of shares on November 19, 2007 and December 5, 2007, resulting in 272,509,307 shares.

Cosan Ltd.

We concluded that the Assets Approach, with the investment in Cosan S.A. estimated on a discounted cash flow basis, is the most appropriate method to estimate the value of shares in Cosan Ltd. Based on this methodology, the economic value as of October 31, 2007 is in a range of R$22.24 to R$24.58 per share. The following graph presents the comparative per-share values according to the methodologies used in this appraisal engagement:

Notes:

(1)
Economic value per share based on the Assets Approach, with the investment in Cosan S.A. estimated on a discounted cash flow basis, with a minimum and maximum value range of 10%, pursuant to CVM Instruction No. 361/02.

(2)	Assets Approach with the investment in Cosan S.A. being estimated based on the weighted average price for shares in Cosan S.A. of:
(i)	R$35.11 per share, for the average value of R$39.49 per share in Cosan S.A. in the 12 months prior to the disclosure of the Relevant Fact dated June 25, 2007.
(ii)	R$23.74 per share, for the average value of R$26.28 per share in Cosan S.A. from the date of disclosure of the Relevant Fact (June 25, 2007) through the date of this Appraisal Report.
(iii)	R$18.91 per share, for the average value of R$20.66 per share in Cosan S.A. from the Cosan S.A. share issue on November 19 through the date of this Appraisal Report.
(3)
Market value per share, traded on NYSE based on the weighted average price for share (i) from the date of the Initial Public Offering through the date of this Appraisal Report and; (ii) from the share issue on November 19 through the date of this Appraisal Report.

(4)	Book Value per Class A share, based on 208,010,044 shares as of October 31, 2007.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
8

Information about the
Appraisal Firm
© 2007 Deloitte Touche Tohmatsu. All rights reserved.

Information about the Appraisal Firm

The Corporate Finance area of Deloitte Touche Tohmatsu Consultores Ltda. (Deloitte Consultores), responsible for the preparation of this Appraisal Report, has consistently provided Economic -Financial Appraisal services in general, particularly those involving publicly traded companies, as shown later in this Chapter.

Our consultants have experience in various industrial sectors, both nationally and internationally.

In accordance with the internal norms of Deloitte Consultores, this Appraisal Report has been entirely prepared by the team of analysts itemized in this Report, the contents and format of which have been reviewed by the Engagement Partner, who is signing this document together with the other analysts on the appraisal team. In addition, a second partner, Mr. Eduardo de Oliveira, undertook a technical review of this Appraisal Report.

The following paragraphs detail the identification and qualifications of the professionals responsible for preparing this Appraisal Report:

Pieter Freriks – Dutch
Engagement Partner

Mr. Freriks has experience in all processes of the Corporate Finance area, including Economic -Financial Appraisals, Strategic Planning, Feasibility Studies, Mergers & Acquisitions and Due Diligence, serving leading Brazilian and foreign concerns. He has also taken part in several projects under the National Privatization Program and assisted in various Public Offering processes.

Education: Degree in Business Administration from Amsterdam Free University (Vrije Universiteit van Amsterdam) in the Netherlands.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
10

Information about the Appraisal Firm

Eduardo de Oliveira – Brazilian
Reviewing Partner

Mr. Oliveira has has led a number of business appraisal engagements, having participated in several such projects under the National Privatization Program.

He has participated in business appraisal engagements in various sectors, involving mergers and acquisitions, buyouts, etc., and has been responsible for obtaining and analyzing financial and market data and preparing cash flow projections in order to determine the economic value of companies.

Education: Mr. Oliveira has a bachelor’s degree in Accounting from São Paulo’s Pontifical Catholic University (PUC/SP), as well as a Graduate degree in finance from that same university and an International Executive MBA degree from FIA.

Adriano Ferreira de Sousa – Brazilian
Manager

Mr. Ferreira de Sousa joined our São Paulo office in 1996. Among his other responsibilities at present he manages and executes projects in the financial consulting area, among which the following deserve special mention: Economic-Financial Appraisal services in the processes for privatization of TELEBRAS and DATAMEC S.A. Sistemas de Processamento de Dados, as well as Feasibility Studies for Petrobras/BR Distribuidora and ENERGEN (EDP Group), among other medium- and large-sized Brazilian and multinational companies.

Education: Degree in Mechanical Production Engineering from the College of Industrial Engineering (FEI) and Extension Course in Industrial Administration from the University of São Paulo (USP).

Carolina Camargo Kalil – Brazilian
Consultant in the Corporate Finance Area

Ms. Camargo Kalil joined our São Paulo office in 2002. Among her other responsibilities, at present she carries out projects in the financial consulting area, the most notable of which are Economic-Financial Appraisals of medium- and large-sized Brazilian and multinational companies, such as Energisa S.A., Enel Brasil Participações Ltda., Energias do Brasil, Repsol YPF Brasil S.A., Adeco Brasil Participações Ltda. and ISA Capital do Brasil Ltda., among others.

Education: Degree in Economics from the University of São Paulo (USP).

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
11

Information about the Appraisal Firm

Company	Service	Year
Louis Dreyfus	Economic-financial appraisal to provide backing for the goodwill and purchase price alocation (SFAS 141).	2007
Usina Noroeste Paulista	Economic-financial appraisal to provide backing for the goodwill and purchase price alocation (SFAS 141).	2007
Usina Monte Alegre	Economic-financial appraisal to provide backing for the goodwill and purchase price alocation (SFAS 141).	2006
Plascar Participações Industriais S.A.	Appraisal Report for public offer of shares OPA	2007
Cia. Providência Indústria e Comércio S.A.	Economic-financial appraisal to provide backing for the goodwill generated by corporate restructuring process.	2007
Energisa S.A.	Appraisal of projections for future operating results in order to obtain credit from the Inter-American Development Bank (IADB).	2007
Companhia de Saneamento do Paraná S.A.	Economic-financial appraisal to update the market value of the investment for the controlling stockholder.	2005- 2007
ENERSUL - Empresa Energética do Mato Grosso do Sul S.A.	Economic-financial appraisal to update the market value of the investment for the controlling stockholder.	2005- 2007
ESCELSA - Espírito Santo Centrais Elétricas S.A.	Economic-financial appraisal to update the market value of the investment for the controlling stockholder.	2005- 2007
Telemig Celular Participações S.A.	Economic-financial appraisal to update the market value of the investment for the controlling stockholder.	2005
Tele Norte Celular Participações S.A.	Economic-financial appraisal to update the market value of the investment for the controlling stockholder.	2005
Brasil Telecom S.A.	Economic-financial appraisal to update the market value of the investment for the controlling stockholder.	2005

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
12

Information about the Appraisal Firm

For the intents and purposes of CVM Instruction No. 361/02, Deloitte Consultores hereby declares that:

•	The partners and the professionals involved in this project do not own any shares in either Cosan S.A. or Cosan Ltd., nor do they conduct discretionary management services with respect to such shares.

•	There is no conflict of interest that could decrease the independence required in order for it to perform its functions as an independent appraisal firm.

•	The cost to prepare this Appraisal Report was R$350,000.00 (three hundred and fifty thousand Reais), net of taxes.

•
Besides the amount received mentioned above, in the past 12 (twelve) months it has received the amount of R$1,179,016.49 (one million, one hundred and seventy-nine thousand, and sixteen Reais and forty-nine centavos) relating to: (i) advisory services in negotiating the Company’s payroll; (ii) preparation of an economic-financial appraisal report, as well as evaluation of its property and organization of fixed assets; and (iii) tax planning; and

•
Notwithstanding the relationship described above, it does not have any other commercial and credit information of any kind with respect to the Cosan S.A. and Cosan Ltd. that might impact this Appraisal Report.

Technical Team Responsible for the Appraisal

DELOITTE TOUCHE TOHMATSU

Consultores Ltda.

Pieter Freriks
Engagement Partner

Eduardo de Oliveira
Reviewing Partner

Adriano Ferreira de Sousa
Manager

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
13

Information about the
Companies Appraised

© 2007 Deloitte Touche Tohmatsu. All rights reserved.

Information about the Companies Appraised

Brief History of Cosan S.A.

Cosan S.A. believes to be the largest Brazilian producer of sugar, and ethanol in terms of production and sales volume, according to information disclosed by the Company in the Annual Information Form (AIF) dated April 30, 2007 and which was based on data disclosed by ÚNICA and on an internal survey of public information available.

Currently, Cosan S.A. operates 17 production plants in the South-Central region of Brazil and controls a bulk terminal at the Port of Santos, which is the base from which VHP sugar is exported, in addition to an interest in an ethanol export terminal at the Port of Santos (TEAS) .

For the 2006/2007 harvest season, Cosan S.A. directly employed 35,534 workers, including both full time employees and those who are hired especially for cutting cane, and processed approximately 36,163 million tons of sugarcane. Such processing resulted in the production of 3,174 thousand tons of sugar and 1,222 thousand cubic meters of ethanol. In the same period, Cosan S.A. earned over R$3.6 billion. Cosan S.A. is responsible for approximately 10% of the Brazilian sugar production.

	Nominal Capacity[1]
Productive Units	Sugarcane Crushing (Thousands tons/year)	Sugar (tons/day)	Ethanol (m3/day)	Energ (MW)
Barra	7,200	3,000	1,800	19
Bom Retiro	1,200	600	350	4
Bomfim	4,600	2,250	1,100	17
Costa Pinto	4,000	2,075	1,250	9
Destivale	1,300	360	520	3
Diamante	1,950	1,200	340	7
Dois Córregos	1,400	925	220	4
Gasa	1,250	n.a.	450	4
Ipaussu	1,950	1,250	360	6
Junqueira	2,600	1,200	900	19
Mundial	1,300	500	300	3
Rafard	2,400	1,350	550	10
Santa Helena	2,050	1,200	350	4
São Francisco	1,400	1,100	n.a.	4
Serra	1,800	1,200	430	15
Tamoio	1,400	900	n.a.	4
Univalem	2,200	950	650	8
Total	40,000	20,060	9,570	140
Source: Cosan S.A.
(1) The sugarcane crushing capacity and the sugar and ethanol production are determined by the industrial characteristics of each productive unit.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
15

Information about the Companies Appraised

Brief History of Cosan S.A. (continued)

Product Lines

Currently, the products manufactured by Cosan S.A. serve the industrial, retail and export markets, as shown below:

Retail	Export
1. Shapeless refined sugar	1. Bulk VHP sugar
2. Granulated refined sugar	2. Granulated refined sugar
3. Demerara sugar	3. Crystal sugar
4. Crystal sugar	4. Organic sugar
5. Brown sugar	5. Refined hydrous ethanol
6. Gel alcohol	6. Neutral hydrous ethanol

Industry
1. Demerara sugar
2. Crystal sugar
3. Granulated refined sugar
4. Shapeless refined sugar
5. Liquid sugar
6. Inverte liquid sugar
7. Molasses
8. Ethanol
Source: Cosan S.A. management.

The shareholder composition of Cosan S.A. as of October 31, 2007 was as follows:

Shareholders - Cosan S.A.	Total Shares	(%)
Cosan Limited	96,332,044	51.00%
Aguassanta Participações S.A.	470,185	0.25%
Rio das Pedras Participações S.A.	23,820	0.01%
Rubens Ometto Silveira Mello	675	0.00%
Nova Celisa S.A.	468	0.00%
Board of Directors	19,110	0.01%
Executive Board	33,721	0.02%
Shares Held by Minority Shareholders	92,006,337	48.71%
Total	188,886,360	100.00%
Source: Annual Information Form (AIF) – Apr 30, 2007

On November 19, 2007, the Company issued 922,947 shares under a “Stock Option Plan” at the issue price of R$6.11 per share.

On December 5, 2007, Cosan S.A. issued 82,700,000 shares, all subscribed by Cosan Ltd. All Company’s shareholders are entitled to subscribe for new shares proportionately to their holdings on December 5, 2007 within a thirty-day period.

The shareholders composition of Cosan S.A. after the share issue is as follows:

Shareholders - Cosan S.A.	Total Shares	(%)
Cosan Limited	179,032,044	65.70%
Aguassanta Participações S.A.	470,185	0.17%
Rio das Pedras Participações S.A.	23,820	0.01%
Rubens Ometto Silveira Mello	675	0.00%
Nova Celisa S.A.	468	0.00%
Board of Directors	19,110	0.01%
Executive Board	956,668	0.35%
Shares Held by Minority Shareholders	92,006,337	33.76%
Total	272,509,307	100.00%
Source: Annual Information Form (AIF) – Apr 30, 2007

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
16

Information about the Companies Appraised

Brief History of Cosan S.A. (continued)

Corporate Organization Chart beginning December 5, 2007

Cosan Limited
Novo Mercado
65.7% ON
34.3% ON
Cosan S.A. Indústria e Comércio
89.9% ON
90.0% PN
89.9% T
Cosan Operadora Portuária S.A.
33.33% ON
Etanol Participações S.A.
100% ON
Cosan International
100% ON
Cosan Finance
99.9% QS
Cosan Distribuidora de Combustíveis S.A.
100% ON
Cosan Bioenergia S.A.
100% ON
Usina Santa Luiza S.A.
100% ON
Agropecuária Aquidaban S.A.
91.5% QS
Adm. de Participações Aguassanta Ltda.
91.87% ON
00.00% PN
89.91% T
8.12% ON
97.93% PN
10.05% T
Barra Bioenergia S.A.
100% ON
Usina da Barra S.A. Açúcar e Álcool
19.0% QS
Coop. Prod. e Forn. de Cana Valparaíso
99.9% ON
Agrícola Ponte Alta S.A.
99.9% QS
Da Barra Alimentos Ltda.
45.5% QS
Congonhas - Serv. e Sup.
50.6% QS
Unimodal Ltda.
99.9% ON
Cosan Centro-Oeste S.A. Açúcar e Álcool
Source: Cosan S.A. management

Income Statement	R$ thousand

Income Statement	2005/06	2006/07	May to Oct/07
Net Operating Revenues	2,477,921	3,605,056	1,219,202
. Growth %	n.d.	45.5%	n.d.
. Sugar	1,489,952	2,213,453	741,527
. Ethanol	857,002	1,185,578	362,722
. Eletric Power Co-generation	-	-	-
. Other Revenues	130,967	206,025	114,954
Cost of Products Sold	(1,721,309)	(2,481,115)	(1,099,122)
. Cost of Products Sold / Net Revenue	0.0%	0.0%	0.0%
Gross Profit	756,612	1,123,941	120,080
. Gross Profit/Net Revenue	30.5%	31.2%	9.8%
Operating Expenses	(378,842)	(492,872)	(259,066)
. Operating Expenses / Net Revenue	-15.3%	-13.7%	-21.2%
EBIT	377,770	631,069	(138,986)
. EBIT Margin (EBIT / Net Revenue)	15.2%	17.5%	-11.4%
. Goodwill Amortization	(142,835)	(223,686)	(112,594)
Profit / (Loss) Before Income Tax	(63,493)	567,301	48,965
. Operating Margin (Profit Before Income Tax/Net Revenue)	-2.6%	15.7%	4.0%
. Income Tax and Social Contribution	5,823	(203,858)	(21,377)
. % Income Tax and Social Contribution	9.2%	35.9%	43.7%
Net Income / (Loss)	(64,562)	357,269	28,890
. Net Margin (Net Income/Net Revenue)	-2.6%	9.9%	2.4%

	2005/06	2006/07	May to Oct/07
EBIT	377,770	631,069	(138,986)
. EBIT Margin (EBIT / Net Revenue)	15.2%	17.5%	-11.4%
. Depreciation and Amortization	139,892	296,960	264,406
EBITDA	517,662	928,029	125,420
. EBITDA Margin (EBITDA / Net Revenue)	20.9%	25.7%	10.3%

Source: Audited Financial Statements and reviewed ITR (interim financial statements) by Ernst & Young Auditores Independentes S.S.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
17

Information about the Companies Appraised

Brief History of Cosan S.A. (continued)

Balance Sheet – Assets	R$ thousand

	Actual
Assets	4/30/06	4/30/07	10/31/2007
. Cash and Cash Equivalents	831,522	1,217,129	141,591
. Trade Accounts Receivable	212,601	112,283	107,296
. Inventories	390,845	503,350	1,194,841
. Advances to Suppliers	132,719	211,446	304,492
. Receivables from Related Parties	3	-	-
. Deferred Income Tax & Social Contribution	41,418	38,093	24,236
. Derivative Financial Instruments	288,601	37,578	3,554
. Other Credits	115,727	104,866	75,076

Current Assets	2,013,436	2,224,745	1,851,086
. Financial Applications	90	-	-
. Receivables from Related Parties	-	45	11
. National Treasury Certificates	104,921	123,310	135,886
. Deferred Income Tax & Social Contribution	361,785	242,530	277,065
. Indemnity Suits	-	318,358	331,426
. Other Credits	99,372	112,323	105,752
. Despesas Antecipadas

Long-Term Assets	566,168	796,566	850,140
. Investments	13,414	93,169	13,872
. Property, Plant & Equipment	1,656,396	2,013,137	2,070,286
. Deferred Charges	1,355,359	1,135,737	1,093,802

Permanent Assets	3,025,169	3,242,043	3,177,960

Total Assets	5,604,773	6,263,354	5,879,186

Source: Audited Financial Statements and reviewed ITR (interim financial statements) by Ernst & Young Auditores Independentes S.S.

Balance Sheet – Liabilities	R$ thousand

	Actual
Liabilities	04/30/06	04/30/07	07/31/2007
. Trade Accounts Payable	201,717	113,773	373,295
. Loans and Financing	68,778	88,991	105,072
. Salaries and Wages Payable	49,726	63,273	113,423
. Taxes and Contributions	111,120	126,202	101,037
. Advances from Customers	79,156	49,373	28,663
. Promissory Notes	55,791	1,261	-
. Payables to Related Parties	76	667	-
. Deferred Income Tax & Social Contribution without Revaluation Reserve	5,486	5,486	5,486
. Dividends Payable	-	75,815	34
. Derivative Financial Instruments	65,368	35,536	31,184
. Other Obligations	32,758	31,356	12,283

Current Liabilities	669,976	591,733	770,477
. Loans and Financing	2,002,684	2,770,435	2,178,807
. Taxes and Contributions	446,947	338,507	344,968
. Payables to Related Parties	1,350	-	-
. Advances from Customers	86,901	49,491	14,533
. Promissory Notes	12,747
. Reserve for Contingencies	907,395	727,966	757,468
. Debentures	55,069	55,069	55,069
. Deferred Income Tax & Social Contribution without Revaluation Reserve	40,801	33,435	28,303
. Other Obligations	11,464	45,528	50,783

Long-Term Liabilities	3,565,358	4,020,431	3,429,931

Minority Interest	14,017	20,191	18,889

Shareholder's Equity	1,355,422	1,630,999	1,659,889

Total Liabilities and Shareholder's Equity	5,604,773	6,263,354	5,879,186

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
18

Information about the Companies Appraised

Brief History of Cosan Ltd.
Cosan Ltd. was incorporated in Bermuda on April 30, 2007 to be a platform for international expansion of Cosan S.A. The starting capital of Cosan Ltd. was 1,000 (one thousand) shares of common stock in the total amount of US$10.00 (ten United States Dollars), equivalent to R$20.00 (twenty Reais), fully paid up in cash by shareholder Rubens Ometto Silveira Mello, the current controlling shareholder of Cosan Ltd.

On August 1, 2007, a capital increase was carried out, involving 96,331,044 shares of class B1 stock, paid in with the 51.00% stake in Cosan S.A.

On August 16, 2007, Cosan Ltd. made a global initial public offer involving 100,000,000 class A shares in Cosan Ltd., for a price per share of US$10.50, corresponding to R$21.05 per share. Concurrently with the global offering of class A shares, a local offering of Brazilian Depositary Receipts (BDRs) was made, with each BDR representing 1 class A share.

On September 7, 2007, a supplementary batch (greenshoe) of 11,678,000 shares of class A stock was issued.

The following chart shows the changes in Cosan Ltd.’s ownership interest:

Description	Date	Common shares of class A stock	Common shares of class B stock	Total shares
Starting capital stock	30/04/2007	-	1,000.00	1,000
Capital contribution	01/08/2007	-	96,331,044	96,331,044
Total prior to offering		-	96,332,044	96,332,044
Global initial public offering	16/08/2007	100,000,000	-	100,000,000
Total after offering		100,000,000	96,332,044	196,332,044
Supplementary batch (greenshoe)	07/09/2007	11,678,000	-	11,678,000
Total after offering		111,678,000	96,332,044	208,010,044
Source: Interim Financial Statements as of October 31, 2007.

The shareholder composition as of October 31, 2007 is as follows:

Shareholders - Cosan Ltd.	Total Shares	(%)
Usina Costa Pinto S.A. Açúcar e Álcool	30,010,278	14.43%
Queluz Holdings Limited	66,321,766	31.88%
Aguassanta Participações S.A.	5,000,000	2.40%
Janus Capital Group (Denver)	27,500,000	13.22%
Wellington Management Company, LLP	14,000,000	6.73%
Fidelity (Boston)	12,750,000	6.13%
Outros	52,428,000	25.20%
Total	208,010,044	100.00%
Source: Annual Information Form (AIF) – Apr 30, 2007

© 2007 Deloitte Touche Tohmatsu. All rights reserved
19

Information about the Companies Appraised

The Transaction

The global exchange offer is the third stage of a comprehensive corporate restructuring of Cosan S.A. and Cosan Ltd., in order for the Companies to benefit from favorable global trends and opportunities in the market for ethanol and sugar by means of a global platform, according to the Relevant Fact disclosed on July 25, 2007. The global initial public offer of Cosan Ltd. was launched on July 30, 2007, the issue price was set on August 16, 2007 and settlement occurred on August 21, 2007. On September 7, 2007, a supplementary batch of shares (greenshoe) was issued.

The capital stock of Cosan Ltd. presently issued and outstanding is comprised of class B1 and class A shares. No class B2 share has been issued or is outstanding. Each class B share has 10 votes, while each class A share has 1 vote. Any amendments to Cosan Ltd.’s bye-laws and any decisions relating to share rights, tag along sale, among others, require the approval of holders of at least 66 2/3% of the class A shares, as a separate voting group.

Each class B share may be converted into a class A share at any time, at the shareholder’s option. Each class B2 share will automatically convert into class A share in the event: (i) such class B share is transferred, subject to certain exceptions applicable to class B1 shares, (ii) the class B1 shares represent less than 45% of the total voting power in respect of all the issued and outstanding shares of Cosan Ltd., or (iii) all of the class B1 shares are converted into class A shares.

Now that the initial global offering has been completed, the final step of the corporate reorganization is the global exchange offer, which is being carried out in Brazil and the U.S., extending to the current Cosan S.A. shareholders the right to exchange their Cosan S.A. shares for (i) class A shares or, as an alternative for Brazilian shareholders, BDRs representing such class A shares, or (ii), solely for shareholders of Cosan S.A. as of July 26, 2007, class B2 shares.

Except for the exceptions applicable to class B1 shares relating to the succession of the controlling shareholder of Cosan Ltd. and certain permitted transfers, the class B2 shares are entitled to the same rights as the class B1 shares, including: (i) the right to 10 votes per class B share in all matters submitted to the vote of shareholders and (ii) automatic conversion into class A shares if such shares are transferred, or if the total number of the class B1 shares issued represent less than 45% of the total voting power in respect of all the shares issued by Cosan Ltd.

The class B1 and class B2 shares will not be listed on the New York Stock Exchange (NYSE), Bolsa de Valores de So Paulo (BOVESPA) or any other stock exchange.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
20

Market

© 2007 Deloitte Touche Tohmatsu. All rights reserved.

Market

Description of the Business

The chart below illustrates the sugarcane agro-business system, from production of sugarcane in the fields to distribution of the product to the final consumer:

Source: IPEA/PENSA/USP Agro-business Report.

Sugar

Extracted from the juice resulting from crushing of sugarcane, with subsequent bleaching, de-cantering, evaporating, floating and crystallizing. There are many types of sugar for various purposes, either final consumption (refineries) or a plethora of segments in the food and beverage industries, each of which features its own market value, besides trading companies, the main export channel. Sugar-chemistry provides us with glucose, fructose, glycerin, acids, sorbitol and sucrose and a wide range of other chemicals. Additional fermenting gives us acetones, antibiotics (such as penicillin and tetracycline), industrial enzymes (amylases, proteases), vitamins (C, B2, B12), amino-acids (lysine, phenylalanine) and biological raw materials for a wide range of uses in agricultural production (bio-insecticides and fertilizers) .

Ethanol

The fermenting of sugarcane juice and subsequent distilling gives us ethanol, which basically comes in three types: (1) neutral, used in preparing beverages in general, as well as cosmetics and pharmaceutical products; (2) hydrated (96GL - 96% alcohol and 4% water), used for direct consumption as fuel in automobiles and the chemical industry; and (3) ethanol (99.5GL), which is mixed with gasoline at a ratio of 25%.

Among the various derivatives of ethanol, special mention should be made of ethanol-chemical products, which can be divided into two groups: dehydrated (ethylene) and dehydrogenated (acetaldehyde) .

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
22

Market

Byproducts

Sugarcane bagasse - the fibrous residue of crushing sugarcane (also termed cane-thrash) . It is used as fuel in steam generation units (boilers), to power turbines and generate power used in crushing and grinding and occasional return to the public distribution network. It is also used in industrial boilers in the citric fruit, pulp and paper and other industries, as well as for power generation. It also generates pulp paste for production of paper and can also be used in animal feed. The leaves and tips can also be used as a result of the sugarcane crushing process.

Stillage (Vinhaça) - residue resulting from distilling, used as a fertilizer in irrigating crops.

Yeast– used as a major raw material in the human food and animal feed industries. It is the cheapest protein supplement found so far on the planet. It can also be used with the right equipment to produce ethanol - and sugar-based chemical products.

Sugar and ethanol are the main products sold by sugar-mills in Brazil. The quantity produced depends on the total sugar recoverable (ATR or Açúcar total recuperável) that is extracted from the sugarcane in the industrial process. The quantity of ATR, in turn, is linked to the content of sucrose, the fiber and purity of the cane, as well as productive efficiency.

By and large, sucrose accounts for around one third of the energy contained in the cane, with the remaining two thirds representing cane-thrash (bagasse), husks and leaves.

Another characteristic of the sugarcane agro-business system is its highly specific nature in terms of location and time factors. The location specific refers to the distance of the raw material (sugarcane) from the mill (processing unit), it being estimated that sugarcane grown more than 50 kilometers distance from the mill makes processing an unviable proposition, due to the high transportation costs involved.

The specific time aspect relates to the length of time between burning and crushing the sugarcane, that is, once the cane is burned it needs to be crushed fairly quickly, otherwise quality suffers. These specific aspects determine three forms of transaction between production of the raw material in sugarcane fields and crushing thereof at the mills, as follows:

1.	Mills that own the land were the sugarcane raw material is obtained for crushing;

2.	Mills that lease land for production of cane and subsequent crushing; and

3.	Specialized rural producers contractually linked to the mills.

As a general rule, around 70% (seventy per cent) of internal sugarcane production is in the hands of the mills, either through their own lands or under lease arrangements, with the remaining 30% (thirty per cent) carried out by specialized producers.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
23

Market

World Sugar Production

According to the USDA, world sugar production was 146.9 million tons for the 2005/2006 harvest year. As shown in the following bar chart, sugar production has been growing in recent years, due to expansion of sugarcane cultivation in general, improved productivity and favorable climate. The leading continents contributing to this upwards trend have been South America and Asia.

As a result of the 2005/06 harvest, Brazil exported 49.3 million metric tons of sugar. Besides being world sugar leader, Brazil is also the leader in exporting the world’s biggest crop, accounting for no less than 38.7% of all sugar exports in the entire world. The second-ranked produced, the European Union, accounted for just 15.2%, less than half of Brazil’s exports.

The following charts show the leading sugar exporting countries and the development of worldwide sugar exports:

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
24

Market

Brazilian Sugarcane Production

Between 1995 and 2007, Brazil produced an average of 324 million metric tons of sugarcane per year. According to the association cited earlier (UNICA), Brazilian sugarcane production for the 2006/2007 harvest year reached 426 million metric tons, representing growth of 10.2% in relation to the 2005/2006 harvest year. Out of the total sugarcane production for the 2006/2007 harvest year, the Central/Southern region accounted for around 87.5%, with the remaining 12.5% produced in the Northern/Northeastern region, as can be see in the following graph:

The second survey of the nation’s sugarcane harvest and its destinations (sugar, ethanol and other byproducts), conducted by the National Supply Company (CONAB -Companhia Nacional de Abastecimento) in August of 2007, estimates that Brazil should produce around 473.16 million metric tons of sugarcane in the 2007/2008 harvest-year.

Brazilian Sugar Production

In Brazil, 29.8 million metric tons of sugar were produced in the 2006/2007 harvest year, up 14.9% in relation to 2005/2006. The Central/Southern region accounted for 86.2% of total Brazilian sugar output, with the Northern/Northeastern region accounting for the remaining 13.8% of the nation’s sugar production.

According to the most recent sugar-ethanol industry survey conducted by CONAB (in August of 2007, as mentioned above), about 221.99 million metric tons of Brazilian sugarcane to be cut during the 2007/2008 harvest will be channeled for the production of 30.04 million metric tons of sugar.

The following chart shows the evolution of Brazilian sugar production, in millions of metric tons:

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
25

Market

Brazilian Sugar Production (continued)

According to UNICA data, in 2006 Brazil exported 18.87 million metric tons of sugar. From January through June of 2007, it exported 8.35 million metric tons, equivalent to 21.1% more than the same period last year.

Of the total amount of sugar exported from Brazil in the past three years, roughly 70% has been shipped out through the Port of Santos, which has been increasing its share of Brazilian sugar exports in recent years, as can be seen in the following graph:

As regards the countries to which Brazilian sugar exports are sent, the leading importers are Russia, the United Arab Emirates (UAE), Iran, Nigeria and Malaysia. This is because Brazilian exports of this commodity have low market penetration in the United States, the European Union and Japan, owing to protectionist barriers that can reach as high as 400%.

Ethanol Production

In the past 10 harvest years, the Brazilian sugar and ethanol industry turned out an average of 14.1 million cubic meters of ethanol per year.

As shown in the bar chart appearing below, ethanol production in the 2006/2007 harvest year was 17.8 million cubic meters, up no less than 11.5% in relation to the previous harvest year. Out of the total ethanol production in the 2006/2007 harvest year, 90.4% came from the Central/Southern region.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
26

Market

Ethanol Production (continued)

The second harvest survey conducted of the sugar and ethanol industry conducted by CONAB in August 2007, around 21.3 billion liters of ethanol will be produced in the 2007/2008 harvest year. Out of this total, 40.3% should be anhydrous ethanol, 59.6% de hydrated ethanol and 0.1% neutral ethanol. The Central/Southern Region will account for 90.71% of total Brazilian ethanol production, according to CONAB.

While Brazil is only the world’s second largest ethanol producer, it is the leading exporter. According to report issued by market analysts, world ethanol exports have grown by an average of 25% per year between 2002 and 2006, reaching around 8 billion liters of ethanol in 2006.

According to the Brazilian Foreign Trade Secretariat (Secex), during the months from April to July of 2007, some 1.19 billion liters of ethanol, were shipped out of the country, representing growth of 22% in relation to the same period the previous year. Expansion of ethanol production has been considerably strengthened by the rising use of dual-fuel vehicles and an increase in exports too. Further according to reports issued by market analysts, in 2007 around 84.4% of the Brazilian fleet of vehicles being licensed for the first time was comprised of dual-fuel vehicles.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
27

Market

Price – Sugar on the International Market

Profitability in the sugar industry is chiefly affected by the fluctuations in the international price for raw sugar and the exchange rate. The international price is determined based on the New York Board of Trade Futures Contract No 11, or “NY11”. Refined sugar is traded at a premium above the price for raw sugar. Prices are affected by the current situation and future outlook regarding the supply and demand for sugar and its substitutes.

Supply is affected by weather conditions, government trade policies and quantities planted. Demand is affected by the growth in world consumption for sugar and the prices for sugar and substitute products.

Price – Sugar on the Domestic Market

The following graph shows the evolution of the price of crystal sugar on the Brazilian domestic market:

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
28

Market

Price – Ethanol on the International Market

Operations in the ethanol industry are affected by the international and domestic prices for ethanol, gasoline and sugar, as well as by the competition, governmental policies and also by the demand for ethanol as an alternative or additive fuel to gasoline.

Cosan S.A.’s sale prices on the international market are based on international prices, including the futures contract recently launched on the New York Futures Market. Prices of the industrial and bottle ethanol sold by Cosan S.A. are also based on the market prices and have historically been higher than the prices for fuel ethanol.

Price – Ethanol on the Domestic Market

Ethanol operations are affected by the domestic and international markets, by the competition, governmental policies and regulations and demand on the market for ethanol as an alternative source of fuel (or added in a mixture with gasoline in dual-fuel vehicles) . The prices charged are referenced to the indices published by the Luiz de Queiroz Advanced School of Agriculture - ESALQ and by the Brazilian Commodities and Futures Exchange (BM&F) .

The following graph shows the evolution of the price of ethanol on the internal market:

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
29

Methodologies Adopted

© 2007 Deloitte Touche Tohmatsu. All rights reserved.

Methodologies Adopted

Introduction

According to CVM Instruction No. 361, dated March 5, 2002, Section 8, Paragraph 3, which sets forth the procedures to be applied for exchange offers, the appraisal report is to indicate the appraisal criteria and comparison elements adopted, as well as – at a minimum and on a cumulative basis – the following items:

1.
Weighted average quotation price of the Company’s shares at the stock exchange or over-the-counter market, specifying the share price by kind and class: (i) in the past twelve (12) months immediately prior to the disclosure of the relevant fact; and (ii) between the date of disclosure of the relevant fact and the appraisal report date.

2.	Book value per share of Cosan S.A. as verified in the last periodical information sent to the CVM.

3.	The economic value per share, calculated on a discounted cash flow basis or on a multiple basis, as may be regarded as the most appropriate method for the case, in order to appraise it properly.

4.	Value according to the appraisal criteria adopted by the offering party for the purposes of defining a fair price, as the case should be, and provided that it is not included in the previous items.

The parameters described are based on distinct methods and criteria, as they consider different aspects such as prospects for future profitability growth given macroeconomic and industry expectations, historical results and accounting figures, as well as individual perceptions of capital market investors. Therefore, the results verified may or may not differ to a significant degree.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
31

Methodologies Adopted

Documents Received

In the process of performing our appraisal work, we based our estimates on documents and information mainly supplied by the management of Cosan S.A., including among others, the following:

•	Business Plan of Cosan S.A. for harvest years 2007/2008 through 2016/2017, as prepared by management.

•	Standardized Financial Statements (DFP) of Cosan S.A. as of April 30, 2006 and April 30, 2007, audited by Ernst & Young Auditores Independentes S.S.

•	Interim Financial Statements (ITR) of Cosan S.A. as of October 31, 2007 and October 31, 2006, with Limited Review by Ernst & Young Auditores Independentes S.S.

•	Consolidated interim analytical balance sheet of Cosan S.A. as of October 31, 2007.

•	Quarterly Financial Letter relating to the Interim Financial Statements (ITR) of Cosan S.A. as of October 31, 2007 and 2006.

•	Presentation made at the Meeting with Investors & Analysts – APIMEC-SP held September 21, 2007.

•	Definitive Prospectus for First Public Distribution of Certified Certificates of Deposit for Class A Common Shares issued by Cosan Limited on August 16, 2007.

Besides using the documents mentioned, we also used information and other documents available on the Company’s website and further conducted meetings with the management of Cosan S.A. in order to obtain information that might allow us to enhance our understanding of its operating process and the market in which it operates.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
32

Methodologies Adopted	Cosan S.A.

1. Stock Market Quotation

The performance of the shares of Cosan S.A. for the 12 months prior to the disclosure of the Relevant Fact on June 25, 2007 is as shown below:

Source: Bloomberg.

The following charts show the volumes and average monthly quotation figures of Cosan S.A. shares for the mentioned period:

Period	Traded Shares	Volume (R$ thousand)	Average Price (R$)
25/06/06 a 24/07/06	16,391,100	769,733	46.96
25/07/06 a 24/08/06	19,825,500	841,924	42.47
25/08/06 a 24/09/06	13,574,800	489,093	36.03
25/09/06 a 24/10/06	21,244,700	715,525	33.68
25/10/06 a 24/11/06	11,934,700	448,717	37.60
25/11/06 a 24/12/06	21,140,300	854,042	40.40
25/12/06 a 24/01/07	18,317,500	774,134	42.26
25/01/07 a 24/02/07	25,358,000	1,016,205	40.07
25/02/07 a 24/03/07	16,225,600	621,535	38.31
25/03/07 a 24/04/07	17,091,400	684,683	40.06
25/04/07 a 24/05/07	13,486,900	553,609	41.05
25/05/07 a 24/06/07	40,526,200	1,515,666	37.40

Average 06/25/2006 to 06/24/2007	235,116,700	9,284,866	39.49
Source: Bloomberg.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
33

Methodologies Adopted	Cosan S.A.

1. Stock Market Quotation (continued)

The performance of shares in Cosan S.A. from the date subsequent to the disclosure of Relevant Fact on June 25, 2007 is as shown below:

Period	Traded Shares	Volume (R$ thousand)	Average Price (R$)
06/25/07 to 07/24/07	29,084,300	946,458	32.54
07/25/07 to 08/24/07	31,700,600	874,668	27.59
08/25/07 to 09/24/07	31,107,200	730,135	23.47
09/25/07 to 10/24/07	22,498,400	596,836	26.53
10/25/07 to 11/24/07	20,882,100	510,425	24.44
11/25/07 to 12/19/07	18,459,100	381,533	20.67
Average 06/25 to 12/19/2007	153,731,700	4,040,055	26.28

Source: Bloomberg.

The performance of shares in Cosan S.A. after November 19, when the share issue was announced, through the date of this Appraisal Report is as follows:

Period	Traded Shares	(Volume (R$ thousand)	Average Price (R$)
Average 11/20 to 12/19/2007	22,188,400	458,515	20.66

Source: Bloomberg.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
34

Methodologies Adopted	Cosan S.A.

2.	Proforma Book Value per Share Based on the Interim Financial Statements as of October 31, 2007, Adjusted to Reflect the Effect of Subsequent Issue of Shares

Assets	10/31/2007	Liabilities	07/31/2007
. Cash and Cash Equivalents	141,591	. Trade Accounts Payable	373,295
. Trade Accounts Receivable	107,296	. Loans and Financing	105,072
. Inventories	1,194,841	. Salaries and Wages Payable	113,423
. Advances to Suppliers	304,492	. Taxes and Contributions	101,037
. Receivables from Related Parties	-	. Advances from Customers	28,663
. Deferred Income Tax & Social Contribution	24,236	. Promissory Notes	-
. Derivative Financial Instruments	3,554	. Payables to Related Parties	-
. Other Credits	75,076	. Deferred Income Tax & Social Contribution without Revaluation Reserve	5,486
		. Dividends Payable	34
		. Derivative Financial Instruments	31,184
		. Other Obligations	12,283

Current Assets	1,851,086	Current Liabilities	770,477
. Financial Applications	-	. Loans and Financing	2,178,807
. Receivables from Related Parties	11	. Taxes and Contributions	344,968
. National Treasury Certificates	135,886	. Payables to Related Parties	-
. Deferred Income Tax & Social Contribution	277,065	. Advances from Customers	14,533
. Indemnity Suits	331,426	. Promissory Notes	-
. Other Credits	105,752	. Reserve for Contingencies	757,468
. Despesas Antecipadas		. Debentures	55,069
		. Deferred Income Tax & Social Contribution without Revaluation Reserve	28,303
		. Other Obligations	50,783

Long-Term Assets	850,140	Long-Term Liabilities	3,429,931

		Minority Interest	18,889
. Investments	13,872
. Property, Plant & Equipment	2,070,286
. Deferred Charges	1,093,802

Permanent Assets	3,177,960	Shareholder's Equity	1,659,889
Total Assets	5,879,186	Total Liabilities and Shareholder's Equity	5,879,186

Proforma Shareholders’ Equity
Shareholders’ Equity – 10/31/2007 (R$)	1,659,889
Stock Option Plan (R$)	5,639
Issuance of Common Shares (R$)	1,736,700
Proforma Shareholders’ Equity (R$)	3,402,228
Proforma Book Value per Share (R$ / share)	12.48

Source: Interim Financial Statements as of October 30, 2007, with limited review of Cosan S.A. financial statements by Ernst & Young Auditores Independentes S.S.

The Book Value per Share was calculated based on the proforma Shareholders’ Equity divided by 272,509,307 shares.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
35

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow

In estimating the share value based on the prospects for the future profitability of Cosan S.A., represented by its fair market value, we adopted the Discounted Cash Flow (DCF) appraisal methodology.

The Discounted Cash Flow Methodology is presented below:

In estimating the economic value of Cosan S.A., we based our work on the concept of fair market value, which is generally defined as the price (expressed in currency of constant purchasing power) that could be obtained on a market that is open and has no restrictions, between informed and prudent parties acting with independence and under no obligation, and without considering any special benefit for any potential investor.

(*)	Earnings before Interest, Tax, Depreciation & Amortization
(**)	Weighted Average Cost of Capital

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
36

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

General Assumptions

•
The financial projections are shown in nominal terms, that is, they contain the inflation estimated during the projection period and are translated in thousands of Reais (R$ thousands), except when another unit is otherwise indicated.

•	The base date for the appraisal is October 31, 2007. The projections of Cosan S.A.’s operations include the period from November 1, 2007 to April 30, 2017 (end of harvest year 2016/2017).

•	The assumptions used in this study were based on the Business Plan prepared by Cosan S.A.'s management for the period from 2007/2008 to 2016/2017.

•
Perpetuity figures have been calculated based on Gordon’s growth model. The projected cash flow for harvest year 2016/2017 has been adjusted with respect to income tax and social contribution owing to expectations for reduction in depreciation expenses and considers a perpetual growth rate estimated at 4.0% in nominal Brazilian reais (R$), equivalent to the projected long-term inflation.

•	To calculate the present value, the half-rate approach was used, assuming that the Company’s cash flow is generated evenly throughout the year.

•	The main macroeconomic assumptions adopted in the business plan are as follows:

Harvest year	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17
Macroeconomic Assumptions
IGP-M (1)	4.92%	4.13%	4.05%	4.01%	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
CPI - Consumer Price Index (2)	2.40%	2.07%	2.27%	2.40%	2.47%	2.61%	2.61%	2.61%	2.61%	2.61%
Exchange rate (R$/US$) (3)	1.94	1.88	1.97	2.01	2.06	2.12	2.15	2.18	2.21	2.24
Source: Focus Report by Central Bank of Brazil of 12/07/2007, The Economist, Nov/2007 and Deloitte analyses.
(1) Central Bank 's projection until 2011. After this period, the indicator projected for 2011 was held constant.
(2) Projections from The Economist "Country Forecast Brazil" Report, Nov/2007, through 2012, adjusted for the harvest years. After this period, na indicator of 2,61% p. y. , based on Deloitte’s judgement and analysis.

(3) Central Bank of Brazil's projections for the average exchange rate until 2010/11, adjusted for the harvest years.  After this period, the difference between the Brazilian and American inflation (purchasing power parity) was maintained.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
37

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

▪   Production Capacity

The Company’s management projects investments for the expansion of 10,600 thousand tons in the following units: Gasa (2,600 thousand), Mundial (2,000 thousand), Destivale (1,900 thousand), Gasa II (1,800 thousand), Bonfim (1,000 thousand), Univalem (500 thousand), Ipaussu (500 thousand), and Junqueira (300 thousand) .

In addition, the Company is making investments in three new units (greenfield) located in the State of Goiás, totally intended for the exportation of ethanol. The total milling capacity will be of 10 million tons of sugarcane per year, or 900 thousand cubic meters per year, with projections for beginning ethanol production in 2009/2010.

▪   Volume of Sugarcane

In the projection of the harvest area gradual increases were considered from the harvest year 2007/2008 to 2012/2013, when 458,826 hectares are reached, an area which is kept in similar levels for the remaining harvest years projected.

The average yield presented in the Company’s Business Plan is of 90.6 tons of sugarcane per hectare, which vary from minimum of 86.3 tons and 95.0 tons of sugarcane per hectare as a maximum:

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
38

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

▪   Volume of Sugar

▪   Volume of Ethanol

Co-generation

The co-generation installed capacity is approximately 140 MW, most of which is generated for purposes of providing power to the industrial plants (mills).

Cosan S.A. is investing in co-generation projects involving plants in service to meet the demand for 455,520 MWh/year sold through two auctions sponsored by the government in 2005 and 2006, for an average price of R$153 per MWh.

Moreover, the Company is forecasting investments in co-generation in other existing plants with a view to expanding generation capacity by 680,000 MWh/year.

The electric power co-generation, which will become operational from the harvest year 2008/2009, presents a long-term EBITDA margin of approximately 90%, considering that no other costs are involved in electric power co-generation.

▪   Other Revenues

Other Revenues refers mainly to the performance of port services, sale of retail products (jelly, chocolates, etc.) and sale of sugarcane seedlings and electric power.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
39

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

▪   Prices

The price for VHP sugar (NY11) has been projected for the period of harvest years 2007/2008 through 2011/2012. As from harvest year 2012/2013, the price has been restated for U.S. inflation. The prices for VHP sugar quoted on the international market are affected by the current market situation and future outlook regarding the supply and demand for sugar and its substitutes. The expectations of prices are based on the planning areas of industry players and Deloitte’s analyses and have been converted into Reais according to the average exchange rate estimated over the course of the projection period.

Crop-year	2007/08	2008/09	2009/10	2010/11	2011/12
VHP Sugar Price	9.50	9.80	10.50	11.50	12.50
(US$ cents/lb)
Source: Market projections and Deloitte analyses.

In general, the price of ethanol is directly associated with the price of sugar and, moreover, is further becoming heavily correlated to the price of oil. The correlation between the prices of sugar and ethanol is explained by the fact that a huge portion of such products come from mills that manage to alter a portion of their production between sugar and ethanol, depending on the variations in the market prices for sugar and ethanol.

Furthermore, given that sugar prices in Brazil are determined by international prices, there is a tight connection between the price of Brazilian ethanol and the price of sugar on the international market.

The chart below shows a summary of the prices projected for the distinct products used in preparing this Appraisal Report:

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
40

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

▪   Net Operating Revenue

The net revenue resulting from the assumptions of Product Volume and Prices, as mentioned, is shown in the chart

▪   Sugar and ethanol Domestic and Foreign Markets

The segregated revenue from sugar and ethanol in the domestic and foreign markets are presented in the chart below:

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
41

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

▪   Cost of Products Sold

The structure of the Company's costs can be segregated between costs related to the prices of products sold by the Company and those costs that are not related to such prices. Two of the main components of the costs, raw materials and land leasing/partnerships, are related to prices.

The Company’s management estimates agricultural and industrial gains as a result of expansions and startup of the greenfields (Goiás), the productivity of which is higher than the former plants in operation.

Other costs refer mainly to the performance of port services, sale of retail products (jelly, chocolates, etc.), resale of diesel oil to service providers, and sale of sugarcane seedlings.

The chart below shows the projected cost of products sold:

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
42

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

▪   Operating Expenses

The new mills in State of Goiás are expected to increase the average transportation costs. Expenditures have also been estimated for administrative structure to support the projected expansion plans slated in the Business Plan of Cosan S.A. However, considering the gain generated by the rise in volume, a reduction in operating expenses in relation to net revenue has been projected.

▪   EBITDA
The increase in the EBITDA margin during the projection period is a result of a higher VHP sugar price, improved agricultural and industrial yields and industrial productivity resulting from expansions and startup of greenfield projects and electric power co-generation.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
43

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

Other Assumptions

▪   Depreciation and Amortization
The projected depreciation of fixed assets as of the base date is calculated in accordance with prevailing laws.

New investments in replacement, expansion, greenfield, and co-generation are depreciated at an average annual rate of 10%.

Pursuant to legislation in force, expenses relating to formation of crops (planting) are amortized at an annual rate of 20%, while expenses relating to maintenance of off-season crops are amortized at a rate of 100% of investments from the previous year.

▪   Working Capital

The components of the working capital were projected on an individual basis, based on the historical behavior and the suitability to the levels of the projected activities.

▪   Income Tax and Social Contribution

Income tax and social contribution on net income were calculated in accordance with the legislation in force at the date when this Appraisal Report was issued, by applying the tax rates listed as follows:

Tax	Rate (%)
IR (Income Tax)	15%
IR - Surcharge	10%
CSLL (Social Contribution on Net Income)	9%

The 10% income tax surcharge is only applied to the portion of the profits exceeding R$240 thousand a year.

▪   Tax Losses and Negative Results for Social Contribution purposes

The calculation of direct taxes considered the balance of tax credits (tax losses subject to offset against income tax and negative results for social contribution purposes), in the amounts of R$219.083 thousand and R$219.185 thousand, respectively, as of October 31, 2007.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
44

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

▪   Investments

Besides replacement of assets, Company management is projecting investments in the following areas:

1.	Expansion of current milling capacity of 40.0 million to 50.6 million tons.

2.
Greenfield project, which encompasses investments in three mills in the State of Goiás, with projections for a total million capacity of 10.0 million tonnes, reaching a total of 60.6 million tonnes, and beginning production of ethanol for exportation in harvest year 2009/2010, reaching 900 thousand cubic meters per year.

3.
Investments in additional operating processes with a view to increasing productivity from the harvests and enhancing efficiency, as well as reducing production costs and making investments to increase the level of harvest mechanization from the current 28% in harvest year 2006/2007 to 79% by harvest year 2011/2012 (both reflected in replacement investments).

4.	Investments in electric power co-generation systems for sale to the Brazilian distribution network as from 2009.

The projection of total investments is shown below:

Note:

Expansion and Greenfield investments do not include planting and off-season crop maintenance investments.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
45

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

Discount Rate

The discount rate is comprised as follows:

Formula ACC = Ke* (E/E+D) + Kd * (1-tax) * (D/D+E) Ke = rf + 2*(ERP) + CRP

Weighed Average Cost of Capital (WACC)		Notes
Cost of Equity (ke)
Risk-free rate (Rrf )	4.92%	(a)
Market premium (ERP)	7.10%	(b)
Beta (β)	0.75	(c)
Country risk (CRP)	1.69%	(d)
Cost of own equity (ke)	11.94%
Own capital share (E)	80%	(e)
Cost of debt (Kd)	5.45%	(f)
Third parties' capital share (D)	20%	(e)
Nominal WACC in US$	10.64%
Difference between Brazilian and American inflation rate	1.36%	(g)
Nominal WACC in R$	12.14%

Notes:

(a)
Represents the return required by investors for investments in risk-free securities. We adopted as a risk-free rate parameter the historical arithmetic mean for the last 24 months as disclosed by the US Government (North American 30-year T-Bond). Source: Bloomberg and Deloitte’s analyses.

(b)
Represents the return above the risk-free rate that the investor requires to invest (to accept the risk exposure) in the capital market (equity risk premium), due to the risk inherent in the investment. We adopted the average premium recorded for shares (valuation and dividends paid) in large American companies since 1926. Source: Ibbotson Associates.

(c)
Represents the average risk of the company or industry under analysis. For the beta calculation, the average unleveraged beta of companies playing in the same industry as Cosan was used, based on the capital structure and IR rate of each company. This beta was then releveraged using the capital structure projected for the company under analysis and its IR rate. Source: Bloomberg and Deloitte’s analyses.

(d)
Represents the total additional interest (premium) required by an institutional investor to invest in Brazil (country risk premium). We adopted as a parameter the historical arithmetic mean of spread in the last 12 months applied to Brazilian and American government securities in a comparable period. Source: Bloomberg and Deloitte’s analyses.

(e)
To calculate the financial leverage, we used the arithmetic mean of the debt/equity ratio for a sample of comparable companies playing in the same industry as Cosan S.A. We obtained as a result an approximate structure of 80% of own capital and 20% of third parties’ capital. Source: Bloomberg and Deloitte’s analyses.

(f)	The cost of third parties’ capital is calculated using the marginal cost of Cosan S.A., i.e., 8.25% p.y., net of IR/CS (income and social contribution taxes). Source: Cosan S.A. management.

(g)
Represents a difference between the long-term annual inflation rate in Brazil (4.00%) and in the United States (2.61%). The American inflation rate was determined using the built-in expectation of inflation in long-term securities (North American 30-year T-Bond) of the United States, whose yield is indexed to the Consumer Price Index (CPI). Source: EIU.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
46

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

Capital Structure

The capital structure calculation and the sample of comparable companies are shown in the chart below:

	(a)	(b)	(c)	(d)	(e)	(f)
Company	Market Value in Local Currency	Current Indebtedness	Noncurrent Indebtedness	Cash and Cash Equilvalents	Third Parties’ Capital	Third Parties’ Capital	Industry
Illovo Sugar Limited	8,024	134	1,577	974	738	8.4%	Sugar-ethanol
Agrana Beteiligungs AG	1,025	265	290	104	450	30.5%	Sugar-ethanol
Cosan SA Industria e Comercio	5,104	117	2,646	816	1,946	27.6%	Sugar-ethanol
Archer Daniels Midland Company	23,052	2,590	4,733	1,121	6,202	21.2%	Agribusiness, consumer goods
Verasun Energy	1,249	-	657	414	242	16.3%	Sugar-ethanol
CSR Limited	3,161	4	498	53	449	12.4%	Sugar-ethanol
Suedzucker AG	2,967	327	2,153	803	1,677	36.1%	Sugar-ethanol
Bunge Limited	13,919	1,635	3,480	845	4,270	23.5%	Agribusiness, consumer goods
Corn Products International, Inc.	3,184	85	535	157	463	12.7%	Agribusiness, consumer goods
Sample Average						20%
Source: Bloomberg

Formulas:

Third parties’ capital:	(e) = (b) + (c) - (d)
Third parties’ capital share:	(f) = (e) / [(a) + (e)]

Beta

The Beta calculation and the sample of comparable companies are shown in the chart below:

	(h)	(i)	(j)	(k)	(l)
Company	Capital terceiros/ capital próprio	Beta (Local)	Taxa de IR da Empresa	Beta Desalavancado	Beta Realavancado
Illovo Sugar Limited	9.2%	0.43	34.0%	0.41	0.48
Agrana Beteiligungs AG	44.0%	0.43	19.7%	0.32	0.38
Cosan SA Industria e Comercio	38.1%	1.57	38.9%	1.27	1.51
Archer Daniels Midland Company	26.9%	0.84	30.3%	0.71	0.84
Verasun Energy	19.4%	0.86	41.4%	0.77	0.92
CSR Limited	14.2%	0.54	19.4%	0.48	0.57
Suedzucker AG	56.5%	0.60	16.7%	0.41	0.48
Bunge Limited	30.7%	0.77	27.1%	0.63	0.75
Corn Products International, Inc.	14.5%	0.82	34.8%	0.75	0.89
Sample Average	28.2% (g)	0.58	27.0%	0.64	0.75
Source: Bloomberg

Formulas:

Third parties’ capital / Own capital:	(h) = (f) / [1 - (f)]
Unleveraged Beta:	(k) = (i) / [1 + {1-(j)} * (h)]
Releveraged Beta:	(l) = (k) * [1 + {1 - IR} * (g)]

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
47

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

Projected Income Statement	R$ thousand

	Projected
Income Statement	2007/08 (6M)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17
Net Operating Revenues	1,452,800	2,878,375	3,537,034	4,404,462	5,373,175	6,062,447	6,379,605	6,692,795	7,020,790	7,365,323
. Growth %	n/a	7.7%	22.9%	24.5%	22.0%	12.8%	5.2%	4.9%	4.9%	4.9%
. Sugar	715,331	1,478,576	1,690,094	1,934,072	2,184,457	2,329,000	2,446,579	2,570,014	2,699,681	2,835,887
. Ethanol	682,257	1,186,889	1,607,569	2,128,082	2,777,219	3,311,894	3,501,035	3,679,954	3,867,033	4,063,678
. Eletric Power Co-generation	-	41,343	67,290	169,710	238,384	247,919	257,836	268,149	278,875	290,030
. Other Revenues	55,212	171,566	172,081	172,597	173,115	173,634	174,155	174,677	175,201	175,727

Cost of Products Sold	(1,097,150)	(2,279,747)	(2,717,724)	(3,167,950)	(3,649,675)	(4,042,469)	(4,235,509)	(4,365,167)	(4,513,190)	(4,665,080)
. Cost of Products Sold/Net Revenue	-75.5%	-79.2%	-76.8%	-71.9%	-67.9%	-66.7%	-66.4%	-65.2%	-64.3%	-63.3%

Gross Profit	355,650	598,628	819,310	1,236,512	1,723,500	2,019,978	2,144,096	2,327,628	2,507,600	2,700,243
. Gross Profit/Net Revenue	24.5%	20.8%	23.2%	28.1%	32.1%	33.3%	33.6%	34.8%	35.7%	36.7%

Operating Expenses	(235,319)	(506,416)	(567,731)	(623,829)	(679,170)	(722,110)	(750,670)	(777,764)	(805,735)	(834,745)
. Operating Expenses / Net Revenue	-16.2%	-17.6%	-16.1%	-14.2%	-12.6%	-11.9%	-11.8%	-11.6%	-11.5%	-11.3%

EBIT	120,331	92,212	251,579	612,683	1,044,330	1,297,867	1,393,426	1,549,864	1,701,865	1,865,498
. EBIT Margin (EBIT /Net Revenue)	8.3%	3.2%	7.1%	13.9%	19.4%	21.4%	21.8%	23.2%	24.2%	25.3%
. Goodwill Amortization	(83,224)	(139,791)	(129,570)	(119,325)	(115,897)	(115,301)	(115,301)	(115,256)	(87,944)	-

Profit / (Loss) Before Income Tax	37,107	(47,579)	122,009	493,358	928,433	1,182,566	1,278,125	1,434,608	1,613,921	1,865,498
. Operating Margin (Profit Before Income Tax/Net Revenue)	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
. Income Tax and Social Contribution	(9,991)	-	(31,350)	(119,730)	(299,190)	(402,774)	(435,264)	(488,468)	(549,435)	(634,971)
. % Income Tax and Social Contribution	0.27	-	25.7%	24.3%	32.2%	34.1%	34.1%	34.0%	34.0%	34.0%
Net Income / (Loss)	27,116	(47,579)	90,659	373,628	629,243	779,792	842,861	946,140	1,064,486	1,230,527
. Net Margin (Net Income/Net Revenue)	1.9%	-1.7%	2.6%	8.5%	11.7%	12.9%	13.2%	14.1%	15.2%	16.7%

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
48

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

Results of Appraisal by the Discounted Cash Flow Method	R$ thousand

Discounted Cash Flow	2007/08(6M)	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17
Net Income/(Loss) for the Year	27,116	(47,579)	90,659	373,628	629,243	779,792	842,861	946,140	1,064,486	1,230,527
. Depreciation and Amortization	42,622	392,567	567,096	692,208	792,359	854,042	871,917	883,253	917,637	947,775
. Goodwill amortization	83,224	139,791	129,570	119,325	115,897	115,301	115,301	115,256	87,944	-
. Working capital variation	555,879	(119,533)	(116,724)	(113,139)	(128,642)	(102,982)	(39,877)	(36,256)	(39,925)	(42,271)
. Investiments	(942,308)	(1,484,241)	(1,036,724)	(803,282)	(717,056)	(622,995)	(642,205)	(662,031)	(683,032)	(705,077)

Cash Flow	(233,466)	(1,118,995)	(366,124)	268,740	691,801	1,023,159	1,147,997	1,246,362	1,347,111	1,430,954
Discount Rate (*) ==>	0.9718	0.8917	0.7952	0.7091	0.6323	0.5638	0.5028	0.4484	0.3998	0.3565

Cash Flow at Present Value	(226,872)	(997,836)	(291,132)	190,557	437,427	576,898	577,202	558,808	538,583	510,159

Cash Flow at Present Value	1,873,794
(+) Perpetuity (**)	6,190,605

Cosan S.A. Operational Flow	8,064,399
Economic Adjustments (***)	(2,688,836)

Economic Value of 100% of Shares in Cosan S.A.	5,375,563
(-) Minority interests	(61,172)

Economic Value of Cosan S.A. Net of Minority Interests	5,314,391
Total Number of Shares in Cosan S.A. on 10/31/2007	188,886,360

Economic Value of Cosan S.A. on 10/31/2007(R$/share)	28.14
Stock Option Plan on 11/19/2007 (shares)	922,947
Share Issue on 12/05/2007 (shares)	82,700,000
Total Number of Shares in Cosan S.A. after 12/05/2007 (shares)	272,509,307

Capital Contribution - Stock Option Plan (R$ thousand)	5,639

Capital Contribution - Share Issue on 12/05/2007 (R$ thousand)	1,736,700

Economic Value of Cosan S.A. after 12/05/2007 (R$ thousand)	7,056,730

Economic Value of Cosan S.A. after 12/05/2007 (R$/Share)	25.90

(*)	The discount rate was calculated at 12.14% p.y., in nominal Brazilian reais, using the half-rate approach, that is, considering the cash flow generated in the middle of each projected period.

(**)
To calculate perpetuity, income tax and social contribution (IR/CS) expenses for the last harvest year (2016/2017) were adjusted to reflect a decrease in depreciation of property, plant and equipment in relation to the last projected period (2016/2017), until the same investment levels perpetuated in the value projected for 2016/2017 are reached. To absorb this effect, IR/CS expenses in perpetuity increased by R$71,518 thousand, totaling R$706,489 thousand. Accordingly, the cash flow considered for perpetuity is R$1,359,436 thousand.

Formula: Perpetuity = Cash Flow for the Last Adjusted Year * (1+G) / (WACC - G), where perpetuity = R$1,359,436 thousand, WACC = 12.14% and G = 4%.

(***)	The breakdown of economic adjustments can be found on page 50.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
49

Methodologies Adopted	Cosan S.A.

3. Discounted Cash Flow (continued)

Economic Adjustments

The breakdown of the economic adjustments, including non-operating assets and liabilities, added or deducted (as the case may be) from the economic value of Cosan S.A. is as follows:

Economic Adjustments	R$ thousands
(+) Cash and Cash Equivalents	141,591
(+) Treasury Certificates	135,886
(+) Indemnity Suits	331,426
(+) Investments	13,872
(-) Loans and Financing	(2,283,879)
(-) Dividends Payable	(34)
(-) Reserve for Contingencies	(757,468)
(-) Debentures Payable	(55,069)
(-) Present Value of Taxes Payable in Installments (1)	(317,766)
(-) Other Credits and Obligations, Net (2)	22,417
(+) Settled Derivatives (3)	(4,089)
(+) Unsetlled Derivatives (4)	84,277
(=) Total Economic Adjustments	(2,688,836)
Source: Interim Financial Statements as of October 31, 2007.

Notes:

(1)
Taxes Payable in Installments refer to Tax Debt Refinancing Programs (REFIS and PAES) and other special installment plans for payment of INSS, ICMS, ISS and FGTS. Amounts considered comprise of current and noncurrent taxes totaling R$36,766 thousand and R$344,968 thousand, respectively, as detailed in note 13 of the Interim Financial Statements as of October 31, 2007. Taxes were projected with the respective adjustments, considering their respective amortization periods, and were calculated at present value at a discount rate of 12.14% p.y.

(2)	Refers to adjustments in accounts Deferred Income Tax & Social Contribution, Debentures Payable, Other Credits, Other Current Obligations and Other Noncurrent Obligations.

(3)
As detailed in note 6 of the Interim Financial Statements as of October 31, 2007, margin deposits, in the amount of R$3,104 thousand, net of income and social contribution taxes payable on the amount of R$21,607 thousand, which corresponds to unrealized gains from Derivative Financial Instruments.

(4)	As mentioned in note 22 of the Interim Financial Statements as of October 31, 2007.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
50

Methodologies Adopted	Cosan Ltd.

1. Stock Market Quotation

The following is the performance of the class A shares of Cosan Ltd. on the NYSE, converted into R$ at daily rates, since the initial launch on August 16, 2007, through the issue date of this Appraisal Report.

Source: Bloomberg

The following chart shows average monthly trading volumes and average prices of the class A shares of Cosan Ltd. on the NYSE:

Period	Traded Shares	Volume (R$ thousands)	Average Price (R$)
08/16/07 to 09/15/07	34,291,500	754,191	21.99
09/16/07 to 10/15/07	16,701,600	383,986	22.99
10/16/07 to 11/15/07	12,418,125	257,832	20.76
11/16/07 to 12/16/07	7,170,500	137,439	19.17
12/17/2007 to 12/19/2007	1,507,395	29,112	19.31
Average 08/16 to 12/19/2007	72,089,120	1,562,560	21.68

Source: Bloomberg

2. Book Value

The book value of Cosan Ltd. on October 31, 2007 is shown in the table below:

Item	Amount
Original Value of Net Cash Investments (R$ thousand)	1,969,939
Capital Contribution	(1,736,700)
Proforma Value of Net Cash Investments	233,239
Book Value of the 51.0% Interest in Cosan S.A.	659,691
Increase of 14.7% in Cosan Ltd.’s Interest in Cosan S.A.	1,736,700
Book Value of Cosan Ltd.’s 65.7% Interest in Cosan S.A.	2,396,391
Book Value of Cosan Ltd. (R$ thousand)	2,629,630
Current Number of Shares in Cosan Ltd.	208,010,044
Book Value of Cosan Ltd. Cosan Ltd. per Share (R$/Share)	12.64
Source: Interim Financial Statements - 10/31/07

(*) Represents the equivalent to 51% of shareholders’ equity of Cosan S.A. as of October 31, 2007, in the amount of R$1,659,889 thousand, net of the negative goodwill recorded on this investment, in the amount of R$186,852 thousand, as disclosed in ITR of Cosan Ltd. as of October 31, 2007.

3. Discounted Cash Flow

The Discounted Cash Flow Method was not applied to Cosan Ltd. since it does not have operations per se that would permit generation of operating cash.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
51

Methodologies Adopted	Cosan Ltd.

4. Assets Approach

The Assets Approach is usually employed in appraising certain kinds of business, such as real estate companies and holding companies, for determining the goodwill of a business, and for estimating the value of an undertaking which failed to generate positive cash flow, in which case it should be liquidated.

The estimation of the fair market value, net of the costs related to the disposal of such assets, is carried out in such an orderly basis so as to minimize losses and/or accrued taxes. In this case, should a business be regarded as a developing undertaking or subject to liquidation, all of its fixed assets and liabilities are individually appraised and subsequently added.

For appraisal of Cosan Ltd., Deloitte Consultores chose the Assets Approach, with the investment in Cosan S.A. being estimated on a DCF basis. Based on this methodology, Cosan Ltd.’s cash investments, after the capital contribution on December 5, 2007, were added to the economic value of its interest in Cosan S.A.

The calculation of value per share is shown in the following chart:

Item	Amount
Current Number of Shares in Cosan Ltd.	208,010,044
Number of Shares in Cosan S.A.	272,509,307
Number of Shares in Cosan S.A. Belonging to Cosan Ltd. (65.7%)	179,032,044
Value of Shares in Cosan S.A. based on Deloitte’s Report (R$/share)	25.90
Net Cash Investments of Cosan Ltd. (R$ thousand)	1,969,939
Capital Contribution to Cosan S.A. on 12/05/2007	(1,736,700)
Proforma Cash Investments of Cosan Ltd. (R$ thousand)	233,239
Value of Cosan Ltd.’s Interest in Cosan S.A. (R$ thousand)	4,636,101
Economic Value of Cosan Ltd. (R$ thousand)	4,869,340
Economic Value of Cosan Ltd. per Share (R$/share)	23.41
Source: Interim Financial Statements - 10/31/2007 and Deloitte´s analysis

If Cosan Ltd.’s remaining cash investments are used to increase Cosan S.A.‘s capital, the value of Cosan S.A. and Cosan Ltd. would be the following:

Item	Amount
Current Number of Shares in Cosan Ltd.	208,010,044
Number of Shares in Cosan S.A.	272,509,307
Number of Shares in Cosan S.A.	11,106,619
Number of Shares in Cosan S.A.	283,615,926
Number of Shares in Cosan S.A. Belonging to Cosan Ltd. on 12/05/2007 (65.7%)	179,032,044
Hypothetical Capital Contribution to Cosan Ltda. using Cosan Ltd.’s Remaining Cash Investments	11,106,619
Number of Shares in Cosan S.A. if Additional Capital Contribution is Made by Cosan Ltd. (69.8%)	190,138,663
Value of Shares in Cosan S.A. if Additional Capital Contribution is Made by Cosan Ltd. (R$/share)	25.70
Net Cash Investments of Cosan Ltd. on 10/31/2007 (R$ thousand)	1,969,939
Capital Contribution to Cosan S.A. on 12/05/2007	(1,736,700)
Proforma Net Cash Investments of Cosan Ltd. On 12/05/2007 (R$ thousand)	233,239
Capital Contribution to Cosan S.A. using Cosan Ltd.’s Remaining Cash Investments (R$ thousand)	(233,239)
Net Cash Investments of Cosan Ltd. If Additional Capital Contribution is Made to Cosan S.A. (R$ thousand)	-
Value of Cosan Ltd.’s Interest in Cosan S.A. – 69.8% (R$ thousand)	4,887,261
Economic Value of Cosan Ltd. (R$ thousand)	4,887,261
Economic Value of Cosan Ltd. Per Share (R$/share)	23.50
Source: Interim Financial Statements – 10/31/2007 and Deloitte’s analysis.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
52

Methodologies Adopted	Cosan Ltd.

4. Assets Approach (continued)

For comparative purposes, the economic value per share of Cosan Ltd. was calculated using the Assets Approach with the investment in Cosan S.A. being estimated by the average quotation price for the three periods reflected in the evaluation of Cosan S.A. The results of this comparative analyses are summarized below:

1.	Value of Cosan Ltd. of R$35.11 per share, considering the average quotation price of R$39.49 per share of Cosan S.A. in the 12 months prior to the disclosure of the Relevant Fact dated June 25, 2007.

2.
Value of Cosan Ltd. of R$23.74 per share, considering the average quotation price of R$26.28 per share of Cosan S.A. subsequent to the disclosure of the Relevant Fact (June 25, 2007) through the date of this Appraisal Report.

3.
Value of Cosan Ltd. of R$18.91 per share, considering the average quotation price of R$20.66 per share of Cosan S.A. subsequent to the share issue on November 19 through the date of this Appraisal Report.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
53

Results

© 2007 Deloitte Touche Tohmatsu. All rights reserved.

Results

Cosan S.A.

We concluded that the Discounted Cash Flow Method is the most appropriate approach to estimate the value of shares in Cosan S.A. Based on this methodology, the economic value as of October 31, 2007 is in a range of R$24.60 to R$27.19 per share. The following graph presents the comparative per-share values according to the methodologies used in this appraisal engagement:

Notes:

(1)
Economic value per share after issuance of shares on November 19, 2007 and December 5, 2007, based on the Discounted Cash Flow Method, with a minimum and maximum value range of 10%, pursuant to CVM Instruction No. 361/02.

(2)	Market value per share based on the weighted average price for shares of:
(i)	R$39.49 per share in the 12 months prior to the disclosure of the Relevant Fact dated June 25, 2007.
(ii)	R$26.28 per share from the date of disclosure of the Relevant Fact (June 25, 2007) through the date of this Appraisal Report.
(iii)	R$20.66 per share from the Cosan S.A. share issue on November 19 through the date of this Appraisal Report.
(3)	Book value per share as of October 31, 2007, adjusted after issuance of shares on November 19, 2007 and December 5, 2007, resulting in 272,509,307 shares.

Cosan Ltd.

We concluded that the Assets Approach, with the investment in Cosan S.A. estimated on a discounted cash flow basis, is the most appropriate method to estimate the value of shares in Cosan Ltd. Based on this methodology, the economic value as of October 31, 2007 is in a range of R$22.24 to R$24.58 per share. The following graph presents the comparative per-share values according to the methodologies used in this appraisal engagement:

Notes:

(1)
Economic value per share based on the Assets Approach, with the investment in Cosan S.A. estimated on a discounted cash flow basis, with a minimum and maximum value range of 10%, pursuant to CVM Instruction No. 361/02.

(2)	Assets Approach with the investment in Cosan S.A. being estimated based on the weighted average price for shares in Cosan S.A. of:
(i)	R$35.11 per share, for the average value of R$39.49 per share in Cosan S.A. in the 12 months prior to the disclosure of the Relevant Fact dated June 25, 2007.
(ii)	R$23.74 per share, for the average value of R$26.28 per share in Cosan S.A. from the date of disclosure of the Relevant Fact (June 25, 2007) through the date of this Appraisal Report.
(iii)	R$18.91 per share, for the average value of R$20.66 per share in Cosan S.A. from the Cosan S.A. share issue on November 19 through the date of this Appraisal Report.
(3)
Market value per share, traded on NYSE based on the weighted average price for share (i) from the date of the Initial Public Offering through the date of this Appraisal Report and; (ii) from the share issue on November 19 through the date of this Appraisal Report.

(4)	Book Value per Class A share, based on 208,010,044 shares as of October 31, 2007.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
55

Glossary

© 2007 Deloitte Touche Tohmatsu. All rights reserved.

Glossary

The following is the glossary of technical terms, abbreviations and other indicators used in this Appraisal Report, in alphabetical order:

•
Assets Approach: This is the method normally employed to appraise businesses that do not generate positive cash flows, in which case they should be liquidated, that is, when such businesses are incapable of generating an appropriate return on investment in their operations or in which the nature of their business is such that a buyer would only eye the asset itself.

•	Bloomberg: Source of financial information to which we had access for development of this project.

•	CPS: Cost of Products Sold.

•	CVM: Comissão de Valores Mobiliários. The Brazilian Securities Commission, equivalent to the U.S.’s SEC.

•	DCF: Discounted Cash Flow. Represents the method that estimates the free cash flow to be generated by future operations, duly adjusted to the risk by the discount rate.

•	Debt-Free Model: Calculation model that considers only the projection of operating results, free of debt payments.

•	DFP: Demonstrações Financeiras Padronizadas. Standardized Financial Statements.

•	EBIT: Earnings Before Interest and Taxes – This figure represents a company’s income before payment of interest and taxes.

•	EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization – This represents a company’s income before payment of interest, taxes, depreciation and amortization.

•	EIU: Economist Intelligence Unit. Source of economic and financial information to which we had access in carrying out this engagement.

•	Ibbotson Associates: Source of information regarding historical and expected data with respect to capital markets, to which we had access in preparing this Appraisal Report.

•	IGP-M: Indice Geral de Preços de Mercado. Brazilian General Market Price Index.

•	IR/CS: Imposto de Renda e Contribuição Social. Brazilian Federal Income Tax and Social Contribution.

•	Perpetuity: This is the present value of the future cash flows, assuming constants at regular intervals forever.

•	p.y.: per year

•	T-Bond: Treasury Bonds. These are bonds issued by the U.S. Government.

© 2007 Deloitte Touche Tohmatsu. All rights reserved.
57

© 2007 Deloitte Touche Tohmatsu Consultores Ltda.. All rights reserved.

Deloitte refers to Deloitte Touche Tohmatsu, the association (Verein) established in Switzerland, its member firms and respective subsidiary and associated companies. Deloitte Touche Tohmatsu is a world-wide organization of independent member firms oriented to excellence in the performance of professional services by means of a global strategy executed locally in almost 140 countries. With access to the intellectual capital of around 150 thousand professionals, Deloitte offers services in the following areas: auditing, tax consulting, business risk management consulting, corporate finance, business consulting, outsourcing, human capital consulting and actuarial consulting – and services more than 80% of the world’s largest organizations, as well as a large number of Brazilian companies, major local clients, public institutions and highly successful and fast-growing global corporations. The services are not offered by Deloitte Touche Tohmatsu Verein and, for regulatory and other reasons, some member firms do not offer services in all the professional areas mentioned herein.

Since it is a Verein (association under Swiss law), neither Deloitte Touche Tohmatsu nor any of its member firms are liable in any manner whatsoever for the acts or omissions of other member firms. Each one of the member firms is a separate and independent legal entity that operates under the names "Deloitte", "Deloitte & Touche", "Deloitte Touche Tohmatsu" or other related names.

For further information, contact us via e-mail comunicacao@deloitte.com or by calling (11) 5186-6686.

U.S. Information Agent

Brazilian Broker

Tender Agent

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

The bye-laws of Cosan Limited provide, in part, that Cosan Limited shall indemnify its directors, secretary and officers from and against all actions, costs, charges, losses, damages and expenses which they may incur in the performance of their duties as director, secretary or officer, provided that such indemnification does not extend to any matter in respect of any fraud or dishonesty which may attach to any such persons. Section 98 of the Companies Act 1981, as amended, of Bermuda permits a company to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when he is relieved from liability by the court under Section 281 of the Companies Act 1981 and Cosan Limited may advance money to any director or officer for costs incurred in defending any civil or criminal proceeding against them, on condition that the director or officer shall repay the advance if any allegation of fraud or dishonesty is proved against them.

Cosan Limited maintains standard policies of insurance under which coverage is provided (a) to its directors, secretary and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to Cosan Limited with respect to payments which may be made by Cosan Limited to such directors, secretary and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.  Exhibits

(a)   The following documents are filed as part of this Registration Statement:

3.1	Memorandum of Association of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

3.2	Bye-laws of the Registrant.*

4.1	Form of Class A Common Share Certificate incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

4.2	Form of Class B Series 2 Common Share Certificate.**

5.1	Opinion of Appleby, Bermuda counsel for the Registrant, as to the legality of the Class A Common Shares and Class B Series 2 Shares.*

8.1	Opinion of Souza, Cescon Avedissian, Barrieu & Flesch Advogados, Brazilian counsel to the Registrant, as to Brazilian tax consequences of the exchange offer.

8.2	Opinion of Davis Polk & Wardwell, U.S. counsel for the Registrant, as to US federal tax consequences of the exchange offer.

8.3	Opinion of Appleby, Bermuda counsel for the Registrant, as to Bermuda tax consequences of the exchange offer.

10.1
Indenture dated as of October 25, 2004 among Cosan S.A. Indústria e Comércio, as issuer, FBA—Franco Brasileira S.A. Açúcar e Álcool and Usina Da Barra S.A.—Açúcar e Álcool, as guarantors, JPMorgan Chase Bank, as trustee, JPMorgan Trust Bank Ltd., as principal paying agent and J.P. Morgan Bank Luxembourg S.A., as Luxembourg paying agent, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

10.2
Indenture dated as of February 6, 2006 among Cosan S.A. Indústria e Comércio, as issuer, FBA—Franco Brasileira S.A. Açúcar e Álcool and Usina Da Barra S.A.—Açúcar e Álcool, as guarantors, JPMorgan Chase Bank, N.A., as trustee, JPMorgan Trust Bank Ltd., as principal paying agent and J.P. Morgan Bank Luxembourg S.A., as Luxembourg paying agent, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

10.3
Indenture dated as of January 26, 2007 among Cosan Finance Limited, as issuer, Cosan S.A. Indústria e Comércio and Usina Da Barra S.A.—Açúcar e Álcool, as guarantors, The Bank of New York, as trustee, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as principal paying agent and The Bank of New York Luxembourg S.A., as Luxembourg paying agent, incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

10.4
Loan Agreement dated as of June 28, 2005 among Cosan S.A. Indústria e Comércio, as borrower, and International Finance Corporation, incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

21.1	Subsidiaries of the Registrant, incorporated herein by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form F-1 (No. 333-144010) filed August 20, 2007.

23.1	Consent of Ernst & Young Auditores Independentes S.S.

23.2	Consent of Appleby, Bermuda legal counsel of the Registrant (included in Exhibits 5.1 and 8.3).

23.3	Consent of Souza, Cescon Avedissian, Barrieu & Flesch Advogados, Brazilian counsel to the Registrant (also refer to Exhibit 8.1).

23.4	Consent of Davis Polk & Wardwell, U.S. legal counsel to the Registrant (included in Exhibit 8.2).

99.1	Press Release dated November 23, 2007.**

*      To be filed by amendment.
**     Previously filed.

(b)  Financial Statement Schedules

(c)  Appraisal Report

Item 22.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by 17 CFR 210.3-19 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 will not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment will not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or 17 CFR 210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into the joint information statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, Brazil, on December 28, 2007.

COSAN LIMITED
By:	/s/ Rubens Ometto Silveira Mello
	Name:	Rubens Ometto Silveira Mello
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on December 28, 2007 in the capacities indicated:

Name	Title
/s/ Rubens Ometto Silveira Mello	Chairman and Chief Executive Officer (principal executive officer)
Rubens Ometto Silveira Mello

Vice Chairman
Marcus Vinicios Pratini de Moraes

/s/ Paulo Sérgio de Oliveira Diniz	Director
Paulo Sérgio de Oliveira Diniz

Director
Mailson Ferreira da Nóbrega

/s/ Marcos Marinho Lutz	Director
Marcos Marinho Lutz

/s/ Pedro Isamu Mizutani	Director
Pedro Isamu Mizutani

Director
George E. Pataki

/s/ Marcelo de Souza Scarcela Portela	Director
Marcelo de Souza Scarcela Portela

Director
José Alexandre Scheinkman

/s/ Paulo Sérgio de Oliveira Diniz	Chief Financial Officer (principal financial officer and principal accounting officer)
Paulo Sergio de Oliveira Diniz

/s/ Donald Puglisi	Authorized Representative in the United States
Donald Puglisi